UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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LifePoint Health, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 27, 2018

Dear LifePoint Stockholder:

On behalf of the board of directors of LifePoint Health, Inc. (“LifePoint”), we cordially invite you to attend a special meeting of LifePoint’s stockholders to be held at the LifePoint Health Support Center, 330 Seven Springs Way, Brentwood, Tennessee 37027, at 9:00 a.m., Central Time, on Monday, October 29, 2018.

On July 22, 2018, LifePoint entered into a definitive Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) with RegionalCare Hospital Partners Holdings, Inc. (D/B/A RCCH HealthCare Partners) (“Parent”) and Legend Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), providing for the acquisition of LifePoint by Parent. Parent and Merger Sub are affiliates of certain funds managed by affiliates of Apollo Management VIII, L.P., an affiliate of Apollo Global Management, LLC. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into LifePoint, with LifePoint continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”). At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Merger Agreement, thereby approving the Merger, and certain other matters as set forth in the stockholder notice and the accompanying proxy statement.

If the Merger is consummated, LifePoint’s stockholders will have the right to receive $65.00 in cash, without interest and less any applicable withholding taxes, for each share of LifePoint’s common stock, par value $0.01 per share, other than certain excluded shares (as defined in the accompanying proxy statement), that they own immediately prior to the effective time of the Merger.

After careful consideration, the board of directors of LifePoint (the “LifePoint Board”) has unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and fair to, and in the best interests of, LifePoint and its stockholders, (ii) has approved and declared advisable the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the execution, delivery and performance of the Merger Agreement, (iii) has directed that the Merger Agreement be submitted to the stockholders of LifePoint for their adoption and (iv) recommended that the stockholders of LifePoint adopt the Merger Agreement. Accordingly, the LifePoint Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

In addition, the LifePoint Board unanimously recommends that you vote “FOR” the proposal to approve, on an advisory (non-binding) basis, certain “golden parachute” compensation that may be payable to LifePoint’s named executive officers in connection with the consummation of the Merger. Adoption of the Merger Agreement and approval of the “golden parachute” compensation proposal are subject to separate votes by LifePoint’s stockholders. Approval of the “golden parachute” compensation proposal is advisory (non-binding) and is not a condition to the consummation of the Merger.

In order for the Merger Agreement to be adopted, holders of a majority of the outstanding shares of LifePoint’s common stock entitled to vote on the proposal to adopt the Merger Agreement at the special meeting must vote “FOR” such proposal. In order for each of the adjournment proposal and the “golden parachute” compensation proposal to be approved, holders of a majority of the outstanding shares of LifePoint’s common stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting must vote “FOR” such proposal. In addition, even if a quorum is not present at the special meeting, the adjournment proposal may be approved by the affirmative vote of a majority of the votes represented by shares of LifePoint’s common stock present in person or represented by proxy at the special meeting and entitled to vote on such proposal.

Your vote is very important, regardless of the number of shares of LifePoint’s common stock you own. Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or over the Internet, prior to the special meeting to ensure that your shares of LifePoint’s common stock will be represented at the special meeting if you are unable to attend. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of LifePoint’s common stock will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

If your shares of LifePoint’s common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of LifePoint’s common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee on how to vote your shares of LifePoint’s common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of LifePoint’s common stock will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in its entirety. You may also obtain additional information about LifePoint from documents LifePoint has filed with the U.S. Securities and Exchange Commission.

On behalf of the LifePoint Board and the management of LifePoint, we thank you for your support.

Best regards,

William F. Carpenter III

Chairman of the Board and Chief Executive Officer

The proxy statement is dated September 27, 2018, and is first being mailed to our stockholders on or about September 27, 2018.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

LIFEPOINT HEALTH, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 29, 2018

To the Stockholders of LifePoint Health, Inc.:

A special meeting of stockholders of LifePoint Health, Inc. (“LifePoint”) will be held at the LifePoint Health Support Center, 330 Seven Springs Way, Brentwood, Tennessee 37027, at 9:00 a.m., Central Time, on Monday, October 29, 2018, for the purpose of considering and voting upon the following matters:

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 22, 2018 (as the same may be amended from time to time, the “Merger Agreement”), by and among LifePoint, RegionalCare Hospital Partners Holdings, Inc. (D/B/A RCCH HealthCare Partners), a Delaware corporation (“Parent”), and Legend Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), providing for the acquisition of LifePoint by Parent. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into LifePoint, with LifePoint continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”). A copy of the Merger Agreement is attached as Annex A to the proxy statement of which this notice forms a part.

2.

To consider and vote on a proposal to approve one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

3.

To consider and cast an advisory (non-binding) vote on a proposal to approve certain “golden parachute” compensation that may be payable to LifePoint’s named executive officers in connection with the consummation of the Merger.

The board of directors of LifePoint (the “LifePoint Board”) has fixed the close of business on September 17, 2018, as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

Your vote is very important, regardless of the number of shares of LifePoint’s common stock you own. The Merger cannot be consummated unless holders of a majority of the outstanding shares of LifePoint’s common stock entitled to vote on the proposal to adopt the Merger Agreement at the special meeting vote “FOR” such proposal. In order for each of the adjournment proposal and the “golden parachute” compensation proposal to be approved, holders of a majority of the outstanding shares of LifePoint’s common stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting must vote “FOR” each such proposal. In addition, even if a quorum is not present at the special meeting, the adjournment proposal may be approved by the affirmative vote of a majority of the votes represented by shares of LifePoint’s common stock present in person or represented by proxy at the special meeting and entitled to vote on such proposal.

Whether or not you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or over the Internet, in each case, prior to the special meeting to ensure that your shares of LifePoint’s common stock will be represented at the special meeting if you are unable to attend. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of LifePoint’s common stock will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

If your shares of LifePoint’s common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of

LifePoint’s common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee on how to vote your shares of LifePoint’s common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of LifePoint’s common stock will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

After careful consideration, the LifePoint Board has unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and fair to, and in the best interests of, LifePoint and its stockholders, (ii) has approved and declared advisable the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and the execution, delivery and performance of the Merger Agreement, (iii) has directed that the Merger Agreement be submitted to the stockholders of LifePoint for their adoption and (iv) recommended that the stockholders of LifePoint adopt the Merger Agreement. Accordingly, the LifePoint Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement. In addition, the LifePoint Board unanimously recommends that you vote “FOR” the proposal to approve, on an advisory (non-binding) basis, certain “golden parachute” compensation that may be payable to LifePoint’s named executive officers in connection with the consummation of the Merger. Approval of the “golden parachute” compensation is advisory (non-binding) and is not a condition to the consummation of the Merger.

Holders of LifePoint’s common stock who do not vote in favor of the adoption of the Merger Agreement may elect to pursue appraisal rights with respect to the Merger under Section 262 of the General Corporation Law of the State of Delaware (“Section 262”) if they fully comply with all of the requirements of Section 262, which are summarized in the proxy statement. A copy of Section 262 is attached as Annex C to the proxy statement.

The proxy statement provides you with detailed information about the special meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in its entirety. You may also obtain additional information about LifePoint from documents LifePoint has filed with the U.S. Securities and Exchange Commission. If you have any questions concerning the Merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of LifePoint’s common stock, please contact our proxy solicitor:

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Stockholders, Banks and Brokers may call toll free: (866) 821-2550

September 27, 2018	BY ORDER OF THE BOARD OF DIRECTORS

Jennifer C. Peters General Counsel and Corporate Secretary

i

Annex A	Agreement and Plan of Merger, dated as of July 22, 2018, by and among LifePoint Health, Inc., RegionalCare Hospital Partners Holdings, Inc. (D/B/A RCCH HealthCare Partners) and Legend Merger Sub, Inc.	A-1
Annex B	Opinion of Goldman Sachs & Co. LLC	B-1
Annex C	Section 262 of the General Corporation Law of the State of Delaware	C-1

ii

This proxy statement and the enclosed proxy card are first being mailed on or about September 27, 2018, to LifePoint’s stockholders who owned shares of its common stock, par value $0.01 per share, which we refer to as “LifePoint common stock” in this proxy statement, as of the close of business on September 17, 2018.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read this proxy statement carefully and in its entirety, including the attached annexes, and the other documents to which we have referred you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 141 of this proxy statement. We have included page references in this summary to direct you to a more complete description of the topics presented below.

In this proxy statement, the terms “LifePoint,” the “company,” “we,” “us” and “our” refer to LifePoint Health, Inc. and, where appropriate, its subsidiaries, and the term the “LifePoint Board” refers to the board of directors of LifePoint Health, Inc. We refer to RegionalCare Hospital Partners Holdings, Inc. (D/B/A RCCH HealthCare Partners) as “Parent” and Legend Merger Sub, Inc. as “Merger Sub.” All references to the “merger” refer to the merger of Merger Sub with and into LifePoint, with LifePoint continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent, and all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of July 22, 2018, as it may be amended from time to time, by and among LifePoint, Parent and Merger Sub, a copy of which is included as Annex A to this proxy statement. LifePoint, following the consummation of the merger, is sometimes referred to as the “surviving corporation.”

Parties to the Merger (Page 29)

LifePoint Health, Inc.

330 Seven Springs Way

Brentwood, Tennessee 37027

Telephone: (615) 920-7000

www.lifepointhealth.net

LifePoint Health, Inc., a Delaware corporation, acting through its subsidiaries, owns and operates community hospitals, regional health systems, physician practices, outpatient centers and post-acute facilities. As of June 30, 2018, on a consolidated basis, we operated 71 hospital campuses in 22 states throughout the United States, having a total of 9,322 licensed beds.

Additional information about LifePoint is contained in its public filings, certain of which are incorporated by reference herein. See the section entitled “Where You Can Find More Information” beginning on page 141 of this proxy statement and the section entitled “Parties to the Merger—LifePoint” beginning on page 29 of this proxy statement.

RegionalCare Hospital Partners Holdings, Inc. (D/B/A RCCH HealthCare Partners)

103 Continental Place, Suite 200

Brentwood, Tennessee 37027

Telephone: (615) 844-9800

www.regionalcare.net

RegionalCare Hospital Partners Holdings, Inc. (D/B/A RCCH HealthCare Partners), a Delaware corporation, provides general and specialized acute care, outpatient and other medically necessary services in non-urban communities in the United States. As of the date of this proxy statement, Parent operates 18 regional health systems with 2,785 licensed beds in 16 markets across 12 states. Parent and Merger Sub are affiliates of the Apollo Funds (as defined in the section entitled “Financing of the Merger” beginning on page 69 of this proxy statement), which are each managed by affiliates of Apollo Management VIII, L.P., which we refer to as “Apollo Management” in this proxy statement. We refer to Apollo Management, acting on behalf of the Apollo Funds, as “Apollo” in this proxy statement. Parent, Apollo Management and the Apollo Funds are affiliates of Apollo Global Management, LLC, which we refer to as “AGM” in this proxy statement. AGM is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. AGM had assets under management of approximately $270 billion as of June 30, 2018 in private equity, credit and real estate funds invested across a core group of nine industries where AGM has considerable knowledge and resources.

Legend Merger Sub, Inc.

c/o RegionalCare Hospital Partners Holdings, Inc. (D/B/A RCCH HealthCare Partners)

103 Continental Place, Suite 200

Brentwood, Tennessee 37027

Telephone: (615) 844-9800

Legend Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, was formed by Parent on July 18, 2018, solely for the purpose of entering into the merger agreement and completing the transactions contemplated thereby and related financing transactions. Merger Sub has not carried on any activities on or prior to the date of this proxy statement other than those related to its formation and as contemplated by or related to the merger agreement and the related financing transactions. Upon consummation of the merger, Merger Sub will merge with and into LifePoint, the separate corporate existence of Merger Sub will cease and LifePoint will continue as the surviving corporation and as a wholly-owned subsidiary of Parent.

The Special Meeting (Page 31)

Time, Place and Purpose of the Special Meeting (Page 31)

The special meeting will be held on Monday, October 29, 2018, at 9:00 a.m., Central Time, at the LifePoint Health Support Center, 330 Seven Springs Way, Brentwood, Tennessee 37027.

At the special meeting, holders of LifePoint common stock as of the record date will be asked to adopt the merger agreement and to approve adjournment of the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. In addition, holders of LifePoint common stock will be asked to approve, on an advisory (non-binding) basis, the compensation disclosed in this proxy statement that may be payable to LifePoint’s named executive officers in connection with the consummation of the merger, which we refer to as the “‘golden parachute’ compensation” in this proxy statement.

Record Date and Quorum (Page 31)

You are entitled to receive notice of, and to vote at, the special meeting if you were a record owner of shares of LifePoint common stock at the close of business on September 17, 2018, which the LifePoint Board has fixed as the record date for the special meeting and which we refer to as the “record date” in this proxy statement. You will have one vote for each share of LifePoint common stock that you owned at the close of business on the record date. As of the close of business on the record date, there were 38,676,430 shares of LifePoint common stock outstanding and entitled to vote at the special meeting. The holders of a majority of the voting power of the shares of LifePoint common stock issued and outstanding at the close of business on the record date and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum for purposes of the special meeting. Shares of LifePoint common stock held by stockholders who abstain from voting on any proposal will be included as shares present at the special meeting for purposes of determining whether a quorum exists. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and may subject LifePoint to additional expense.

Vote Required (Page 32)

In order for the merger agreement to be adopted, holders of a majority of the outstanding shares of LifePoint common stock entitled to vote on the proposal to adopt the merger agreement at the special meeting must vote “FOR” such proposal. If you fail to submit a proxy or to vote in person at the special meeting, or if you abstain or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

In order for the proposal to approve one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies to be approved, whether or not a quorum is present, holders of a majority of the outstanding shares of LifePoint common stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting must vote “FOR” such proposal. If you attend the meeting or are represented by proxy and, in either case, abstain from voting, that abstention will have the same effect as voting “AGAINST” the proposal to approve one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies. The failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of LifePoint common stock will have no effect on the outcome of the vote to approve the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies.

In order for the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation to be approved, provided that a quorum is present, holders of a majority of the outstanding shares of LifePoint common stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting must vote “FOR” such proposal. If you attend the meeting or are represented by proxy and, in either case, abstain from voting, that abstention will have the same effect as voting “AGAINST” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation. The failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of LifePoint common stock will have no effect on the outcome of the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation.

As of the close of business on the record date, the directors and executive officers of LifePoint beneficially owned and were entitled to vote, in the aggregate, 965,393 shares of LifePoint common stock, excluding shares of LifePoint common stock issuable upon the exercise of company options (as defined below) and shares of LifePoint common stock that are subject to company restricted stock units (as defined below) and company performance stock units (as defined below) as of such date, representing approximately 2.5% of the outstanding shares of LifePoint common stock at the close of business on the record date.

The directors and executive officers have informed LifePoint that they currently intend to vote all of their shares of LifePoint common stock (other than shares of LifePoint common stock as to which such holder may not have discretionary authority) “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies and “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation.

Proxies and Revocation (Page 33)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of LifePoint common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of LifePoint common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. Each of the proposal to adopt the merger agreement, the proposal to approve one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies, and the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation is a non-routine proposal on which banks, brokerage firms and other nominees do not have discretion to vote any uninstructed shares.

You may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	executing and returning a later-dated proxy at any time before a vote is taken at the special meeting;

•

voting by telephone or over the Internet no later than 11:59 p.m., Eastern Time, on Wednesday, October 24, 2018 if you hold your shares through the LifePoint Health, Inc. Retirement Plan, which we refer to as the “Retirement Plan” in this proxy statement, or no later than 11:59 p.m., Eastern Time, on Sunday, October 28, 2018 if you hold your shares directly;

•	delivering a written notice of revocation prior to or during the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of LifePoint common stock in “street name,” you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you bring a valid photo identification, proof of share ownership and a legal proxy or broker’s proxy card from your bank, brokerage firm or other nominee.

The Merger (Page 38)

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and incorporated herein by reference. We encourage you to read the merger agreement carefully and in its entirety because it is the principal document that governs the merger.

Structure of the Merger (Page 38)

If the merger is consummated, then at the effective time of the merger, which will occur upon filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as LifePoint and Parent may agree and specify in the certificate of merger, which time we refer to as the “effective time” in this proxy statement, Merger Sub will merge with and into LifePoint, the separate corporate existence of Merger Sub will cease and LifePoint will continue as the surviving corporation and as a wholly-owned subsidiary of Parent. As a result of the merger, LifePoint will cease to be a publicly traded company and you will not own any shares of capital stock of the surviving corporation.

Merger Consideration (Page 38)

Upon the terms and subject to the conditions of the merger agreement, at the effective time, our stockholders will have the right to receive $65.00 in cash, without interest and less any applicable withholding taxes, which we refer to as the “merger consideration” in this proxy statement, for each share of LifePoint common stock that they own immediately prior to the effective time, other than shares (a) held directly by Parent or Merger Sub or held by us as treasury stock, (b) held by any subsidiary of either LifePoint or Parent (other than Merger Sub) and (c) with respect to which the holder thereof is entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the “DGCL” and which section we refer to as “Section 262” in this proxy statement, and shall have properly complied with the provisions of the DGCL as to appraisal rights with respect to such shares, which shares we collectively refer to as “excluded shares” in this proxy statement.

Treatment of Equity Awards (Page 92)

The merger agreement provides that outstanding equity-based awards under LifePoint’s equity plans will be treated as set forth below.

Treatment of Stock Options.    At the effective time, each outstanding option to purchase shares of LifePoint common stock granted pursuant to a LifePoint equity plan, which we refer to as a “company option” in this proxy statement, whether vested or unvested, will be fully vested and canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, determined by multiplying the excess, if any, of the merger consideration over the applicable exercise price per share of such company option by the number of shares of LifePoint common stock subject to such company option. Notwithstanding the foregoing, any company option that has an exercise price per share that is greater than or equal to the merger consideration will be canceled at the effective time for no consideration or payment.

Treatment of Restricted Stock Units.    At the effective time, each outstanding restricted stock unit issued by LifePoint that vests solely on the basis of time, pursuant to which the holder has a right to receive shares of LifePoint common stock or cash after the vesting or lapse of restrictions applicable to such restricted stock unit, whether or not such receipt is deferred, which we refer to as a “company restricted stock unit” in this proxy statement, whether vested or unvested, will be fully vested and canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, determined by multiplying the merger consideration by the number of shares of LifePoint common stock subject to such company restricted stock unit.

Treatment of Performance Stock Units.    At the effective time, each outstanding performance stock unit issued by LifePoint that vests on the basis of time and the achievement of performance targets, pursuant to which the holder has a right to receive shares of LifePoint common stock or cash after the vesting or lapse of restrictions applicable to such performance stock unit, whether or not such receipt is deferred, which we refer to as a “company performance stock unit” in this proxy statement, whether vested or unvested, will be fully vested and canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes as described in the following sentences. In the case of unvested company performance stock units, the cash payment will be determined by multiplying the merger consideration by the number of shares of LifePoint common stock subject to such company performance stock unit as set forth in the applicable award agreement. The award agreements provide that, upon a change in control, either 150% or 200% of the number of shares subject to the award agreement will vest and be payable. In the case of company performance stock units that vested prior to the consummation of the merger, the cash payment will be determined by multiplying the merger consideration by the number of shares of LifePoint common stock subject to such company performance stock units based on the actual level of achievement of performance goals in accordance with the terms of the applicable award agreements. As of the close of business on September 17, 2018, there were 21,688 shares previously earned pursuant to vested company performance stock units that were held by LifePoint’s executive officers and deferred under the Amended and Restated Deferred Compensation Plan, which we refer to as the “deferred compensation plan” in this proxy statement, all of which will be canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the merger consideration at the effective time.

Treatment of Warrants (Page 93)

At the effective time, each outstanding warrant to purchase shares of LifePoint common stock, which we refer to as a “company warrant” in this proxy statement, whether or not such company warrant is then exercisable, will be canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, determined by multiplying the excess, if any, of the merger consideration over the applicable exercise price per share of such company warrant by the number of shares of LifePoint common stock subject to such company warrant. As of the close of business on September 26, 2018, the most recent practicable date prior to the mailing of this proxy statement, there were no company warrants outstanding with an exercise price less than $65.00 and, as a result, all of the outstanding company warrants are expected to be canceled at the effective time for no consideration or payment.

Expected Timing of the Merger (Page 73)

We currently expect to consummate the merger during the fourth quarter of calendar year 2018. Since the merger is subject to regulatory clearances and approvals and other conditions, it is possible that factors outside the control of LifePoint or Parent could result in the merger being consummated at a later time, or not at all. There may be a substantial amount of time between the special meeting and the consummation of the merger. We expect to consummate the merger promptly following the receipt of all required approvals and the satisfaction or waiver of the other conditions precedent as described in the merger agreement.

Recommendation of the LifePoint Board; Reasons for the Merger (Page 52)

After careful consideration, the LifePoint Board, among other things:

•

unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, LifePoint and its stockholders;

•

unanimously approved and declared advisable the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and the execution, delivery and performance of the merger agreement;

•	directed that the merger agreement be submitted to LifePoint’s stockholders for adoption;

•	recommended to LifePoint’s stockholders that they adopt the merger agreement; and

•

approved the merger pursuant to the merger agreement for purposes of (a) Section 203 of the DGCL and (b) any and all state takeover laws and any other similar laws of any jurisdiction that may be deemed applicable to LifePoint, Parent, Merger Sub, the merger agreement, the merger or any other transaction contemplated by the merger agreement, including any and all “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or other antitakeover laws.

For a discussion of certain factors considered by the LifePoint Board in reaching its determinations, see the section entitled “The Merger (Proposal 1)—Recommendation of the LifePoint Board; Reasons for the Merger” beginning on page 52 of this proxy statement.

In considering the recommendation of the LifePoint Board with respect to the proposal to adopt the merger agreement, you should be aware that certain of our directors and executive officers may be deemed to have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of LifePoint’s stockholders generally (as discussed in the section entitled “The Merger (Proposal 1)—Interests of Certain Persons in the Merger” beginning on page 75 of this proxy statement and the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3)” beginning on page 125 of this proxy statement). The LifePoint Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by LifePoint’s stockholders.

The LifePoint Board unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. In addition, the LifePoint Board unanimously recommends that you vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation that may be payable to LifePoint’s named executive officers in connection with the consummation of the merger.

Opinion of LifePoint’s Financial Advisor (Page 58)

At the meeting at which the LifePoint Board voted to approve the proposed merger, Goldman Sachs & Co. LLC, which we refer to as “Goldman Sachs” in this proxy statement, rendered to the LifePoint Board its oral opinion, subsequently confirmed in writing, to the effect that, as of July 22, 2018, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $65.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of the shares of LifePoint common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 22, 2018, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B to this proxy statement. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the LifePoint Board in connection with its consideration of the proposed merger and the opinion does not constitute a recommendation as to how any holder of shares of LifePoint common stock should vote with respect to the proposed merger or any other matter.

Pursuant to an engagement letter between LifePoint and Goldman Sachs, LifePoint has agreed to pay Goldman Sachs a transaction fee of approximately $31.6 million, $3.0 million of which became payable upon the execution of the merger agreement, and the remainder of which is contingent upon consummation of the proposed merger.

For more information, see the section entitled “The Merger (Proposal 1)—Opinion of LifePoint’s Financial Advisor” beginning on page 58 of this proxy statement and Annex B to this proxy statement.

Financing of the Merger (Page 69)

We anticipate that total funds of approximately $6 billion will be needed to consummate the merger (including the funds required to pay to LifePoint’s stockholders and the holders of other equity-based interests the amounts due to them under the merger agreement), to repay or redeem certain debt of LifePoint and Parent and to pay related fees and expenses. Parent has obtained equity financing commitments and debt financing commitments for the transactions contemplated by the merger agreement, the aggregate proceeds of which, together with cash on hand of LifePoint and Parent, will be used to fund the consummation of the merger and the other transactions contemplated by or in connection with the merger agreement (including the repayment or redemption of certain debt of LifePoint and Parent) and any fees and expenses incurred in connection therewith.

In connection with the merger:

•

Parent has entered into an equity commitment letter, dated as of July 22, 2018, which we refer to as the “equity commitment letter” in this proxy statement, with Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners VIII, L.P., which we collectively refer to as the “Apollo Funds” in this proxy statement, for an aggregate equity commitment of up to $1 billion;

•

Parent has entered into a debt commitment letter, dated as of July 22, 2018 (as amended by the additional initial lender agreement, dated as of July 31, 2018), with Citigroup Global Markets Inc., Barclays Bank PLC, Royal Bank of Canada, RBC Capital Markets, Credit Suisse Loan

Funding LLC, Credit Suisse AG, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, UBS AG, Stamford Branch, PSP Investments Credit USA LLC and an affiliate of Qatar Investment Authority, pursuant to which such commitment parties have committed, severally but not jointly, upon the terms and subject to the conditions set forth therein, to provide Parent with debt financing in an aggregate amount of $4.975 billion; and

•

Parent has entered into a debt commitment letter, dated as of July 22, 2018 (as amended by the additional initial lender agreement, dated as of July 31, 2018), with Citigroup Global Markets Inc., Barclays Bank PLC, Royal Bank of Canada, RBC Capital Markets, Credit Suisse Loan Funding LLC, Credit Suisse AG, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, and UBS AG, Stamford Branch pursuant to which such commitment parties have committed, upon the terms and subject to the conditions set forth therein, to provide Parent with an asset-based revolving credit facility in an aggregate amount of $800 million.

The consummation of the merger is not conditioned upon Parent obtaining the proceeds of any financing (although the funding of the equity and debt financings is subject to the satisfaction of the conditions set forth in the applicable agreement under which such financing will be provided). For further information, see the section entitled “The Merger (Proposal 1)—Financing of the Merger” beginning on page 69 of this proxy statement.

Interests of Certain Persons in the Merger (Page 75)

Certain of LifePoint’s directors and executive officers may be deemed to have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of LifePoint’s stockholders generally. These interests may present these individuals with certain potential conflicts of interest. In evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by LifePoint’s stockholders, the LifePoint Board was aware of these interests and considered them among other matters (as described in the section entitled “The Merger (Proposal 1)—Recommendation of the LifePoint Board; Reasons for the Merger” beginning on page 52 of this proxy statement).

For further information, see the section entitled “The Merger (Proposal 1)—Interests of Certain Persons in the Merger” beginning on page 75 of this proxy statement and the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3)” beginning on page 125 of this proxy statement.

Material United States Federal Income Tax Consequences (Page 84)

The exchange of shares of LifePoint common stock for cash pursuant to the merger will generally be a taxable transaction to United States Holders (as defined in the section entitled “The Merger (Proposal 1)—Material United States Federal Income Tax Consequences” beginning on page 84 of this proxy statement) for United States federal income tax purposes. In general, a United States Holder whose shares of LifePoint common stock are converted into the right to receive cash in the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of LifePoint common stock and such United States Holder’s adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed U.S. Internal Revenue Service, which we refer to as the “IRS” in this proxy statement, Form W-9) or otherwise establishes an exemption from backup withholding. Payments made to a non-United States Holder (as defined in the section entitled “The Merger (Proposal 1)—Material United States Federal Income Tax Consequences” beginning on page 84 of this proxy statement) with respect to shares of LifePoint common stock exchanged for cash pursuant to the merger will generally be exempt from United States federal income tax, subject to certain exceptions (as discussed in the section entitled

“The Merger (Proposal 1)—Material United States Federal Income Tax Consequences” beginning on page 84 of this proxy statement). A non-United States Holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the merger, unless the non-United States Holder certifies on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person or otherwise establishes an exemption from backup withholding. You should read the section entitled “The Merger (Proposal 1)—Material United States Federal Income Tax Consequences” beginning on page 84 of this proxy statement for a more detailed discussion of the United States federal income tax consequences of the merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws or tax treaties.

Regulatory Approvals (Page 87)

To consummate the merger, LifePoint and Parent must obtain certain consents, approvals, waivers, licenses, permits, franchises, certificates, registrations, variances, exemptions and authorizations, which we collectively refer to as “approvals” in this proxy statement, from, or make filings with, a number of United States and non-United States federal and state antitrust and other regulatory authorities. Such federal and state approvals and filings include the following:

•

the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act” in this proxy statement, and the related rules and regulations, following the filing of premerger notification and report forms with the Federal Trade Commission, which we refer to as the “FTC” in this proxy statement, and the Antitrust Division of the Department of Justice, which we refer to as the “Antitrust Division” in this proxy statement, which waiting period expired on September 4, 2018 at 11:59 p.m., Eastern Time;

•

the approval of the Michigan Department of Insurance and Financial Services, which we refer to as “DIFS” in this proxy statement, regarding Parent’s proposed acquisition, from LifePoint, of control of Upper Peninsula Health Plan, LLC, a Michigan domiciled health maintenance organization; and

•

the approval of the Cayman Islands Monetary Authority, which we refer to as “CIMA” in this proxy statement, to the proposed change in control of Point of Life Indemnity, Ltd., a Cayman Islands domiciled wholly-owned captive insurance subsidiary of LifePoint, which we refer to as “Point of Life” in this proxy statement. CIMA granted an exemption from obtaining such approval on September 3, 2018.

In addition, federal and state laws and regulations and non-United States laws may require that LifePoint or Parent or their respective affiliates obtain approvals, consents or certificates of need from, file license and/or permit applications with, and/or provide notice to applicable government entities in connection with the merger, including, for example, filings related to state hospital and pharmacy licenses of individual hospitals, Medicare and Medicaid participation, various facility licenses, state or federal radiation control bureau permits, Federal Communications Commission permits and other similar approvals. Under the terms of the merger agreement, the closing of the merger is not expressly conditioned upon the parties obtaining these various approvals or making such filings.

Although we believe that we will receive the required approvals and make the necessary filings, we cannot give any assurance as to the timing of these approvals or filings or as to LifePoint’s and Parent’s ultimate ability to obtain such approvals or make such filings (or any additional approvals or filings which may otherwise become necessary). We also cannot ensure that we will obtain such approvals on terms and subject to conditions satisfactory to LifePoint and Parent or that the granting of regulatory approval will not involve the imposition of additional conditions on the completion of the merger.

Litigation Relating to the Merger (Page 89)

On September 7, 2018, a purported stockholder of LifePoint filed a putative class action complaint in the United States District Court for the District of Delaware challenging the merger. The case, captioned Wolf v. LifePoint Health, Inc., et al., Case No. 18-cv-01397-UNA, names LifePoint and the members of the LifePoint Board as defendants, which we collectively refer to as the “Defendants” in this proxy statement. The complaint, among other things, alleges that LifePoint omitted from its proxy statement certain material information in violation of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement, and Rule 14a-9 promulgated thereunder. The complaint seeks, among other things, class action certification, injunctive relief prohibiting the consummation of the merger, a declaration that the Defendants have violated the Exchange Act and Rule 14a-9, an order directing the filing of a non-deficient proxy statement and an award of attorneys’ fees. LifePoint and the LifePoint Board believe that the action lacks merit and intend to defend vigorously against this action.

The Merger Agreement (Page 90)

A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the principal document governing the merger. For further information regarding the merger agreement, see the section entitled “The Merger Agreement” beginning on page 90 of this proxy statement.

Go-Shop Period; Solicitation of Alternative Transaction Proposals (Page 102)

During the period, which we refer to as the “go-shop period” in this proxy statement, from July 22, 2018 through 12:01 a.m. (New York City time) on August 22, 2018, which we refer to as the “no-shop period start date” in this proxy statement, LifePoint, its subsidiaries and their respective directors, officers, employees, financial advisors, legal counsel, financing sources, accountants or other advisors, agents or authorized representatives, which we collectively refer to as “representatives” in this proxy statement, had the right, subject to compliance with applicable terms and conditions of the merger agreement, to, directly or indirectly, solicit, initiate, facilitate or encourage the making of any alternative transaction proposal (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Go-Shop Period; Solicitation of Alternative Transaction Proposals” beginning on page 102 of this proxy statement) and participate in discussions or negotiations with respect to any alternative transaction proposal or otherwise cooperate in connection with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any alternative transaction proposal.

Notwithstanding anything to the contrary contained in the covenants relating to acquisition proposals contained in the merger agreement, if there had been one or more exempted persons (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Go-Shop Period; Solicitation of Alternative Transaction Proposals” beginning on page 102 of this proxy statement) on the no-shop period start date, LifePoint and its subsidiaries and their respective representatives could have continued to engage in the activities described above from and after the no-shop period start date with respect to any such exempted person, including with respect to any amended proposal submitted by such exempted person until the time that such exempted person ceased to be an exempted person (which must have been no later than 12:01 a.m. (New York City time) on September 21, 2018).

No later than two business days after the no-shop period start date, LifePoint was obligated to notify Parent of the number of exempted persons and the material terms and conditions of any alternative transaction proposal received from any exempted person (including any changes thereto), which alternative proposal has not been withdrawn. As of the no-shop period start date, there were no exempted persons.

From and after the no-shop period start date until the effective time or, if earlier, the valid termination of the merger agreement in accordance with its terms, LifePoint has agreed not to, and to cause each of its subsidiaries not to, and to use reasonable best efforts to cause its and their representatives not to, directly or indirectly, among other things:

•

solicit, initiate or knowingly encourage, facilitate or assist the making of any alternative transaction proposal or any inquiries, offers or proposals that could reasonably be expected to lead to an alternative transaction proposal or the consummation of an alternative transaction proposal;

•

other than with Parent, Merger Sub or their respective affiliates and representatives and other than to inform any person that LifePoint is subject to the restrictive covenants relating to acquisition proposals contained in the merger agreement, (a) enter into, continue, knowingly encourage or otherwise participate or engage in any discussions or negotiations regarding, (b) provide or afford access to its properties, assets, books and records or personnel, or (c) furnish to any person any non-public information, in each case, in connection with, or relating to, any alternative transaction proposal or the making of any alternative transaction proposal or any inquiry, offer or proposal with respect to any alternative transaction proposal;

•

execute or enter into any alternative transaction agreement (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Go-Shop Period; Solicitation of Alternative Transaction Proposals” beginning on page 102 of this proxy statement);

•

fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of securities of LifePoint or any of its subsidiaries to the extent that the applicable provision of any such agreement prohibits or purports to prohibit a confidential proposal being made to the LifePoint Board, unless the LifePoint Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable law; or

•	authorize, agree or commit to do any of the foregoing.

Notwithstanding the foregoing, or any other provisions of the merger agreement to the contrary, if at any time after the no-shop period start date and prior to the adoption of the merger agreement by LifePoint’s stockholders, LifePoint or any of its subsidiaries receives a written alternative transaction proposal that did not result from a breach of the covenants relating to acquisition proposals contained in the merger agreement, LifePoint and the LifePoint Board may (directly or through their respective representatives) (a) contact such person and such person’s advisors for the purpose of clarifying the proposal and any material terms and conditions and likelihood of consummation thereof, so as to determine whether such proposal constitutes, or could reasonably be expected to lead to, a superior proposal (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Go-Shop Period; Solicitation of Alternative Transaction Proposals” beginning on page 102 of this proxy statement) and (b) provide and afford access to the properties, assets, books and records and personnel and furnish information with respect to LifePoint and its subsidiaries to the person making such alternative transaction proposal (and its representatives) pursuant to an acceptable confidentiality agreement if, and only if, the LifePoint Board determines in good faith, after consultation with its legal and financial advisors and based on information then available, that such alternative transaction proposal constitutes, or would reasonably be expected to lead to, a superior proposal (provided that a copy of all such information not previously provided to Parent or its representatives is provided to Parent as promptly as reasonably practicable after such information has been provided to such person or such person’s representatives, as applicable) and participate in discussions or negotiations with the person making such alternative transaction proposal (and such person’s representatives) regarding such alternative transaction proposal.

Changes in the Recommendation of the LifePoint Board (Page 106)

Prior to the adoption of the merger agreement by LifePoint’s stockholders, the LifePoint Board may, in response to a superior proposal or an intervening event (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Changes in the Recommendation of the LifePoint Board”

beginning on page 106 of this proxy statement), make an adverse recommendation change (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Changes in the Recommendation of the LifePoint Board” beginning on page 106 of this proxy statement) if the LifePoint Board determines in good faith, after consultation with its legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties to LifePoint’s stockholders under applicable law.

Without limiting the foregoing, in response to a written alternative transaction proposal that did not result from a breach of the merger agreement and that the LifePoint Board determines, in good faith, after consultation with its outside legal and financial advisors, constitutes a superior proposal, LifePoint may terminate the merger agreement and, concurrently with such termination, enter into an alternative transaction agreement with respect to such superior proposal, but only if LifePoint (a) complies with certain obligations (as described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Changes in the Recommendation of the LifePoint Board” beginning on page 106 of this proxy statement) and (b) pays, or causes to be paid, to Parent the applicable company termination fee (as described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Termination Fee” beginning on page 120 of this proxy statement) prior to or concurrently with such termination.

Conditions to the Consummation of the Merger (Page 117)

As more fully described in the merger agreement and in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Merger Closing Conditions” beginning on page 117 of this proxy statement, the respective obligations of LifePoint, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) in writing of certain conditions (including, among other conditions, the adoption of the merger agreement by LifePoint’s stockholders, approval of DIFS, the expiration or early termination of any waiting period (and any extension thereof) under the HSR Act, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement). Consummation of the merger will also require the satisfaction or waiver of certain other customary closing conditions.

Termination of the Merger Agreement (Page 118)

Parent and LifePoint may, by mutual written consent, terminate the merger agreement, and abandon the merger, at any time prior to the effective time, whether before or after adoption of the merger agreement by LifePoint’s stockholders (except as otherwise expressly noted in the merger agreement).

Either Parent or LifePoint may terminate the merger agreement, and abandon the merger, at any time prior to the effective time, whether before or after adoption of the merger agreement by LifePoint’s stockholders (except as otherwise expressly noted in the merger agreement) as follows:

•

if the merger has not been consummated on or before the outside date (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 118 of this proxy statement), which we refer to as an “outside date termination” in this proxy statement, as may be extended in accordance with the terms of the merger agreement (as described more fully in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 118 of this proxy statement);

•

if the merger agreement has not been adopted by LifePoint’s stockholders at the special meeting or at any adjournment or postponement thereof, which we refer to as a “stockholder vote termination” in this proxy statement; or

•

if any final and non-appealable restraint (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Merger Closing Conditions” beginning on page 117 of this proxy statement) is in effect permanently restraining, enjoining or otherwise prohibiting or making illegal the merger, which we refer to as a “restraints termination” in this proxy statement, if (1) the party seeking to terminate the merger agreement under this circumstance has complied with its obligations under covenants relating to the parties’ efforts to avoid the entry of, or to effect the dissolution of, any such restraint and (2) the issuance of such final and non-appealable Restraint was not primarily attributable to the failure of such party to perform any of its obligations under the merger agreement.

However, the right to terminate the merger agreement as described in the first bullet point above will not be available to (a) LifePoint, if it is then in breach of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to the failure of certain closing conditions specifically set forth in the merger agreement, (b) Parent, if it is then in breach of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to the failure of certain closing conditions specifically set forth in the merger agreement or (c) any party during the pendency of a legal proceeding by the other party for specific performance in accordance with the terms of the merger agreement.

Parent may unilaterally terminate the merger agreement, and abandon the merger, at any time prior to the effective time, whether before or after adoption of the merger agreement by LifePoint’s stockholders (except as otherwise expressly noted in the merger agreement) as follows:

•

prior to adoption of the merger agreement by LifePoint’s stockholders if there has occurred an adverse recommendation change, which we refer to as an “adverse recommendation change termination” in this proxy statement; or

•

if prior to the date on which the merger closes, such date on which the merger closes we sometimes refer to as the “closing date” in this proxy statement, there has been a breach or inaccuracy of any representation or warranty contained in the merger agreement on the part of LifePoint or LifePoint has failed to perform or comply with any of its covenants or agreements contained in the merger agreement, which breach, inaccuracy or failure to perform or comply (a) would give rise to the failure of certain closing conditions specifically set forth in the merger agreement and (b) is incapable of being cured or, if curable, is not cured by LifePoint on or before the earlier of the outside date and the date that is 30 days following the receipt by LifePoint of written notice from Parent of such breach, inaccuracy or failure to perform or comply, unless Parent or Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, which we refer to as a “company breach termination” in this proxy statement.

LifePoint may unilaterally terminate the merger agreement, and abandon the merger, at any time prior to the effective time, whether before or after adoption of the merger agreement by LifePoint’s stockholders (except as otherwise expressly noted in the merger agreement) as follows:

•

if prior to the closing date there has been a breach or inaccuracy of any representation or warranty contained in the merger agreement on the part of Parent or Merger Sub, or Parent or Merger Sub has failed to perform or comply with any of its covenants or agreements contained in the merger agreement (including, under certain circumstances, which results in the failure to obtain regulatory approval), which breach, inaccuracy or failure to perform or comply (a) would give rise to the failure of certain conditions specifically set forth in the merger agreement and (b) is incapable of being cured or, if curable, is not cured by Parent or Merger Sub, as the case may be, on or before the earlier of the outside date and the date that is 30 days following the receipt by Parent of written notice from LifePoint of such breach, inaccuracy or failure to perform or comply, unless LifePoint is then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, which we refer to as a “parent breach termination” in this proxy statement;

•

if, at any time prior to adoption of the merger agreement by LifePoint’s stockholders, (a) the LifePoint Board has received a superior proposal that did not result in a breach of the covenants relating to acquisition proposals contained in the merger agreement, (b) the LifePoint Board approves, and LifePoint concurrently with the termination of the merger agreement, enters into, an alternative transaction agreement with respect to such superior proposal in accordance with the applicable terms and conditions of the merger agreement and (c) LifePoint pays Parent the company termination fee concurrently with or prior to such termination, which we refer to as a “superior proposal termination” in this proxy statement; or

•

(a) if all of the mutual conditions precedent to the merger, and the conditions to Parent’s and Merger Sub’s obligations to consummate the merger, have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger or the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in the merger agreement (including, under certain circumstances, which results in the failure to obtain regulatory approval)) and (b) Parent and Merger Sub fail to consummate the merger by the time the closing of the merger should have occurred in accordance with the merger agreement and LifePoint has delivered written notice to Parent and Merger Sub at least three business days prior to such termination that it stands ready and willing to consummate the closing of the merger, which we refer to as a “parent closing failure termination” in this proxy statement.

Effect of Termination (Page 120)

If the merger agreement is validly terminated, the merger agreement will become null and void and have no effect, subject to certain specified provisions of the merger agreement that survive such termination, including, among others, the provisions relating to termination fees and specific performance, and, subject to the provisions relating to termination fees, there will be no liability on the part of Parent, Merger Sub or LifePoint or any LifePoint related party or Parent related party. However, subject to certain provisions of the merger agreement, nothing in the merger agreement will relieve any party from any losses arising out of its willful breach of, or fraud in connection with, any provision of the merger agreement prior to the valid termination of the merger agreement (as described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Effect of Termination” beginning on page 120 of this proxy statement).

Termination Fee (Page 120)

Under certain specified conditions and limitations, LifePoint may be required to pay Parent a fee in connection with the termination of the merger agreement, which we refer to as a “company termination fee” in this proxy statement, or Parent may be required to pay LifePoint a fee in connection with the termination of the agreement, which we refer to as a “parent termination fee” in this proxy statement (as described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Termination Fee” beginning on page 120 of this proxy statement).

LifePoint is obligated to pay Parent a company termination fee in the following circumstances:

•

if Parent has effected an adverse recommendation change termination, then LifePoint will be obligated to pay to Parent a company termination fee of $80,352,000 within two business days following delivery of notice of termination by Parent;

•

if LifePoint has effected (a) a superior proposal termination or (b) stockholder vote termination at a time Parent could have effected an adverse recommendation change termination, then LifePoint will be obligated to pay to Parent, concurrently with or prior to such termination, a company termination fee of $80,352,000, unless LifePoint has effected a superior proposal termination to enter into an alternative transaction agreement providing for a superior proposal with any exempted person, in which case, the company termination fee will be equal to $40,176,000; or

•

if (a) prior to the date of the special meeting, an alternative transaction proposal has been publicly made to LifePoint or directly to its stockholders generally and not publicly withdrawn, (b) LifePoint or Parent has effected an outside date termination (other than in circumstances in which LifePoint could effect a parent breach termination or a parent closing failure termination) or a stockholder vote termination or Parent has effected a company breach termination and (c) within 12 months of such termination, LifePoint enters into a definitive agreement to consummate any alternative transaction proposal, which need not be the alternative transaction proposal that had been made prior to the date of the special meeting (in which case the references to “25%” in the definition of alternative transaction proposal will be deemed to be references to “50%”), then LifePoint will be obligated to pay Parent a company termination fee of $80,352,000 within two business days of the entry into such definitive agreement.

If Parent has effected a stockholder vote termination, LifePoint is obligated to reimburse Parent for its and its affiliates’ expenses up to $20,000,000 within two business days of delivery of notice of termination. If LifePoint has reimbursed Parent for such expenses, any subsequent payment of the company termination fee will be net of the amount of such expenses previously paid by LifePoint.

Parent is obligated to pay a parent termination fee (net of previously reimbursed expenses under certain circumstances) in the following circumstances:

•

if LifePoint has effected a parent breach termination or a parent closing failure termination, then Parent will be obligated to pay a parent termination fee of $160,703,000 no later than the second business day following such termination; or

•

if Parent or LifePoint has effected an outside date termination (in circumstances in which LifePoint could effect a parent breach termination or a parent closing failure termination), then Parent will be obligated to pay a parent termination fee of $160,703,000 no later than the second business day following such termination.

Market Price of LifePoint Common Stock (Page 130)

The merger consideration of $65.00 per share of LifePoint common stock represented a premium of approximately:

•	35.7% over the closing price per share of LifePoint common stock of $47.90 on July 20, 2018, the last full trading day prior to execution of the merger agreement;

•	31.1% over the volume-weighted average price per share of LifePoint common stock of $49.60 over the one-month period ended July 20, 2018; and

•	26.3% over the volume-weighted average price per share of LifePoint common stock of $51.45 over the three-month period ended July 20, 2018.

Appraisal Rights (Page 134)

Under Section 262 of the DGCL, stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of, and receive payment in cash for, the “fair value” of their shares of LifePoint common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the merger consideration but only if they fully comply with all of the applicable requirements of Section 262, which are summarized in the section entitled “Appraisal Rights” beginning on page 134 of this proxy statement and set forth in their entirety in Section 262 (attached as Annex C to this proxy statement). Strict compliance with the statutory procedures is required to perfect and preserve appraisal rights under Delaware law. Failure to timely and properly comply with the statutory requirements of Section 262 will result in the loss of appraisal rights under the DGCL. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of LifePoint common stock, LifePoint encourages stockholders considering exercising such rights to seek the advice of legal counsel.

Stockholders considering seeking appraisal should be aware that the “fair value” of their shares of LifePoint common stock as determined by the Delaware Court of Chancery under Section 262 could be greater than, the same as or less than the consideration they would receive pursuant to the terms of the merger agreement if they did not seek appraisal of their shares.

A stockholder wishing to exercise the right to seek an appraisal of his, her or its shares of LifePoint common stock must, among other things, deliver to LifePoint a written demand for appraisal of his, her or its shares before the vote with respect to the adoption of the merger agreement is taken, must not vote in favor of, or submit a blank proxy with respect to, the proposal to adopt the merger agreement and must continue to hold his, her or its shares of LifePoint common stock from the date of making the demand through the effective time. The failure to follow the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are further described in the section entitled “Appraisal Rights” beginning on page 134 of this proxy statement, and a copy of Section 262 is attached as Annex C to this proxy statement. We encourage you to read these provisions carefully and in their entirety. If you hold your shares of LifePoint common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or other nominee.

Delisting and Deregistration of LifePoint Common Stock (Page 139)

If the merger is consummated, in accordance with applicable law, rules and regulations, LifePoint common stock will be delisted from the NASDAQ Global Select Market, which we refer to as “Nasdaq” in this proxy statement, and deregistered under the Exchange Act. As such, we would no longer file periodic reports with the U.S. Securities and Exchange Commission, which we refer to as the “SEC” in this proxy statement, on account of LifePoint common stock.

Help in Answering Questions

If you have questions about the special meeting or the merger after reading this document, you may contact Georgeson, LLC, which is assisting LifePoint in the solicitation of proxies and which we refer to as “Georgeson” in this proxy statement, by mail at 1290 Avenue of the Americas, 9th Floor, New York, New York 10104 or by telephone at (866) 821-2550 for stockholders, banks and brokers.

Neither the SEC nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated by the merger agreement, including the merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of LifePoint. Please refer to the section entitled “Summary” beginning on page 1 of this proxy statement and the more detailed information contained elsewhere in this proxy statement, including the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 141 of this proxy statement.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.

You are receiving this proxy statement and proxy card or voting instruction form because you owned shares of LifePoint common stock at the close of business on September 17, 2018. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of LifePoint common stock with respect to such matters.

Q.	When and where is the special meeting?

A.

The special meeting of LifePoint’s stockholders will be held on Monday, October 29, 2018, at 9:00 a.m., Central Time, at the LifePoint Health Support Center, 330 Seven Springs Way, Brentwood, Tennessee 37027. This proxy statement for the special meeting is first being mailed to LifePoint’s stockholders on or about September 27, 2018.

Q.	Who is soliciting my vote?

A.

This proxy statement and the proxy card are provided in connection with the solicitation by the LifePoint Board for the special meeting. Solicitation may be made by directors and officers of LifePoint, via electronic or regular mail, by telephone, by facsimile, by press release, over the Internet or in person. In addition, we have retained Georgeson to assist in the distribution and solicitation of proxies. See the section entitled “The Special Meeting—Payment of Solicitation Expenses” beginning on page 36 of this proxy statement.

Q.	What will I be voting on?

A.	You will be voting on the following proposals:

•	adoption of the merger agreement, which provides for the acquisition of LifePoint by Parent;

•

approval of one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	approval, on an advisory (non-binding) basis, of certain “golden parachute” compensation that may be payable to LifePoint’s named executive officers in connection with the consummation of the merger.

Q.	What are the voting recommendations of the LifePoint Board?

A.

The LifePoint Board unanimously recommends that you vote your shares of LifePoint common stock “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and “FOR” the proposal to approve, on an advisory (non-binding) basis, certain “golden parachute”

compensation that may be payable to LifePoint’s named executive officers in connection with the consummation of the merger.

Q.	What is the merger and what effects will it have on LifePoint?

A.

The merger is the acquisition of LifePoint by Parent pursuant to the merger agreement. If the merger agreement is adopted by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into LifePoint, the separate corporate existence of Merger Sub will cease and LifePoint will continue as the surviving corporation and as a wholly-owned subsidiary of Parent. If the merger is consummated, in accordance with applicable law, rules and regulations, LifePoint common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and LifePoint will no longer be publicly traded or be required to file periodic reports with the SEC on account of LifePoint common stock. Following consummation of the merger, you will no longer have any interest in LifePoint’s future earnings or growth. In addition, each share of LifePoint common stock (other than excluded shares) you hold will represent only the right to receive $65.00 in cash, without interest and less any applicable withholding taxes.

Q.	What will I receive if the merger is consummated?

A.

Upon consummation of the merger, you will be entitled to receive the merger consideration of $65.00 per share in cash, without interest and less any applicable withholding taxes, for each share of LifePoint common stock that you own (other than excluded shares). For example, if you own 100 shares of LifePoint common stock, you will receive $6,500 in cash in exchange for your shares of LifePoint common stock, less any applicable withholding taxes. You will not own any shares of capital stock in the surviving corporation.

Q.	How does the merger consideration compare to the market price of LifePoint common stock prior to the announcement of the merger?

A.

The merger consideration of $65.00 per share of LifePoint common stock represents a premium of approximately 35.7% over the closing price per share of LifePoint common stock of $47.90 on July 20, 2018, the last full trading day prior to execution of the merger agreement; a premium of approximately 31.1% over the volume-weighted average price per share of LifePoint common stock of $49.60 over the one-month period ended July 20, 2018; and a premium of approximately 26.3% over the volume-weighted average price per share of LifePoint common stock of $51.45 over the three-month period ended July 20, 2018.

On September 26, 2018, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for LifePoint common stock on Nasdaq was $64.50 per share. You are encouraged to obtain current market prices of LifePoint common stock in connection with voting your shares of LifePoint common stock.

Q.	Upon the consummation of the merger, will LifePoint continue as a public company?

A.

No. If the merger is consummated, in accordance with applicable law, rules and regulations, LifePoint common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and LifePoint will no longer be publicly traded or be required to file periodic reports with the SEC on account of LifePoint common stock.

Q.	When do you expect the merger to be consummated?

A.

We currently expect to consummate the merger during the fourth quarter of calendar year 2018. Since the merger is subject to regulatory clearances and approvals and other conditions, it is possible that factors outside the control of LifePoint or Parent could result in the merger being consummated at a later time, or not at all. There may be a substantial amount of time between the special meeting and the consummation of the merger. We expect to consummate the merger promptly following the receipt of all required approvals and the satisfaction or waiver of the other conditions precedent as described in the merger agreement.

Q.	What happens if the merger is not consummated?

A.

If the merger agreement is not adopted by LifePoint’s stockholders or if the merger is not consummated for any other reason, LifePoint’s stockholders will not receive any payment for their shares of LifePoint common stock pursuant to the merger agreement. Instead, LifePoint will remain a stand-alone, publicly traded company, and LifePoint common stock will continue to be listed and traded on Nasdaq. Under specified circumstances, LifePoint may be required to pay to Parent a fee with respect to the termination of the merger agreement or may be required to reimburse certain of Parent’s and its affiliates’ expenses (as described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Termination Fee” beginning on page 120 of this proxy statement).

Q.	Is the merger expected to be taxable to me?

A.

Yes. The exchange of shares of LifePoint common stock for cash pursuant to the merger will generally be a taxable transaction to United States Holders (as defined in the section entitled “The Merger (Proposal 1)—Material United States Federal Income Tax Consequences” beginning on page 84 of this proxy statement) for United States federal income tax purposes. In general, a United States Holder whose shares of LifePoint common stock are converted into the right to receive cash in the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of LifePoint common stock and such United States Holder’s adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Payments made to a non-United States Holder (as defined in the section entitled “The Merger (Proposal 1)—Material United States Federal Income Tax Consequences” beginning on page 84 of this proxy statement) with respect to shares of LifePoint common stock exchanged for cash pursuant to the merger will generally be exempt from United States federal income tax, subject to certain exceptions (as discussed in the section entitled “The Merger (Proposal 1)—Material United States Federal Income Tax Consequences” beginning on page 84 of this proxy statement). A non-United States Holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the merger, unless the non-United States Holder certifies on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person or otherwise establishes an exemption from backup withholding. You should read the section entitled “The Merger (Proposal 1)—Material United States Federal Income Tax Consequences” beginning on page 84 of this proxy statement for a more detailed discussion of the United States federal income tax consequences of the merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws or tax treaties.

Q.	Do any of LifePoint’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.

Yes. In considering the recommendation of the LifePoint Board with respect to the proposal to adopt the merger agreement, you should be aware that certain of our directors and executive officers may be deemed to have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of LifePoint’s stockholders generally. The LifePoint Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by LifePoint’s stockholders. See the section entitled “The Merger (Proposal 1)—Interests of Certain Persons in the Merger” beginning on page 75 of this proxy statement and the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3)” beginning on page 125 of this proxy statement.

Q.	Who may attend the special meeting in person?

A.

All stockholders of record at the close of business on September 17, 2018, or their duly appointed proxies, and our invited guests may attend the special meeting. Stockholders of record will be verified against an official list available in the registration area at the meeting.

If you hold shares of LifePoint common stock in “street name” (that is, in a brokerage account or through a bank or other nominee) and you plan to vote in person at the special meeting, you will need to bring a valid photo identification, proof of share ownership and a legal proxy or broker’s proxy card from your bank, brokerage firm or other nominee.

We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the close of business on the record date.

Q.	Can I participate if I am unable to attend the special meeting?

A.

If you are unable to attend the special meeting in person, we urge you to vote your shares of LifePoint common stock in advance by telephone, over the Internet or by completing, signing, dating and returning the proxy card in the accompanying prepaid reply envelope, or by following the instructions provided to you by your bank, brokerage firm or other nominee if you hold your shares of LifePoint common stock in “street name.” The special meeting will not be broadcast telephonically or over the Internet.

Q.	When will the stockholders’ list be available for examination?

A.

A complete list of the stockholders of record at the close of business on the record date will be available at LifePoint’s principal place of business located at 330 Seven Springs Way, Brentwood, Tennessee 37027 for examination by stockholders of record beginning on October 19, 2018 and will continue to be available during ordinary business hours for a period of at least 10 days prior to the special meeting and through and during the special meeting.

Q.	Who may vote?

A.

You may vote if you were a record owner of LifePoint common stock at the close of business on the record date. Each share of LifePoint common stock is entitled to one vote. As of the close of business on the record date, there were 38,676,430 shares of LifePoint common stock outstanding and entitled to vote at the special meeting.

Q.	How do I submit a proxy or vote?

A.

If you are a stockholder of record (that is, if your shares of LifePoint common stock are registered in your name with American Stock Transfer and Trust Company, LLC, our transfer agent), there are four ways to submit your proxy or vote:

•

Vote your shares by proxy by calling (800) 690-6903, 24 hours a day, seven days a week until 11:59 p.m., Eastern Time, on Wednesday, October 24, 2018 if you hold your shares through the Retirement Plan, or until 11:59 p.m., Eastern Time, on Sunday, October 28, 2018 if you hold your shares directly. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote;

•

Vote your shares by proxy by visiting the website www.proxyvote.com, 24 hours a day, seven days a week until 11:59 p.m., Eastern Time, on Wednesday, October 24, 2018 if you hold your shares through the Retirement Plan, or until 11:59 p.m., Eastern Time, on Sunday, October 28, 2018 if you hold your shares directly. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote;

•

Vote your shares by proxy by completing, signing, dating and returning the proxy card in the accompanying prepaid reply envelope. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail; or

•	Vote your shares by attending the special meeting in person and depositing your proxy card or completing a ballot that will be distributed at the special meeting.

Submission of proxies by telephone or over the Internet for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on Wednesday, October 24, 2018 for holders of shares through the Retirement Plan, or at 11:59 p.m., Eastern Time, on Sunday, October 28, 2018 for direct holders of shares. Submission of proxies by telephone or over the Internet is convenient, provides postage and mailing cost savings and is recorded immediately, minimizing the risk that postal delays may cause proxies to arrive late and therefore not be counted.

Even if you plan to attend the special meeting in person, you are encouraged to submit a proxy. You may still vote your shares of LifePoint common stock in person at the meeting even if you have previously submitted a proxy. If you are present at the meeting and desire to vote in person, your previous proxy will not be counted.

Q.	What if I hold my shares of LifePoint common stock in “street name”?

A.

You should follow the voting directions provided by your bank, brokerage firm or other nominee. You may complete and mail a voting instruction card to your bank, brokerage firm or other nominee or, in most cases, submit voting instructions by telephone or over the Internet to your bank, brokerage firm or other nominee. If you provide specific voting instructions by mail, telephone or over the Internet, your bank, brokerage firm or other nominee will vote your shares of LifePoint common stock as you have directed. Please note that if you wish to vote in person at the special meeting, you will need to bring a valid photo identification, proof of share ownership and a legal proxy or broker’s proxy card from your bank, brokerage firm or other nominee.

Q.	Will my shares of LifePoint common stock held in “street name” or another form of record ownership be combined for voting purposes with shares of LifePoint common stock I hold of record?

A.

No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to complete, sign, date and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q.	Can I change my mind after I submit my proxy?

A.	Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•	executing and returning a later-dated proxy at any time before a vote is taken at the special meeting;

•

voting by telephone or over the Internet no later than 11:59 p.m., Eastern Time, on Wednesday, October 24, 2018 if you hold your shares through the Retirement Plan, or no later than 11:59 p.m., Eastern Time, on Sunday, October 28, 2018 if you hold your shares directly;

•	delivering a written notice of revocation prior to or during the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of LifePoint common stock in “street name,” you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you bring a valid photo identification, proof of share ownership and a legal proxy or broker’s proxy card from your bank, brokerage firm or other nominee.

Q.	Who will count the votes?

A.	A representative of Broadridge Financial Solutions, Inc. will count the votes and will serve as the independent inspector of election.

Q.	Where can I find the voting results of the special meeting?

A.

LifePoint intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that LifePoint files with the SEC are publicly available when filed.

Q.	What does it mean if I receive more than one proxy card?

A.

It means that you have multiple accounts with brokers or our transfer agent. Please vote all of the shares held in each such account. We encourage you to register all of your shares of LifePoint common stock in the same name and address. You may do this by contacting your broker or our transfer agent. Our transfer agent may be reached at (800) 937-5449 (toll free) or (718) 921-8124 (toll), at http://www.astfinancial.com or at the following address:

American Stock Transfer and Trust Company, LLC

6201 15th Ave.

Brooklyn, NY 11219

Q.	Will my shares of LifePoint common stock be voted if I do not submit my proxy?

A.

If you are the stockholder of record and you do not vote in person at the special meeting or submit a proxy, your shares of LifePoint common stock will not be voted. The failure to vote your shares of LifePoint common stock or if you abstain from voting, will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

Banks, brokerage firms or other nominees are precluded under Nasdaq rules from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, the proposal to approve one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies and the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation. As a result, absent specific instructions from the beneficial owner of such shares of LifePoint common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of LifePoint common stock on non-routine matters, which we refer to generally as “broker non-votes” in this proxy statement. The failure to provide instructions to your bank, brokerage firm or other nominee on how to vote your shares of LifePoint common stock will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

Q.	May stockholders ask questions at the special meeting?

A.	Yes. Our representatives will answer stockholders’ questions of general interest following the special meeting consistent with the rules distributed at the special meeting.

Q.	What constitutes a quorum for the special meeting?

A.

The holders of a majority of the voting power of the shares of LifePoint common stock issued and outstanding at the close of business on the record date and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum for purposes of the special meeting. Shares of LifePoint common stock present in person or represented by proxy and entitled to vote at the special meeting will be counted for purposes of determining whether a quorum exists. If your shares of LifePoint common stock are held in “street name” through a bank, brokerage firm or other nominee and you instruct your bank, brokerage firm or other nominee on how to vote your shares of LifePoint common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee, then your shares of LifePoint common stock will be included in determining the number of shares present or represented at the special meeting for purposes of determining whether a quorum exists. If your shares of LifePoint common stock are held in “street name” through a bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee on how to vote your shares of LifePoint common stock, then your shares of LifePoint common stock will not be included in determining the number of shares present or represented at the special meeting for purposes of determining whether a quorum exists.

Q.	What vote is required to approve each proposal?

A.

In order for the merger agreement to be adopted, holders of a majority of the outstanding shares of LifePoint common stock entitled to vote on the proposal to adopt the merger agreement at the special meeting must vote “FOR” such proposal.

In order for each of the adjournment proposal and the “golden parachute” compensation proposal to be approved (and provided that, with respect to the “golden parachute” compensation proposal, a quorum is present at the special meeting), holders of a majority of the outstanding shares of LifePoint common stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting must vote “FOR” such proposal.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Because the affirmative vote required to adopt the merger agreement is based upon the total number of outstanding shares of LifePoint common stock, the failure to vote your shares of LifePoint common stock, the abstention from voting your shares of LifePoint common stock or the failure to instruct your bank, brokerage firm or other nominee to vote your shares of LifePoint common stock will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

For the proposal to approve one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies and for the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN.”

Whether or not a quorum is present in person or represented by proxy at the special meeting, if you attend the meeting or have given a proxy and abstain on the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies, your abstention will have the same effect as voting “AGAINST” such proposal. The failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of LifePoint common stock will have no effect on the outcome of the vote to approve the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies.

Provided a quorum is present in person or represented by proxy at the special meeting, if you attend the meeting or have given a proxy and abstain on the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation proposal, your abstention will have the same effect as voting “AGAINST” such proposal. The failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of LifePoint common stock will have no effect on the outcome of the vote to approve, on an advisory (non-binding) basis, the “golden parachute” compensation.

The vote to approve the “golden parachute” compensation proposal is advisory only and will not be binding on LifePoint or Parent and is not a condition to the consummation of the merger. If the merger agreement is adopted by the stockholders and the merger is consummated, the “golden parachute” compensation may be paid to LifePoint’s named executive officers in connection with the consummation of the merger even if stockholders fail to approve the “golden parachute” compensation proposal.

Q.	Who will pay for this proxy solicitation?

A.

We will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares of LifePoint common stock. A few of our directors, officers and employees may participate in the solicitation of proxies without additional compensation. We have retained Georgeson, a proxy solicitation firm, to assist in the solicitation of proxies at a cost that will not exceed approximately $20,000, plus reimbursement of certain costs and expenses.

Q.	Will any other matters be voted on at the special meeting?

A.

As of the date of this proxy statement, our management is not aware of any other matters that will be presented for consideration at the special meeting other than those matters discussed in this proxy statement.

Q.	What is LifePoint’s website address?

A.

Our website address is www.lifepointhealth.net. We make this proxy statement, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act available on our website in the “Investors—SEC Filings” section, as soon as reasonably practicable after electronically filing such material with the SEC.

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements, and other information regarding issuers that are filed electronically with the SEC. Stockholders may also read and copy any reports, statements and other information filed by us with the SEC at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or visit the SEC’s website for further information on its public reference room. Stockholders may also obtain free copies of the documents filed with the SEC by contacting LifePoint Health, Inc.,

330 Seven Springs Way, Brentwood, Tennessee 37027, Attn: Investor Relations, telephone number (615) 920-7612.

The references to our website address and the SEC’s website address do not constitute incorporation by reference of the information contained in these websites and should not be considered part of this document.

Our SEC filings are available in print to any stockholder who requests a copy at the phone number or address listed above.

Q.	What happens if I sell my shares of LifePoint common stock before the special meeting?

A.

The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of LifePoint common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares of LifePoint common stock and each of you notifies LifePoint in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares of LifePoint common stock.

Q.	What do I need to do now?

A.

Even if you plan to attend the special meeting in person, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your shares of LifePoint common stock are represented at the special meeting. If you hold your shares of LifePoint common stock in your own name as the stockholder of record, please submit a proxy for your shares of LifePoint common stock by (a) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (b) using the telephone number printed on your proxy card or (c) using the Internet proxy instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner of shares of LifePoint common stock and hold such shares in “street name,” please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.

No. You will be sent a letter of transmittal promptly after the consummation of the merger, describing how you may exchange your shares of LifePoint common stock for the merger consideration. If your shares of LifePoint common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of LifePoint common stock in exchange for the merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of LifePoint common stock?

A.

Stockholders who do not vote in favor of the adoption of the merger agreement are entitled to exercise appraisal rights under the DGCL in connection with the merger if they take certain actions and meet certain conditions. For additional information, see the section entitled “Appraisal Rights” beginning on page 36 of this proxy statement. For the full text of Section 262 of the DGCL, see Annex C of this proxy statement. Because of the complexity of the DGCL relating to appraisal rights, if you wish to exercise your appraisal rights, we encourage you to seek the advice of legal counsel.

Q.

Why am I being asked to cast an advisory (non-binding) vote to approve certain “golden parachute” compensation that may be payable to LifePoint’s named executive officers in connection with the consummation of the merger?

A.

In accordance with the rules promulgated under Section 14A of the Exchange Act, LifePoint is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the proposal to approve certain “golden parachute” compensation that may be payable to LifePoint’s named executive officers in connection with the consummation of the merger.

Q.	What is the “golden parachute” compensation?

A.

The “golden parachute” compensation is certain compensation that, whether present, deferred or contingent, is based on or otherwise relates to the merger and may be payable to LifePoint’s named executive officers in connection with the consummation of the merger. See the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3)” beginning on page 125 of this proxy statement.

Q.	What will happen if LifePoint’s stockholders do not approve the “golden parachute” compensation at the special meeting?

A.

Approval of the “golden parachute” compensation is not a condition to the consummation of the merger. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on us or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the non-binding advisory vote, if the merger agreement is adopted by our stockholders, the merger is completed and the other terms and conditions of the applicable plans and arrangements are satisfied, our named executive officers will receive the “golden parachute” compensation as disclosed in this proxy statement.

Q.	Who can help answer my other questions?

A.

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of LifePoint common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson, by mail at 1290 Avenue of the Americas, 9th Floor, New York, New York 10104 or by telephone at (866) 821-2550 (toll-free) for stockholders, banks and brokers.

If your bank, brokerage firm or other nominee holds your shares, you should also call your bank, brokerage firm or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “project,” “estimate,” “will,” “may,” “should,” “future,” “predicts,” “potential,” “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to statements regarding the ability to consummate the merger considering the various closing conditions, projected financial information, the timing or likelihood of completing the merger to which this proxy statement relates, statements about the benefits of the merger, plans for future growth and other business development activities as well as capital expenditures and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. You are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These forward-looking statements are only predictions based on LifePoint’s current expectations and projections about future events. Important factors could cause LifePoint’s actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-K and 10-Q, factors and matters contained or incorporated by reference in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•

the inability to consummate the merger due to the failure to obtain stockholder approval or the failure to satisfy (or to have waived) other conditions to the consummation of the merger, including receipt of required regulatory approvals;

•	the receipt of regulatory approvals required to consummate the merger being subject to conditions that are not anticipated;

•	the impact of legislative or regulatory changes;

•	the failure of the merger to close for any other reason;

•

the failure by Parent to obtain the necessary equity and debt financing set forth in the commitments entered into in connection with the merger, or alternative financing, or the failure of any such financing to be sufficient to consummate the merger and the other transactions contemplated by the merger agreement;

•	the risk that the merger agreement may be terminated in circumstances that require us to pay Parent a company termination fee up to $80,352,000;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	risks that the anticipated benefits from the merger will not be realized, or will not be realized within the expected time periods;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against LifePoint and/or others relating to the merger agreement or the merger;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the parties’ ability to meet expectations regarding the timing and consummation of the merger, including uncertainties as to the timing of the closing of the merger;

•	risks that LifePoint’s business will have been adversely impacted during the pendency of the transaction;

•	the effects of disruption from the merger making it more difficult to hire key personnel and maintain relationships with customers, suppliers, vendors, employees and other business partners;

•	the risk that competing offers will be made;

•	the fact that LifePoint’s stockholders would forgo the opportunity to realize the potential long-term value of the successful execution of LifePoint’s current strategy as an independent company; and

•

the possibility that Parent could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of LifePoint’s assets to one or more as-yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to stockholders in the merger.

These risks are not exhaustive and may not include factors which could adversely impact LifePoint’s business and financial performance. Additional information about these factors and other factors that may cause actual results to differ materially include those set forth in the reports that LifePoint files from time to time with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and quarterly and current reports on Forms 10-Q and 8-K. Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Business” and “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and quarterly and current reports on Forms 10-Q and 8-K (see the section entitled “Where You Can Find More Information” beginning on page 141 of this proxy statement). Moreover, LifePoint operates in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for LifePoint’s management to predict all risk factors, nor can it assess the impact of all factors on LifePoint’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although LifePoint believes the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither LifePoint nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. All forward-looking statements are made only as of the date they are made and you should not rely upon forward-looking statements as predictions of future events. Except to the extent required by law, LifePoint does not undertake any responsibility to update any of these forward-looking statements to conform its prior statements to actual results or revised expectations. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward looking statements contained in this proxy statement and any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

LifePoint

LifePoint Health, Inc.

330 Seven Springs Way

Brentwood, Tennessee 37027

Telephone: (615) 920-7000

www.lifepointhealth.net

LifePoint Health, Inc. a Delaware corporation, acting through its subsidiaries, owns and operates community hospitals, regional health systems, physician practices, outpatient centers, and post-acute facilities. At June 30, 2018, on a consolidated basis, we operated 71 hospital campuses in 22 states throughout the United States, having a total of 9,322 licensed beds. We generate revenues by providing a broad range of general and specialized healthcare services to patients through a network of hospitals and outpatient facilities. LifePoint common stock is listed for trading on Nasdaq under the symbol “LPNT.”

Detailed descriptions about LifePoint’s business and financial results are contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and subsequent reports filed with the SEC, which are incorporated in this proxy statement by reference. For more details, visit www.lifepointhealth.net. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also the section entitled “Where You Can Find More Information” beginning on page 141 of this proxy statement.

Parent

RegionalCare Hospital Partners Holdings, Inc. (D/B/A RCCH HealthCare Partners)

103 Continental Place, Suite 200

Brentwood, Tennessee 37027

Telephone: (615) 844-9800

www.regionalcare.net

RegionalCare Hospital Partners Holdings, Inc. (D/B/A RCCH HealthCare Partners), or Parent, a Delaware corporation, provides general and specialized acute care, outpatient and other medically necessary services in non-urban communities in the United States. As of the date of this proxy statement, Parent operates 18 regional health systems with 2,785 licensed beds in 16 markets across 12 states. Parent and Merger Sub are affiliates of the Apollo Funds (as defined in the section entitled “Financing of the Merger” beginning on page 69 of this proxy statement), which are each managed by affiliates of Apollo Management. Parent, Apollo Management and the Apollo Funds are affiliates of AGM. AGM is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. AGM had assets under management of approximately $270 billion as of June 30, 2018 in private equity, credit and real estate funds invested across a core group of nine industries where AGM has considerable knowledge and resources. AGM’s units are listed on the NYSE under the symbol “APO.”

Merger Sub

Legend Merger Sub, Inc.

c/o RegionalCare Hospital Partners Holdings, Inc. (D/B/A RCCH HealthCare Partners)

103 Continental Place, Suite 200

Brentwood, Tennessee 37027

Telephone: (615) 844-9800

Legend Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, was formed by Parent on July 18, 2018, solely for the purpose of entering into the merger agreement and completing the transactions contemplated thereby and related financing transactions. Merger Sub has not carried on any activities on or prior to the date of this proxy statement other than those related to its formation and as contemplated by or related to the merger agreement and the related financing transactions. Upon consummation of the merger, Merger Sub will merge with and into LifePoint, the separate corporate existence of Merger Sub will cease and LifePoint will continue as the surviving corporation and as a wholly-owned subsidiary of Parent.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the LifePoint Board for use at the special meeting to be held on Monday, October 29, 2018, at 9:00 a.m., Central Time, at the LifePoint Health Support Center, 330 Seven Springs Way, Brentwood, Tennessee 37027, or at any postponement or adjournment thereof. At the special meeting, holders of LifePoint common stock as of the record date will be asked to adopt the merger agreement, to approve one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and to cast an advisory (non-binding) vote to approve certain “golden parachute” compensation that may be payable to LifePoint’s named executive officers in connection with the consummation of the merger.

Our stockholders must adopt the merger agreement in order for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement and incorporated herein by reference. We encourage you to read the merger agreement carefully and in its entirety because it is the principal document that governs the merger.

Recommendation of the LifePoint Board

After careful consideration, the LifePoint Board unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, LifePoint and its stockholders, unanimously approved and declared advisable the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and the execution, delivery and performance of the merger agreement, directed that the merger agreement be submitted to the LifePoint stockholders for their adoption and recommended that LifePoint’s stockholders adopt the merger agreement and thereby approve the merger and the other transactions contemplated by the merger agreement.

The LifePoint Board unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. In addition, the LifePoint Board unanimously recommends that you vote “FOR” the proposal to approve, on an advisory (non-binding) basis, certain “golden parachute” compensation that may be payable to LifePoint’s named executive officers in connection with the consummation of the merger.

Record Date and Quorum

The LifePoint Board has fixed the close of business on September 17, 2018, as the record date for the special meeting, and only holders of record of LifePoint common stock at the close of business on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you were a record owner of shares of LifePoint common stock at the close of business on the record date. At the close of business on the record date, there were 38,676,430 shares of LifePoint common stock outstanding and entitled to vote. Each share of LifePoint common stock entitles its holder to one vote on all matters properly coming before the special meeting.

The presence, in person or represented by proxy, of the holders of a majority of the voting power of the shares of LifePoint common stock issued and outstanding at the close of business on the record date and entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions are included in determining the number of shares present or represented at the special meeting for purposes of determining whether a quorum exists. If your shares of LifePoint common stock are held in “street name” through a bank, brokerage firm or other nominee and you instruct your bank, brokerage firm or other nominee on how to vote your shares of LifePoint common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee, then your shares of LifePoint common stock will be included in determining the number of shares present or represented at the special meeting for purposes of determining whether a quorum exists. If your shares of LifePoint common stock are held in “street name” through a bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee on how to vote your shares of LifePoint common stock, then your shares of LifePoint common stock will not be included in determining the number of shares present or represented at the special meeting for purposes of determining whether a quorum exists. Once a share of LifePoint common stock is present or represented at the special meeting, it will be counted for purposes of determining whether a quorum exists at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that less than a quorum is present in person or represented by proxy at the special meeting, it is expected that the special meeting will be adjourned.

Attending the Special Meeting

All holders of shares of LifePoint common stock as of the close of business on September 17, 2018, the record date, including stockholders of record and beneficial owners of common stock registered in the “street name” of a bank, brokerage firm or other nominee, are invited to attend the special meeting. Stockholders should be prepared to present valid government photo identification, such as a driver’s license or passport, and beneficial stockholders holding their shares in “street name” will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by their bank, brokerage firm or other nominee or other similar evidence of ownership, along with proper identification. Stockholders of record will be verified against an official list available in the registration area at the meeting. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the close of business on the record date. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Even if you expect to attend the special meeting in person, we urge you to vote your shares of LifePoint common stock in advance by telephone, over the Internet or by completing, signing, dating and returning the proxy card in the accompanying prepaid reply envelope, or by following the instructions provided to you by your bank, brokerage or other nominee if you hold your shares of LifePoint common stock in “street name.”

Vote Required

For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” In order for the merger agreement to be adopted, holders of a majority of the outstanding shares of LifePoint common stock entitled to vote on the proposal to adopt the merger agreement at the special meeting must vote “FOR” such proposal. The failure to vote your shares of LifePoint common stock, the abstention from voting your shares of LifePoint common stock or the failure to instruct your bank, brokerage firm or other nominee to vote your shares of LifePoint common stock will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

For the proposal to approve one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” In order for the adjournment proposal to be approved, whether or not a quorum is present, holders of a majority of the outstanding shares of LifePoint common stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting must vote “FOR” such proposal. For stockholders who attend the meeting or are represented by proxy and abstain from voting, that abstention will have the same effect as voting “AGAINST” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies. The failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of LifePoint common stock will have no effect on the outcome of the vote to approve the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies.

For the proposal regarding the “golden parachute” compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” In order for the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation to be approved, if a quorum is present, holders of a majority of the outstanding shares of LifePoint common stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting must vote “FOR” such proposal. For stockholders who attend the meeting or are represented by proxy and abstain from voting, that abstention will have the same effect as voting “AGAINST” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation proposal. The failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of LifePoint common stock will have no effect on the outcome of the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation.

If your shares of LifePoint common stock are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are considered, with respect to those shares of LifePoint common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by LifePoint.

If your shares of LifePoint common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of LifePoint common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of LifePoint common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee on how to vote your shares of LifePoint common stock by following their instructions for voting.

Under Nasdaq rules, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote only on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded under Nasdaq rules from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies and the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation. As a result, absent specific instructions from the beneficial owner of such shares of LifePoint common stock, banks, brokerage firms and other nominees are not empowered to vote those shares of LifePoint common stock on non-routine matters.

Voting of Proxies

If you are a stockholder of record, you may submit your proxy or vote your shares of LifePoint common stock on matters presented at the special meeting in any of the following ways:

•

Vote your shares by proxy by calling (800) 690-6903, 24 hours a day, seven days a week until 11:59 p.m., Eastern Time, on Wednesday, October 24, 2018 if you hold your shares through the Retirement Plan, or until 11:59 p.m., Eastern Time, on Sunday, October 28, 2018 if you hold your shares directly. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote;

•

Vote your shares by proxy by visiting the website www.proxyvote.com, 24 hours a day, seven days a week until 11:59 p.m., Eastern Time, on Wednesday, October 24, 2018 if you hold your shares through the Retirement Plan, or until 11:59 p.m., Eastern Time, on Sunday, October 28, 2018 if you hold your shares directly. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote;

•

Vote your shares by proxy by completing, signing, dating and returning the proxy card in the accompanying prepaid reply envelope. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail; or

•	Vote your shares by attending the special meeting in person and depositing your proxy card or completing a ballot that will be distributed at the special meeting.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of LifePoint common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares of LifePoint common stock voted.

Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you will need to bring a valid photo identification, proof of share ownership and a legal proxy or broker’s proxy card from your bank, brokerage firm or other nominee.

Submission of proxies by telephone or over the Internet for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on Wednesday, October 24, 2018 for holders of shares through the Retirement Plan, or at 11:59 p.m., Eastern Time, on Sunday, October 28, 2018 for direct holders of shares. If you choose to submit your proxy by mailing a proxy card, your proxy card must be filed with our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is consummated, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

If you submit your proxy, regardless of the method you choose, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, as your proxies, will vote your shares of LifePoint common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of LifePoint common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of LifePoint common stock should be voted on a matter, the shares of LifePoint common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies and “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation.

It is important that you submit a proxy for your shares of LifePoint common stock promptly. Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or over the Internet, prior to the special meeting to ensure that your shares of LifePoint common stock will be represented at the special meeting if you are unable to attend.

If your shares of LifePoint common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of LifePoint common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or if you abstain or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

Revocability of Proxies

If you are a stockholder of record, you have the right to revoke a proxy, whether delivered over the Internet, or by telephone or by mail, at any time before it is voted at the special meeting by:

•	executing and returning a later-dated proxy at any time before a vote is taken at the special meeting;

•

voting by telephone or over the Internet no later than 11:59 p.m., Eastern Time, on Wednesday, October 24, 2018 if you hold your shares through the Retirement Plan, or no later than 11:59 p.m., Eastern Time, on Sunday, October 28, 2018 if you hold your shares directly;

•	delivering a written notice of revocation prior to or during the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of LifePoint common stock in “street name,” you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you bring a valid photo identification, proof of ownership and a legal proxy or broker’s proxy card from your bank, brokerage firm or other nominee.

Voting by LifePoint’s Directors and Executive Officers

As of the close of business on the record date, the directors and executive officers of LifePoint beneficially owned and were entitled to vote, in the aggregate, 965,393 shares of LifePoint common stock excluding shares of LifePoint common stock issuable upon the exercise of company options and shares subject to company restricted stock units and company performance stock units as of such date, representing approximately 2.5% of the outstanding shares of LifePoint common stock at the close of business on the record date.

The directors and executive officers have informed LifePoint that they currently intend to vote all of their shares of LifePoint common stock (other than shares of LifePoint common stock as to which such holder may not have discretionary authority) “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies and “FOR” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation.

Householding

To reduce the expense of delivering duplicate proxy materials to our stockholders, we are relying on the SEC rules that permit us to deliver only one set of proxy materials (other than proxy cards, which will remain separate) to multiple stockholders who share an address unless we receive contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you wish to receive a separate copy of the proxy materials, free of charge, or if you wish to receive separate copies of future proxy materials, please mail your request to LifePoint Health, Inc., 330 Seven Springs Way, Brentwood, TN 37027, Attn: Investor Relations, telephone number (615) 920-7612. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting LifePoint at the address and phone number set forth above.

Tabulation of Votes

All votes will be tabulated by a representative of Broadridge Financial Solutions, Inc. who will act as the independent inspector of election appointed for the special meeting and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned, including for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if less than a quorum is present in person or represented by proxy at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. In addition, the special meeting could be postponed before it commences, subject to the terms of the merger agreement. Any adjournment or postponement of the special meeting will allow LifePoint’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Appraisal Rights

Under Section 262 of the DGCL, stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of, and receive payment in cash for, the “fair value” of their shares of LifePoint common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the merger consideration but only if they fully comply with all of the applicable requirements of Section 262, which are summarized in the section entitled “Appraisal Rights” beginning on page 134 of this proxy statement and set forth in their entirety in Section 262 (attached as Annex C to this proxy statement). Strict compliance with the statutory procedures is required to perfect and preserve appraisal rights under Delaware law. Failure to timely and properly comply with the statutory requirements of Section 262 will result in the loss of appraisal rights under the DGCL. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of LifePoint common stock, LifePoint encourages stockholders considering exercising such rights to seek the advice of legal counsel.

Stockholders considering seeking appraisal should be aware that the “fair value” of their shares of LifePoint common stock as determined by the Delaware Court of Chancery under Section 262 could be greater than, the same as or less than the consideration they would receive pursuant to the terms of the merger agreement if they did not seek appraisal of their shares.

A stockholder wishing to exercise the right to seek an appraisal of his, her or its shares of LifePoint common stock must, among other things, deliver to LifePoint a written demand for appraisal of his, her or its shares before the vote with respect to the adoption of the merger agreement is taken, must not vote in favor of, or submit a blank proxy with respect to, the proposal to adopt the merger agreement and must continue to hold his, her or its shares of LifePoint common stock from the date of making the demand through the effective time. Your failure to follow the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are further described in the section entitled “Appraisal Rights” beginning on page 134 of this proxy statement, and a copy of Section 262 is attached as Annex C to this proxy statement. We encourage you to read these provisions carefully and in their entirety. If you hold your shares of LifePoint common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or other nominee.

Payment of Solicitation Expenses

LifePoint will bear the expense of soliciting proxies on behalf of the LifePoint Board. Starting on or about September 27, 2018, LifePoint will mail this proxy statement and a proxy card to stockholders. In addition to solicitation by mail, our directors, officers and employees may, without extra remuneration, solicit proxies personally, by telephone, by facsimile or by other electronic means from stockholders. LifePoint has retained Georgeson, a proxy solicitation firm, to assist in the solicitation of proxies at a cost that will not exceed approximately $20,000, plus reimbursement of certain costs and expenses. In addition, LifePoint will reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of LifePoint common stock for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to beneficial owners of LifePoint common stock.

Other Business

As of the date of this proxy statement, the LifePoint Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on October 29, 2018

This proxy statement is available at www.lifepointhealth.net under “Investors—SEC Filings.” Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also the section entitled “Where You Can Find More Information” beginning on page 141 of this proxy statement.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, Georgeson, by mail at 1290 Avenue of the Americas, 9th Floor, New York, New York 10104 or by telephone at (866) 821-2550 (toll-free) for stockholders, banks and brokers.

THE MERGER (PROPOSAL 1)

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and incorporated herein by reference. We encourage you to read the merger agreement carefully and in its entirety because it is the principal document that governs the merger.

Structure of the Merger

If the merger is consummated, then at the effective time, Merger Sub will merge with and into LifePoint, the separate corporate existence of Merger Sub will cease and LifePoint will continue as the surviving corporation and as a wholly-owned subsidiary of Parent. As a result of the merger, LifePoint will cease to be a publicly traded company, and you will not own any shares of capital stock of the surviving corporation.

Merger Consideration

At the effective time, each outstanding share of LifePoint common stock (other than excluded shares), will be automatically converted into the right to receive $65.00 in cash, without interest and less any applicable withholding taxes.

Background of the Merger

As part of its ongoing strategic planning process, the LifePoint Board, together with LifePoint’s senior management, regularly reviews and evaluates LifePoint’s businesses, operations, financial performance, competitive position and strategic initiatives with a goal of maximizing stockholder value, including evaluation of the strategic environment in the healthcare industry and consideration of potential value-maximizing transactions, such as business diversification, securities repurchases, acquisitions of hospitals and healthcare systems, divestitures of assets or certain business segments and a sale of LifePoint or other business combinations. On several occasions during the past two years, the LifePoint Board met, together with LifePoint’s senior management and outside advisors, including Goldman Sachs, to discuss and receive updates regarding potential strategic alternatives in the context of the equity markets, the healthcare environment and LifePoint’s capital structure profile and to evaluate potential business combinations with other healthcare companies. Such evaluations did not result in any transactable opportunities. Also during such two-year period, representatives of LifePoint and other participants in the healthcare industry, including Martin S. Rash, Chairman and Chief Executive Officer of Parent, and representatives of Apollo, discussed on occasion the healthcare environment in general and potential strategic opportunities that might be available to companies such as LifePoint and such other participants.

On September 5, 2017, Matthew H. Nord, a Senior Partner at Apollo, met with William F. Carpenter III, Chairman of the LifePoint Board and Chief Executive Officer of LifePoint, David M. Dill, President and Chief Operating Officer of LifePoint, and Michael S. Coggin, Executive Vice President and Chief Financial Officer of LifePoint, at which meeting Mr. Nord generally described Apollo’s vision for healthcare in non-urban markets.

From September 11 through September 13, 2017, the LifePoint Board convened a regularly-scheduled meeting in person during which executive sessions were held to, among other things, further evaluate LifePoint’s strategic goals and potential strategic alternatives that could be available to LifePoint, including a potential sale of LifePoint, as discussed at prior LifePoint Board meetings in connection with the LifePoint Board’s ongoing strategic planning process. Representatives of Goldman Sachs also attended a portion of the executive sessions. During the executive sessions, representatives of Goldman Sachs reviewed with the LifePoint Board certain financial information relating to the performance of healthcare services providers and the healthcare environment in general, including, among other things, (i) the trends in trading multiples of healthcare services providers, (ii) the uncertainty relating to the repeal and replacement of the Affordable Care Act, (iii) the potential for upside relating to corporate tax reform, (iv) the overall recent decline in admissions volume, (v) the shift to value-based care and outpatient and ambulatory providers, (vi) the shift in payor mix from commercial payors to government payors, (vii) recent consolidation in the healthcare services industry and (viii) stockholder activism trends. The representatives of Goldman Sachs also provided the LifePoint Board with an overview of certain external perspectives regarding LifePoint and the healthcare services industry, including, among other things, with respect to LifePoint’s stock price and financial and operating performance relative to other healthcare services providers, LifePoint’s capital structure, LifePoint’s stockholder base and market dynamics. The representatives of Goldman Sachs then reviewed with the LifePoint Board, among other things, certain financial perspectives relating to LifePoint’s recent financial performance and potential strategic alternatives that could be available to LifePoint, including continuing to operate LifePoint on a standalone basis and executing on its financial plan, expanding into adjacencies, continuing to acquire hospitals and healthcare systems, enhancing LifePoint’s capital allocation and selling LifePoint to financial sponsors or strategic parties. In discussing whether to explore a sale of LifePoint, the LifePoint Board considered and discussed with the representatives of Goldman Sachs potential financial sponsors and strategic parties that could be interested in, have the industry knowledge and expertise to evaluate efficiently and have the financial capacity to consummate an acquisition of LifePoint, which included, among others, 11 financial sponsors and one strategic party, which we refer to as “Strategic Party A” in this proxy statement, identified by Goldman Sachs.

After further discussion with the representatives of Goldman Sachs, the LifePoint Board excused such representatives and continued to discuss in detail LifePoint’s strategic goals and potential strategic alternatives, including continuing to operate LifePoint on a standalone basis and a potential sale of LifePoint. In discussing whether to explore a sale of LifePoint, the LifePoint Board considered its prior discussion with representatives of Goldman Sachs regarding potential financial sponsors and strategic parties that could be interested in, have the industry knowledge and expertise to evaluate efficiently and have the financial capacity to consummate an acquisition of LifePoint. At the conclusion of such discussions, the consensus of the LifePoint Board was that Goldman Sachs should contact certain of the potential financial sponsors discussed by the LifePoint Board to ascertain their respective interests in a potential acquisition of LifePoint, enter into confidentiality agreements with any such interested parties and solicit preliminary indications of interest. Once any such indications of interest had been received, the LifePoint Board would then discuss those indications of interest and determine whether continuing to evaluate a potential sale of LifePoint would be in the best interests of LifePoint and its stockholders. The consensus of the LifePoint Board also was that the evaluation of a potential sale of LifePoint should be conducted with the supervision of the LifePoint Board as the LifePoint Board deemed appropriate. The LifePoint Board determined that Richard H. Evans, the lead independent director of the LifePoint Board, would be kept informed of material discussions with any potential acquiror and instructed LifePoint’s senior management, among other things, to treat each potential acquiror in the same manner and not to discuss LifePoint management’s involvement in any potential transaction. The independent directors of the LifePoint Board (which excludes Mr. Carpenter) then met in an executive session to continue discussions regarding potential strategic alternatives that could be available to LifePoint and, with Mr. Carpenter rejoining the session, to confirm the consensus and direction of the LifePoint Board. Throughout the strategic alternatives review process, including the evaluation and negotiation of a transaction involving Apollo and Parent, Mr. Evans received updates from LifePoint’s senior management and outside advisors and Mr. Evans was regularly consulted and updated on any material matters relating to the evaluation of strategic alternatives. Mr. Evans also provided regular updates to the LifePoint Board.

Beginning on September 20, 2017, consistent with the LifePoint Board’s directives, Mr. Carpenter and representatives of Goldman Sachs contacted three financial sponsors, including Apollo, to gauge their respective interests in a potential transaction involving LifePoint. Apollo and each of the other two financial sponsors, which we refer to as “Party A” and “Party B,” respectively, in this proxy statement, executed confidentiality agreements with LifePoint. Each of the executed confidentiality agreements contains, in addition to customary limitations regarding the use and disclosure of LifePoint’s confidential information, standstill provisions that prohibit the counterparty and certain of their respective representatives from taking certain actions during the 12-month period (or in the case of Party A, the 18-month period) after the date of the applicable confidentiality agreement, including prohibitions on acquiring, agreeing to acquire or proposing to acquire securities or any material assets of LifePoint, rights to acquire securities or material assets of LifePoint or rights to vote or direct the voting of securities of LifePoint. Although the executed confidentiality agreements provide that such standstill obligations would terminate upon, among other things, public announcement of the merger or entry into the merger agreement, as applicable, none of the executed confidentiality agreements contains a “don’t ask, don’t waive” restriction and each of Party A and Party B were contacted after the execution of the merger agreement.

On October 17, 2017, the LifePoint Board convened a special meeting by telephone to receive an update on the strategic alternatives review process and to discuss certain additional financial information relating to LifePoint that could be provided to Apollo, Party A and Party B. Members of LifePoint’s senior management and representatives of White & Case LLP, outside counsel to LifePoint, which we refer to as “White & Case” in this proxy statement, and Goldman Sachs also attended this meeting. At this meeting, with representatives of Goldman Sachs yet to join the meeting, members of LifePoint’s senior management and representatives of White & Case reviewed with the LifePoint Board the proposed terms of Goldman Sachs’ engagement as financial advisor to LifePoint. After discussion, the consensus of the LifePoint Board was that Goldman Sachs should be engaged as financial advisor to LifePoint on the terms discussed with the LifePoint Board based on Goldman Sachs’ qualifications, expertise and reputation in investment banking and mergers and acquisitions generally and in the healthcare services industry specifically, as well as its familiarity with the business of LifePoint. Representatives of Goldman Sachs then joined the meeting. Also at this meeting, Jennifer C. Peters, Senior Vice President and General Counsel of LifePoint, provided an overview to the LifePoint Board of its fiduciary duties. Representatives of Goldman Sachs then provided an update regarding the strategic alternatives review process, including an illustrative transaction timeline. The LifePoint Board, with the assistance of Goldman Sachs, also discussed whether other parties could be interested in, have the industry knowledge and expertise to evaluate efficiently and have the financial capacity to consummate an acquisition of LifePoint and the risks of contacting other parties.

Members of LifePoint’s senior management, with the assistance of representatives of Goldman Sachs, then reviewed with the LifePoint Board in detail certain financial information relating to LifePoint’s performance during the first half of 2017 and LifePoint’s management’s views regarding LifePoint’s expected financial performance for the third quarter of 2017, in addition to five-year financial information relating to LifePoint prepared by LifePoint’s management. Members of LifePoint’s senior management noted that, among other things, revenue, EBITDA and EBITDA margins were expected to decline in the third quarter of 2017 but were generally expected to improve in the future. Some of the factors noted by members of LifePoint’s senior management as contributing to such declines, which could continue into the fourth quarter of 2017, included overall industry trends and factors specific to LifePoint, including (i) a shift in the payor mix from commercial to government, (ii) lower surgical volumes, (iii) continued Affordable Care Act disruptions, (iv) potential government repayments, (v) the possible non-renewal of Medicare extenders, (vi) expense management pressures, (vii) the performance of hospitals acquired by LifePoint in 2016 and (viii) elevated capital expenditure commitments, some of which factors are more pronounced in newer, rural markets. Members of LifePoint’s senior management also noted certain opportunities that might be realized by or beneficial to LifePoint, including (i) collections improvements, (ii) final Medicare in-patient prospective payment systems rules, (iii) Medicaid expansion, (iv) seasonal volume upside, (v) share repurchases, (vi) physician practice process improvements, (vii) enhanced scale and (viii) improvement in the performance of hospitals acquired by LifePoint in 2016.

The LifePoint Board then met in an executive session, at which representatives of White & Case were present, without representatives of Goldman Sachs and members of LifePoint’s senior management (other than Mr. Carpenter) to discuss in detail the financial information relating to LifePoint reviewed with the LifePoint Board by LifePoint’s senior management and the advisability of continuing the strategic alternatives review process. The independent directors of the LifePoint Board then met in an executive session, at which representatives of White & Case were present, to discuss further the strategic alternatives review process, including the timing of the process given LifePoint’s expected short-term performance. The independent directors of the LifePoint Board then discussed whether to contact additional potential acquirors. The independent directors of the LifePoint Board, after discussions with Goldman Sachs, did not believe that other interested financial sponsors, if any, would be likely to offer more for LifePoint than the financial sponsors already approached. The independent directors of the LifePoint Board also expressed concern that approaching additional potential financial sponsor acquirors would increase chances of the process becoming public and determined not to approach other financial sponsors. Due to concerns over the process becoming public, the independent directors of the LifePoint Board determined not to approach any potential strategic acquirors, including Strategic Party A, until later in the process.

On October 19, 2017, members of LifePoint’s senior management made a presentation to and held discussions with representatives of Apollo and Parent at the offices of Goldman Sachs regarding LifePoint’s business and prospects.

On October 24, 2017, the LifePoint Board convened a special meeting by telephone to, among other matters, receive an update on the strategic alternatives review process. Members of LifePoint’s senior management also attended this meeting. At this meeting, Mr. Carpenter updated the LifePoint Board regarding recent meetings held with Apollo, Party A and Party B consistent with the directives of the LifePoint Board.

On October 26, 2017, consistent with the LifePoint Board’s directives and after consultation with LifePoint’s senior management, on behalf of LifePoint, representatives of Goldman Sachs distributed to each of Apollo, Party A and Party B a process letter, which requested submission of preliminary, non-binding indications of interest no later than November 7, 2017. Representatives of LifePoint, including members of LifePoint’s senior management, subsequently held management discussions and due diligence sessions with such parties to discuss LifePoint’s business, management and prospects. In addition, representatives of Goldman Sachs continued to engage in discussions with representatives of such parties regarding the strategic alternatives review process and such parties’ continuing interest in acquiring LifePoint.

On November 6, 2017, Apollo submitted a preliminary, non-binding indication of interest to acquire 100% of LifePoint for $60.00 per share of LifePoint common stock in cash. Apollo’s indication of interest indicated that Apollo would be prepared to include a customary public company “go-shop period” and requested an exclusivity period of four weeks. Each of Party A and Party B informed LifePoint that it did not intend to submit an indication of interest in acquiring LifePoint.

On November 11, 2017, the LifePoint Board convened a special meeting by telephone to receive an update on the strategic alternatives review process and to discuss the preliminary, non-binding indication of interest received from Apollo. Members of LifePoint’s senior management and representatives of White & Case and Goldman Sachs also attended this meeting. At this meeting, Ms. Peters again provided an overview to the LifePoint Board of its fiduciary duties in the context of considering Apollo’s indication of interest. Goldman Sachs then provided an update regarding the strategic alternatives review process and discussed with the LifePoint Board certain preliminary financial analyses regarding LifePoint and preliminary financial aspects of the indication of interest received from Apollo. Representatives of Goldman Sachs noted for the LifePoint Board that Party A and Party B had declined to submit indications of interest in acquiring LifePoint given, among other reasons stated by such parties, that it would be difficult for such parties to formulate a proposal with a meaningful premium in light of uncertainties in the market and in the healthcare services industry and LifePoint’s recent financial results. Representatives of Goldman Sachs also noted that Apollo’s proposal was made at a time that LifePoint’s trading multiples were lower than historical multiples and LifePoint common stock was trading at a discount relative to LifePoint’s historical trading prices.

Mr. Carpenter then updated the LifePoint Board regarding recent discussions with Mr. Rash regarding Parent’s assets and potential synergies resulting from a transaction between Parent and LifePoint. The LifePoint Board then discussed the financial information relating to LifePoint previously reviewed by LifePoint’s senior management with the LifePoint Board and the potential impact that meeting the financial performance reflected in such information could have on LifePoint’s trading multiples in the future. The LifePoint Board also discussed with LifePoint’s senior management and representatives of Goldman Sachs the healthcare services industry environment, including the uncertainty of potential legislative actions that could impact the healthcare industry and the current pressure on reimbursement rates. The LifePoint Board further discussed, with the assistance of representatives of White & Case and Goldman Sachs, among other things, the benefits of continuing to evaluate a potential transaction with Apollo given its ownership of Parent and, therefore, its current experience in the healthcare services industry and potential strategic opportunities that might arise from a transaction involving LifePoint and Parent, and potential responses to Apollo’s proposal. The LifePoint Board noted that the purpose of the exercise of evaluating a potential sale of LifePoint was to determine if a sale of LifePoint presented a better opportunity for its stockholders relative to other strategic alternatives, including continuing to execute on LifePoint’s business plan on a standalone basis, and discussed with members of LifePoint’s senior management their views on LifePoint’s future financial performance. After further discussion, the consensus of the LifePoint Board was to inform Apollo that its proposal was inadequate and not in the best interests of LifePoint’s stockholders and that LifePoint would continue to execute on its business plan on a standalone basis. The consensus of the LifePoint Board also was to terminate any discussions of a sale of LifePoint to Apollo at that time and not solicit interest from any potential strategic party acquiror or other financial sponsor. The independent directors of the LifePoint Board then met in an executive session, at which representatives of White & Case were present, to discuss and confirm the consensus of the full LifePoint Board. Consistent with the LifePoint Board’s directives, Mr. Carpenter subsequently conveyed to Apollo the LifePoint Board’s determination.

On December 11, 2017, Apollo submitted a revised non-binding indication of interest to acquire 100% of LifePoint and combine it with Parent. The indication of interest noted that assuming Apollo was comfortable with LifePoint’s fourth quarter 2017 outlook and 2018 forecast, after limited due diligence, Apollo believed that there was a path for Apollo to deliver a revised proposal with a mid-$60s per share purchase price. The revised indication of interest did not specify a per share purchase price, indicate that Apollo would be prepared to include a customary public company “go-shop period” or include a request for exclusivity. Once apprised of the revised indication of interest, the consensus of the LifePoint Board was that Apollo’s revised proposal did not provide sufficient specificity and certainty as to the price and other terms at which Apollo would be willing to engage in a transaction involving LifePoint and that LifePoint should continue to execute on its business plan on a standalone basis at that time as the LifePoint Board had concluded at the November 11, 2017 meeting.

From time to time between December 11, 2017 and February 28, 2018, representatives of Apollo continued to express interest to representatives of Goldman Sachs in exploring a potential transaction involving LifePoint and Parent. Representatives of Goldman Sachs continued to provide updates to members of LifePoint’s senior management regarding such expressions of interest and LifePoint’s senior management kept the LifePoint Board apprised.

On March 1, 2018, Mr. Nord contacted Mr. Carpenter to express Apollo’s continuing interest in exploring a potential transaction involving LifePoint and Parent. No indications of potential per share prices were discussed at this time. From March 1, 2018 to June 1, 2018, representatives of LifePoint, Apollo and Goldman Sachs continued to engage in discussions regarding LifePoint’s business, management and prospects, and LifePoint’s senior management kept the LifePoint Board apprised of such discussions.

On March 26, 2018, Mr. Nord, Mr. Carpenter and Mr. Evans met for dinner in California to generally discuss LifePoint’s corporate culture.

On April 3, 2018, members of LifePoint’s senior management discussed with representatives of Goldman Sachs certain updated five-year financial information relating to LifePoint prepared by LifePoint’s management, which generally reflected potentially weaker financial performance relative to the financial information previously reviewed by LifePoint’s senior management with the LifePoint Board during the meetings held on October 17, 2017 and November 11, 2017. The members of the LifePoint Board each subsequently received from Mr. Evans an update on recent communications with Apollo and were provided with such updated five-year financial information relating to LifePoint. Mr. Evans also discussed with members of the LifePoint Board contacting strategic parties, including Strategic Party A, to gauge their respective interests in evaluating a potential transaction involving LifePoint. The consensus of the LifePoint Board was to provide the updated financial information to Apollo for its consideration as it continued to explore a potential transaction involving LifePoint. The LifePoint Board was also of the view, based, in part, on input from Goldman Sachs and LifePoint’s management, that Strategic Party A would be the most likely potential strategic acquiror of LifePoint. Consequently, although contacting other strategic parties should continue to be considered, the consensus of the Board was that, at that time, only Strategic Party A should be contacted. Mr. Carpenter was requested to contact the Chief Executive Officer of Strategic Party A to gauge Strategic Party A’s interest in a potential transaction involving LifePoint. Consistent with the LifePoint Board’s directives, Mr. Carpenter contacted the Chief Executive Officer of Strategic Party A to gauge Strategic Party A’s interest in exploring a potential transaction involving LifePoint.

On April 5, 2018, also consistent with the LifePoint Board’s directives, LifePoint provided to Apollo and certain representatives of Parent updated financial information relating to LifePoint prepared by LifePoint’s management, and members of LifePoint’s management participated in in-person discussions with Apollo and certain representatives of Parent on April 18, 2018 to review such information.

On April 26, 2018, Apollo submitted a revised non-binding indication of interest to acquire 100% of LifePoint and combine it with Parent for $58.00 to $60.00 per share of LifePoint common stock in cash. Apollo’s revised indication of interest explained that the decrease in per share price of LifePoint common stock from Apollo’s proposal in its previous non-binding indication of interest was the result of a reduction in LifePoint’s 2018 EBITDA and long-term forecast from October 2017 to April 2018. Apollo’s revised indication of interest did not indicate that Apollo would be prepared to include a customary public company “go-shop period” and did not request an exclusivity period.

On May 1, 2018, the LifePoint Board convened a special meeting by telephone to discuss the revised non-binding indication of interest received from Apollo. Members of LifePoint’s senior management and representatives of White & Case and Goldman Sachs also attended this meeting. At this meeting, Ms. Peters again provided an overview to the LifePoint Board of its fiduciary duties in the context of a potential sale transaction and noted the importance of independent director oversight in transactions in which members of management may be employed by an acquiror. Goldman Sachs then provided an update regarding recent communications with Apollo and Strategic Party A and discussed with the LifePoint Board certain preliminary financial analyses regarding LifePoint and preliminary financial aspects of the revised indication of interest received from Apollo. Representatives of Goldman Sachs noted for the LifePoint Board that Strategic Party A had expressed interest to Mr. Carpenter in evaluating a potential transaction involving LifePoint. The LifePoint Board then discussed, with the assistance of representatives of Goldman Sachs, changes in the current financial markets and the healthcare services industry environment and LifePoint management’s updated financial information relating to LifePoint previously reviewed by LifePoint’s senior management with the LifePoint Board on April 3, 2018. The LifePoint

Board also discussed, among other things, with the assistance of representatives of Goldman Sachs, the strategic benefits that could be realized by Apollo given its ownership of Parent which might support a higher transaction premium, potential responses to Apollo’s revised indication of interest and next steps for facilitating Strategic Party A’s evaluation of a potential transaction involving LifePoint.

Representatives of Goldman Sachs also discussed with the LifePoint Board additional financial sponsors and strategic parties that the LifePoint Board could consider contacting to gauge their respective interests in evaluating a potential transaction involving LifePoint. During such discussions, the LifePoint Board, together with representatives of Goldman Sachs, discussed the attributes of other financial sponsors beyond Party A and Party B and why such attributes could make it less likely that such financial sponsors would pay a premium greater than that proposed by Apollo as well as the risk of leaks if a broader outreach was conducted as discussed at prior meetings. Also during such discussions, representatives of Goldman Sachs noted that Goldman Sachs regularly has discussions with financial sponsors and that as of that date a potential acquisition of LifePoint had not been mentioned by any such financial sponsor. Representatives of Goldman Sachs also expressed the view that Strategic Party A was likely to be the strategic party with the most interest in, and the financial capacity to consummate, a potential transaction with LifePoint as discussed at prior meetings. The LifePoint Board requested that LifePoint’s senior management continue to review the updated financial information relating to LifePoint and consider the potential impact of additional illustrative growth assumptions relating to future acquisitions to assist the LifePoint Board in its evaluation of strategic alternatives, including continuing to execute on LifePoint’s business plan on a standalone basis. After further discussion, the consensus of the LifePoint Board was to inform Apollo that its proposal was inadequate and that additional financial information could be made available to Apollo should Apollo desire to continue to explore a potential transaction involving LifePoint. With respect to Strategic Party A, the consensus of the LifePoint Board was for Mr. Carpenter to convey to Strategic Party A that the LifePoint Board would like to continue exploring a potential transaction with Strategic Party A and facilitate Strategic Party A’s evaluation of a potential transaction involving LifePoint. The independent directors of the LifePoint Board then met in an executive session, at which representatives of White & Case were present, to discuss and confirm the consensus of the LifePoint Board, noting that LifePoint could continue to execute on its strategic plan on a standalone basis and that Apollo or another third party would need to submit a compelling proposal in order for the LifePoint Board to continue evaluating a potential sale of LifePoint. The independent directors of the LifePoint Board also requested certain additional financial and operational information relating to LifePoint on a standalone basis, including information relating to illustrative cost initiatives being evaluated, from LifePoint’s senior management, which was subsequently provided. Consistent with the LifePoint Board’s directives, Mr. Carpenter and representatives of Goldman Sachs subsequently conveyed to Strategic Party A and Apollo, respectively, the LifePoint Board’s determination.

On May 3, 2018 and May 4, 2018, consistent with the LifePoint Board’s directives, Mr. Carpenter held additional discussions with a representative of Strategic Party A to gauge further Strategic Party A’s interest in a potential transaction involving LifePoint. Such representative of Strategic Party A confirmed that Strategic Party A would be interested in exploring a potential transaction. Strategic Party A subsequently executed a confidentiality agreement with LifePoint reflecting terms generally consistent with the confidentiality agreements executed with Apollo, Party A and Party B. LifePoint also subsequently granted Apollo and Strategic Party A access to separate virtual data rooms that contained substantially the same preliminary, non-public legal, financial and operations-related due diligence materials of LifePoint that were updated from time to time during the strategic alternatives review process, and held management discussions and due diligence sessions with such parties to discuss LifePoint’s business, management and prospects. In addition, representatives of LifePoint’s senior management, together with representatives of Goldman Sachs, continued to engage in discussions with representatives of such parties regarding the strategic alternatives review process and such parties’ continuing interest in acquiring LifePoint.

On May 10, 2018, LifePoint entered into an amendment to the confidentiality agreement with Apollo extending the period of the standstill and employee non-solicit provisions.

On May 14, 2018, diligence sessions were attended by members of LifePoint’s management and representatives of Apollo, Parent and their respective advisors and subsequent to such meeting, due diligence requests were sent to LifePoint from advisors of Apollo and Parent.

On May 24, 2018, Apollo submitted a revised non-binding indication of interest to acquire 100% of LifePoint and combine it with Parent for $61.00 per share of LifePoint common stock in cash, together with draft debt commitment letters. Apollo’s revised indication of interest indicated that Apollo would be prepared to include a customary public company “go-shop period” and did not request an exclusivity period.

On May 25, 2018, Strategic Party A submitted a preliminary, non-binding indication of interest to acquire 100% of LifePoint for $65.00 to $68.00 per share of LifePoint common stock in cash.

On May 30, 2018, the LifePoint Board convened a special meeting by telephone to discuss the revised non-binding indication of interest received from Apollo and the preliminary, non-binding indication of interest received from Strategic Party A. Members of LifePoint’s senior management and representatives of White & Case and Goldman Sachs also attended this meeting. At this meeting, Ms. Peters again provided an overview to the LifePoint Board of its fiduciary duties in the context of a potential sale transaction. Goldman Sachs then provided an update regarding recent communications with Apollo, Parent and Strategic Party A and discussed with the LifePoint Board certain preliminary financial analysis regarding LifePoint and preliminary financial aspects of the revised indication of interest received from Apollo and the preliminary indication of interest received from Strategic Party A, including the potential impact of additional illustrative growth assumptions relating to future acquisitions provided by LifePoint’s senior management and reviewed with the LifePoint Board, noting the potential time that it would take to realize the benefits of such future acquisitions based on the historical performance of newly acquired hospitals. Members of LifePoint’s senior management also discussed with the LifePoint Board their views as to the ability of LifePoint to achieve the potential financial performance indicated by such future acquisitions in light of the uncertainties inherent in such assumptions. The LifePoint Board then discussed, with the assistance of representatives of Goldman Sachs, among other things, the strategic benefits that could be realized by Apollo given its ownership of Parent which would support a higher transaction premium, the potential that other financial sponsors and strategic parties may not be inclined to pay a premium greater than that proposed by Strategic Party A, as discussed at prior meetings, based on, among other things, financial profile and/or focus on urban markets and potential responses to Apollo’s revised indication of interest and Strategic Party A’s preliminary indication of interest. Representatives of Goldman Sachs discussed with the LifePoint Board additional financial sponsors and strategic parties that the LifePoint Board could consider contacting to gauge their respective interests in evaluating a potential transaction involving LifePoint. During such discussions, representatives of Goldman Sachs reiterated that Goldman Sachs regularly has discussions with financial sponsors and that as of this date a potential acquisition of LifePoint has not been mentioned. After further discussion, the consensus of the LifePoint Board was to inform Apollo that its proposal was inadequate and that its proposal would need to be in the mid-to-high $60s per share of LifePoint common stock and inform Strategic Party A that the parties should continue evaluating a potential transaction as expeditiously as possible.

The independent directors of the LifePoint Board then met in an executive session, at which representatives of White & Case were present, to discuss and confirm the consensus of the LifePoint Board not to contact additional financial sponsors or strategic parties based on the belief that other financial sponsors or strategic parties likely would not be able to pay a premium in line with or higher than that proposed by Strategic Party A and the risk of leaks. The independent directors of the LifePoint Board also requested certain additional financial and operational information relating to LifePoint on a standalone basis, including information relating to illustrative cost initiatives being evaluated. Consistent with the LifePoint Board’s directives, Mr. Carpenter and representatives of Goldman Sachs subsequently conveyed to Strategic Party A and Apollo, respectively, the LifePoint Board’s determination and LifePoint provided Strategic Party A with additional non-public legal, financial and operations-related due diligence materials of LifePoint.

On June 1, 2018, following the LifePoint Board’s response to Apollo’s revised indication of interest, Apollo delivered a letter to Goldman Sachs, on behalf of LifePoint, stating that Apollo’s revised indication of interest was withdrawn and that Apollo was open to the possibility of re-engaging at the appropriate time. LifePoint terminated Apollo’s virtual data room access at this time.

On June 4, 2018, the LifePoint Board met in person, together with members of LifePoint’s senior management and representatives of White & Case and Goldman Sachs, during which, among other things, the LifePoint Board received an update from Mr. Carpenter regarding his discussions with the Chief Executive Officer of Strategic Party A following the May 30, 2018 meeting of the LifePoint Board. The LifePoint Board, together with members of LifePoint’s senior management and representatives of Goldman Sachs, discussed additional financial information relating to illustrative cost initiatives. The LifePoint Board noted that LifePoint’s senior management, with the assistance of representatives of Goldman Sachs, should continue to consider additional financial and operational information relating to LifePoint on a standalone basis, including information relating to illustrative cost initiatives.

On June 8, 2018, representatives of Goldman Sachs sent to Strategic Party A a process letter, which requested submission of a definitive indication of interest no later than June 21, 2018, together with markups of a draft merger agreement and disclosure schedules once provided, together with any signed commitment papers.

On June 11, 2018, LifePoint provided to Strategic Party A an initial draft of a proposed merger agreement.

On June 14, 2018, the LifePoint Board convened a special meeting by telephone to receive a status update on the strategic alternatives review process. Members of LifePoint’s senior management and representatives of White & Case and Goldman Sachs also attended this meeting. At this meeting, Ms. Peters again provided an overview to the LifePoint Board of its fiduciary duties in the context of a potential sale transaction and members of LifePoint’s senior management provided an update regarding discussions with, and management discussions and due diligence sessions with, Strategic Party A. Also at this meeting, a representative of White & Case discussed with the LifePoint Board the proposed terms and conditions of a transaction reflected in the draft merger agreement provided to Strategic Party A and certain relationships of Goldman Sachs with Strategic Party A, which were previously disclosed by Goldman Sachs. The LifePoint Board determined that such relationships were not material to the LifePoint Board’s evaluation of strategic alternatives. Representatives of Goldman Sachs then reviewed with the LifePoint Board an illustrative transaction timeline and provided an additional update on progress made by Strategic Party A with respect to its due diligence review of LifePoint. After further discussion, Mr. Carpenter provided an additional update on recent conversations with a representative of Strategic Party A regarding the proposed transaction timeline, including the timing of delivery of a definitive indication of interest by Strategic Party A.

Also on June 14, 2018, representatives of Strategic Party A’s outside counsel delivered to representatives of White & Case an issues list relating to the proposed merger agreement provided on June 11, 2018.

On June 18, 2018, a representative of Strategic Party A contacted Mr. Carpenter stating that Strategic Party A was withdrawing its indication of interest in a transaction involving LifePoint. LifePoint terminated Strategic Party A’s virtual data room access at this time.

On June 21, 2018, the LifePoint Board convened a special meeting by telephone to receive a status update on the strategic alternatives review process. Members of LifePoint’s senior management and representatives of White & Case and Goldman Sachs also attended this meeting. At this meeting, Mr. Carpenter noted for the LifePoint Board that Strategic Party A had withdrawn its indication of interest in a transaction involving LifePoint and updated the LifePoint Board on recent discussions and communications with Messrs. Nord and Rash that were initiated by Mr. Rash, in which discussions and communications it was conveyed to Mr. Carpenter that Apollo might still be interested in pursuing a transaction with LifePoint at a price in excess of Apollo’s last indication of interest. Also at this meeting, members of LifePoint’s senior management and representatives of Goldman Sachs discussed with the LifePoint Board certain financial information prepared by LifePoint’s management relating to LifePoint on a standalone basis, including with respect to the potential impact of additional illustrative growth assumptions relating to future acquisitions and illustrative cost initiatives. Members of LifePoint’s senior management discussed their views with the LifePoint Board as to the ability of LifePoint to achieve the financial performance indicated by certain assumptions illustrating potentially higher financial performance from future acquisitions and cost initiatives, which views included, among other things, (i) the more pronounced uncertainties inherent in such assumptions, (ii) the potential dilutive impact to LifePoint’s stockholders in the near-term of future acquisitions and cost initiatives based on such assumptions and (iii) the uncertainties in the ability of LifePoint to realize the potential benefits of future acquisitions and cost initiatives based on such assumptions in the long term given, among other things, the uncertainties in the healthcare services industry and the additional scale and capital resources that likely would be required to realize such benefits. The members of LifePoint’s senior management noted that the financial performance indicated by certain assumptions illustrating potentially improved growth relating to future acquisitions and cost initiatives, after taking into account the difficulties of achieving such growth, were generally consistent with the financial performance indicated by the financial information relating to LifePoint reviewed with the LifePoint Board on April 3, 2018.

The LifePoint Board then discussed, with the assistance of representatives of White & Case and Goldman Sachs, the advisability of re-engaging with Apollo in connection with a potential transaction involving LifePoint. Based on specific feedback from Apollo, representatives of Goldman Sachs advised the LifePoint Board of its view that, if the LifePoint Board wanted to engage in a transaction involving Apollo, the LifePoint Board should consider re-engaging with Apollo at a specific price. The reasons for specifying a price per share to Apollo included the belief that Apollo would not continue to bid against itself and likely would need assurance from the LifePoint Board that it would be willing to transact at a specified price and that Apollo previously had declined to respond to the previous LifePoint proposal of a price in the mid to high $60s per share of LifePoint common stock. Representatives of Goldman Sachs advised that, as a negotiating approach, the LifePoint Board should consider informing Apollo that LifePoint would be willing to consummate a transaction at a specified price per share of LifePoint common stock if other terms and conditions were satisfactory and discussed Goldman Sachs’ recommendation regarding the per share price to convey to Apollo. The independent directors of the LifePoint Board then met in an executive session, at which representatives of White & Case were present, to consider further the advisability of re-engaging with Apollo, including LifePoint management’s views on the future financial performance of LifePoint as discussed earlier in the meeting, the benefits of delivering certainty of value to LifePoint stockholders in the near term and specifying a price at which the LifePoint Board would be willing to transact. Based on the discussions with LifePoint’s management and the representatives of Goldman Sachs, the consensus of the independent directors of the LifePoint Board was to request that Goldman Sachs discuss with the LifePoint Board certain updated preliminary financial information with respect to a transaction at $65.00 per share of LifePoint common stock.

On June 24, 2018, the LifePoint Board convened a special meeting by telephone to continue discussions regarding re-engaging with Apollo. Members of LifePoint’s senior management and representatives of White & Case and Goldman Sachs also attended this meeting. At this meeting, Goldman Sachs discussed with the LifePoint Board certain updated preliminary financial analyses regarding LifePoint and preliminary financial aspects of a transaction at $65.00 per share of LifePoint common stock as previously requested by the independent directors of the LifePoint Board, and the

LifePoint Board continued discussions with members of LifePoint’s senior management regarding certain financial information relating to LifePoint on a standalone basis, including LifePoint’s senior management’s views as to the ability of LifePoint to achieve the potential financial performance indicated by the additional illustrative growth assumptions relating to future acquisitions and illustrative cost initiatives discussed at the prior meeting. After further discussion, the independent directors of the LifePoint Board then met in an executive session, at which representatives of White & Case and Goldman Sachs were present, to continue to discuss potentially re-engaging with Apollo and specifying a price per share of $65.00 with LifePoint’s management absent. The independent directors of the LifePoint Board discussed, with the assistance of representatives of Goldman Sachs, the previously expressed belief that Apollo would not continue to bid against itself and likely would need assurance from the LifePoint Board that it would be willing to transact at a specified price and that Apollo previously had declined to evaluate a potential transaction involving LifePoint at a non-specific price in the mid to high $60s per share of LifePoint common stock. The independent directors of the LifePoint Board also discussed with representatives of Goldman Sachs concerns that if LifePoint specified a price higher than $65.00 per share, Apollo may not be willing to continue exploring a transaction involving LifePoint. The independent directors of the LifePoint Board then excused representatives of Goldman Sachs, and continued such discussions as to whether to re-engage with Apollo at a price of $65.00 per share of LifePoint common stock and discussed LifePoint management’s views on the future financial performance of LifePoint and the uncertainty of LifePoint’s future financial performance without, among other things, additional scale and capital resources. After further discussion, the consensus of the independent directors of the LifePoint Board was to re-engage with Apollo specifying a price of $65.00 per share of LifePoint common stock, subject to negotiation of mutually acceptable terms and conditions of a transaction. A representative of White & Case reiterated the importance of agreeing on a price and other material terms for LifePoint stockholders before permitting LifePoint’s senior management to engage in any discussions with Apollo regarding compensation arrangements. Consistent with the LifePoint Board’s directives, Mr. Carpenter subsequently conveyed to Apollo the LifePoint Board’s counterproposal.

On June 26, 2018, Mr. Nord informed Mr. Carpenter that Apollo would be willing to acquire LifePoint for $65.00 per share of LifePoint common stock, subject to negotiation of mutually acceptable terms and conditions of a transaction. Mr. Carpenter subsequently updated the LifePoint Board with respect to his communications with Mr. Nord. LifePoint subsequently restored Apollo’s access to the virtual data room on June 27, 2018.

From June 26, 2018 through July 22, 2018, representatives of LifePoint’s senior management, including Mr. Carpenter, Ms. Peters, Mr. Dill, Mr. Coggin and John P. Bumpus, Executive Vice President and Chief Administrative Officer, together with representatives of Goldman Sachs, continued to engage in discussions with representatives of Apollo and Parent, including Messrs. Nord and Rash, regarding LifePoint, Parent, the merger agreement and related documents and the merger.

On July 3, 2018, the LifePoint Board convened a special meeting by telephone to receive an update on the evaluation of a transaction involving Apollo. Members of LifePoint’s senior management and representatives of White & Case and Goldman Sachs also attended this meeting. At this meeting, members of LifePoint’s senior management provided an update regarding various management discussions and due diligence sessions with representatives of Apollo that had occurred since the prior meeting of the LifePoint Board and discussed recent volatility in LifePoint’s trading price and the financial markets in general. Ms. Peters also provided an update on the illustrative transaction timeline and other transaction-related matters. A representative of White & Case then provided an overview of the terms and conditions reflected in a proposed draft merger agreement that LifePoint intended to provide to Apollo later that day.

Later that same day, on behalf of LifePoint, representatives of White & Case provided to representatives of Akin Gump Strauss Hauer & Feld LLP, outside legal counsel to Apollo and Parent, which we refer to as “Akin Gump” in this proxy statement, an initial draft of the merger agreement. On

July 6, 2018, on behalf of LifePoint, representatives of White & Case sent to representatives of Akin Gump an initial draft of LifePoint’s confidential disclosure letter.

On July 8, 2018, representatives of White & Case and representatives of Akin Gump held a meeting by telephone to review the transaction structure and the terms and conditions of the merger agreement and on July 10, 2018, representatives of Akin Gump provided to representatives of White & Case a revised draft of the initial draft merger agreement provided by White & Case on July 3, 2018. Among other things, the revised draft of the initial draft merger agreement contemplated Parent as the parent company in the merger agreement, eliminated the go-shop provision and included a termination fee and reverse termination fee equal to 4% of the merger consideration. During the period from July 8, 2018 through July 22, 2018, representatives of White & Case, Akin Gump and Paul, Weiss, Rifkind, Wharton & Garrison LLP, finance counsel to Apollo and Parent, which we refer to as “Paul Weiss” in this proxy statement, held numerous discussions regarding the merger agreement, disclosure schedules and financing documents and representatives of White & Case, Akin Gump and Paul Weiss, as applicable, exchanged drafts of the merger agreement, confidential disclosure letter and financing documents. The open points in the merger agreement that continued to be negotiated included, among other things, (i) the parameters of the go-shop and non-solicitation covenants, (ii) obligations and risk allocation with respect to regulatory approvals and third party consents, (iii) the circumstances under which termination fees would be payable and expenses reimbursed by LifePoint or Parent and the amounts of such termination fees and expense reimbursement obligations, (iv) the outside date, and any extensions thereof, at which time either party could terminate the merger agreement, (v) the level and scope of protection of employee benefits and (vi) the restrictions imposed by the interim operating covenants.

On July 10, 2018, the LifePoint Board convened a special meeting by telephone to receive an update on the proposed transaction with Apollo. Members of LifePoint’s senior management and representatives of White & Case and Goldman Sachs also attended this meeting. At this meeting, members of LifePoint’s senior management provided an update regarding various management discussions, due diligence sessions and site visits that had occurred with, representatives of Apollo since the prior meeting of the LifePoint Board and the financial performance of LifePoint during the second quarter of 2018. Also at this meeting, representatives of Goldman Sachs provided an update on, among other things, the status of Apollo’s internal approvals process as described by representatives of Apollo and recent trading activity in LifePoint common stock. The independent directors of the LifePoint Board then met in an executive session, at which representatives of White & Case were present, to discuss the possibility of Apollo approaching members of LifePoint’s senior management prior to execution of the merger agreement to discuss compensation arrangements post-closing and reiterated that members of LifePoint’s senior management should not approach Apollo first to discuss such arrangements and would need the LifePoint Board’s approval prior to engaging in any such discussions. Prior to execution of the merger agreement, no such discussions occurred between members of LifePoint’s senior management and Apollo, Parent and their respective advisors.

On July 17, 2018, the LifePoint Board convened a special meeting by telephone to receive an update on the proposed transaction involving Apollo. Members of LifePoint’s senior management and representatives of White & Case and Goldman Sachs also attended this meeting. At this meeting, members of LifePoint’s senior management provided an update regarding various management discussions, due diligence sessions and site visits that had occurred with, representatives of Apollo since the prior meeting of the LifePoint Board. Also at this meeting, Ms. Peters noted that information relating to Goldman Sachs’ relationships with Apollo, Parent and certain related entities as provided by Goldman Sachs had been made available to the LifePoint Board for its consideration. Representatives of White & Case then provided an update regarding certain open points relating to the merger agreement, including (i) obligations and risk allocation with respect to regulatory approvals and third party consents, (ii) the circumstances under which termination fees would be payable and expenses reimbursed by LifePoint or Parent and the amounts of such termination fees and expense reimbursement obligations, (iii) the outside date, and any extensions thereof, at which time either party could terminate the merger agreement, (iv) the level and scope of protection of employee benefits and (v) the restrictions imposed by the interim operating covenants. Representatives of Goldman Sachs then provided an update on trading activity in LifePoint common stock and reiterated the need to receive drafts of the financing documents for LifePoint’s review. Ms. Peters also provided an update on the illustrative transaction timeline and other transaction-related matters. The independent directors of the LifePoint Board then met in an executive session during which, among other things, the independent directors of the LifePoint Board discussed with representatives of White & Case the relationships information with respect to Apollo previously provided by Goldman Sachs.

On July 18, 2018, on behalf of Apollo, representatives of Akin Gump provided to representatives of White & Case drafts of the equity commitment letter and the debt commitment letters.

On July 19, 2018, the LifePoint Board convened a special meeting in person, with one director attending by telephone, to receive an update on the evaluation of a transaction with Apollo. Members of LifePoint’s senior management and representatives of White & Case and Goldman Sachs also attended this meeting. At this meeting, a representative of White & Case provided a detailed overview to the LifePoint Board of its fiduciary duties in the context of a potential sale transaction. Also at this meeting, representatives of White & Case reviewed with the LifePoint Board the proposed terms and conditions of the merger agreement, including open points with respect thereto, the equity commitment letter and the debt commitment letters. The open points in the merger agreement that continued to be negotiated included, among other things, (i) obligations and risk allocation with respect to regulatory approvals, (ii) the circumstances under which expenses would be reimbursed by LifePoint and the amount of such expense reimbursement obligations, (iii) the outside date, and any extensions thereof, at which time either party could terminate the merger agreement, (iv) the level and scope of protection of employee benefits and (v) the restrictions imposed by the interim operating covenants. The LifePoint Board instructed members of LifePoint’s senior management and representatives of Goldman Sachs to convey to Apollo that the LifePoint Board would require satisfactory resolution of the open points relating to regulatory approvals, third-party consents, employee benefits and the outside date before continuing to evaluate a potential transaction with Apollo and Parent. Goldman Sachs then reviewed with the LifePoint Board updated preliminary financial analyses regarding LifePoint and preliminary financial aspects of the merger consideration and provided an overview of a potential go-shop process that could be conducted on behalf of LifePoint should the LifePoint Board determine to approve the merger. In addition, the LifePoint Board carefully considered the proposed merger consideration, any risks related to the terms and conditions of the merger agreement, the prospects of continuing to operate LifePoint as a stand-alone publicly-held entity, and the views expressed by members of the LifePoint Board during the meeting, in addition to the other reasons to approve the merger agreement and countervailing factors described in the section entitled “—Recommendation of the LifePoint Board; Reasons for the Merger” beginning on page 6 of this proxy statement. The independent directors of the LifePoint Board then met in an executive session during which, among other things, the independent directors discussed with representatives of White & Case the relationships information with respect to Apollo previously provided by Goldman Sachs. The independent directors of the LifePoint Board determined that such relationships were not material to the LifePoint Board’s evaluation of strategic alternatives. The independent directors of the LifePoint Board also continued a discussion regarding the preliminary financial aspects of the merger consideration reviewed by Goldman Sachs and the open points in the merger agreement that required satisfactory resolution as discussed with the LifePoint Board. Consistent with the LifePoint Board’s directives, representatives of Goldman Sachs and Mr. Carpenter subsequently conveyed to Apollo the LifePoint Board’s position with respect to such open points.

From July 19, 2018 through July 22, 2018, representatives of LifePoint, Apollo and Parent and their respective legal and financial advisors continued to negotiate mutually acceptable terms of the merger agreement and related arrangements relating to, among other things, (i) obligations and risk allocation with respect to regulatory approvals, (ii) the outside date, and any extensions thereof, at which time either party could terminate the merger agreement, (iii) the level and scope of protection of employee benefits and (iv) the restrictions imposed by the interim operating covenants.

On July 20, 2018, StreetInsider reported after the market closed that Apollo was in advanced talks to acquire LifePoint. LifePoint did not receive any in-bound inquiries from third parties regarding interest in a potential transaction involving LifePoint from July 20, 2018 through July 22, 2018.

On July 22, 2018, the LifePoint Board convened a special meeting by telephone during which the LifePoint Board further evaluated the proposed merger. During this meeting, a representative of White & Case again provided an overview to the LifePoint Board of its fiduciary duties in the context of a potential sale transaction. Also at this meeting, Ms. Peters and representatives of White & Case reviewed with the LifePoint Board the resolution of the open points previously described for the LifePoint Board and Mr. Carpenter provided an update regarding recent discussions with representatives of Apollo regarding certain of those open points. Also at this meeting of the LifePoint Board, representatives of Goldman Sachs presented to the LifePoint Board Goldman Sachs’ financial analysis summarized below in the section entitled “—Opinion of LifePoint’s Financial Advisor” beginning on page 7 of this proxy statement and rendered the oral opinion of Goldman Sachs, subsequently confirmed by delivery of a written opinion dated July 22, 2018 to the LifePoint Board to the effect that, as of July 22, 2018 and based on and subject to the factors and assumptions set forth in the written opinion, the $65.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of the shares of LifePoint common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

After further discussions with LifePoint’s senior management and legal and financial advisors, and in light of the reasons considered, the LifePoint Board unanimously (i) determined that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, LifePoint and its stockholders, (ii) approved and declared advisable the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and the execution, delivery and performance of the merger agreement, (iii) directed that the merger agreement be submitted to the stockholders of LifePoint for their adoption and (iv) recommended that the stockholders of LifePoint adopt the merger agreement.

During the afternoon and evening of July 22, 2018, representatives of LifePoint, Apollo and Parent and their respective legal and financial advisors finalized the merger agreement and related arrangements and each of LifePoint, Parent and Merger Sub executed and delivered the merger agreement, effective as of July 22, 2018.

On July 23, 2018, LifePoint and Parent issued a joint press release announcing the execution of the merger agreement. The press release indicated that the combined company would be led by Mr. Carpenter post-closing. As of the date of such press release, neither Apollo nor Parent had discussed with Mr. Carpenter or other members of LifePoint’s senior management the terms of any proposed retention.

The merger agreement permits LifePoint and its advisors to actively solicit and negotiate alternative transaction proposals from third parties during the go-shop period (as described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Go-Shop Period; Solicitation of Alternative Transaction Proposals” beginning on page 102 of this proxy statement). During the go-shop period, Goldman Sachs, under the direction of the LifePoint Board, undertook a broad solicitation effort by contacting 31 potential counterparties comprised of two strategic parties and 29 financial sponsors, which outreach included the potential counterparties previously contacted by or on behalf of LifePoint. Separately, Mr. Carpenter contacted Strategic Party A to gauge its potential interest in acquiring LifePoint. The potential counterparties previously contacted and that entered into confidentiality agreements with LifePoint, including Party A, Party B and Strategic Party A, declined to participate in the go-shop process. As a result of this solicitation effort, two financial sponsors, which we refer to as “Party C” and “Party D” in this proxy statement, entered into confidentiality agreements with LifePoint. Party C and Party D subsequently received financial information prepared by LifePoint’s management. Each of Party C and Party D subsequently informed representatives of Goldman Sachs that it did not intend to submit a proposal. As of the no-shop period start date, there were no exempted persons.

On September 26, 2018, LifePoint issued a press release announcing that Mr. Carpenter will retire upon completion of the merger. Following his retirement, Mr. Carpenter is expected to serve as a member of the board of directors of the surviving corporation, the members of which will be appointed upon the closing of the merger. Mr. Dill is expected to assume the role of Chief Executive Officer of the surviving corporation upon Mr. Carpenter’s retirement.

Recommendation of the LifePoint Board; Reasons for the Merger

In evaluating the merger agreement and the transaction contemplated thereby, including the merger, the LifePoint Board consulted with LifePoint’s senior management and LifePoint’s outside legal advisor and financial advisor. In determining that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, LifePoint and its stockholders and in recommending to such stockholders that they vote in favor of adoption of the merger agreement and the transactions contemplated thereby, including the merger, the LifePoint Board considered a number of factors, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:

Financial Terms; Certainty of Value

•	The merger consideration of $65.00 per share of LifePoint common stock represented a premium of approximately:

•	35.7% over the closing price per share of LifePoint common stock of $47.90 on July 20, 2018, the last full trading day prior to execution of the merger agreement;

•	31.1% over the volume-weighted average price per share of LifePoint common stock of $49.60 over the one-month period ended July 20, 2018;

•	26.3% over the volume-weighted average price per share of LifePoint common stock of $51.45 over the three-month period ended July 20, 2018; and

•	23.8% over the median Wall Street analysts’ share price targets publicly available as of July 20, 2018 of $52.50.

•

The form of consideration to be paid in the transaction is cash, which provides certainty of value and immediate liquidity to LifePoint’s stockholders while avoiding potential long-term business risk, including as a result of uncertainties in the healthcare services industry.

•

The $65.00 per share merger consideration represented a premium of approximately 8.3% over Apollo’s initial proposal of $60.00 per share and a premium of approximately 12.1% over the lower end of the range of $58.00 to $60.00 proposed by Apollo on April 26, 2018, and the conclusion reached by the LifePoint Board, after discussions with LifePoint’s management and financial advisor and extensive communications with Apollo, that the per share merger consideration of $65.00 was likely the highest price per share that Apollo was willing to pay.

•

Party A’s and Party B’s stated reasons for declining to submit indications of interest when the process commenced, including that it would be difficult for such parties to formulate a proposal with a meaningful premium in light of uncertainties in the market and in the healthcare services industry and LifePoint’s financial performance.

•	The LifePoint Board’s evaluation of the strategic benefits that could be realized by Apollo given its ownership of Parent, which could support a higher transaction premium than could be offered by other potential financial sponsor acquirors, and the LifePoint Board’s belief that other financial sponsors likely would be unable to pay a premium in line with or greater than that proposed by Apollo.

•	Goldman Sachs’ indication that it frequently has discussions with financial sponsors and a potential acquisition of LifePoint has not been mentioned.

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The LifePoint Board’s and Goldman Sachs’ belief that no strategic parties other than Strategic Party A likely would be interested in acquiring LifePoint given such other strategic parties’ debt profiles and/or focus on urban markets.

•

Public disclosure of the merger consideration, together with the go-shop process (as further described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Go-Shop Period; Solicitation of Alternative Transaction Proposals” beginning on page 102 of this proxy statement), would likely result in a sale of LifePoint at the highest price per share that was reasonably attainable.

•

The LifePoint Board’s belief that, at this time, the merger consideration of $65.00 per share is more favorable to LifePoint’s stockholders than the potential value that might result from the other strategic alternatives reasonably available to LifePoint (including remaining a standalone publicly-held entity, seeking opportunities to diversify its businesses, acquiring hospitals and healthcare systems or enhancing LifePoint’s capital allocation through share repurchases).

•

The current and historical market prices of shares of LifePoint common stock, including those set forth in the table in the section entitled “Market Price of LifePoint Common Stock” beginning on page 15 of this proxy statement, taking into account the market performance of LifePoint common stock relative to the common stock of other participants in the industry in which LifePoint operates and general market indices.

Prospects of LifePoint

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The downward trend in trading multiples of, and guidance relating to, healthcare services providers, including LifePoint, resulting from uncertainty about legislative and market dynamics affecting the healthcare services industry, including uncertainty relating to the repeal and replacement of the Affordable Care Act, the overall recent decline in admissions volume, the shift to value-based care and outpatient and ambulatory providers, the shift in payor mix from commercial to government, the continuing focus on consolidation in the healthcare services industry and stockholder activism trends in the healthcare services industry, as well as the impact of the foregoing factors, as applicable, on the trading price of shares of LifePoint common stock (which cannot be quantified numerically).

•

LifePoint’s current and historical business, financial condition, results of operations, competitive position, strategic options and capital requirements and prospects, including that LifePoint’s growth and margin were expected to lag behind certain other participants in the healthcare services industry due in part to its relatively large capital expenditure commitments in connection with hospital acquisitions and the financial performance of recently acquired hospitals, and the strengths and weaknesses of LifePoint’s capital structure relative to certain other participants in the healthcare services industry.

•

The prospective risks associated with LifePoint continuing as a stand-alone publicly-held entity, including the risks and uncertainties with respect to (a) achieving its growth, operating cash flow and profitability targets in light of the current and foreseeable market conditions, including the risks and uncertainties in the United States economy generally and the healthcare services industry specifically, (b) general market conditions and volatility, including the performance of broad-based stock market indices and exchanges and (c) risks and uncertainties described in the “risk factors” set forth in LifePoint’s Form 10-K for the fiscal year ended December 31, 2017.

•

The inherent uncertainty of attaining, including the scale, available capital and other factors that would be required in order to attain, management’s internal financial projections, including those set forth in the section entitled “—Certain LifePoint Forecasts” beginning on page 67 of this proxy statement, and the fact that LifePoint’s actual financial results in future periods could differ materially and adversely from the projected results.

Strategic Alternatives

•

The strategic review and discussion undertaken by the LifePoint Board with the assistance of LifePoint’s management and advisors, which involved the evaluation of potential strategic alternatives with a goal of maximizing stockholder value, including executing on LifePoint’s standalone business plan, seeking opportunities to diversify its businesses, acquiring hospitals and healthcare systems, enhancing LifePoint’s capital allocation through share repurchases and selling LifePoint to financial sponsors or strategic parties, the consideration by the LifePoint Board of indications of interest in acquiring LifePoint from potential acquirors and the evaluation of financial information relating to illustrative cost initiatives and illustrative growth assumptions relating to future acquisitions (the foregoing, as further described in the section entitled “—Background of the Merger” beginning on page 38 of this proxy statement), which all supported the LifePoint Board’s belief that the merger agreement and the transactions contemplated thereby, including the merger, were more favorable to LifePoint and its stockholders, when compared with other strategic initiatives reasonably available to LifePoint.

•

The views of members of LifePoint’s senior management as to the difficulties in achieving the financial performance indicated by certain assumptions illustrating potentially higher financial performance from future acquisitions and cost initiatives, which views included, among other things, (i) the more pronounced uncertainties inherent in such assumptions beyond the financial information relating to LifePoint previously reviewed with the LifePoint Board, (ii) the potential dilutive impact to LifePoint’s stockholders in the near-term of future acquisitions and cost initiatives based on such assumptions and (iii) the uncertainties in the ability of LifePoint to realize the potential benefits of future acquisitions and cost initiatives based on such assumptions in the long term given, among other things, the uncertainties in the healthcare services industry and the additional scale and capital resources that likely would be required to realize such benefits, which all supported the views of members of LifePoint’s senior management that the financial performance indicated by such assumptions, after taking into account the difficulties of achieving such performance, were generally consistent with the financial performance indicated by the financial information relating to LifePoint reviewed with the LifePoint Board on April 3, 2018 (the foregoing, as further described in the section entitled “—Background of the Merger” beginning on page 38 of this proxy statement).

•

In connection with such strategic review, LifePoint initiated beginning in September 2017 an exercise of evaluating a potential sale of LifePoint to determine whether such sale presented a better opportunity to LifePoint’s stockholder relative to other strategic alternatives, including continuing to execute on LifePoint’s business plan on a standalone basis, and, since such time, representatives of LifePoint and its financial advisors solicited bids from a group of four potential acquirors, including Apollo, prior to executing the merger agreement, all of which entered into confidentiality agreements with LifePoint and received an evaluation package containing financial information regarding LifePoint’s business, management presentations and access to a virtual data room, with only Apollo and Strategic Party A submitting indications of interest, with Strategic Party A subsequently withdrawing its indication of interest.

•

Potential acquirors would still have the opportunity to make a proposal during and after the go-shop period and, pursuant to the terms of the merger agreement, LifePoint may, during the go-shop period, actively solicit, initiate, facilitate or encourage, or participate in discussions or negotiations regarding, an alternative transaction proposal from certain persons, including those parties that previously executed confidentiality agreements with LifePoint, and, after the no-shop period start date, LifePoint may consider unsolicited alternative transaction proposals and, in each either case, terminate the merger agreement and enter into an agreement with a third party that makes a superior proposal (as defined and further described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Go-Shop Period; Solicitation of Alternative Transaction Proposals” beginning on page 102 of this proxy statement).

•	No potential acquirors contacted LifePoint expressing interest in acquiring LifePoint as a result of news articles that were published regarding a potential sale of LifePoint.

Opinion of LifePoint’s Financial Advisor

•

The financial analyses presented to the LifePoint Board by Goldman Sachs and the opinion of Goldman Sachs rendered to the LifePoint Board to the effect that, as of July 22, 2018 and based on and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $65.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of the shares of LifePoint common stock pursuant to the merger agreement was fair from a financial point of view to such holders. For more information, see “—Opinion of LifePoint’s Financial Advisor” beginning on page 7 of this proxy statement.

Merger Agreement Terms

•

The financial and other terms and conditions of the merger agreement and the transactions contemplated thereby, including that the merger resulted from extensive negotiations conducted at the direction of the LifePoint Board, with the assistance of experienced legal and financial advisors.

•

The merger agreement contains deal protection provisions which, in the view of the LifePoint Board, likely would not deter any interested third party from making, or inhibit the LifePoint Board from approving, superior proposals.

•

The merger agreement provides that, during the go-shop period, LifePoint and its advisors may (a) solicit, initiate, facilitate or encourage alternative transaction proposals from third parties, including by way of furnishing information regarding LifePoint and its subsidiaries to such third parties (subject to entry into acceptable confidentiality agreements) and (b) participate in any discussions or negotiations with respect to alternative transaction proposals or otherwise cooperate in connection with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any such alternative transaction proposals.

•

From the no-shop period start date until the time that the relevant exempted person ceases to be an exempted person pursuant to the merger agreement, LifePoint would not be prohibited from soliciting, facilitating, encouraging, discussing, negotiating or cooperating with respect to any alternative transaction proposals from, or providing information to or participating in any discussions or negotiations regarding alternative transaction proposals with, such exempted person.

•

At any time before the merger agreement is adopted by LifePoint’s stockholders, under certain circumstances, LifePoint may furnish information with respect to LifePoint and its subsidiaries to, and participate in discussions or negotiations with, a person making an alternative transaction proposal.

•

Prior to the special meeting of LifePoint’s stockholders, under certain circumstances in response to a bona fide superior proposal, the LifePoint Board may, among other things, withdraw (or amend or modify in a manner adverse to Parent), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent) its recommendation that LifePoint’s stockholders adopt the merger agreement.

•

The LifePoint Board’s belief that the size of the company termination fee of $80.4 million (or $40.2 million if LifePoint effects a superior proposal termination with any exempted person), likely would not deter any interested third party from making, or inhibit the LifePoint Board from approving, a superior proposal and that the size of the termination fee is typical of such fees in similar transactions.

•

The merger agreement was the product of extensive arms-length negotiations, and LifePoint’s senior management, which did not negotiate or enter into any employment arrangements with Apollo or Parent in connection with the merger. Members of the LifePoint Board and LifePoint’s legal and financial advisors were involved throughout the negotiations.

•	The availability of statutory appraisal rights under the DGCL in connection with the merger.

•

LifePoint’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Parent and Merger Sub and to specifically enforce the terms of the merger agreement.

•	The ability of LifePoint under certain circumstances pursuant to the merger agreement to seek damages in the event of a willful breach by Parent of its obligations under the merger agreement.

Likelihood of Consummation

•	The LifePoint Board considered a number of factors contributing to the probability that the merger would be consummated, including:

•

(a) the limited conditions to the parties’ obligations to complete the merger, including the absence of a financing condition, (b) the commitment by Parent to use its reasonable best efforts to obtain applicable regulatory approvals, and (c) Parent’s representations and warranties related to financing of the transaction, together with the committed equity financing by certain funds managed by affiliates of Apollo, and the agreement of Citigroup Global Markets Inc., Barclays, Royal Bank of Canada, RBC Capital Markets, Credit Suisse Loan Funding LLC, Credit Suisse AG, PSP Investments Credit USA LLC and an affiliate of Qatar Investment Authority to provide an aggregate of $4.975 billion of committed debt financing and an aggregate of $800 million of commitments under an asset-based revolving facility;

•

Parent has delivered an equity commitment letter that provides LifePoint with rights as a third party beneficiary pursuant to which Parent and Merger Sub will obtain sufficient funds to pay the portion of the merger consideration to be funded through such equity commitment;

•	LifePoint’s ability, under circumstances specified in the merger agreement, to seek specific performance of Parent’s obligation to cause the merger to occur;

•

the requirement that, in the event of a failure of the merger to be consummated under certain circumstances, Parent would be required to pay LifePoint a parent termination fee of $160.7 million (as further described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Termination Fee” beginning on page 120 of this proxy statement);

•	the fact that the conditions to the consummation of the merger are not generally within the sole control or discretion of Apollo, Parent or Merger Sub; and

•	the business reputation and capabilities of Apollo and Parent and their management and the financial resources of Apollo and Parent.

•

The LifePoint Board also considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following:

•	following the consummation of the merger, LifePoint will no longer exist as an independent public company and that the consummation of the Merger and receipt of the merger consideration, while providing relative certainty of value, will not allow LifePoint’s stockholders to participate in potential future growth in LifePoint’s assets, future earnings growth, future appreciation in value of LifePoint common stock or any future dividends after the merger;

•

LifePoint’s directors, officers and employees have expended and will expend extensive efforts attempting to complete the transactions contemplated by the merger agreement and such persons have experienced and will experience significant distractions from their work during the pendency of such transactions and that LifePoint has incurred and will incur substantial costs in connection with such transactions, even if such transactions are not consummated;

•

the risk that the transactions contemplated by the merger agreement, including the merger, and the financing for the transaction, may not be consummated in a timely manner or at all, and the consequences thereof, including (a) the potential loss of value to LifePoint’s stockholders, (b) the potential negative impact on the operations and prospects of LifePoint, including the risk of loss of key personnel, and (c) the market’s perception of LifePoint’s prospects could be adversely affected if such transactions were delayed or were not consummated;

•

the failure of Parent to obtain the equity or debt financing contemplated by the financing commitments, or alternative financing, if necessary, or the failure of any such financing to be sufficient to consummate the merger and the other transactions contemplated by the merger agreement;

•	the risk that LifePoint may be unable to obtain the requisite stockholder approval for the transactions contemplated by the merger agreement;

•

the possible effects of the pendency or consummation of the transactions contemplated by the merger agreement, including the potential for suits, actions or proceedings in respect of the merger agreement or the transactions contemplated by the merger agreement, the risk of any loss or change in the relationship of LifePoint and its subsidiaries with their respective employees, agents, and customers and other business relationships, and any possible effect on LifePoint’s ability to attract and retain key employees, including that certain key members of senior management might choose not to remain employed with LifePoint prior to the consummation of the merger;

•

consummation of the merger will require antitrust clearance and the satisfaction of certain other closing conditions, including receipt of certain other regulatory approvals, that are not generally within LifePoint’s control;

•	the terms of the merger agreement, including:

•

the operational restrictions imposed on LifePoint between signing and closing (which may delay or prevent LifePoint from undertaking business opportunities that may arise pending the consummation of the merger or any other actions LifePoint otherwise would have taken with respect to the operations of LifePoint absent the pending consummation of the merger);

•

the restrictions imposed by the merger agreement on LifePoint’s solicitation of acquisition proposals from third parties after the go-shop period, and that prospective bidders may perceive Parent’s right under the merger agreement to negotiate with LifePoint to match the terms of any superior proposal prior to LifePoint being able to terminate the merger agreement and accept a superior proposal to be a deterrent to making alternative proposals;

•	the possibility that LifePoint may be required to pay Parent (or its designee) a company termination fee of $80,352,000 (or $40,176,000 if LifePoint effects a superior proposal termination with any exempted person) under certain circumstances, including to accept a superior proposal, or to reimburse Parent’s and its affiliates’ expenses up $20,000,000 if stockholders do not adopt the merger agreement (as further described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Termination Fee” beginning on page 120 of this proxy statement); and

•	LifePoint’s remedy in the event of the failure of the merger to close under certain circumstances is limited to $160.7 million;

•

the understanding that some of LifePoint’s directors and executive officers have other interests in the merger in addition to their interests as stockholders, including certain severance arrangements, as described in the section entitled “—Interests of Certain Persons in the Merger” beginning on page 75 of this proxy statement and the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3)” beginning on page 125 of this proxy statement;

•

the fact that LifePoint has incurred substantial expenses and will generally be required, if the merger is not consummated, to pay its own expenses associated with the merger agreement, the merger and the other transactions contemplated by the merger agreement, subject to certain limited exceptions; and

•	the fact that the cash consideration paid in the merger would be taxable to LifePoint’s stockholders that are United States Holders for U.S. federal income tax purposes.

The LifePoint Board believed that, overall, the potential benefits of the merger to LifePoint’s stockholders outweighed the risks and uncertainties of the merger.

The foregoing discussion of information and factors considered by the LifePoint Board is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger, the LifePoint Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the LifePoint Board applied his or her own personal business judgment to the process and may have given different weight to different factors.

The foregoing discussion of the information and factors considered by the LifePoint Board is forward-looking in nature. This information should be read in light of the factors described in the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 27 of this proxy statement.

The LifePoint Board unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, thereby approving the merger.

In considering the recommendation of the LifePoint Board with respect to the proposal to adopt the merger agreement, you should be aware that certain of our directors and executive officers may be deemed to have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of LifePoint’s stockholders generally. See the section entitled “—Interests of Certain Persons in the Merger” beginning on page 75 of this proxy statement and the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3)” beginning on page 125 of this proxy statement. The LifePoint Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by LifePoint’s stockholders.

Opinion of LifePoint’s Financial Advisor

At the meeting at which the LifePoint Board voted to approve the proposed merger, Goldman Sachs rendered to the LifePoint Board its oral opinion, subsequently confirmed in writing, to the effect that, as of

July 22, 2018, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $65.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of the shares of LifePoint common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 22, 2018, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the LifePoint Board in connection with its consideration of the proposed merger and the opinion does not constitute a recommendation as to how any holder of shares of LifePoint common stock should vote with respect to the proposed merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of LifePoint for the five years ended December 31, 2017;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of LifePoint;

•	certain other communications from LifePoint to its stockholders;

•	certain publicly available research analyst reports for LifePoint; and

•

certain internal financial analyses and forecasts for LifePoint prepared by its management, as approved for Goldman Sachs’ use by LifePoint, which we refer to as the “LifePoint Forecasts” in this proxy statement and which are summarized below under the section entitled “—Certain LifePoint Forecasts” beginning on page 67 of this proxy statement.

Goldman Sachs also held discussions with members of the senior management of LifePoint regarding their assessment of the past and current business operations, financial condition and future prospects of LifePoint; reviewed the reported price and trading activity for the shares of LifePoint common stock; compared certain financial and stock market information for LifePoint with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare services industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the LifePoint Board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with the consent of the LifePoint Board, that the LifePoint Forecasts had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of LifePoint. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of LifePoint or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger would be obtained without any adverse effect on the expected benefits of the proposed merger in any way meaningful to its analysis. Goldman Sachs assumed that the proposed merger would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of LifePoint to engage in the proposed merger, or the relative merits of the proposed merger as compared to any strategic alternatives that may have been available to LifePoint; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of LifePoint common stock, as of July 22, 2018, the date of its opinion, of the $65.00 in cash per share to be paid to such holders pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the proposed merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the proposed merger, including, the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of LifePoint; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of LifePoint, or class of such persons, in connection with the proposed merger, whether relative to the $65.00 in cash per share to be paid to the holders (other than Parent and its affiliates) of shares of LifePoint common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the proposed merger on the solvency or viability of LifePoint or Parent or the ability of LifePoint or Parent to pay their respective obligations when they come due. Goldman Sachs’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after July 22, 2018, the date of its opinion. Goldman Sachs’s advisory services and its opinion were provided for the information and assistance of the LifePoint Board in connection with its consideration of the proposed merger and the opinion does not constitute a recommendation as to how any holder of shares of LifePoint common stock should vote with respect to the proposed merger or any other matter. Goldman Sachs’s opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

The following is a summary of the material financial analyses delivered by Goldman Sachs to the LifePoint Board in connection with the rendering to the LifePoint Board of the opinion described above. The following summary does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 20, 2018, the last trading day before Goldman Sachs rendered its opinion to the LifePoint Board, and is not necessarily indicative of current market conditions.

Implied Premia and Multiple Analyses

Goldman Sachs calculated the $65.00 in cash per share to be paid to the holders of shares of LifePoint common stock pursuant to the merger agreement in relation to:

•	the closing price per share of LifePoint common stock of $47.90 on July 20, 2018, the last trading day before Goldman Sachs rendered its opinion to the LifePoint Board;

•	the highest trading price for the shares of LifePoint common stock of $65.45 over the 52-week period ended July 20, 2018, which we refer to as the “52-week high” in this proxy statement.

•	the volume weighted average price for the shares of LifePoint common stock of $49.60 over the one-month period ended July 20, 2018, which we refer to as the “1-month VWAP” in this proxy statement; and

•	the volume weighted average price for the shares of LifePoint common stock of $51.45 over the three-month period ended July 20, 2018, which we refer to as the “3-month VWAP” in this proxy statement.

The results of these calculations are as follows:

Reference Price Per Share	Implied Premium Represented by $65.00 Per Share
Closing Price as of July 20, 2018 of $47.90	35.7%
52-week high of $65.45	(0.7)%
1-month VWAP of $49.60	31.1%
3-month VWAP of $51.45	26.3%

Goldman Sachs calculated the implied equity value of LifePoint, which we refer to as the “Implied Equity Value” in this proxy statement, by multiplying the $65.00 per share of merger consideration to be paid pursuant to the merger agreement by the total number of fully-diluted shares of LifePoint common stock outstanding as of July 20, 2018, calculated using information provided by LifePoint’s management. Goldman Sachs then calculated the implied enterprise value for LifePoint, which we refer to as the “Implied Enterprise Value” in this proxy statement, by adding to the Implied Equity Value LifePoint’s net debt (defined for this purpose as LifePoint’s debt, capital leases and other financing obligations less cash) plus minority interest as of June 30, 2018, calculated using information provided by LifePoint’s management.

Using that information, Goldman Sachs calculated the following with respect to LifePoint:

•

the Implied Enterprise Value as a multiple of LifePoint’s actual earnings before interest expense, income taxes, depreciation and amortization, which we refer to as “EBITDA” in this proxy statement, for calendar year 2017, as provided by LifePoint’s management;

•

the Implied Enterprise Value as a multiple of the median analyst estimate of the EBITDA of LifePoint for calendar year 2018, as published by The Institutional Brokers’ Estimate System, which we refer to as “I/B/E/S” in this proxy statement, as of July 20, 2018; and

•	the Implied Enterprise Value as a multiple of the estimates of the EBITDA of LifePoint for calendar year 2018, as reflected in the LifePoint Forecasts.

The results of these calculations were as follows:

Multiples
Implied Enterprise Value as a Multiple of:
2017A EBITDA	7.5x
2018E EBITDA (I/B/E/S estimates)	7.6x
2018E EBITDA (LifePoint Forecasts)	7.5x

Historical Trading Multiples

For reference purposes only, using publicly available information, Goldman Sachs calculated the average implied multiples of enterprise value to EBITDA for the next 12-month period, which we refer to as “NTM EBITDA” in this proxy statement for LifePoint, the selected publicly traded companies in the hospital services industry listed below, as well as an index of hospital services companies (consisting of LifePoint and the selected companies listed below) (i) based on their respective closing prices on July 20, 2018 and the median analyst estimates of their respective NTM EBITDA, as published by I/B/E/S as of July 20, 2018, and (ii) over the 1, 2, 3 and 5-year periods ended July 20, 2018 based on their respective trading prices and the median analyst NTM EBITDA estimates for those companies as published by

I/B/E/S over such periods. The selected companies and multiples calculated by Goldman Sachs for LifePoint, each of the selected companies and the index of hospital services companies are listed below:

Enterprise Value/NTM EBTIDA Multiple

	As of July 20, 2018	1-Year	2-Year	3-Year	5-Year
LifePoint	6.4x	6.4x	6.5x	6.7x	7.0x
Community Health Systems Inc.	9.2x	8.8x	8.2x	7.8x	7.6x
HCA Healthcare, Inc.	8.1x	7.6x	7.4x	7.4x	7.6x
Tenet Healthcare Corporation	7.6x	7.4x	7.4x	7.6x	7.7x
Universal Health Services, Inc.	7.9x	8.1x	8.3x	8.5x	8.6x
Hospital Services Index	7.9x	7.7x	7.5x	7.5x	7.6x

While none of the selected companies are directly comparable to LifePoint, the selected companies are companies with operations that, for the purposes of analysis, may be considered similar to certain of LifePoint’s results, market size and product profile.

Illustrative Present Value of Future Share Price Analyses

Goldman Sachs performed an illustrative analysis to derive a range of illustrative present values per share of LifePoint common stock as of June 30, 2018, based on theoretical future prices calculated by Goldman Sachs for the shares of LifePoint common stock.

Using the LifePoint Forecasts, Goldman Sachs derived a range of theoretical future enterprise values for LifePoint as of December 31 of each of calendar years 2018 through 2021, by applying a range of illustrative multiples of enterprise value to NTM EBITDA of 6.0x to 7.0x to an estimate of LifePoint’s EBITDA for the following year, as reflected in the LifePoint Forecasts. The range of illustrative multiples of enterprise value to NTM EBITDA of 6.0x to 7.0x applied by Goldman Sachs as described above were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, (i) the implied enterprise value to NTM EBITDA multiple for LifePoint calculated by Goldman Sachs based on the closing price per share of LifePoint common stock on July 20, 2018 and the median analyst estimate of the NTM EBITDA of LifePoint, as published by I/B/E/S as of July 20, 2018, and (ii) average implied multiples of enterprise value to NTM EBITDA for LifePoint over the 1, 2, 3 and 5-year periods ended July 20, 2018, calculated by Goldman Sachs based on the trading prices of LifePoint common stock and the median analyst NTM EBITDA estimates for LifePoint published by I/B/E/S over such periods, in each case as described above under the section entitled “—Historical Trading Multiples” beginning on page 61 of this proxy statement.

Goldman Sachs then derived a range of theoretical future values per share of LifePoint common stock as of December 31, 2018, 2019, 2020 and 2021 by subtracting the estimated net debt (defined for this purpose as LifePoint’s debt, capital leases and other financing obligations less cash) and minority interest of LifePoint as of that date as reflected in the LifePoint Forecasts from the theoretical future enterprise values for LifePoint described above and dividing the result by the estimated fully-diluted shares of LifePoint common stock outstanding on a standalone basis as of that date as reflected in the LifePoint Forecasts. Using a discount rate of 9.6%, reflecting an estimate of LifePoint’s cost of equity, Goldman Sachs discounted to present value as of June 30, 2018, the range of theoretical future values per share of LifePoint common stock it derived as of December 31 of each of calendar years 2018 through 2021. Goldman Sachs derived the discount rate of 9.6% that it used by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for LifePoint, as well as certain financial metrics for the United States financial markets generally. These calculations yielded a range of illustrative present values per share of LifePoint common stock as of June 30, 2018 of $42.60 to $75.25 (rounded to the nearest $0.05 per share).

Illustrative Discounted Cash Flow Analyses

Using the LifePoint Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on LifePoint to derive a range of illustrative present values per share of LifePoint common stock discounted to June 30, 2018.

Using discount rates ranging from 7.0% to 8.5%, reflecting estimates of LifePoint’s weighted average cost of capital, and utilizing a mid-year convention, Goldman Sachs derived a range of illustrative enterprise values for LifePoint as of June 30, 2018, by discounting to present value as of June 30, 2018 (a) the estimates of the unlevered free cash flow to be generated by LifePoint for the period from July 1, 2018 to December 31, 2022, as reflected in the LifePoint Forecasts, and (b) a range of illustrative terminal values for LifePoint as of December 31, 2022, calculated by applying a range of terminal year multiples of enterprise value to EBITDA of 6.0x to 7.5x to estimated terminal year EBITDA for LifePoint as reflected in the LifePoint Forecasts. Goldman Sachs derived the range of discount rates of 7.0% to 8.5% that it used by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for LifePoint, as well as certain financial metrics for the United States financial markets generally. The range of terminal year multiples of enterprise value to EBITDA of 6.0x to 7.5x was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the (i) the implied enterprise value to NTM EBITDA multiples for LifePoint, the selected publicly-traded hospital services companies and the index of hospital services companies calculated by Goldman Sachs based on their respective closing prices on July 20, 2018 and the median analyst estimates of their respective NTM EBITDA, as published by I/B/E/S as of July 20, 2018, and (ii) average implied multiples of enterprise value to NTM EBITDA for LifePoint, the selected publicly-traded hospital services companies and the index of hospital services companies over the 1, 2, 3 and 5-year periods ended July 20, 2018, calculated by Goldman Sachs based on their respective trading prices and the median analyst NTM EBITDA estimates for those companies as published by I/B/E/S over such periods, in each case as described above under the section entitled “—Historical Trading Multiples” beginning on page 61 of this proxy statement. For purposes of this analysis, unlevered free cash flow was defined as EBITDA less depreciation and amortization, less taxes (applying a 24.5% cash tax rate assumption as provided by LifePoint to the calculated amount thus far), plus depreciation and amortization, less capital expenditures, adjusted for changes in net working capital, plus certain other items. Stock-based compensation expenses were treated as cash expenses for purposes of calculating unlevered free cash flow.

Goldman Sachs derived ranges of illustrative enterprise values for LifePoint by adding the ranges of present values it derived above. Goldman Sachs then subtracted LifePoint’s net debt of $2,785 million (defined for this purpose as LifePoint’s debt, capital leases and other financing obligations less cash) and minority interest of $135 million as of June 30, 2018, each calculated using information provided by LifePoint’s management from the ranges of illustrative enterprise values described above, to derive a range of illustrative equity values for LifePoint. Goldman Sachs then divided the range of illustrative equity values by the 41.2 million fully-diluted shares of LifePoint common stock outstanding on a standalone basis as of July 20, 2018, calculated using information provided by LifePoint’s management, to derive a range of illustrative present values per share of LifePoint common stock as of June 30, 2018 of $58.90 to $89.05 (rounded to the nearest $0.05 per share).

For reference purposes only, Goldman Sachs also performed sensitivity analyses to calculate the effect on the illustrative present value per share of LifePoint common stock as of June 30, 2018 derived based on the LifePoint Forecasts as described above by applying a discount rate of 7.75%, reflecting the midpoint of estimates of LifePoint’s weighted average cost of capital described above, and a terminal year multiple of enterprise value to EBITDA of 6.75x, reflecting the midpoint of the range described above. For purposes of its sensitivity analyses, Goldman Sachs illustratively applied to the LifePoint Forecasts (i) a range of annual revenue growth ranging from 0.75% below to 0.75% above the revenue growth reflected in the LifePoint Forecasts; (ii) a range of EBITDA margins ranging up to 0.75% below to 0.75% above the EBITDA margins reflected in the LifePoint Forecasts; and (iii) a range of capital expenditures ranging from 0.75% below to 0.75% above the capital expenditures reflected in the LifePoint Forecasts, in each case for the period from January 1, 2019 through December 31, 2022. The effect of these sensitivities on the illustrative present value per share of LifePoint common stock as of June 30, 2018 derived based on the LifePoint Forecasts as described above applying the midpoint discount rate and midpoint terminal year multiple of enterprise value are set forth below (rounded to the nearest $0.05 per share):

Sensitivities	Range of Illustrative Effect on Per Share Equity Value
Revenue Growth	$(3.40) - $3.45
EBITDA Margin	$(7.70) - $7.55
Capital Expenditures	$(3.80) - $3.70

Selected Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to acquisition transactions announced since 2006 involving target companies with operations in the hospital services industry.

While none of the target companies in the selected transactions are directly comparable to LifePoint and none of the selected transactions are directly comparable to the proposed merger, the target companies in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of LifePoint’s financial results and market size.

Using publicly available information for each of the selected transactions, Goldman Sachs calculated the implied enterprise value of the applicable target company based on the consideration paid in the applicable transaction, as a multiple of the target company’s EBITDA for the last 12-month period ended prior to announcement of the applicable transaction, which we refer to as “LTM EBITDA” in this proxy statement. The results of this analysis are set forth below.

Announcement Date	Target	Acquiror	Enterprise Value / LTM EBITDA
July 24, 2006	HCA Inc.	Hercules Holding II, LLC	7.9x
June 24, 2013	Vanguard Health Systems, Inc.	Tenet Healthcare Corporation	7.8x
July 30, 2013	Health Management Associates, Inc.	Community Health Systems, Inc.	8.2x
July 27, 2015	Capella Healthcare, Inc.	Medical Properties Trust, Inc.	8.1x
May 19, 2017	IASIS Healthcare LLC	Steward Health Care LLC	8.2x
Median			8.1x

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various selected transactions and its professional judgment and experience, Goldman Sachs applied a reference range of LTM EBITDA multiples of 7.8x to 8.2x to LifePoint’s EBITDA for the 12-month period ended June 30, 2018 (excluding certain accounts receivable adjustments and severance expenses), as provided by LifePoint’s management, to derive a range of implied enterprise values for LifePoint. Goldman Sachs subtracted from this range of implied enterprise values the LifePoint’s net debt (defined for this purpose as the LifePoint’s debt, capital leases and other financing obligations less cash) and minority interest as of June 30, 2018, calculated using information provided by LifePoint’s management, and divided the result by the total number of fully-diluted shares of LifePoint common stock outstanding as of July 20, 2018, calculated using information provided by LifePoint’s management, to derive a range of implied values per share of LifePoint common stock of $66.25 to $72.70 (rounded to the nearest $0.05 per share).

Premia Paid Analysis

Goldman Sachs reviewed and analyzed, using Thomson Reuters data, the premia paid in all cash acquisitions of publicly traded companies in the United States announced during the period from

January 1, 2011 through July 20, 2018, in which the target company had an implied enterprise value of between $2 billion and $10 billion based on the consideration paid in the applicable transaction. For each year during this period, Goldman Sachs calculated the median premium reflected by the respective prices paid in the transactions as compared to the last closing prices of the target companies’ shares prior to the announcement of the transaction. The following shows a summary of the results of the review:

Year	Number of Transactions	Median Premium
2011	23	33.5%
2012	18	46.7%
2013	21	38.6%
2014	19	44.6%
2015	29	28.7%
2016	39	35.0%
2017	29	22.6%
2018 (through July 20, 2018)	22	20.1%

Low Median Premium Year (2018 year to July 20, 2018)	20.1%
High Median Premium Year (2012)	46.7%

Based on its review of the foregoing data and its professional judgment and experience, Goldman Sachs applied a reference range of illustrative premia of 20.1% to 46.7% to the closing price per share of LifePoint common stock as of July 20, 2018, the last completed trading day before Goldman Sachs rendered its opinion to the LifePoint Board. This analysis resulted in a range of implied values of $57.55 to $70.25 per share of LifePoint common stock (rounded to the nearest $0.05 per share).

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to LifePoint or the proposed merger.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the LifePoint Board as to the fairness from a financial point of view to the holders (other than Parent and its affiliates) of shares of LifePoint common stock, as of the date of the opinion, of the $65.00 in cash per share to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of LifePoint, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The $65.00 in cash per share to be paid to the holders of LifePoint common stock pursuant to the merger agreement was determined through arm’s-length negotiations between LifePoint, Apollo and Parent and was approved by the LifePoint Board. Goldman Sachs provided advice to LifePoint during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to LifePoint or the LifePoint Board or that any specific amount of consideration constituted the only appropriate consideration for the proposed merger.

As described above, Goldman Sachs’ opinion was one of many factors taken into consideration by the LifePoint Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the LifePoint Board and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of LifePoint, Parent, any of their respective affiliates and third parties, including Apollo, an affiliate of Parent, and its affiliates and portfolio companies, or any currency or commodity that may be involved in the proposed merger. Goldman Sachs has acted as financial advisor to LifePoint in connection with, and has participated in certain of the negotiations leading to, the proposed merger. Goldman Sachs expects to receive fees for its services in connection with the proposed merger, the principal portion of which are contingent upon consummation of the proposed merger, and LifePoint has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs’ engagement. During the two-year period ended July 22, 2018, the Investment Banking Division of Goldman Sachs has not been engaged by LifePoint or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to Apollo and/or its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Gala Coral Group Limited, a portfolio company of investment funds managed by subsidiaries of AGM, in connection with its merger with Ladbrokes plc in November 2016; joint agent with respect to a term loan facility (aggregate principal amount $2.9 billion) for West Corporation, a portfolio company of investment funds managed by subsidiaries of AGM, in October 2017; joint lead arranger and joint bookrunner with respect to a revolving credit facility (aggregate principal amount $3.5 billion) of Vistra Energy Corp., a portfolio company of investment funds managed by subsidiaries of AGM, in December 2017; joint lead arranger and joint bookrunner with respect to a term loan (aggregate principal amount $4.7 billion) and revolving credit facility (aggregate principal amount $1.0 billion) for Caesars Entertainment Corporation, a portfolio company of investment funds managed by subsidiaries of AGM, in December 2017; joint book-running manager in connection with the initial public offering of 105,000,000 shares of common stock of ADT Inc., a portfolio company of investment funds managed by subsidiaries of AGM, in January 2018; and financial advisor to Athora Holding Ltd., a portfolio company of investment funds managed by subsidiaries of AGM, in connection with its acquisition of Generali Belgium SA in April 2018. During the two-year period ended June 22, 2018, Goldman Sachs recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division of approximately $116.4 million to AGM, affiliates of AGM and portfolio companies of investment funds managed by subsidiaries of AGM. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to LifePoint, Parent, AGM and their respective affiliates and portfolio companies of investment funds managed by subsidiaries of AGM, as applicable, for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with AGM and its affiliates from time to time and may have invested in limited partnership units of investment funds managed by subsidiaries of AGM from time to time and may do so in the future.

The LifePoint Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed merger. Pursuant to an engagement letter dated June 1, 2018, LifePoint engaged Goldman Sachs to act as its financial advisor in connection with the proposed merger. The engagement letter between LifePoint and Goldman Sachs provides for a transaction fee that is estimated, based on information available as of the date of announcement, at approximately $31.6 million, $3.0 million of which became payable upon the execution of the merger agreement, and the remainder of which is contingent upon consummation of the proposed merger. In addition, LifePoint has agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain LifePoint Forecasts

LifePoint does not as a matter of course make public forecasts as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, in connection with the LifePoint Board’s evaluation of the merger, LifePoint’s management prepared and provided to the LifePoint Board unaudited prospective financial information for fiscal years 2018 through 2022, which we refer to as the “LifePoint Forecasts” in this proxy statement. The LifePoint Forecasts also were provided to Goldman Sachs for its use and reliance in connection with its financial analyses and opinion, as described in the section entitled “—Opinion of LifePoint’s Financial Advisor” beginning on page 58 of this proxy statement, which were the only financial projections with respect to LifePoint used by Goldman Sachs in connection with its financial analysis. The LifePoint Forecasts were provided to Apollo and Parent, Strategic Party A, Party A, Party B, Party C and Party D in connection with their respective evaluations of LifePoint and a potential transaction involving LifePoint. The summary of the LifePoint Forecasts is not being included in this proxy statement to influence a stockholder’s decision whether to adopt the merger agreement and thereby approve the merger, but is being included to provide LifePoint’s stockholders with the LifePoint Forecasts that were made available to the LifePoint Board, Goldman Sachs, Apollo, Parent and the other parties referenced above.

The LifePoint Forecasts were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of unaudited prospective financial information or U.S. generally accepted accounting principles, which we refer to as “GAAP” in this proxy statement. Ernst & Young LLP, LifePoint’s independent, registered public accounting firm, has not audited, compiled or performed any procedures with respect to the LifePoint Forecasts and does not express an opinion or any form of assurance related thereto.

The LifePoint Forecasts, while presented with numerical specificity, reflect numerous variables, estimates and assumptions as to future events made by LifePoint’s management that LifePoint’s management believed were reasonable at the time the LifePoint Forecasts were prepared, taking into account the relevant information available to management at the time. However, such variables, estimates and assumptions are inherently uncertain and beyond the control of LifePoint’s management, including, among other things, LifePoint’s future financial results, industry performance and activity, the regulatory environment, competition, general business, economic and financial conditions and matters specific to LifePoint’s business, which may not be realized. The LifePoint Forecasts also reflect assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and further or future business developments. The LifePoint Forecasts should be evaluated, if at all, in light of the assumptions made by LifePoint’s management and in conjunction with other information regarding LifePoint contained elsewhere in this proxy statement and LifePoint’s public filings with the SEC. LifePoint’s stockholders are urged to review LifePoint’s SEC filings for a description of risk factors with respect to the business of LifePoint. See the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 27 of this proxy statement and the section entitled “Where You Can Find More Information” beginning on page 141 of this proxy statement. LifePoint can give no assurance that the LifePoint Forecasts and the underlying estimates and assumptions will be realized. In addition, since the LifePoint Forecasts cover multiple years, such information by its nature, becomes less predictive with each successive year. Actual results may differ materially from those set forth below.

The LifePoint Forecasts do not give effect to the transactions contemplated by the merger agreement, including the merger. LifePoint can give no assurance that, had the LifePoint Forecasts been prepared either as of the date of the merger agreement or as of the date of this proxy statement, similar estimates and assumptions would be used. Except to the extent required by applicable law, LifePoint does not intend to make publicly available any update or other revisions to the LifePoint Forecasts, even in the event that any or all of the underlying estimates and assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The inclusion of the LifePoint Forecasts in this proxy statement should not be regarded as an indication that LifePoint, Parent, Merger Sub, Apollo or any of their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered or now considers the LifePoint Forecasts to be necessarily predictive of actual future events or events which have occurred since the date of such forecasts, and the LifePoint Forecasts should not be relied upon as such. None of LifePoint, Parent, Merger Sub, Apollo or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ materially from the LifePoint Forecasts. None of LifePoint, Parent, Merger Sub, Apollo or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any stockholder of LifePoint regarding the ultimate performance of LifePoint compared to the information contained in the LifePoint Forecasts or that the LifePoint Forecasts will be achieved.

In light of the foregoing factors and the uncertainties inherent in the LifePoint Forecasts, and considering that the special meeting will be held several months after the LifePoint Forecasts were prepared, stockholders are cautioned not to place undue, if any, reliance on the LifePoint Forecasts. Since the date the LifePoint Forecasts were prepared, LifePoint has made publicly available its actual results of operations for the quarter ended June 30, 2018. You should review LifePoint’s Current Report on Form 8-K filed on July 27, 2018 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed on July 27, 2018, to obtain this information. See the section entitled “Where You Can Find More Information” beginning on page 141 of this proxy statement.

LifePoint Forecasts

The following is a summary of the LifePoint Forecasts:

	Q3 and Q4 2018PF	2019E	2020E	2021E	2022E
	($ in millions, other than Basic Shares Outstanding)
Revenue	$3,118	$6,408	$6,600	$6,798	$7,002
EBITDA	$372	$783	$837	$882	$932
Depreciation & Amortization	$177	$347	$357	$368	$379
Taxes	$(48)	$(107)	$(118)	$(126)	$(135)
Capital Expenditures	$(272)	$(340)	$(281)	$(281)	$(286)
Changes in Net Working Capital	$30	$(56)	$(17)	$(17)	$(17)
Other(1)	$3	$6	$6	$6	$5
Unlevered Free Cash Flow(2)	$85	$286	$428	$464	$498
Net Debt(3)	$2,735	$2,489	$2,099	$1,671	$1,206
Noncontrolling Interests	$180	$194	$209	$224	$240
Basic Shares Outstanding	38,929,788	39,604,788	40,279,788	40,954,788	41,629,788

(1)	Includes amortization of physician income guarantees, amortization of purchased intangibles, other assets / liabilities and other operating activities.

(2)

Calculated by Goldman Sachs for purposes of its discounted cash flow analysis of LifePoint using the financial projections provided by LifePoint’s management described above as EBITDA less depreciation and amortization, less taxes (applying a 24.5% cash tax rate assumption as provided by

LifePoint to the calculated amount thus far), plus depreciation and amortization, less capital expenditures, adjusted for changes in net working capital and plus certain other items, as approved for Goldman Sachs’ use by LifePoint.

(3)	Calculated as total debt (the sum of LifePoint’s current maturities of long-term debt and long-term debt (including premium)), less cash.

The LifePoint Forecasts are based on various assumptions, including the following:

•	elimination of all hospitals located in Louisiana;

•	revenue growth of 2.2% in 2018PF, 2.7% in 2019E, and 3.0% thereafter;

•

revenue does not assume any incremental mergers and acquisitions activity or potential divestitures (other than a projected $12 million in proceeds from hospital divestitures located in Louisiana in the second quarter of 2018);

•	EBITDA reflects expected benefits from scale across key expense categories to support margin expansion;

•	margin gradually expands from pro forma 11.9% in 2018PF to 13.3% in 2022E;

•

capital expenditures remain elevated in 2018PF due to ongoing capital commitments, including a replacement hospital in Michigan, but expected to normalize in outer years, declining to approximately 4.1% of revenue;

•	required debt repayment and no additional financing-related cash flows;

•	net change in working capital based on historical trends;

•	net LTM leverage declines from 3.6x in 2018PF to 1.3x in 2022E, driven by EBITDA growth and debt maturities; and

•	no new share repurchases beyond expected repurchases through the first quarter of 2018.

Certain of the above financial projections above were not prepared in accordance with GAAP, including EBITDA and unlevered free cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. LifePoint’s calculation of non-GAAP financial measures may differ from others in the industry and EBITDA and unlevered free cash flow are not necessarily comparable with similar titles used by other companies. The non-GAAP financial measures were relied upon by Goldman Sachs for purposes of its financial analyses and opinion and by the LifePoint Board in connection with its consideration of the merger. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Goldman Sachs for purposes of its financial analyses and opinion or by the LifePoint Board in connection with its consideration of the merger. Accordingly, we have not provided a reconciliation of the financial measures.

Financing of the Merger

We anticipate the total funds needed to consummate the merger (including the funds required to pay to LifePoint’s stockholders and the holders of other equity-based interests the amounts due to them under the merger agreement), to repay or redeem certain debt of LifePoint and Parent and to pay all related fees and expenses, which would be approximately $6 billion, will be funded through a combination of the following:

•	equity commitments by the Apollo Funds in an aggregate amount up to $1 billion, on the terms and subject to the conditions set forth in the equity commitment letter (as described in the section entitled “—Equity Financing—Equity Commitment Letter” beginning on page 70 of this proxy statement);

•

the debt financing in an aggregate principal amount of up to $4.975 billion and a committed $800 million revolving facility (a portion of which will be available at the effective time of the Merger), each pursuant to commitments from consortia of financial institutions, and each as further described in the sections entitled “—Debt Financing—Debt Commitment Letter” beginning on page 71 of this proxy statement and “—Debt Financing—ABL Commitment Letter” beginning on page 72 of this proxy statement; and

•	available cash on hand of LifePoint and Parent at the effective time of the merger.

The consummation of the merger is not conditioned upon Parent obtaining the proceeds of any financing or any specific term with respect to a financing.

We believe proceeds from the debt and equity financings, together with available cash on hand of LifePoint and Parent, will be sufficient to consummate the merger, but we cannot assure you of that. Such amounts may be insufficient if, among other things, the debt financing sources fail to fund the debt financing, the Apollo Funds fail to contribute the amounts set forth in the equity commitment letter or the fees, expenses or other amounts required to be paid or reserved in connection with the merger are greater than anticipated.

Parent and Merger Sub are required under the merger agreement to use their respective reasonable best efforts to take all actions and do all things necessary, proper or advisable to arrange and consummate the financing on the terms and conditions contemplated by the commitment letters. In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letters for any reason, Parent and Merger Sub are required under the merger agreement to use their reasonable best efforts to obtain alternative third-party financing from the same or alternative sources in an amount that when added to the equity financing and available cash of Parent, LifePoint and their subsidiaries is sufficient to fund the required amount and on terms and conditions that are not materially less beneficial to Parent, Merger Sub or LifePoint than the terms in the debt commitment letters. In no event will reasonable best efforts of Parent and Merger Sub be deemed or construed to require Parent or Merger Sub to pay any material fees in excess of that contemplated by the commitment letters. As of September 26, 2018, the most recent practicable date prior to the mailing of this proxy statement, the commitment letters remained in effect, and Parent has not notified us of any plans to utilize substitute financing. Except as described in this proxy statement, there is no plan or arrangement regarding the refinancing or repayment of the financing. The documentation governing the financing contemplated by the commitment letters has not been finalized and, accordingly, the actual terms of the financing may differ from those described in this proxy statement.

Equity Financing

Equity Commitment Letter

Parent has entered into the equity commitment letter with the Apollo Funds pursuant to which the Apollo Funds have committed, on a several but not joint basis, on the terms and subject to the conditions of the equity commitment letter, to provide or cause to be provided their pro rata share of the equity financing directly or indirectly in an aggregate amount up to $1 billion, or such lesser amount sufficient to fully fund, together with the debt financing and available cash of LifePoint, Parent and their respective subsidiaries, the aggregate merger consideration pursuant to the merger agreement.

Funding of the equity financing is subject to the conditions provided in the equity commitment letter, which include:

•	the satisfaction in full or waiver by Parent, on or before the closing of the merger, of all conditions precedent to Parent’s obligations set forth in the merger agreement (other than those conditions that by their nature, are to be satisfied at the closing of the merger and which, at such time as the Apollo Funds are required to fund, are capable of being satisfied if the closing of the merger were to occur at such time);

•

the financing provided for by the debt financing commitments (or the alternative financing, as the case may be) has been funded or will be funded at the closing of the merger if the equity financing is funded at the closing of the merger; and

•	LifePoint has irrevocably confirmed that it stands ready, willing and able to consummate the closing of the merger.

Subject to certain limitations, the obligations of each Apollo Fund to fund its portion of the equity financing under the equity commitment letter will terminate upon the earliest to occur of:

•	the closing of the merger, so long as such Apollo Fund has funded its maximum equity commitment;

•

the valid termination of the merger agreement in accordance with its terms (provided, that, if Parent or LifePoint has made a claim that any termination of the merger agreement by Parent is not valid pursuant to the terms of the merger agreement, the obligation of each Apollo Fund to fund its portion of the equity financing will not terminate unless and until such time as such claim is finally satisfied or otherwise resolved by agreement of the parties thereto or a final, non-appealable judgment of a governmental entity of competent jurisdiction or LifePoint receives payment of the parent termination fee);

•	the funding in full of the aggregate equity commitment; or

•

commencement by LifePoint or any of its affiliates of a lawsuit or other legal proceeding asserting any claim for payment against any Apollo Fund or any related party of such Apollo Fund under the merger agreement, the equity commitment letter or the transactions contemplated by the merger agreement or the equity commitment letter (subject to certain exceptions, including an action seeking specific performance of Parent’s obligation to cause the equity financing to be funded to effect the consummation of the merger in accordance with the specific performance provisions of the merger agreement).

LifePoint is an express third party beneficiary of the equity commitment letter, for the purpose of, in accordance with the terms and conditions of the merger agreement, seeking specific performance of the Apollo Funds’ obligation to fund the equity commitment to Parent (as described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Specific Performance” beginning on page 121 of this proxy statement).

Debt Financing

Debt Commitment Letter

In connection with the entry into the merger agreement, Parent has obtained a commitment letter, dated as of July 22, 2018 (as amended by the additional initial lender agreement, dated as of July 31, 2018), which we refer to as the “debt commitment letter” in this proxy statement, from Citigroup Global Markets Inc., Barclays Bank PLC, Royal Bank of Canada, RBC Capital Markets, Credit Suisse Loan Funding LLC, Credit Suisse AG, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, UBS AG, Stamford Branch, PSP Investments Credit USA LLC and an affiliate of Qatar Investment Authority, which we refer to collectively as the “debt commitment parties” in this proxy statement, under which the debt commitment parties committed, severally but not jointly, to provide, upon the terms and subject to the conditions set forth therein, debt financing in an aggregate principal amount of $4.975 billion, consisting of a $3.4 billion senior secured term facility and a $1.575 billion senior unsecured bridge facility.

The debt commitment letter contemplates that Parent will, at its option, either (a) issue senior unsecured notes in a Rule 144A or other private placement on or prior to the closing of the merger yielding up to $1.575 billion in aggregate gross cash proceeds and/or (b) if any or all of the senior unsecured notes are not issued on or prior to the closing date of the merger and the proceeds thereof made available to Parent on the closing date of the merger, borrow up to such unissued amount in the form of senior unsecured bridge loans under the senior unsecured bridge facility.

The proceeds of the financing contemplated by the debt commitment letter will be used (a) to finance, in part, the payment of the amounts payable under the merger agreement and (b) to repay, prepay, repurchase, redeem, defease or discharge certain existing indebtedness of LifePoint and Parent.

The obligations of the debt commitment parties to provide the debt financing under the debt commitment letter are subject to a number of conditions, including the following:

•	the execution and delivery of definitive loan documentation for the secured debt facility and unsecured bridge facility, as applicable;

•

the substantially simultaneous or substantially concurrent consummation of the merger on the terms described in the merger agreement (without giving effect to any amendment, waiver, consent or other modification thereof by Parent that is materially adverse to the interests of the lenders unless it is approved by the lead arrangers under the debt commitment letter);

•

since July 22, 2018, no event, occurrence, development or effect shall have occurred that has had or would reasonably be expected to have a company material adverse effect (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Representations and Warranties” beginning on page 95 of this proxy statement);

•	receipt by the debt commitment parties of certain pro forma financial statements of Parent and its subsidiaries;

•	receipt by the debt commitment parties of certain consolidated financial statements of LifePoint and its subsidiaries and of Parent and its subsidiaries;

•

with respect to the senior unsecured bridge facility, the engagement of investment banks reasonably satisfactory to the lead arrangers to privately place certain senior unsecured notes and Parent having used commercially reasonable efforts to ensure that the lead arrangers and investment banks have timely received certain customary materials required for the offering of such senior unsecured notes;

•

with respect to the senior secured term facility, Parent having used commercially reasonable efforts to ensure the lead arrangers have timely received certain customary materials required for the syndication of such secured term facility; and

•	the payment of certain fees and reasonable and documented out-of-pocket expenses.

The lenders’ commitment under the debt commitment letter will expire upon the earliest to occur of (a) the closing of the merger not occurring on or before the date that is five business days after the outside date, (b) the termination of the merger agreement without consummation of the merger or (c) the consummation of the merger (i) in the case of the senior secured term facility, without the use of the senior secured term facility or (ii) in the case of the senior unsecured bridge facility, without the use of the senior unsecured bridge facility.

ABL Commitment Letter

In connection with the entry into the merger agreement, Parent has obtained a commitment letter dated as of July 22, 2018 (as amended by the additional initial lender agreement, dated as of July 31, 2018), which we refer to as the “ABL commitment letter” in this proxy statement and, which, together with the debt commitment letter, we refer to as the “debt commitment letters” in this proxy statement, from Citigroup Global Markets Inc., Barclays Bank PLC, Royal Bank of Canada, RBC Capital Markets, Credit Suisse Loan Funding LLC, Credit Suisse AG, Deutsche Bank AG New York Branch and UBS AG, Stamford Branch, which we refer to as the “ABL commitment parties” in this proxy statement and which, together with the debt commitment parties, we refer to as the “debt financing sources” in this proxy statement, under which the ABL commitment parties committed, severally but not jointly, to provide, upon the terms and subject to the conditions set forth therein, a senior secured asset-based revolving credit facility in an aggregate amount of $800 million, which we refer to as the “ABL facility” in this proxy statement.

The proceeds of the ABL facility will be used (a) to finance, in part, the payment of the amounts payable under the merger agreement, (b) to repay, prepay, repurchase, redeem, defease or discharge certain existing debt of LifePoint and Parent and (c) for general corporate purposes.

The availability of the ABL facility is subject to the following conditions:

•	the execution and delivery of definitive loan documentation for the ABL facility;

•

the substantially simultaneous or substantially concurrent consummation of the merger on the terms described in the merger agreement (without giving effect to any amendment, waiver, consent or other modification thereof by Parent that is materially adverse to the interests of the lenders unless it is approved by the lead arrangers under the ABL commitment letter);

•

since July 22, 2018, no event, occurrence, development or effect shall have occurred that has had or would reasonably be expected to have a company material adverse effect (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Representations and Warranties” beginning on page 95 of this proxy statement);

•	receipt by the ABL commitment parties of certain pro forma financial statements of Parent and its subsidiaries;

•	receipt by the ABL commitment parties of certain consolidated financial statements of LifePoint and its subsidiaries and of Parent and its subsidiaries;

•	Parent having used commercially reasonable efforts to ensure the lead arrangers have timely received certain customary materials required for the syndication of the ABL facility; and

•	the payment of certain fees and reasonable and documented out-of-pocket expenses.

The lenders’ commitment under the ABL commitment letter will expire upon the earliest to occur of (a) the closing of the merger not occurring on or before the date that is five business days after the outside date, (b) the termination of the merger agreement without consummation of the merger or (c) the consummation of the merger without the closing of the ABL facility.

Closing and Effective Time of the Merger

If the merger agreement is adopted at the special meeting of LifePoint’s stockholders, then, assuming timely satisfaction of the other necessary closing conditions, we currently anticipate that the merger will be consummated during the fourth quarter of calendar year 2018. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later date and time as LifePoint and Parent may agree and specify in the certificate of merger). Since the merger is subject to various regulatory clearances and approvals and other conditions, it is possible that factors outside the control of LifePoint or Parent could result in the merger being consummated at a later time, or not at all. There may be a substantial amount of time between the special meeting of LifePoint’s stockholders and the consummation of the merger. We expect to consummate the merger promptly following the receipt of all required approvals and the satisfaction or waiver of the other conditions precedent as described in the merger agreement.

Payment of Merger Consideration and Surrender of Stock Certificates

Prior to the effective time, Parent or Merger Sub will designate a bank or trust company reasonably acceptable to LifePoint to act as the paying agent for LifePoint’s stockholders in connection with the merger, which we refer to as the “paying agent” in this proxy statement. At or immediately following the effective time, Parent will deposit, or will cause to be deposited, with the paying agent an amount in cash equal to the aggregate merger consideration which the holders of shares of LifePoint common stock are entitled to receive in accordance with the merger agreement.

As promptly as practicable after the effective time, but in no event more than three business days following the effective time, the surviving corporation will cause the paying agent to mail to each holder of record of certificates representing shares of LifePoint common stock, which we refer to as “stock certificates” in this proxy statement, immediately prior to the effective time (other than holders of excluded shares (as defined in the section entitled “Summary—The Merger—Merger Consideration” beginning on page 4 of this proxy statement)), a letter of transmittal and instructions for use in effecting the surrender of the holder’s stock certificates representing such common stock (as defined in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Payment Procedures” beginning on page 93 of this proxy statement) in exchange for the merger consideration. Upon physical surrender of stock certificates (or an affidavit of loss in lieu thereof in accordance with the merger agreement) to the paying agent, together with a duly completed and validly executed letter of transmittal and other documentation reasonably required by the paying agent in accordance with the terms of the letter of transmittal and related instructions, the holder of such stock certificates will be entitled to receive, and the surviving corporation will direct the paying agent to pay, in exchange therefor, cash in an amount equal to the aggregate merger consideration which such holder of LifePoint common stock has the right to receive in respect of such stock certificates.

As promptly as practicable after the effective time, but in no event more than three business days following the effective time, each holder of one or more uncertificated shares and/or book-entry shares (as defined in the section entitled “Merger Agreement—Terms of the Merger Agreement—Payment Procedures” beginning on page 93 of this proxy statement) of LifePoint common stock (other than holders of excluded shares (as defined in the section entitled “Summary—The Merger—Merger Consideration” beginning on page 4 of this proxy statement)) will be entitled to receive, and the surviving corporation will cause the paying agent to pay to each such holder (other than holders of excluded shares), an amount in cash equal to the aggregate merger consideration that such holder is entitled to receive in respect of his, her or its shares of LifePoint common stock. If required by the paying agent, such payments will be subject to receipt by the paying agent of an “agent’s message” in customary form, together with such other documents, certifications or other information, if any, as the paying agent may reasonably request.

For further information, see the section entitled “The Merger Agreement—Terms of the Merger Agreement—Payment Procedures” beginning on page 93 of this proxy statement.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If your shares of LifePoint common stock are certificated, you must surrender your stock certificate or certificates (or an affidavit of loss in lieu thereof in accordance with the merger agreement), a duly completed and executed letter of transmittal and other documentation reasonably required by the paying agent. If ownership of your shares of LifePoint common stock is not registered in the transfer records of LifePoint, a check for any cash to be delivered will only be issued if the applicable letter of transmittal and other documentation reasonably required by the paying agent is accompanied by all documents required to evidence and effect such transfer and the person requesting such payment agrees to pay any transfer or other taxes required to be paid by reason of the payment of the merger consideration in respect thereof or establishes to the reasonable satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

Overview

Certain of LifePoint’s directors and executive officers may be deemed to have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of LifePoint’s stockholders generally. These interests may present these individuals with certain potential conflicts of interest. In evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by LifePoint’s stockholders, the LifePoint Board was aware of these interests and considered them, among other matters (as described in the section entitled “—Recommendation of the LifePoint Board; Reasons for the Merger” beginning on page 52 of this proxy statement).

These interests are described in more detail below, and certain of them are quantified in the tables that follow the narrative below and in the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3)” beginning on page 125 of this proxy statement. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.

As described below, certain of LifePoint’s executive officers are entitled to receive an excise tax gross-up payment under Section 4999 of the United States Internal Revenue Code of 1986, which we refer to as the “Internal Revenue Code” in this proxy statement, with respect to parachute payments that will be triggered by the consummation of the merger.

In connection with the merger, as of the date of this proxy statement, no member of LifePoint’s management has entered into an employment agreement or other agreement or commitment with Parent or its affiliates with respect to continuing employment, nor has any member of LifePoint’s management entered into an equity rollover agreement or other agreement or commitment with Parent with respect to a co-investment with Parent in LifePoint. Although no discussions took place prior to the announcement of the merger, in September 2018, Parent commenced discussions, and expects to continue discussions, with members of LifePoint management concerning potential employment by or consulting roles for LifePoint following the consummation of the merger, and LifePoint has agreed to reimburse management’s reasonable legal fees in connection with the negotiation of such arrangements. It is possible that, before the closing of the merger, arrangements with respect to continuing employment after the merger may be entered into with one or more members of LifePoint’s management. However, the consummation of the merger is not contingent upon entering into any such arrangement.

On September 26, 2018, LifePoint issued a press release announcing that Mr. Carpenter will retire upon completion of the merger. Following his retirement, Mr. Carpenter is expected to serve as a member of the board of directors of the surviving corporation, the members of which will be appointed upon the closing of the merger. Mr. Dill is expected to assume the role of Chief Executive Officer of the surviving corporation upon Mr. Carpenter’s retirement.

Equity Awards

Stock Options

At the effective time, each outstanding company option, whether vested or unvested, will be fully vested and canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, determined by multiplying the excess, if any, of the merger consideration of $65.00 over the applicable exercise price per share of such company option by the number of shares of LifePoint common stock subject to such company option. Notwithstanding the foregoing, any company option that has an exercise price per share that is greater than or equal to the merger consideration will be canceled at the effective time for no consideration or payment.

The following table sets forth, for each of LifePoint’s executive officers, (i) the number of shares of LifePoint common stock subject to vested company options, as well as the approximate value of such company options and (ii) the number of shares of LifePoint common stock subject to unvested company options, as well as the approximate value of such company options. The amounts specified below are based on the number of awards outstanding as of September 17, 2018. The amounts specified below with respect to vested options are based upon the number of options that are vested, or would vest on or prior to December 31, 2018, excluding any company options that would vest solely as a result of the merger assuming the merger closes on December 31, 2018. The amounts specified below with respect to unvested options are based upon the number of options that would vest as a result of the merger assuming the merger closes on December 31, 2018, excluding any company options that are expected to vest in accordance with their terms prior to such date.

Name	Number of Shares Subject to Vested Options (#)(1)	Value of Vested Options ($)(2)	Number of Shares Subject to Unvested Options (#)(3)	Value of Unvested Options ($)(4)
William F. Carpenter III	1,418,324	$33,047,459	504,257	$4,974,434
David M. Dill	582,391	$12,507,156	220,987	$2,307,214
Michael S. Coggin	68,136	$934,338	115,824	$1,340,179
John P. Bumpus	166,000	$3,000,183	91,063	$1,013,014
Jennifer C. Peters	10,807	$14,420	50,036	$735,341

(1)

This column represents the number of vested company options as of September 17, 2018 that an exercise price per share below $65.00 and that will be converted into the right to receive a cash payment pursuant to the merger agreement, assuming an effective time of December 31, 2018.

(2)

This column represents, with respect to each vested company option described in (1) above, the value of the cash payment with respect to such option, determined by the product of (a) the excess of (i) the merger consideration of $65.00 over (ii) the applicable exercise price per share of such company option, multiplied by (b) the number of shares of LifePoint common stock subject to such company option. This column shows the aggregate of such products for all such company options held by each executive officer.

(3)

This column represents the number of unvested company options that have an exercise price per share below $65.00 and that will become vested and converted into the right to receive a cash payment pursuant to the merger agreement, assuming an effective time of December 31, 2018.

(4)

This column represents, with respect to each unvested company option described in above, the value of the cash payment with respect to such option, determined by the product of (a) the excess of (i) the merger consideration of $65.00 over (ii) the applicable exercise price per share of such company option, multiplied by (b) the number of shares of LifePoint common stock subject to such company option. This column shows the aggregate of such products for all such company options held by each executive officer.

Restricted Stock Units

At the effective time, each outstanding company restricted stock unit issued by LifePoint, whether vested or unvested, will be fully vested and canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, determined by multiplying the merger consideration of $65.00 by the number of shares of LifePoint common stock subject to such company restricted stock unit. The cash payment with respect to certain company restricted stock units may be deferred in accordance with the applicable award agreements.

The following table sets forth, for each of LifePoint’s executive officers and non-employee directors, (i) the number of vested company restricted stock units, which have a deferred settlement date, (ii) shares of LifePoint common stock subject to unvested outstanding company restricted stock units, as well as (iii) the approximate value of such vested and unvested company restricted stock units. The amounts specified below are based on the number of awards outstanding as of September 17, 2018, that would vest as a result of the merger assuming the merger closes on December 31, 2018, excluding any company restricted stock units that are expected to vest in accordance with their terms prior to such date.

Name	Number of Shares Subject to Vested Company Restricted Stock Units (#)(1)	Value of Vested Company Restricted Stock Units ($)(2)	Number of Shares Subject to Unvested Company Restricted Stock Units (#)(3)	Value of Unvested Company Restricted Stock Units ($)(4)
Executive Officers
William F. Carpenter III	0	0	0	$0
David M. Dill	0	0	0	$0
Michael S. Coggin	0	0	2,403	$156,195
John P. Bumpus	0	0	0	$0
Jennifer C. Peters	0	0	4,064	$264,160
Non-Employee Directors
Kermit R. Crawford	7,244	470,860	3,379	$219,635
Richard H. Evans	6,772	440,180	3,379	$219,635
Michael P. Haley	5,692	369,980	3,379	$219,635
Marguerite W. Kondracke	5,692	369,980	3,379	$219,635
John E. Maupin, Jr.	9,576	622,440	3,379	$219,635
Jana R. Schreuder.	7,244	470,860	3,379	$219,635
Reed V. Tuckson.	5,692	369,980	3,379	$219,635

(1)

This column represents the number of vested company restricted stock units, which have a deferred settlement date and will be canceled and converted into the right to receive a cash payment pursuant to the merger agreement, assuming an effective time of December 31, 2018.

(2)

This column represents the value of the cash payment with respect to vested company restricted stock units described in (1) above, determined by the product of (a) the merger consideration of $65.00 and (b) the number of shares of LifePoint common stock to such vested outstanding company restricted stock units.

(3)

This column represents the number of unvested company restricted stock units that will become fully vested and will be canceled and converted into the right to receive a cash payment pursuant to the merger agreement, assuming an effective time of December 31, 2018.

(4)

This column represents the value of the cash payment with respect to the unvested company restricted stock units described in (3) above, determined by the product of (a) the merger consideration of $65.00 and (b) the number of shares of LifePoint common stock to such unvested outstanding company restricted stock units.

Performance Stock Units

At the effective time, each company performance stock unit outstanding immediately prior to the effective time (whether vested or unvested) will be fully vested and will be canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes. With respect to unvested company performance stock units, the cash payment will be determined by multiplying (a) the merger consideration of $65.00 by (b) number of shares of LifePoint common stock that will be payable in accordance with the applicable award agreement. The award agreements with the executive officers provide that, upon a change in control, either 150% or 200% of the number of shares of LifePoint common stock subject to the applicable award agreement will vest and be payable. In the case of company performance stock units that vested prior to the consummation of the merger, the number of shares of LifePoint common stock subject to such company performance stock units will be based on the actual level of achievement of performance goals in accordance with the terms of the applicable award agreement. As of the close of business on September 17, 2018, there were 21,688 shares previously earned pursuant to vested company performance stock units that were held by LifePoint’s executive officers and deferred under the deferred compensation plan, all of which will be canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the merger consideration at the effective time. The cash payment with respect to certain company performance stock units may be deferred in accordance with the applicable award agreements.

The following table sets forth, for each of LifePoint’s executive officers, (i) the number of shares of LifePoint common stock subject to vested outstanding company performance stock units that are expected to be payable upon the consummation of the merger, (ii) the number of shares of LifePoint common stock subject to unvested outstanding company performance stock units that are expected to be payable upon consummation of the merger, and (iii) the approximate value of each of those vested and unvested awards. The amounts specified below are based on the number of awards outstanding as of September 17, 2018, which are expected to vest and be payable as a result of the merger, assuming the merger closes on December 31, 2018 and no company performance stock units vest in accordance with their terms prior to such date.

Name	Number of Shares Subject to Vested Company Performance Stock Units Outstanding (#)(1)	Value of Vested Company Performance Stock Units ($)(2)	Number of Shares Subject to Unvested Company Performance Stock Units (#)(3)	Value of Unvested Company Performance Stock Units ($)(4)
William F. Carpenter III	7,443	483,795	559,128	$36,343,320
David M. Dill	6,802	442,130	182,582	$11,867,830
Michael S. Coggin	—	—	73,320	$4,765,800
John P. Bumpus	7,443	483,795	72,178	$4,691,570
Jennifer C. Peters	—	—	23,090	$1,500,850

(1)

This column represents the number of shares previously earned pursuant to vested company performance stock units and deferred under the deferred compensation plan, all of which will be converted into the right to receive the merger consideration assuming an effective time of December 31, 2018.

(2)

This column represents the value of the cash payment with respect to the vested company performance stock units described in (1) above, equal to the product of (a) the merger consideration of $65.00 and (b) the number of shares of LifePoint common stock subject to such vested company performance stock unit.

(3)

This column represents the number of unvested company performance stock units that will become fully vested and will be canceled and converted into the right to receive a cash payment pursuant to the merger agreement, assuming an effective time of December 31, 2018. The merger agreement provides that the number of shares of LifePoint common stock that will actually be paid with respect to unvested company performance stock units will be based on the applicable award agreement. The award agreements of LifePoint’s executive officers provide that, upon a change in control, which will include the merger, 200% of the number of shares subject to the unvested company performance stock unit will vest and be payable.

(4)

This column represents the value of the cash payment with respect to the unvested company performance stock units described in (3) above, determined by the product of (a) the merger consideration of $65.00 and (b) the number of shares of LifePoint common stock payable upon the consummation of the merger (determined based upon the applicable award agreement of LifePoint’s executive officers providing for vesting and payment of 200% of the shares of LifePoint common stock subject to such award agreement upon a change of control).

For additional information regarding the nature of each director’s and executive officer’s beneficial ownership of LifePoint common stock, see the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 131 of this proxy statement.

Severance Plan

Under the Change in Control Severance Plan, as amended, which we refer to as the “severance plan” in this proxy statement, each of LifePoint’s executive officers is eligible for certain post-employment benefits, which vary depending upon (a) the category or tier assigned to the executive and (b) whether a change in control occurs. All of the executive officers participate in the severance plan as “Category One” participants.

The severance plan provides benefits to those eligible corporate employees of LifePoint who:

•	are terminated within 18 months after a change in control for any reason other than “cause” (as defined in the severance plan and as summarized below);

•

following a change of control, are not offered a position by LifePoint, an affiliate or a successor entity that is “substantially equivalent” (as defined in the severance plan and as summarized below) to the one such employee held with LifePoint immediately prior to the change in control; or

•

voluntarily terminates their employment within 18 months following a change in control because their employment by LifePoint, an affiliate or the successor entity is so modified such that the position is no longer “substantially equivalent” (as defined in the severance plan and as summarized below) to the position such employee held immediately prior to the change in control.

The consummation of the merger will constitute a “change in control” for purposes of the severance plan.

In the event an employee’s termination triggers the severance obligations under the severance plan, such employee is entitled to receive severance payments and benefits as set forth below:

•

if the employee is designated as a “Category One” employee, he or she will be eligible to receive (a) a lump sum severance payment consisting of 300% of the sum of (i) the employee’s normal annual compensation, which rate may not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus (ii) the target cash bonus amount that the employee would be eligible to receive in the year in which the change in control occurs, assuming all performance conditions were achieved whether or not such conditions were achieved, (b) continued participation for 12 months in the medical, life, disability and similar welfare benefit plans that were offered to similarly situated employees of LifePoint immediately prior to the change in control at no greater cost than prior to the change in control and (c) reasonable attorney’s fees and costs incurred in making a claim for payments, benefits and other rights under the plan, including all costs of arbitration, mediation, or litigation; or

•

if the employee is designated as a “Category Two” employee, he or she will be eligible to receive (a) a lump sum severance payment consisting of 150% of the sum of (i) the employee’s normal annual compensation, which rate may not be less than the highest rate in effect during the six-month period immediately prior to the change in control, plus (ii) the target cash bonus amount that the executive would be eligible to receive in the year in which the change in control occurs, assuming all performance conditions were achieved whether or not such conditions were achieved, (b) continued participation for six months in the medical, life, disability and similar welfare benefit plans that were offered to similarly situated employees of LifePoint immediately prior to the change in control at no greater cost than prior to the change in control and (c) reasonable attorney’s fees and costs incurred in making a claim for payments, benefits and other rights under the plan, including all costs of arbitration, mediation, or litigation.

In addition, each executive officer will be entitled to a gross-up payment with respect to the excise taxes and related interest and penalties (the “excise tax”) imposed on change in control parachute payments under Section 4999 of the Internal Revenue Code. Such gross-up payment will be an amount such that after the employee pays all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and excise taxes imposed upon the gross-up payment, the employee retains an amount of the gross-up payment equal to the excise tax imposed upon the parachute payments. Notwithstanding the foregoing, the plan further provides that no plan participant hired or rehired by LifePoint or an affiliate on or after February 28, 2017 will be eligible for such gross-up payment and no plan participant, in general, will be eligible for such gross-up payment after February 27, 2037.

“Cause” under the severance plan means that the employee’s employment was involuntarily terminated because, after a change in control, the plan’s administrator (as defined below) determined that the employee (a) was convicted of a felony that adversely affects the reasonable business interests of LifePoint, (b) committed an act of fraud or embezzlement against LifePoint, any of its affiliates or a successor employer that adversely affects the reasonable business interests of LifePoint or any of its affiliates or (c) intentionally neglected the fundamental responsibilities of his or her employment, and such neglect remained uncorrected for more than 30 days following written notice from LifePoint detailing the acts of neglect.

“Substantially equivalent,” for the purpose of the severance plan, means an employment position that is the same or better than the position to which it is being compared. A position is not substantially equivalent unless (a) the annual, base cash compensation offered to the employee at issue is the same or greater than the compensation the eligible employee earned immediately prior to the change in control, (b) the target bonus offered to the employee at issue is the same or greater than the target bonus in effect for such employee immediately prior to the change in control, the target bonus offered is payable at least annually, in cash, and any conditions placed upon the payment of such target bonus will be no more difficult to achieve than those, if any, in effect for such eligible employee immediately prior to the change in control, (c) deferred compensation, incentive and equity compensation, and health and welfare benefits are, in the aggregate, equivalent to or better than those provided immediately prior to the change in control and any successor health and welfare coverage waives all pre-existing condition limitations and waiting periods, (d) the position does not require the employee to relocate or to commute more than 30 miles each way to the place of employment and (e) the employee’s position title, position or primary responsibilities remain the same. Additionally, a position is not substantially equivalent if such position is determined not to be substantially equivalent by the plan’s administrator. The plan’s administrator is a committee, determined at the time the change in control, which consists of LifePoint’s chief executive officer, executive vice president and chief legal officer, executive vice president and chief administrative officer (and any other individuals appointed to the committee by the chief executive officer).

Payments and benefits under the severance plan are offset by any other payments and benefits that the participant is entitled to receive under any other agreement, plan or arrangement upon a change in control of LifePoint. For further information with respect to the value of severance and other benefits to which the named executive officers (William F. Carpenter, David M. Dill, Michael S. Coggin and John P. Bumpus) may become entitled under the severance plan, see the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3)” beginning on page 125 of this proxy statement. The value of severance and other benefits to which Jennifer C. Peters may become entitled under the severance plan, using the assumptions set forth in the section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3)” beginning on page 125 of this proxy statement, is an amount of cash severance equal to $2,493,750, tax reimbursement of $2,202,634, and perquisites/benefits equal to $26,044.

Executive Severance and Restrictive Covenants Agreement with William F. Carpenter, III

HSCGP, LLC, a wholly-owned subsidiary of LifePoint, which we refer to as “HSCGP” in this proxy statement, is party to the Amended and Restated Executive Severance and Restrictive Covenant Agreement, dated December 11, 2008, as amended, with Mr. Carpenter, which we refer to as the “Carpenter severance agreement” in this proxy statement. The Carpenter severance agreement provides that in connection with a change in control, which will include the merger, Mr. Carpenter is entitled to the severance benefits under the severance plan, rather than the Carpenter severance agreement; provided, that if any benefits or payments under the Carpenter severance agreement are greater than the payments or benefits under the severance plan, he will remain entitled to receive the more favorable payments or benefits under the Carpenter severance agreement. In the event that Mr. Carpenter is terminated by HSCGP (other than in connection with a change in control), the Carpenter severance agreement specifies the respective rights and obligations of HSCGP and Mr. Carpenter.

Pursuant to the Carpenter severance agreement, Mr. Carpenter continues to be employed at will and receives compensation in an amount determined by the LifePoint Board or a committee thereof. The Carpenter severance agreement includes provisions that prohibit Mr. Carpenter from competing with or soliciting employees or consultants of HSCGP and its affiliates during his employment term and for a period of 24 months thereafter or disclosing confidential information of HSCGP and its affiliates. The Carpenter severance agreement also includes a prohibition against either LifePoint or HSCGP or its subsidiaries or affiliates, on the one hand, or Mr. Carpenter, on the other hand, from disparaging the other. Under the Carpenter severance agreement, in the event of the termination of Mr. Carpenter’s employment by HSCGP without “cause” (as defined in the Carpenter severance agreement) and his execution of a general release of claims, Mr. Carpenter will be entitled to receive (i) a lump sum severance payment equal to two times the sum of his then current base salary and the bonus he earned for the prior fiscal year and (ii) continued participation in medical benefits and other insurance coverage for up to 24 months following such termination.

Mr. Carpenter remains entitled to receive the continued medical and other benefits under his agreement as this benefit is greater than the benefit continuation under the severance plan, which expires after 12 months as opposed to 24 months following his termination of employment.

Deferred Compensation Plan

LifePoint’s executive officers, except Jennifer Peters, participate in the deferred compensation plan. All unvested deferred compensation account balances under the deferred compensation plan will vest on December 31, 2018. Accordingly, no amounts of deferred compensation will vest in connection with the merger.

Employee Matters

Under the merger agreement, Parent is obligated to provide, or to cause to be provided, each employee of LifePoint and its subsidiaries who is employed as of immediately prior to the effective time and who may continue to be employed following the effective time, including LifePoint’s executive officers, with certain additional benefits following the closing of the merger. These benefits are further described in the section entitled “The Merger Agreement—Terms of the Merger Agreement—Employee Matters” beginning on page 110 of this proxy statement.

Insurance and Indemnification of Directors and Officers

Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding.

A Delaware corporation may also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper. In addition, such indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit.

Expenses (including attorneys’ fees) incurred by an officer or director of a Delaware corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

To the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter thereby, the corporation must indemnify such director or officer against expenses (including attorneys’ fees) which such director or officer has actually and reasonably incurred.

Section 102(b) of the DGCL permits a corporation to provide for elimination or limitation of personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provisions may not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL;

•	for any transaction from which the director derived an improper personal benefit; or

•	for any act or omission occurring prior to the date when such provision becomes effective.

LifePoint’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, as amended from time to time, a director of LifePoint will not be personally liable to LifePoint or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under the merger agreement, Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time (including in respect of any matters arising in connection with the merger agreement and the transactions contemplated thereby), existing as of immediately prior to the effective time in favor of any current, former or future (i) director or officer of LifePoint or any of its subsidiaries, (ii) director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of LifePoint) or (iii) employee or agent of LifePoint or any of its subsidiaries, which we refer to as an “indemnified party” in this proxy statement, in each case, to the extent provided in LifePoint’s or its subsidiaries’ organizational documents, will survive the merger and continue in full force and effect in accordance with their terms.

Additionally, under the merger agreement, Parent may not, and may not permit the surviving corporation or any of its subsidiaries to, amend, repeal or modify any provision in the surviving corporation’s or any of its subsidiaries’ organizational documents relating to the exculpation, indemnification or advancement of expenses of any indemnified party with respect to acts or omissions occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time (including in respect of any matters arising in connection with the merger agreement and the transactions contemplated thereby), unless and only to the extent required by applicable law, such that all such indemnified parties will continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable law and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such indemnified party’s right thereto without the prior written consent of such indemnified party. Parent is obligated to maintain, and cause the surviving corporation and its subsidiaries to maintain, certain indemnification agreements of the LifePoint and its subsidiaries with any indemnified party existing prior to July 22, 2018.

LifePoint must obtain, at its sole cost and expense, effective from and after the effective time, a single payment, run-off policy or policies of directors’ and officers’ and fiduciary liability insurance covering the persons currently covered by LifePoint’s existing directors’ and officers’ and fiduciary liability insurance policies for claims arising in respect of actual or alleged errors, misstatements, acts, omissions or any matter claimed against any such person occurring prior to the effective time in amount and scope no less favorable, in the aggregate, than LifePoint’s existing policies, such policy or policies to become effective at the effective time and remain in effect for a six-year period following the effective time. However, the premium for such run-off policy or policies may not exceed 300% of the aggregate annual amounts currently paid by LifePoint to maintain its existing directors’ and officers’ and fiduciary liability insurance policies. The surviving corporation is obligated to cause such policy or policies to be maintained in full force and effect, for its full term, and cause all obligations under such policy or policies to be honored by the surviving corporation. In the event LifePoint, for any reason, does not obtain such run-off insurance policy or policies as of the effective time, Parent is obligated to obtain, or to cause the surviving corporation to obtain such run-off policy or policies from an insurance carrier with the same or better credit rating as LifePoint’s current insurance carrier. However, if such run-off policy or policies cannot be obtained or can be obtained only by paying aggregate premiums in excess of 300% of such amount, Parent or the surviving corporation, as the case may be, will only be required to obtain as much coverage as can be obtained by paying a premium equal to 300% of such amount.

Persons Retained, Employed, Compensated or Used

LifePoint has retained Georgeson to assist in the solicitation of proxies, for which Georgeson will be paid approximately $20,000. LifePoint agreed to reimburse Georgeson for certain costs and expenses incurred by Georgeson in connection with its services and will indemnify Georgeson for certain losses, costs and expenses.

Except as set forth above, neither LifePoint nor any person acting on its behalf has or currently intends to employ, retain or compensate any person to make solicitations or recommendations to LifePoint’s stockholders on its behalf with respect to the merger.

Accounting Treatment

The merger will be accounted as a “purchase transaction” for financial accounting purposes.

Material United States Federal Income Tax Consequences

The following is a summary of certain material United States federal income tax consequences to beneficial owners of shares of LifePoint common stock upon the exchange of shares of LifePoint common stock for cash pursuant to the merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of shares of LifePoint common stock in light of such holder’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with shares of LifePoint common stock held as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment) and does not address tax considerations applicable to any holder of shares of LifePoint common stock that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	a mutual fund;

•	a real estate investment trust;

•	a foreign pension fund and its affiliates;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares of LifePoint common stock subject to the alternative minimum tax provisions of the Internal Revenue Code;

•

a holder of shares of LifePoint common stock that received the shares of LifePoint common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a United States Holder (as defined below) that has a functional currency other than the United States dollar;

•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid United States federal income tax;

•	a person that holds the shares of LifePoint common stock as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction;

•	a United States expatriate or a former citizen or long term resident of the United States; or

•	any holder of shares of LifePoint common stock that entered into a support agreement as part of the transactions described in the merger agreement.

This summary is based on the Internal Revenue Code, the Treasury Regulations promulgated under the Internal Revenue Code, and IRS rulings and judicial decisions, all as in effect as of the date hereof,

and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not address the United States federal income tax consequences to holders of shares of LifePoint common stock who assert appraisal rights under the DGCL nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The discussion set out herein is intended only as a general summary of the material United States federal income tax consequences to a holder of shares of LifePoint common stock. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws or tax treaties.

For purposes of this discussion, the term “United States Holder” means a beneficial owner of shares of LifePoint common stock that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has validly elected to be treated as a “United States person” under applicable Treasury Regulations.

A “non-United States Holder” is any beneficial owner of shares of LifePoint common stock that is not a United States Holder or a partnership (or other entity treated as a partnership for United States federal income tax purposes).

If a partnership (including any entity or arrangement treated as a flow-through for United States federal income tax purposes) holds shares of LifePoint common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holder should consult its own tax advisor regarding the tax consequences of exchanging the shares of LifePoint common stock pursuant to the merger.

United States Holders

Payments with Respect to Shares of LifePoint Common Stock

The exchange of shares of LifePoint common stock for cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for shares of LifePoint common stock pursuant to the merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of LifePoint common stock exchanged therefor. Gain or loss will be determined separately for each block of shares of LifePoint common stock (i.e., shares of LifePoint common stock acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the shares of LifePoint common stock is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

A United States Holder generally will be subject to information reporting and backup withholding at the applicable rate (currently 24%) with respect to the proceeds from the disposition of shares of LifePoint common stock pursuant to the merger. A United States Holder can avoid backup withholding if it provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and any overpayment may entitle the holder to a refund if the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the letter of transmittal to be returned to the paying agent, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Non-United States Holders

Payments with Respect to Shares of LifePoint Common Stock

Payments made to a non-United States Holder with respect to shares of LifePoint common stock exchanged for cash pursuant to the merger generally will be exempt from United States federal income tax unless:

•	the non-United States Holder is an individual who was present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met;

•

the gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or

•

LifePoint is or has been a United States real property holding corporation, which we refer to as a “USRPHC” in this proxy statement, for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of exchange of the shares of LifePoint common stock or the period that the non-United States Holder held shares of LifePoint common stock.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the shares of LifePoint common stock, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to United States federal income tax on a net income basis in the same manner as if the non-United States Holder were a resident of the United States. Non-United States Holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower rate under an applicable income tax treaty) in respect of effectively connected gains. Non-United States Holders are urged to consult any applicable tax treaties that may provide for different rules.

With respect to the third bullet point above, the determination of whether LifePoint is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. LifePoint has not made a determination as to whether or not it is or has been a USRPHC for U.S. federal income tax purposes during the time period described above. If you are a non-United States Holder and held (actually or constructively) more than five percent of the shares of LifePoint common stock at any time during the five-year period immediately preceding the date you exchange your shares and we are a USRPHC, any gain you recognize on the exchange of your shares will be treated as income that is effectively connected to a U.S. trade or business, and subject to United States federal income tax on a net income basis in the same manner as if the non-United States Holder were a resident of the United States. However, if you are a non-United States Holder that owns (actually or constructively) five percent or less of the shares of LifePoint common stock at all times during the five-year period ending on the date of disposition, because the shares of LifePoint common stock are regularly traded on an established securities market (within the meaning of applicable Treasury Regulations), even if LifePoint constitutes a USRPHC, any gain realized on the receipt of cash for shares of LifePoint common stock pursuant to the merger generally will not be subject to United States federal income tax.

Information Reporting and Backup Withholding

A non-United States Holder may be subject to information reporting and backup withholding at the applicable rate (currently 24%) with respect to the proceeds from the exchange of shares of LifePoint common stock pursuant to the merger. A non-United States Holder can avoid backup withholding by certifying on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or by otherwise establishing an exemption in a manner satisfactory to the paying agent. Information provided by a non-United States Holder may be disclosed to such non-United States Holder’s local tax authorities under an applicable tax treaty or information exchange agreement. Non-United States Holders should consult their tax advisors regarding the certification requirements for non-United States persons.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability if the required information is timely furnished to the IRS.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of shares of LifePoint common stock. Holders of shares of LifePoint common stock should consult their own tax advisors as to the particular tax consequences to them of exchanging their shares of LifePoint common stock for cash in the merger under any federal, state, foreign, local or other tax laws or tax treaties.

Regulatory Approvals

To consummate the merger, LifePoint and Parent must obtain approvals from, or make filings with, certain United States and non-United States federal and state antitrust and other regulatory authorities. We describe certain United States and non-United States federal and state approvals and filings below.

We currently expect to consummate the merger during the fourth quarter of calendar year 2018. LifePoint and Parent have agreed to use reasonable best efforts to as promptly as practicable make any necessary filings with, and obtain any necessary approvals of, and any actions or non-actions by, any governmental entity in connection with the consummation of the merger and the other transactions contemplated by the merger agreement. However, each of LifePoint and Parent will have no obligation to take any actions that would bind LifePoint or its subsidiaries in respect of any matter if the closing of the merger does not occur.

Although we believe that we will receive the required approvals and make the necessary filings to consummate the merger, we cannot give any assurance as to the timing of these approvals or filings or as to LifePoint’s and Parent’s ultimate ability to obtain such approvals or make such filings (or any additional approvals or filings which may otherwise become necessary). We also cannot ensure that we will obtain such approvals on terms and subject to conditions satisfactory to LifePoint and Parent or that the granting of regulatory approval will not involve the imposition of additional conditions on the completion of the merger.

HSR Act

Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division and certain waiting period requirements have been satisfied or terminated. These requirements apply to the merger.

Under the HSR Act, the merger may not be completed until the expiration of a 30-calendar day waiting period, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, following the filing of premerger Notification and Report Forms with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request for additional information and documentary materials, which request we refer to as a “Second Request” in this proxy statement. On August 3, 2018, LifePoint and Parent each filed a premerger Notification and Report Form with the FTC and Antitrust Division, as a result of which the applicable waiting period under the HSR Act expired on September 4, 2018 at 11:59 p.m., Eastern Time. At any time before or after the effective time, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to enjoin the consummation of the merger, conditionally approve the merger upon the divestiture of assets, subject the consummation of the merger to regulatory conditions or seek other remedies. In addition, state attorneys general and other regulators could take action under the antitrust or other laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the consummation of the merger or permitting consummation subject to regulatory conditions. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust or other regulatory grounds will not be made or, if such a challenge is made, what the result of such challenge will be.

Michigan Department of Insurance and Financial Services Approval

The merger is subject to the approval of DIFS regarding Parent’s proposed acquisition, from LifePoint, of control of Upper Peninsula Health Plan, LLC, a Michigan domiciled health maintenance organization. This approval of DIFS is a condition to closing under the terms of merger agreement.

LifePoint’s subsidiaries directly and indirectly own a majority of the membership interests in Upper Peninsula Health Plan, LLC and, as such, LifePoint is deemed to control Upper Peninsula Health Plan, LLC. Section 500.1311 of the Michigan Compiled Laws prohibits a person from acquiring control of a Michigan domestic insurer, which includes a health maintenance organization, unless the acquisition is first approved by the Director of DIFS. DIFS is required to approve the acquisition of control unless the Director expressly determines from information furnished to the Director that (a) the acquisition would render the insurer unable to write the types of insurance for which it is presently authorized, jeopardize its financial stability, substantially lessen competition or tend to create a monopoly in Michigan, or prejudice the interests of policyholders or securityholders; (b) the terms of the acquisition are unfair and unreasonable to policyholders or securityholders; (c) the acquiring party’s plan regarding the insurer is unfair and unreasonable to policyholders and not in the public interest; (d) the competence, experience and integrity of the persons who would control operation of the insurer are such that it would be the not be in the interest of the insurer’s policyholders or the general public to permit the acquisition; or (e) the acquisition is likely to be hazardous or prejudicial to the insurance-buying public.

On August 14, 2018, Parent filed with DIFS the required Statement Regarding the Acquisition of Control of or Merger with a Domestic Insurer with information and materials intended to establish that none of the permitted bases for DIFS to withhold approval exists. Michigan law does not specify a deadline for the decision of the DIFS Director. There can be no assurance as to the timing of the Director’s decision or that DIFS will approve Parent’s acquisition of control of Upper Peninsula Health Plan, LLC.

Cayman Islands Monetary Authority Approval

The merger is subject to the approval of CIMA of the proposed change in control of Point of Life. The Insurance Law, 2010 (as amended) of the Cayman Islands and the various regulations issued thereunder, which we refer to as the “Cayman Islands Insurance Law” in this proxy statement, requires an insurance licensee, such as Point of Life, to obtain the prior approval of CIMA in circumstances where 10% or more of its capital or voting rights is being acquired. On September 3, 2018, at the request of Aon Insurance Managers (Cayman) Ltd., as Point of Life’s Cayman Islands insurance manager, CIMA granted an exemption from obtaining CIMA’s prior approval for the proposed change in ultimate beneficial ownership of Point of Life pursuant to Section 12(3) of the Insurance Law, 2010. Point of Life must notify CIMA when the change in ownership is finalized.

Healthcare and Other Regulatory Filings

Federal and state laws and regulations may require that LifePoint or Parent or their respective affiliates obtain approvals, consents or certificates of need from, file license and/or permit applications with, and/or provide notice to applicable government entities in connection with the merger, including, for example, filings related to state hospital and pharmacy licenses of individual hospitals, Medicare and Medicaid participation, various facility licenses, state or federal radiation control bureau permits, Federal Communications Commission permits and other similar approvals. Under the terms of the merger agreement, the closing of the merger is not expressly conditioned upon the parties obtaining these various approvals or making such filings.

Litigation Relating to the Merger

On September 7, 2018, a purported stockholder of LifePoint filed a putative class action complaint in the United States District Court for the District of Delaware challenging the merger. The case, captioned Wolf v. LifePoint Health, Inc., et al., Case No. 18-cv-01397-UNA, names LifePoint and the members of the LifePoint Board as the Defendants. The complaint, among other things, alleges that LifePoint omitted from its proxy statement certain material information in violation of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaint seeks, among other things, class action certification, injunctive relief prohibiting the consummation of the merger, a declaration that the Defendants have violated the Exchange Act and Rule 14a-9, an order directing the filing of a non-deficient proxy statement and an award of attorneys’ fees. LifePoint and the LifePoint Board believe that the action lacks merit and intend to defend vigorously against this action.

THE MERGER AGREEMENT

The following is a summary of certain provisions of the merger agreement. The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Accordingly, the description of the merger agreement in this section entitled “The Merger Agreement” and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section entitled “The Merger Agreement” is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 141 of this proxy statement.

Explanatory Note Regarding the Merger Agreement

The merger agreement has been provided solely to inform you of its terms. The rights and obligations of LifePoint, Parent and Merger Sub are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement. The merger agreement contains customary representations and warranties that LifePoint, Parent and Merger Sub made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement among LifePoint, Parent and Merger Sub and may be subject to important qualifications and limitations not reflected in the text of the merger agreement agreed to by LifePoint, Parent and Merger Sub in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk among LifePoint, Parent and Merger Sub rather than establishing matters as facts. Investors and security holders are not third-party beneficiaries under the merger agreement, and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of LifePoint, Parent and Merger Sub or any of their respective affiliates or businesses. For the foregoing reasons, you should not read the representations and warranties given by the parties in the merger agreement or any description of the merger agreement as characterizations of the actual state of facts or conditions of LifePoint, Parent, Merger Sub or any of their respective subsidiaries or affiliates. See the section entitled “Where You Can Find More Information” beginning on page 141 of this proxy statement.

Terms of the Merger Agreement

The Merger

On the terms and subject to the conditions of the merger agreement and in accordance with the DGCL, at the effective time, Merger Sub will merge with and into LifePoint, the separate corporate existence of Merger Sub will cease and LifePoint will continue as the surviving corporation and a wholly-owned subsidiary of Parent. The merger will have the effects set forth in the merger agreement, the certificate of merger and the relevant provisions of the DGCL. Subject to the foregoing, at the effective time, all the properties, rights, privileges, immunities, powers and franchises of LifePoint and Merger Sub will vest in the surviving corporation, and all debts, liabilities and duties of LifePoint and Merger Sub will become the debts, liabilities and duties of the surviving corporation.

Closing and Effective Time of the Merger

Unless otherwise agreed upon in writing by LifePoint and Parent, the closing of the merger will take place on the third business day after the satisfaction or waiver of all of the conditions precedent set forth in the merger agreement (as described in the section entitled “—Merger Closing Conditions” beginning on page 117 of this proxy statement) (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions). If the marketing period (as described in the section entitled “—Marketing Period” beginning on page 115 of this proxy statement) has commenced but has not completed at the time the aforementioned conditions precedent set forth in the merger agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions), the parties will not be required to consummate the merger until the earlier of (i) a business day during the marketing period specified by Parent on no less than three business days’ prior written notice to LifePoint and (ii) the third business day after the final day of the marketing period.

Subject to the terms of the merger agreement, as soon as practicable on the closing date, Parent, LifePoint and Merger Sub will file a certificate of merger, together with any required certificates, filings and recordings, with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of the DGCL. The merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as Parent and LifePoint agree upon and specify in the certificate of merger.

Certificate of Incorporation; By-Laws; Directors and Officers

At the effective time, LifePoint’s amended and restated certificate of incorporation will be amended and restated in its entirety to be in the form of the applicable exhibit to the merger agreement and, as so amended and restated, such certificate of incorporation will be the certificate of incorporation of the surviving corporation until, subject to certain exceptions, thereafter amended as provided therein or by applicable law. At the effective time, the by-laws of Merger Sub in effect immediately prior to the effective time will be the by-laws of the surviving corporation until thereafter amended as provided therein or by applicable law, subject to certain exceptions specified in the merger agreement. Subject to applicable law, from and after the effective time, the directors of Merger Sub immediately prior to the effective time and the officers of LifePoint immediately prior to the effective time will be the directors and officers, respectively, of the surviving corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the surviving corporation.

Merger Consideration

At the effective time:

•

each outstanding share of LifePoint common stock (other than excluded shares, which are described in the following three bullet points and in the section entitled “—Treatment of Equity Awards—Treatment of Restricted Shares” beginning on page 92 of this proxy statement) will be converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes;

•	each share of LifePoint common stock held by Parent or Merger Sub or held by us as treasury stock will be automatically canceled and retired, without payment of any consideration;

•

each share of LifePoint common stock held by any subsidiary of either LifePoint or Parent (other than Merger Sub) will be converted into such number of shares of capital stock of the surviving corporation such that the applicable holder owns the same percentage of outstanding capital stock of the surviving corporation immediately following the effective time that it owned in LifePoint immediately prior to the effective time; and

•	each share of LifePoint common stock the holder of which is entitled to appraisal rights under the provisions of Section 262 and has properly complied with such provisions (as described in the section entitled “Appraisal Rights” beginning on page 134 of this proxy statement), which we refer to as “dissenting shares” in this proxy statement, will not be converted into the right to receive the merger consideration unless and until such stockholder fails to perfect or otherwise withdraws, waives or loses such stockholder’s rights to appraisal under Section 262, at which time each such stockholder’s right to be paid the fair value of such holder’s dissenting shares will cease and such dissenting shares will be deemed to have been converted as of the effective time into, and to have become exchangeable solely for, the right to receive the merger consideration, without interest and less any applicable withholding taxes.

At any time during the period from July 22, 2018 to the effective time, in the event LifePoint changes the number of shares of LifePoint common stock issued and outstanding prior to the effective time as a result of a stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, reclassification, combination, exchange of shares, merger, issuer tender offer or similar transaction with respect to the outstanding shares of LifePoint common stock (each such transaction requiring the consent of Parent in accordance with the certain operating covenants set forth in the merger agreement), then the merger consideration will be appropriately equitably adjusted to provide to Parent and the holders of LifePoint common stock the same economic effect as contemplated by the merger agreement prior to such change.

Treatment of Equity Awards

The merger agreement provides that outstanding equity-based awards under LifePoint’s equity plans will be treated as set forth below.

Treatment of Stock Options.    At the effective time, each company option outstanding immediately prior to the effective time, whether vested or unvested, will be fully vested and canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, determined by multiplying the excess, if any, of the merger consideration over the applicable exercise price per share of such company option by the number of shares of LifePoint common stock subject to such company option. Notwithstanding the foregoing, any company option that has an exercise price per share that is greater than or equal to the merger consideration will be canceled at the effective time for no consideration or payment.

Treatment of Restricted Stock Units.    At the effective time, each company restricted stock unit outstanding immediately prior to the effective time, whether vested or unvested, will be fully vested and canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, determined by multiplying the merger consideration by the number of shares of LifePoint common stock subject to such company restricted stock unit prior to the effective time.

Treatment of Performance Stock Units.    At the effective time, each company performance stock unit outstanding immediately prior to the effective time, whether vested or unvested, will be fully vested and canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes as described in the following sentences. In the case of unvested company performance stock units, the cash payment will be determined by multiplying the merger consideration by the number of shares of LifePoint common stock that will be payable in accordance with the applicable award agreement. The company performance stock units award agreements provide that, upon a change in control, either 150% or 200% of the number of shares subject to the award agreement will vest and be payable. In the case of company performance stock units that vested prior to the consummation of the merger, the cash payment will be determined by multiplying the merger consideration by the number of shares of LifePoint common stock subject to such company performance stock units based on the actual level of achievement of performance goals in accordance with the terms of the applicable award agreement. As of the close of business on September 17, 2018, there were 21,688 shares previously earned pursuant to vested company performance stock units that were held by LifePoint’s executive officers and deferred under the deferred compensation plan, all of which will be canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the merger consideration at the effective time.

Treatment of Warrants

At the effective time, each outstanding warrant to purchase shares of LifePoint common stock, which we refer to as a “company warrant” in this proxy statement, whether or not such company warrant is then exercisable, will be canceled and converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, determined by multiplying the excess, if any, of the merger consideration over the applicable exercise price per share of such company warrant by the number of shares of LifePoint common stock subject to such company warrant. As of the close of business on September 26, 2018, the most recent practicable date prior to the mailing of this proxy statement, there were no company warrants outstanding with an exercise price less than $65.00 and, as a result, all of the outstanding company warrants are expected to be canceled at the effective time for no consideration or payment.

Payment Procedures

Prior to the effective time, Parent or Merger Sub will designate a bank or trust company reasonably acceptable to LifePoint as the paying agent. At or immediately following the effective time, Parent will deposit, or cause to be deposited, with the paying agent, separate and apart from its other funds, for the benefit of holders of stock certificates, holders of uncertificated shares of LifePoint common stock registered to a holder in LifePoint’s electronic direct registration system immediately prior to the effective time, which we refer to as “uncertificated shares” in this proxy statement, and holders of uncertificated shares of LifePoint common stock held of record by The Depository Trust Company represented by a book-entry account immediately prior to the effective time, which we refer to as “book-entry shares” in this proxy statement, cash in an amount equal to the aggregate merger consideration which such holders collectively are entitled to receive in accordance with the merger agreement.

As promptly as practicable after the effective time, but in no event more than three business days following the effective time, the surviving corporation will cause the paying agent to mail (and to make available for collection by hand) to each holder of record of stock certificates immediately prior to the effective time (other than holders of excluded shares), a letter of transmittal and instructions for use in effecting the surrender of stock certificates (or an affidavit of loss in lieu thereof in accordance with the merger agreement), in each case, in exchange for the merger consideration. Upon physical surrender of stock certificates (or an affidavit of loss in lieu thereof in accordance with the merger agreement), together with a duly completed and validly executed letter of transmittal and other documentation, in each case, in accordance with the terms of the letter of transmittal and related instructions, to the paying agent, the holder of such stock certificates (or affidavit of loss in lieu thereof in accordance with the merger agreement) will be entitled to receive, and Parent will direct the paying agent to pay, in exchange therefor, cash in an amount equal to the aggregate merger consideration in respect thereof.

As promptly as practicable after the effective time, but in no event more than three business days following the effective time, each holder of one or more uncertificated shares and/or book-entry shares (other than holders of excluded shares) will be entitled to receive, and the surviving corporation will cause the paying agent to pay to each such holder (other than holders of excluded shares), an amount in cash equal to the aggregate merger consideration that such holder is entitled to receive in respect of his, her or its shares of LifePoint common stock. If required by the paying agent, such payments will be subject to receipt by the paying agent of an “agent’s message” in customary form, together with such other documents, certifications or other information, if any, as the paying agent may reasonably request.

In the event that any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in a customary and reasonable amount and upon such terms as may be reasonably required by Parent or paying agent as indemnity against any claim that may be made against it with respect to such certificate, the paying agent will issue the aggregate merger consideration payable with respect to such certificate under the terms of the merger agreement (after giving effect to any required tax withholdings as provided in the merger agreement and described in the last paragraph of this section) in exchange for such lost, stolen or destroyed certificate. In the event of a transfer of ownership of shares of LifePoint common stock that is not registered in LifePoint’s transfer records, payment of the merger consideration in respect of stock certificates may be made to a person other than the person registered in the transfer records of LifePoint as holding such shares of LifePoint common stock so surrendered if such shares of LifePoint common stock will be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment must pay any transfer or other taxes required to be paid by reason of the payment of the merger consideration in respect thereof or establish to the reasonable satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

If any cash deposited with the paying agent is not claimed following one year after the effective time, such cash will be delivered to the surviving corporation upon demand, and any former holders of LifePoint common stock who have not previously complied with the exchange procedures in the merger agreement may thereafter look only to the surviving corporation (and not to Parent or any affiliate of Parent), and the surviving corporation will remain liable, for payment of any such holder’s claim for the merger consideration. Furthermore, none of Parent, Merger Sub, LifePoint, the surviving corporation, the paying agent or any other person may be liable to any person in respect of any portion of the merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. However, any amounts remaining unclaimed by holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any governmental entity will become, to the extent permitted by applicable law, the property of the surviving corporation, free and clear of all claims of interest of any person previously entitled thereto.

No interest will be paid or accrue on any amount payable upon due surrender of the stock certificates or transfer of any book-entry shares or any uncertificated shares. Parent, the surviving corporation or the paying agent will be entitled to deduct and withhold from the merger consideration or other amounts otherwise payable pursuant to the merger agreement any amounts that it is required to deduct and withhold with respect to the making of such payment under applicable law.

Appraisal Rights

Dissenting shares will not be converted into the right to receive the merger consideration. Instead, holders of dissenting shares will be entitled only to payment of the appraisal value of dissenting shares in accordance with Section 262, less any applicable withholding taxes. At the effective time, such dissenting shares will no longer be outstanding, will automatically be canceled and will cease to exist, and such holders will cease to have any right with respect thereto, except the right to receive the appraisal value of such dissenting shares in accordance with Section 262. In the event that any such stockholder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262, then the right of such stockholder to be paid the fair value of such stockholder’s dissenting shares will cease and such shares will be deemed to have been converted as of the effective time into, and to have become exchangeable solely for, the right to receive the merger consideration, without interest and less any applicable withholding taxes. LifePoint will give Parent notice of any written demands for appraisal of shares of LifePoint common stock received by LifePoint, withdrawals of such demands and any other instruments served on LifePoint pursuant to Section 262, in each case, as promptly as reasonably practicable after its receipt of notice thereof, and the opportunity to participate in, but not control, negotiations and proceedings with respect to demands for appraisal in respect of dissenting shares. LifePoint may not, without the prior written consent of Parent (which consent may not be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands.

Further Assurances

If at any time before or after the effective time, Parent or LifePoint reasonably believes or is advised that any further instruments, deeds, assignments, actions or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of the merger agreement at or after the effective time, then Parent, Merger Sub, LifePoint and the surviving corporation and their respective officers and directors or managers are required to execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of the Merger Agreement. In furtherance of the foregoing, but subject to certain limitations set forth in the merger agreement, each of Parent, Merger Sub and LifePoint are required to use commercially reasonable efforts to identify and obtain any consents, clearances, expiration of waiting periods, approvals, waivers, amendments, licenses, permits, franchises, certificates, registrations, variations, exemptions and authorizations of, and actions or non-actions by, and all filings, submission declarations with, any governmental entity or third party.

Without limiting the foregoing, and subject to certain limitations set forth in the merger agreement, in each case, at Parent’s request:

•

LifePoint will use commercially reasonable efforts to cooperate with Parent and Merger Sub with respect to planning the integration of LifePoint and its subsidiaries with Parent and its subsidiaries, including with respect to identifying strategic and operational matters for integration and consulting and cooperating with Parent and Merger Sub in connection therewith to the extent such consultation and cooperation are not in violation of antitrust and other applicable laws; and

•

LifePoint, at Parent’s sole cost and expense, will use commercially reasonable efforts to cooperate with Parent and Merger Sub to facilitate the issuance of a buy-side representation and warranty insurance policy, including with respect to post-signing due diligence customary for representation and warranty insurance policies in the healthcare industry.

Representations and Warranties

The merger agreement contains customary representations and warranties made by LifePoint that are subject to specified exceptions and qualifications contained in the merger agreement. LifePoint’s representations and warranties are, in certain cases, qualified by LifePoint’s “knowledge,” “materiality” and “company material adverse effect.” For purposes of the merger agreement, “company material adverse effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the businesses, assets, liabilities, properties, results of operations or condition (financial or otherwise) of LifePoint and its subsidiaries, taken as a whole, or (b) affects LifePoint or any of its subsidiaries and would prevent, materially impair or materially delay consummation by LifePoint of the merger, but does not include any event, occurrence, fact, condition, change, development or effect resulting from or relating to any of the following:

•	general changes or developments in the economy, political or regulatory conditions;

•	changes or developments in financial, credit or stock market fluctuations or conditions;

•	any changes in or developments affecting the industries or markets in which LifePoint or any of its subsidiaries operate;

•

any changes in GAAP or applicable law (including applicable healthcare laws) or changes in the interpretation or enforcement of GAAP or applicable law (actual or proposed), including any amendment or repeal of the Patient Protection and Affordable Care Act of 2010 (Pub. Law 111-148), as amended by the Health Care and Education Reconciliation Act (Pub. Law 111-152);

•

changes in the market price or trading volume of shares of LifePoint common stock (except that such change may not prevent a determination that any event, occurrence, fact, condition, change, development or effect underlying, giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a company material adverse effect, unless such event, occurrence, fact, condition, change, development or effect is otherwise excluded from the definition of “company material adverse effect”);

•

any failure by LifePoint to meet any internal, analysts’ or other earnings estimates, budgets, plans forecasts or projections of financial performance or results of operations or changes in credit ratings (except that such failure or change may not prevent a determination that any event, occurrence, fact, condition, change, development or effect underlying, giving rise to our contributing to such failure or change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a company material adverse effect, unless such event, occurrence, fact, condition, change, development or effect is otherwise excluded from the definition of “company material adverse effect”);

•	natural disasters;

•	any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or any escalation or worsening thereof;

•

the negotiation, execution, announcement, pendency, performance or consummation of the merger agreement or the transactions contemplated thereby, including the impact of any such action on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators;

•	compliance by LifePoint with the terms and conditions of the merger agreement;

•	any action by Parent or its affiliates in breach of the merger agreement or the omission of an action by Parent or its affiliates that was required to be taken by Parent or any of its affiliates;

•	any action taken by LifePoint at the written request of Parent or any of its affiliates;

•

any legal action brought on behalf of LifePoint’s stockholders and arising from the merger agreement or the transactions contemplated by the merger agreement (except as it relates to any breach of the merger agreement by LifePoint);

•	any damage to or destruction of any assets or properties of LifePoint or any of its subsidiaries to the extent covered by third-party insurance;

•	changes to the labor conditions in the industries or markets in which LifePoint or any of its subsidiaries operate;

•	the identity of Parent, Merger Sub or their respective affiliates, or Parent’s ability to obtain any required approvals in connection with the transactions contemplated by the merger agreement; or

•	certain other matters specified by the parties;

except, in the case of the first four bullet points and the seventh, eighth and fifteenth bullet points above, to the extent LifePoint and its subsidiaries, taken as a whole, are materially disproportionately affected by such event, occurrence, fact, condition, change, development or effect as compared with other participants in the industries and geographic markets in which LifePoint and its subsidiaries operate.

LifePoint’s representations and warranties under the merger agreement relate to, among other things:

•	corporate matters related to LifePoint and its subsidiaries, such as organization, existence, good standing and authority to carry on their respective businesses;

•	absence of encumbrances on LifePoint’s ownership of the equity interests of its subsidiaries;

•	LifePoint’s capitalization, including the number of shares of LifePoint common stock and other equity interests issued and outstanding;

•	absence of preemptive or other similar rights or debt securities that give their holders the right to vote with LifePoint’s stockholders;

•

absence of any proxies, voting trusts or other agreements, commitments, or understandings by which LifePoint or any of its subsidiaries are bound relating to the voting of LifePoint’s or any of its subsidiaries’ equity securities;

•

authority of LifePoint to enter into the merger agreement and, subject to the receipt of LifePoint stockholder approval, consummate the merger and the other transactions contemplated by the merger agreement, and the enforceability of the merger agreement against LifePoint;

•

absence of violations of or conflicts with our organizational documents, governmental orders, applicable law and certain agreements as a result of our entering into and performing the obligations under the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

•	determination of fairness, the approval and declaration of advisability of the resolution to recommend that LifePoint’s stockholders adopt the merger agreement by the LifePoint Board;

•	approval of the common stockholders as the only approval of the holders of LifePoint stockholders required to approve the merger agreement and the transactions contemplated thereby;

•

required regulatory filings and approvals in connection with the execution and delivery by LifePoint of the merger agreement and the performance by LifePoint of its obligations under the merger agreement;

•	compliance with laws and permits;

•	compliance with anti-corruption and anti-money laundering laws;

•	SEC filings and company financial statements since January 1, 2016;

•	compliance with the applicable rules and regulations of the SEC and the Sarbanes-Oxley Act of 2002;

•	LifePoint’s disclosure controls and procedures and internal controls over financial reporting and the accuracy of the information contained in this proxy statement;

•	absence of certain changes and a company material adverse effect since December 31, 2017;

•	absence of certain undisclosed liabilities;

•	absence of certain litigation matters;

•	tax matters;

•	properties;

•	environmental matters;

•	certain material contracts of LifePoint and its subsidiaries and the absence of breach or default thereunder;

•	employee benefit plans;

•	certain employment and labor matters;

•	intellectual property matters;

•	maintenance of certain insurance policies by LifePoint and its subsidiaries;

•	compliance with applicable health care laws and regulations;

•	information technology systems, data privacy and security matters;

•	inapplicability of state takeover laws and regulations to the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	receipt by the LifePoint Board of an opinion from Goldman Sachs as to the fairness, from a financial point of view, of the merger consideration to be received by LifePoint’s stockholders;

•	absence of undisclosed brokerage, financial advisory, finders’ and similar fees and commissions; and

•	transactions with affiliates.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject to specified exceptions and qualifications contained in the merger agreement. Parent’s and Merger Sub’s representations and warranties are, in certain cases, qualified by Parent’s “knowledge,” “materiality” and “parent material adverse effect.” For purposes of the merger agreement, “parent material adverse effect” means any event, occurrence, fact, condition, change, development or effect that affects Parent, Merger Sub or any of their respective affiliates and would prevent, materially impair or materially delay consummation by Parent or Merger Sub of the merger.

Parent’s and Merger Sub’s representations and warranties under the merger agreement relate to, among other things:

•	corporate matters related to Parent and Merger Sub, such as organization, existence, good standing and limited partnership or corporate power;

•

authority of Parent and Merger Sub to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement against Parent and Merger Sub;

•

required regulatory filings, approvals in connection with the execution and delivery by Parent and Merger Sub of the merger agreement and the performance by Parent and Merger Sub of their respective obligations under the merger agreement;

•

absence of certain violations, breaches or defaults under certain agreements, organizational documents and laws, in each case, arising out of the execution and delivery by Parent and Merger Sub of the merger agreement and the performance by Parent and Merger Sub of their respective obligations under the merger agreement;

•	accuracy of information supplied by Parent or Merger Sub for inclusion or incorporation by reference in this proxy statement;

•	absence of litigation matters;

•

absence of certain agreements (whether oral or written) between Parent, Merger Sub or any of their affiliates, on the one hand, and any member of LifePoint’s management or the LifePoint Board, on the other hand, or any agreement pursuant to which any stockholder of LifePoint would be entitled to receive consideration of a different amount or nature than the merger consideration or pursuant to which any stockholder of LifePoint agrees to vote to adopt the merger agreement or the merger or agrees to vote against any superior proposal;

•	the committed financing and the availability and sufficiency of funds in accordance with the debt commitment letters and equity commitment letter to consummate the merger;

•	absence of ownership of shares of LifePoint common stock;

•	operation and ownership of Merger Sub;

•

adoption of the merger agreement by Parent as sole stockholder of Merger Sub as the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the merger agreement or the transactions contemplated thereby, including the merger;

•	absence of undisclosed brokerage, financial, finders’ and similar fees and commissions; and

•	solvency of the surviving corporation following the consummation of the merger.

None of the representations and warranties contained in the merger agreement will survive beyond the effective time.

Conduct of Business by LifePoint Pending the Merger

The merger agreement contains certain covenants restricting the conduct of business by LifePoint between July 22, 2018 and the effective time. In general, LifePoint has agreed that, except (a) as consented to by Parent in writing in its sole discretion, (b) as expressly required by the merger agreement, (c) as required by applicable law or governmental entities, (d) as expressly required by certain material contracts of LifePoint and its subsidiaries or (e) as otherwise specified by the parties, LifePoint will, and will cause each of its subsidiaries to, (i) conduct its business in the ordinary course and (ii) use reasonable best efforts to preserve substantially intact its business organization, assets and properties and preserve in all material respects its relationships with any customers, suppliers, vendors, payors, partners, governmental entities, licensors and licensees and other persons with which it has material business relations.

LifePoint has also agreed that, except (a) as otherwise expressly required by the merger agreement, (b) as may be required by applicable law or governmental entities, (c) as expressly required by certain material contracts of LifePoint and its subsidiaries or (d) as otherwise specified by the parties, from July 22, 2018 until the effective time, without the prior written consent of Parent in its sole discretion (except in the case of the third, sixth, seventh and tenth through fifteenth bullet points below, such consent may not be unreasonably delayed, conditioned or withheld), LifePoint will not, and will not permit any of its subsidiaries to, take certain actions, including, among others:

•	adopt or propose any change in its or any of its subsidiary’s organizational documents;

•

declare, set aside or pay any dividend or other distribution except for any dividend or distribution by one of LifePoint’s wholly-owned subsidiaries to LifePoint or another of its wholly-owned subsidiaries;

•	merge or consolidate with any other person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

make any acquisition of, or make any investment in any interest in, any person or division thereof or any property or assets, in each case, except (a) in the ordinary course of business for purchase price consideration (including any related earn-outs, assumption of indebtedness or liabilities, making of any guarantees or capital commitments) in an amount not in excess of $5,000,000 in the aggregate and (b) acquisitions of inventory and supplies in the ordinary course of business;

•

sell, lease, license, subject to an encumbrance (other than a permitted encumbrance under the merger agreement) or otherwise surrender, relinquish, dispose of, transfer, swap, exchange, abandon, allow to lapse or expire any assets or property of LifePoint or any of its subsidiaries, other than (a) disposals of assets or properties having a fair market value in an amount not in excess of $5,000,000 in the aggregate, (b) disposals of any assets or property between or among (i) LifePoint and a wholly-owned subsidiary of LifePoint and (ii) any of its wholly-owned subsidiary and another of its wholly-owned subsidiary, (c) non-exclusive licenses granted by LifePoint or one of its subsidiaries to a customer or a vendor in the ordinary course of business or (d) dispositions of inventory and supplies in the ordinary course of business;

•

(a) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities other than permitted encumbrances under the merger agreement or amend any term of any of its outstanding securities, other than issuances of LifePoint common stock upon the exercise or settlement of certain equity-based awards, (b) split, combine or reclassify any shares of LifePoint common stock or any other equity interests of LifePoint or any of its subsidiaries or (c) purchase or redeem any shares of LifePoint common stock or any other equity interests of LifePoint or its subsidiaries or any rights, warrants or options to acquire any such shares or interests other than (i) any such purchases or redemptions by one of its wholly-owned subsidiaries with respect to such subsidiary’s own capital stock or other equity interests or (ii) in connection with the exercise or vesting of certain equity-based awards;

•

incur, guarantee or assume any indebtedness or make any loans, advances or capital contributions to or investments in, any person other than (a) in an amount not in excess of $10,000,000 in the aggregate, (b) any intercompany indebtedness, loan, advance, capital contribution or investment, (c) guaranties and credit support, in the ordinary course of business, by LifePoint of obligations of any of its subsidiaries or by any of its subsidiaries of obligations of LifePoint or another of its subsidiaries, (d) pursuant to existing credit facilities of up to $40,000,000, in the aggregate and (e) refinancings of existing indebtedness;

•	enter into, amend, supplement or modify any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

•

except as required pursuant to the terms of any LifePoint benefit plan or as otherwise required by applicable law, (a) grant or provide any severance or termination payments or benefits to any current or former director, officer, employee, consultant or independent contractor of LifePoint or any of its subsidiaries, (b) increase the compensation or benefits of any current or former director or officer of LifePoint or any of its subsidiaries, or any employee, consultant or independent contractor of LifePoint or any of its subsidiaries, other than physicians in the ordinary course of business and those employees, consultants or independent contractors hired in the ordinary course of business with an annual base salary or fee that is no greater than $200,000, (c) establish, adopt, terminate, supplement or amend any LifePoint benefit plan or any arrangement that would be a LifePoint benefit plan if it were in existence on July 22, 2018, (d) amend the terms of any outstanding company options, company restricted stock units or company performance stock units or other LifePoint equity or equity-based awards, (e) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any LifePoint benefit plan, (f) change any actuarial or other assumptions used to calculate funding obligations with respect to any LifePoint benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (g) forgive or grant any loans to directors, officers, employees, consultants, or independent contractors of LifePoint or any of its subsidiaries or (h) hire or terminate (other than for cause) any director or officer of LifePoint or any of its subsidiaries, or any employee, consultant or independent contractor of LifePoint or any of its subsidiaries, other than (i) physicians in the ordinary course of business, (ii) employees, consultants or independent contractors hired in the ordinary course of business with an annual base salary or fee that is no greater than $200,000 and (iii) persons hired to fill certain specified positions even if such persons will have an annual base salary of over $200,000 as long as their salary is in accordance with the salary grades previously disclosed for the position they are hired for; provided, however, that the foregoing clauses (a) through (h) do not restrict LifePoint or any of its subsidiaries from settling employment-related legal actions or disputes that would not result in any payment or liability in excess of $200,000 individually or $1,000,000 in the aggregate;

•	change any method of accounting or accounting principles or practices followed by LifePoint or any of its subsidiaries, except for any such change required by a change in GAAP or applicable law;

•

(a) make, change or revoke any material tax election, (b) change any material method of tax accounting or any tax accounting period, (c) amend any material tax return or (d) settle or compromise any proceeding, audit, examination or investigation relating to a material amount of taxes or enter into any closing agreement within the meaning of the Internal Revenue Code (or any similar provision of applicable law) with respect to any material amount of taxes;

•

pay, discharge, settle or satisfy any legal action, other than in the ordinary course of business and that would not (a) result in any payment or liability in excess of $1,000,000 individually or $5,000,000 in the aggregate, or such greater amount reserved therefor or reflected in any material reports, schedules, forms, statements and other documents filed with, or furnished to, the SEC since January 1, 2016, (b) impose any non-monetary obligations or (c) include the admission of any wrongdoing on the part of LifePoint or any of its subsidiaries;

•

terminate, cancel or fail to renew, other than in the ordinary course of business, any insurance coverage maintained by LifePoint or any of its subsidiaries with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage to the extent available on commercially reasonable terms;

•

(a) amend, terminate or, except to the extent not within LifePoint’s control, fail to renew or allow to lapse any of LifePoint’s material registrations, licenses, permits, certificates (including certificates of need), exemptions, approvals, franchises and other regulatory authorizations issued or granted by a governmental entity or (b) amend any material registrations, licenses, permits, certificates (including certificates of need), exemptions, approvals, franchises and other regulatory authorizations issued or granted by a governmental entity if doing so would reasonably be expected to be materially adverse to LifePoint and its subsidiaries, taken as a whole;

•

enter into certain material contracts or amend certain material contracts of LifePoint and its subsidiaries on terms materially adverse to LifePoint and its subsidiaries, taken as a whole, or supplement, cancel or terminate certain material contracts of LifePoint and its subsidiaries, in each case, other than discounted fee for service or per diem managed care or payer agreements resulting in collected cash of LifePoint or any of its subsidiaries of less than $10,000,000 per such agreement or waive or fail to enforce any of the material terms thereof that are for the benefit of LifePoint or any of its subsidiaries;

•

enter into, amend or modify the terms of any contract with any person covered under Item 404 of Regulation S-K under the Securities Act or make any payment to any person covered under Item 404 of Regulation S-K under the Securities Act (other than payments, transactions or benefits pursuant to contracts of LifePoint benefit plans made available to Parent prior to July 22, 2018, or otherwise permitted by the ninth bullet point above);

•	cancel any material indebtedness or material claim or intentionally waive any material claim or rights of LifePoint or any of its subsidiaries;

•

make or authorize any new capital expenditures in the year ended 2018 except to the extent expressly set forth in the capital expenditures budget for 2018 and, if the closing of the merger occurs in 2019, to the extent expressly set forth in the capital expenditures budget for 2019 or emergency capital expenditures in any amount (up to $2,500,000) that LifePoint determines in good faith is necessary; or

•	agree or commit to do any of the foregoing actions.

Conduct of Business by Parent and Merger Sub Pending the Merger

From July 22, 2018 until the effective time, except as permitted by or provided for in the merger agreement or with the prior written consent of LifePoint, Parent and Merger Sub have agreed not to directly or indirectly take or cause to be taken (a) any action that would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by the merger agreement or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action or (b) any action that would cause any of the covenants of Parent and Merger Sub contained in the merger agreement to be breached in any material respect or result in the failure to be satisfied of certain of the closing conditions set forth in the merger agreement (as described in the section entitled “—Merger Closing Conditions” beginning on page 117 of this proxy statement).

LifePoint Stockholder Meeting

LifePoint is obligated to, in accordance with its organizational documents and applicable law, promptly take all action required under the DGCL, its organizational documents and applicable requirements of Nasdaq to duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of seeking their adoption of the merger agreement, as promptly as reasonably practicable following the date upon which this proxy statement is cleared by the SEC, with the record date and meeting date being selected after reasonable consultation with Parent. Unless the LifePoint Board has effected an adverse recommendation change, or resolved to do so, LifePoint is obligated to (a) recommend adoption of the merger agreement and include in this proxy statement such recommendation and (b) use reasonable best efforts to obtain the approval of LifePoint’s stockholders of the proposal to adopt the merger agreement including by soliciting such approval. LifePoint may postpone, recess or adjourn the special meeting of LifePoint’s stockholders (a) with the written consent of Parent, (b) if as of the time for which the special meeting of LifePoint’s stockholders is originally scheduled (as set forth in this proxy statement) LifePoint is unable to obtain a quorum of its stockholders at the special meeting necessary to conduct the business of such meeting or (c) to allow additional time for the filing and distribution of any amended or supplemental disclosure which the LifePoint Board has determined in good faith is necessary or advisable under applicable law and for such amended or supplemental disclosure to be reviewed by LifePoint’s stockholders prior to the special meeting of LifePoint’s stockholders. Irrespective of the foregoing, without the prior written consent of Parent, the special meeting of LifePoint’s stockholders may not be postponed or adjourned (i) by more than ten calendar days at a time without the prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) of Parent or (ii) by more than 30 calendar days in the aggregate after the date on which the special meeting of LifePoint’s stockholders was originally scheduled. In no event may the record date of the special meeting be changed without Parent’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned), unless required by applicable law.

Go-Shop Period; Solicitation of Alternative Transaction Proposals

During the go-shop period, LifePoint, its subsidiaries and their respective representatives had the right to, directly or indirectly:

•

solicit, initiate, facilitate or encourage the making of any alternative transaction proposal, including by way of furnishing information with respect to LifePoint and its subsidiaries to the person making such alternative transaction proposal (and its representatives) pursuant to an executed acceptable confidentiality agreement, so long as a copy of all such information not previously provided to Parent (or its representatives) is provided to Parent as promptly as reasonably practicable after such information has been furnished to such person (or its representatives); and

•

participate in discussions or negotiations with respect to any alternative transaction proposal or otherwise cooperate in connection with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any alternative transaction proposal.

No later than two business days after the no-shop period start date, LifePoint was obligated to notify Parent of the number of the exempted persons and the material terms and conditions of any alternative transaction proposal received from any exempted person (including any changes thereto), which alternative proposal had not been withdrawn. As of the no-shop period start date, there were no exempted persons.

From and after the no-shop period start date until the effective time or, if earlier, the valid termination of the merger agreement in accordance with its terms, except as otherwise provided in, and subject to the terms and conditions of, the merger agreement, LifePoint has agreed not to, and to cause each of its subsidiaries not to, and to direct and use reasonable best efforts to cause its and their representatives not to, directly or indirectly, among other things:

•

solicit, initiate or knowingly encourage, facilitate or assist the making of any alternative transaction proposal or any inquiries, offers or proposals that could reasonably be expected to lead to an alternative transaction proposal or the consummation of an alternative transaction proposal;

•

other than with Parent, Merger Sub or their respective affiliates and representatives and other than to inform any person that LifePoint is subject to the covenants relating to acquisition proposals contained in the merger agreement, (a) enter into, continue, knowingly encourage or otherwise participate or engage in any discussions or negotiations regarding, (b) provide or afford access to its properties, assets, books and records or personnel or (c) furnish to any person any non-public information, in each case, in connection with, or relating to, any alternative transaction proposal or the making of any alternative transaction proposal or any inquiry, offer or proposal with respect to any alternative transaction proposal;

•

execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding other than an acceptable confidentiality agreement in accordance with the covenants relating to acquisition proposals contained in the merger agreement, which we refer to each as an “alternative transaction agreement” in this proxy statement, (i) constituting or that could reasonably be expected to lead to or otherwise relates to any alternative transaction proposal or (ii) requiring it to abandon, terminate or fail to consummate the merger and the other transactions contemplated by the merger agreement;

•

fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of securities of LifePoint or any of its subsidiaries to the extent that the applicable provision of any such agreement prohibits or purports to prohibit a confidential proposal being made to the LifePoint Board, unless the LifePoint Board determines in good faith, after consultation with its legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties to LifePoint’s stockholders under applicable law; or

•	authorize, agree or commit to do any of the foregoing.

Notwithstanding the foregoing, or any other provisions of the merger agreement to the contrary, but subject to the paragraph immediately below, if at any time after the no-shop period start date and prior to the adoption of the merger agreement by LifePoint’s stockholders, LifePoint or any of its subsidiaries receives a written alternative transaction proposal that did not result from a breach of the covenants relating to acquisition proposals contained in the merger agreement, (a) LifePoint and the LifePoint Board may (directly or through their respective representatives) contact such person and such person’s advisors for the purpose of clarifying the proposal and any material terms and conditions and likelihood of consummation thereof, so as to determine whether such proposal constitutes, or could reasonably be expected to lead to, a superior proposal and (b) provide and afford access to the properties, assets, books and records and personnel and furnish information with respect to LifePoint and its subsidiaries to the person making such alternative transaction proposal (and its representatives) pursuant to an acceptable confidentiality agreement if, and only if, the LifePoint Board determines in good faith after consultation with its legal and financial advisors and based on information then available, that such alternative transaction proposal constitutes, or would reasonably be expected to lead to, a superior proposal (provided, that a copy of all such information not previously provided to Parent or its representatives is provided to Parent as promptly as reasonably practicable after such information has been provided to such person or such person’s representatives, as applicable) and participate in discussions or negotiations with the person making such alternative transaction proposal (and such person’s representatives) regarding such alternative transaction proposal.

Notwithstanding anything to the contrary in the covenants relating to acquisition proposals contained in the merger agreement, if there were one or more exempted persons on the no-shop period start date, LifePoint and its subsidiaries and their respective representatives could have continued to engage in the activities described in the first paragraph (including the two bullet points immediately following the first paragraph) of this section with respect to any such exempted person, including with respect to any amended proposal submitted by such exempted person until the time that such exempted person ceased to be an exempted person.

On the no-shop period start date, except with respect to any exempted person, LifePoint has agreed that it will immediately cease and cause to be terminated, and will cause its subsidiaries and use its reasonable best efforts to cause its and their representatives to immediately cease and cause to be terminated, any activities, solicitations, discussions or negotiations with any person and its affiliates and representatives (other than the parties and their respective representatives and designees) in connection with or relating to an alternative transaction proposal, in each case, that existed as of July 22, 2018. LifePoint has also agreed that it will promptly after the no-shop period start date (and in any event within two business days thereof) (a) request each person (other than Parent, Merger Sub and their respective representatives and designees) that has, prior to July 22, 2018, executed a confidentiality agreement in connection with its consideration of acquiring LifePoint to return or destroy all confidential information furnished to such person or any of its affiliates or representatives by or on behalf of LifePoint or any of its subsidiaries prior to July 22, 2018 and (b) terminate any access to any data room (electronic or otherwise) previously provided to any such person, its affiliates or its or their respective representatives. With respect to exempted persons, the request for the destruction or return of confidential information must be made promptly following such time as such person ceases to be an exempted person (and in any event within two business days thereof).

In addition, from and after the no-shop period start date, LifePoint has agreed that it will as promptly as reasonably practicable (and in no event later than 24 hours after receipt) notify Parent in writing of any alternative transaction proposal or bona fide inquiry (whether written or oral) from any person or group in respect of a potential alternative transaction proposal or if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, LifePoint or any of its representatives in connection with an alternative transaction proposal, and such notice will include the identity of the person or group making such alternative transaction proposal, inquiry, request or offer, the material terms and conditions or request and, if written, a copy thereof. LifePoint has further agreed to keep Parent reasonably informed, on a reasonably prompt basis, of the status and material terms (including any changes to the material terms and conditions thereof) of any such alternative transaction proposal or request in respect thereof and, if written, provide to Parent a copy thereof.

LifePoint has agreed that any action taken by any of its subsidiaries or representatives or its subsidiaries that, if taken by LifePoint, would constitute a breach of the covenants relating to acquisition proposals contained in the merger agreement, will be deemed to constitute a breach by LifePoint of such covenants.

For purposes of the merger agreement, “acceptable confidentiality agreement” means a confidentiality agreement on terms no less favorable, in the aggregate, to LifePoint than those contained in the Confidentiality Agreement between Apollo Management and LifePoint, dated October 3, 2017, as amended on May 10, 2018 (provided, that such confidentiality agreement may not include any terms that would prevent LifePoint from complying with its obligations under the merger agreement and need not include any terms that would prevent any person from making a confidential proposal to the LifePoint Board, or discussing or negotiating the terms thereof with LifePoint or its representatives or, if applicable, consummating the transactions contemplated thereby).

For purposes of the merger agreement, an “alternative transaction proposal” means any bona fide inquiry, proposal or offer from any person (other than Parent, Merger Sub or any of their respective affiliates) relating to:

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any merger, consolidation, amalgamation, share exchange, business combination, sale of assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving LifePoint or any of its subsidiaries having businesses, assets or properties constituting 25% or more of the assets, net revenue or net income of LifePoint and its subsidiaries, taken as a whole, as determined in good faith by the LifePoint Board;

•

any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any of LifePoint’s subsidiaries (a) of any businesses, assets or properties that constitute 25% or more of the assets, net revenue or net income of LifePoint and its subsidiaries, taken as a whole, as determined in good faith by the LifePoint Board or (b) as a result of which any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) has beneficial ownership, or the right to acquire beneficial ownership, of 25% or more of the outstanding shares of LifePoint common stock or any other class of equity securities of LifePoint (measured by economic or voting powers); or

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any tender offer or exchange offer in which any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of the outstanding shares of LifePoint common stock or any other class of equity securities of LifePoint, as a result of which such person or group would beneficially own 25% or more of the outstanding shares of LifePoint common stock or any other class of equity securities of LifePoint (measured by economic or voting powers).

For purposes of the merger agreement, an “exempted person” means any person or group of persons (or group that includes any such person or group of persons) from whom LifePoint or any of its representatives has received a written alternative transaction proposal during the go-shop period that the LifePoint Board determines in good faith, after consultation with its financial and outside legal advisor, constitutes, or could reasonably be expected to lead to, a superior proposal (such determination to be made no later than two business days after the no-shop period start date). Any such person or group would have ceased to be an exempted person upon the earliest to occur of the following: (a) the ultimate equityholder(s) of such person and the other persons who were members of such group, if any, as of immediately prior to the no-shop period start date ceasing to constitute in the aggregate the source of at least 50% of the financing of such person or group at any time from and after the no-shop period start date, (b) such person notifies LifePoint in writing that it is withdrawing its alternative transaction proposal (it being understood that any amendment, modification or replacement of such alternative transaction proposal shall not, in and of itself, be deemed a withdrawal of such alternative transaction proposal) and (c) 12:01 a.m. (New York City time) on September 21, 2018.

For purposes of the merger agreement, a “superior proposal” means a written alternative transaction proposal (except that the references to “25%” in the “alternative transaction proposal” definition are deemed to be references to “50%”) which the LifePoint Board determines in good faith, would result in a transaction that if consummated, is more favorable (including from a financial point of view) to LifePoint and the holders of shares of LifePoint common stock than the merger after taking into account all such factors and matters deemed relevant in good faith by the LifePoint Board, including legal, financial

(including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated thereby.

Changes in the Recommendation of the LifePoint Board

Except as otherwise provided in the merger agreement, LifePoint has agreed that the LifePoint Board (or one of its committees) will not, directly or indirectly:

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withdraw (or amend or modify in a manner adverse to Parent or Merger Sub) or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), the approval, recommendation or declaration of advisability of the merger agreement and the transactions contemplated by the merger agreement;

•	adopt a formal resolution to recommend, adopt, approve, or publicly propose to recommend, adopt or approve any alternative transaction proposal;

•

fail to publicly reaffirm the recommendation that LifePoint’s stockholders adopt the merger agreement within ten business days of the occurrence of a bona fide material event or development following the making of an alternative transaction proposal and after Parent reasonably requests in writing (or, if the special meeting is scheduled to be held within ten business days, within one business day, if possible, before the special meeting)

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make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the LifePoint Board to LifePoint’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication);

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fail to include the recommendation that LifePoint’s stockholders adopt the merger agreement in the proxy statement, each such action described in this and the four preceding bullet points we refer to as an “adverse recommendation change” in this proxy statement; or

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adopt or approve, or publicly propose to adopt or approve, or cause, authorize or allow LifePoint or its subsidiaries to execute or enter into an alternative transaction agreement constituting or that could reasonably be expected to lead or otherwise relates to any alternative transaction proposal or requiring it to abandon, terminate or fail to consummate the merger and the other transactions contemplated by the merger agreement.

Notwithstanding anything to the contrary contained in the merger agreement, but subject to LifePoint’s compliance in all material respects with its obligations under the covenants relating to acquisition proposals contained in the merger agreement, at any time prior to receipt of the adoption of the merger agreement by LifePoint’s stockholders, the LifePoint Board may, in response to either a superior proposal or an intervening event, make an adverse recommendation change if the LifePoint Board determines, in good faith, after consultation with its legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties to LifePoint’s stockholders under applicable law.

For purposes of the merger agreement, “intervening event” means any event, occurrence, fact, condition, change, development or effect that is not known (or, if known, the consequences of which were not reasonably foreseeable) by the LifePoint Board as of July 22, 2018 (provided, that the following are not deemed to be an intervening event under the merger agreement):

•	the receipt, existence or terms of an alternative transaction proposal or any matter relating thereto or consequences thereof;

•	general changes in the economy, political or regulatory conditions;

•	changes or developments in financial, credit or stock market fluctuations or conditions;

•	changes or developments in the industries or markets in which LifePoint or any of its subsidiaries operates;

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changes in GAAP or applicable law (including healthcare laws), or changes in interpretation or enforcement of GAAP or applicable law (actual or proposed), including any amendment or repeal of the Patient Protection and Affordable Care Act of 2010 (Pub. Law 111-148), as amended by the Health Care and Education Reconciliation Act (Pub. Law 111-152);

•

the fact that LifePoint or any of its subsidiaries met or exceeded internal, analysts’ or other earnings estimates, budgets, plans, forecasts or projections of financial performance or results of operations;

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changes in the market price or trading volume of the stock of LifePoint or Parent, as applicable (provided, that LifePoint has agreed the exceptions in this bullet point and in the bullet point immediately above will not prevent the underlying effects giving rise to or contributing to such events from being taken into account in determining whether there has been an intervening event unless such effect is otherwise excepted by this definition);

•	any willful breach of the merger agreement by LifePoint; or

•	the identity of Parent, Merger Sub or their respective affiliates).

Without limiting the foregoing, in response to a written alternative transaction proposal that did not result from a breach the merger agreement and that the LifePoint Board determines, in good faith, after consultation with its outside legal and financial advisors, constitutes a superior proposal, LifePoint may terminate the merger agreement pursuant to the applicable termination provisions contained therein to concurrently with such termination, enter into an alternative transaction agreement with respect to such superior proposal. However, LifePoint may not terminate the merger agreement and enter into an alternative transaction agreement with respect to such superior proposal unless LifePoint (a) complies with its obligations set forth in the covenants relating to acquisition proposals contained in the merger agreement and (b) pays, or causes to be paid, to Parent the applicable company termination fee prior to or concurrently with such termination.

Notwithstanding anything to the contrary contained in the merger agreement, the LifePoint Board will not be entitled to either make an adverse recommendation change or terminate the merger agreement as discussed in the paragraph directly above, unless:

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LifePoint has provided to Parent three business days’ prior written notice advising Parent that the LifePoint Board intends to take such action and (a) if relating to a superior proposal, such notice contains the material terms and conditions of the superior proposal that is the basis of the proposed action of the LifePoint Board, including the identity of the person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) making such alternative transaction proposal and a copy of such alternative transaction proposal or (b) if relating to an intervening event, such notice contains the material facts and circumstances of such intervening event; and

•

(a) during such three business day period, if requested by Parent, and so long as Parent continues to negotiate in good faith, LifePoint has, and has used reasonable best efforts to cause its representatives to have, engaged, in good faith negotiations with Parent regarding any amendment to the merger agreement or other agreements contemplated by the merger agreement proposed in writing by Parent, (b) the LifePoint Board has considered in good faith any adjustments to the merger agreement (including a change to the price terms thereof) and the other agreements contemplated thereby that may be irrevocably offered in writing by Parent during no later than the third business day of such three business day period, (c)(i) with respect to a superior proposal, the LifePoint Board has determined, in good faith, after consultation with outside legal and financial advisors, that the alternative transaction proposal would continue to constitute a superior proposal if such adjustments to the merger agreement and such other agreements were to be given effect and

(ii) with respect to an intervening event, the LifePoint Board has determined in good faith, after consultation with outside legal and financial advisors, that failure to make an adverse recommendation change would continue to be inconsistent with the directors’ fiduciary duties under applicable law and (d) in the event of any change to (i) any of the financial terms (including the form, amount and timing of the payment of consideration) or any other material terms of a superior proposal or (ii) the facts or circumstances relating to an intervening event, LifePoint, in each case, has delivered to Parent an additional notice consistent with that described in the bullet point directly above and a new notice period under such bullet point will commence (except that the three business day notice period will instead be equal to two business days) during which time LifePoint will be required to comply with the requirements of this and the bullet point directly above anew with respect to such additional notice.

Notwithstanding anything to the contrary contained in the merger agreement, LifePoint or the LifePoint Board, directly or indirectly through their respective representatives, will be permitted to (a) take or disclose any position or disclose any information, in each case, reasonably required under applicable law or in compliance with or otherwise complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to LifePoint’s stockholders) and, to the extent referred to thereby, Item 1012(a) of Regulation M-A promulgated under the Exchange Act, in each case, with respect to any alternative transaction proposal, (b) make any “stop, look and listen” communication to LifePoint’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to LifePoint’s stockholders) or take a neutral or no position with respect to any alternative transaction proposal, (c) make any other disclosure to LifePoint’s stockholders that is reasonably required by applicable law (provided, however, that any disclosures permitted as described in this paragraph do not, in and of themselves, constitute an adverse recommendation change or form a basis for Parent to effect an adverse recommendation change termination and (d) waive any “standstill” or similar provision to permit a person to make an alternative transaction proposal to the extent expressly permitted under the merger agreement.

Efforts to Consummate the Merger

Subject to the terms and conditions set forth in the merger agreement, LifePoint, Parent and Merger Sub and certain of their respective affiliates have agreed to:

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take all steps reasonably necessary, and proceed diligently and in good faith, and use reasonable best efforts to obtain as promptly as practicable any necessary approvals, and any actions or non-actions by, and make as promptly as practicable all necessary filings, submissions and declarations with, any governmental entity or other third party necessary in connection with the consummation of the transactions contemplated by the merger agreement, including, if applicable, requesting expedited treatment for any such filings, submissions and declarations;

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use reasonable best efforts to (a) avoid a claim, suit, petition to deny, objection, proceeding, investigation or other legal action, whether judicial or administrative and whether brought by a governmental entity or other third party and (b) avoid the entry of, or to effect the dissolution of, any injunction, stay, temporary restraining order or other order in any such claim, suit, petition to deny, objection, proceeding, investigation or other legal action, in each case, challenging the merger agreement or the transactions contemplated thereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts to avoid or eliminate any impediment under any applicable law, or any regulatory and operational authorizations and arrangements necessary to own or operate the assets of LifePoint and its subsidiaries that may be asserted by any governmental entity (including the Antitrust Division or the FTC) or other third party;

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use reasonable best efforts to cooperate with each other in (a) determining which material filings, submissions and declarations are required to be made prior to the effective time with, and which material approvals and actions or non-actions, are required to be obtained prior to the effective time from, governmental entities or other third parties in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby and (b) timely making all such filings, submissions and declarations and timely seeking all such approvals and actions or non-actions;

•	use reasonable best efforts to cause the conditions precedent to the merger set forth in the merger agreement to be satisfied as promptly as reasonably practicable; and

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use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated by the merger agreement as soon as practicable.

In connection with the foregoing, LifePoint, on the one hand, will provide Parent, and Parent, on the other hand, will provide LifePoint, or, as appropriate, each of Parent’s counsel or LifePoint’s counsel, with copies of any material correspondence, filing or communication (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental entity or members of their respective staffs, on the other hand, with respect to the merger agreement and the transactions contemplated thereby. Prior to submitting or making any such material correspondence, filing or communication to any such governmental entity or members of their respective staffs, the parties have agreed to first provide the other party or its counsel with a copy of such correspondence, filing or communication in draft form and give such other party a reasonable opportunity to discuss its content before it is submitted or filed with the relevant governmental entities, and have agreed to consider and take account of all reasonable comments timely made by the other party with respect thereto. To the extent not prohibited by applicable law and to the extent permitted by the governmental entity, each of the parties has agreed to ensure that the other party is given the opportunity to attend any substantive meetings with or other appearances before any governmental entity with respect to the transactions contemplated by the merger agreement. Notwithstanding the foregoing, LifePoint and its subsidiaries will not be required to pay, prior to the effective time, any fee, penalty or other consideration or incur any liability in connection with the transactions contemplated by the merger agreement under any contract other than de minimis amounts or amounts that are advanced or reimbursed substantially simultaneously by Parent.

For purposes of the covenants relating to the parties’ efforts to consummate the merger, “reasonable best efforts” includes:

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defending, contesting and objecting to any claims, suits, petitions to deny, objections, proceedings, investigations or other legal actions, whether judicial or administrative and whether brought by a governmental entity or any third party challenging the merger agreement or the transactions contemplated thereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the merger and the other transactions contemplated by the merger agreement;

•	executing settlements, undertakings, consent decrees, stipulations or other agreements;

•	selling, divesting, holding separate or otherwise conveying any particular assets or categories of assets or businesses of Parent or its affiliates;

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agreeing to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of LifePoint or any of its subsidiaries contemporaneously with or subsequent to the closing of the merger;

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permitting LifePoint to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of LifePoint or any of its subsidiaries prior to the closing of the merger;

•	terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or its affiliates;

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agreeing to terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of LifePoint or any of its subsidiaries contemporaneously with or subsequent to the closing of the merger;

•	creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or its affiliates;

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agreeing to create any relationships, ventures, contractual rights, obligations or other arrangements of LifePoint or any of its subsidiaries contemporaneously with or subsequent to the closing of the merger; and

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taking or committing to take actions that after the closing of the merger would limit the freedom of action of Parent or its affiliates (including the surviving corporation) with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets.

LifePoint and its subsidiaries will not be required to take and Parent and Parent’s affiliates will not take any of the actions described above that would bind LifePoint or its subsidiaries in respect of any matter if the closing of the merger does not occur;

Parent has agreed not to, and has agreed not to permit certain of its affiliates to, directly or indirectly, (a) acquire or agree to acquire any assets or business or (b) acquire or agree to acquire, or be acquired or agree to be acquired by, whether by merger, consolidation, by purchasing any portion of the assets of or equity in, or by any other manner, any business or any person or division thereof owning, operating or otherwise controlling any assets or business, if the entering into of a definitive agreement relating thereto or the consummation of such acquisition, merger or consolidation could reasonably be expected to (i) delay the expiration or termination of any applicable waiting period or the obtaining, or increasing the risk of not obtaining, any approvals of, or actions or nonactions by, any governmental entity necessary to consummate the transactions contemplated by the merger agreement, (ii) increase the risk of any governmental entity entering an order prohibiting the transactions contemplated by the merger agreement or (iii) otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by the merger agreement.

Employee Matters

Parent agrees that, during the period commencing at the effective time and ending on the earlier of December 31, 2019 and the first anniversary of the effective time, Parent is required to provide, or cause to be provided, with respect to each employee of LifePoint and its subsidiaries who is employed as of immediately prior to the effective time, which employees we refer to as “LifePoint employees” in this proxy statement, (a) base salary and incentive compensation opportunities (including annual bonus opportunities and including the value of equity and equity-based incentives) which are no less favorable than the base salary and incentive compensation opportunities provided by LifePoint and its subsidiaries immediately prior to the effective time to each such LifePoint employee, (b) pension and welfare benefits and perquisites which are no less favorable in the aggregate than those provided by LifePoint and its subsidiaries immediately prior to the effective time and (c) certain specified severance benefits. However, nothing in the merger agreement prohibits the surviving corporation from terminating the employment of any LifePoint employee.

For purposes of vesting, benefit accrual, vacation and sick time credit and eligibility to participate (but not for benefit accrual purposes under any defined benefit pension plan) under the employee benefit plans, programs and policies of Parent and its subsidiaries providing benefits to any LifePoint employee after the effective time, which plans, programs and policies we refer to as the “new plans” in this proxy statement, each LifePoint employee will be credited with his or her years of service with LifePoint and its subsidiaries and their respective predecessors before the effective time, to the same extent as such employee was entitled, before the effective time, to credit for such service under any similar LifePoint benefit plan in which such employee participated or was eligible to participate immediately prior to the effective time. However, the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

In addition, Parent is required to cause (a) each LifePoint employee to be immediately eligible to participate, without any waiting time, in any and all new plans to the extent coverage under such new plan is replacing comparable coverage under a LifePoint benefit plan in which such employee participated immediately before the effective time, which LifePoint benefit plans we refer to as the “old plans” in this proxy statement, and (b) for purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any LifePoint employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable old plan. Parent is required to cause any eligible expenses incurred by any LifePoint employee and his or her covered dependents during the portion of the plan year of the old plan ending on the date such employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year. Any vacation or paid time off accrued but unused by a LifePoint employee as of immediately prior to the effective time will be credited to such employee following the effective time, and will not be subject to accrual limits or forfeiture that were not applicable as of the effective time.

If the closing of the merger occurs prior to the payment of 2018 bonuses, Parent will pay, or will cause LifePoint or one of its subsidiaries to pay the LifePoint employees their bonuses for the 2018 calendar year in accordance with terms of the annual incentive plans specified based upon performance for the 2018 calendar year relative to the targets set in such plans. Such annual bonuses will be determined in accordance with specified criteria.

Parent acknowledges that a “change in control” or “change of control” within the meaning of the LifePoint benefit plans will occur upon the effective time.

From and after the effective time, Parent will, and will cause the surviving corporation to, honor and assume in accordance with their terms each LifePoint benefit plan (including certain specified severance benefits) and, in good faith, interpret its provisions consistent with past practice and in any event, no less favorably than the manner in which the benefit plan has been interpreted in the past.

The merger agreement provides that nothing therein is intended to (a) be treated as an amendment to any LifePoint benefit plan, (b) prevent Parent, the surviving corporation or any of their affiliates from amending or terminating any of their benefit plans or, after the effective time, any LifePoint benefit plan in accordance their terms, (c) prevent Parent, the surviving corporation or any of their affiliates, after the effective time, from terminating the employment of any LifePoint employee or (d) create any third-party beneficiary rights in any employee of LifePoint or any of its subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any LifePoint employee by Parent, the surviving corporation, LifePoint, or any of their affiliates or under any benefit plan which Parent, the surviving corporation, LifePoint or any of their affiliates may maintain.

Certain employees in the Health Support Center who are employed immediately prior to the merger and not eligible for benefits under the severance plan, which employees we collectively refer to as “eligible employees” in this proxy statement, will be eligible for the following severance payments and benefits: (a) a lump sum severance payment equal to such employee’s annual base pay and target cash bonus amount (if the employee’s position was in a target bonus eligible grade and such employee had an established target bonus with respect to calendar year 2018) divided by 52 and then multiplied by a number of weeks based on the eligible employee’s years of service with LifePoint or its subsidiaries as specified by the parties (with such multiple being a maximum of 52), (b) six months waiver of premiums for COBRA coverage for individual or family coverage, as applicable, and (c) reimbursement for the reasonable costs of outplacement services for six months following the eligible employee’s separation from service. Eligible employees will be entitled to such severance payments and benefits upon such employee’s termination of employment without “cause” or a resignation for “good reason” (each, as defined below) within 12 months following the closing of the merger, provided that the eligible employee executes and does not revoke LifePoint’s standard form of release. Such severance will be paid within 60 days of such termination of employment.

For purposes of this severance benefit for eligible employees:

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“good reason” means the occurrence without the eligible employee’s consent, of any of the following events: (a) a material reduction in the amount of the eligible employee’s base salary or target bonus opportunity (if applicable) or (b) the employing entity’s (as defined below) relocation of the eligible employee’s principal place of employment to a location outside of a 50 mile radius from its current location that materially increases the eligible employee’s commuting distance; notwithstanding the foregoing, none of those events will constitute “good reason” unless and until (x) the eligible employee first notifies Parent, LifePoint or another subsidiary of Parent, whichever is his or her employing entity (the “employing entity”), in writing describing in reasonable detail the condition which the eligible employee believes constitutes “good reason” within 30 days of its occurrence, (y) the employing entity fails to cure a condition constituting “good reason” within 30 days after the employing entity’s receipt of such written notice of such “good reason” condition and (z) the eligible employee terminates his or her employment within 60 days after the end of such 30-day cure period. If the eligible employee fails to provide such timely notice or the employing entity cures the “good reason” condition during such cure period, “good reason” will be deemed not to have occurred; and

•

“cause” means the occurrence of the following events: (a) the eligible employee’s conviction of a felony or of a misdemeanor involving moral turpitude, (b) the eligible employee’s commission of an act of fraud, embezzlement or material dishonesty in connection with the eligible employee’s employment with LifePoint, any of its affiliates or a successor employer, (c) the eligible employee’s engagement in willful misconduct or gross negligence in connection with his or her employment with LifePoint, any of its affiliates or a successor employer or (d) the eligible employee’s substantial failure to perform his or her duties (other than due to physical or mental incapacity), or engagement in acts of insubordination or breach of the terms of any material LifePoint policy. In no event will LifePoint have the right to terminate an eligible employee for “cause” as provided herein unless LifePoint notifies the eligible employee in writing describing in reasonable detail the condition which constitutes “cause” and the eligible employee does not cure such condition within 30 days of such notification.

Indemnification and Insurance

Under the merger agreement, Parent and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time (including in respect of any matters arising in connection with the merger agreement and the transactions contemplated thereby), existing as of immediately prior to the effective time in favor of any current, former or future (a) a director or officer of LifePoint or any of its subsidiaries, (b) director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of LifePoint) or (c) employee or agent of

LifePoint or any of its subsidiaries, in each case, to the extent provided in LifePoint’s or its subsidiaries’ organizational documents, will survive the merger and continue in full force and effect in accordance with their terms.

For a period of six years after the effective time, Parent is obligated to cause the organizational documents of the surviving corporation and its subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation liability that are no less favorable to the indemnified parties than those set forth in the organizational documents of LifePoint and its subsidiaries as of July 22, 2018.

For a period of six years after the effective time, Parent may not, and may not permit the surviving corporation or any of its subsidiaries to, amend, repeal or modify any provision in the surviving corporation’s or any of its subsidiaries’ organizational documents relating to the exculpation, indemnification or advancement of expenses of any indemnified party with respect to acts or omissions occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time (including in respect of any matters arising in connection with the merger agreement and the transactions contemplated thereby), unless and only to the extent required by applicable law, such that all such indemnified parties will continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable law and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such indemnified party’s right thereto without the prior written consent of such indemnified party. Parent is obligated, and is obligated to cause the surviving corporation and its subsidiaries, to maintain certain indemnification agreements of LifePoint and its subsidiaries with any indemnified party existing prior to July 22, 2018.

LifePoint is obligated to obtain, at its sole cost and expense, effective from and after the effective time, a single payment, run-off policy or policies of directors’ and officers’ and fiduciary liability insurance covering the persons currently covered by LifePoint’s existing directors’ and officers’ and fiduciary liability insurance policies for claims arising in respect of actual or alleged errors, misstatements, acts, omissions or any matter claimed against any such person occurring prior to the effective time in amount and scope no less favorable, in the aggregate, than LifePoint’s existing policies, such policy or policies to become effective at the effective time and remain in effect for a six-year period following the effective time. However, the premium for such run-off policy or policies may not exceed 300% of the aggregate annual amounts currently paid by LifePoint to maintain its existing directors’ and officers’ and fiduciary liability insurance policies. The surviving corporation is obligated to cause such policy or policies to be maintained in full force and effect, for its full term, and cause all obligations under such policy or policies to be honored by the surviving corporation. In the event LifePoint for any reason does not obtain such run-off insurance policy or policies as of the effective time, Parent is obligated to obtain, or to cause the surviving corporation to obtain, such run-off policy or policies from an insurance carrier with the same or better credit rating as LifePoint’s current insurance carrier. However, if such run-off policy or policies cannot be obtained or can be obtained only by paying aggregate premiums in excess of 300% of such amount, Parent or the surviving corporation, as the case may be, will only be required to obtain as much coverage as can be obtained by paying a premium equal to 300% of such amount.

State Takeover Laws

If any “fair price,” “moratorium,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or becomes applicable to the merger or the other transactions contemplated by the merger agreement, LifePoint, Parent and Merger Sub will use reasonable best efforts to take such actions as are reasonably necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and to otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the merger.

Section 16 of the Exchange Act

Prior to the effective time, the LifePoint Board, or an appropriate committee of non-employee directors of the LifePoint Board, may adopt a resolution consistent with the interpretive guidance of the SEC, so that the disposition of any of LifePoint’s equity securities (including derivative securities) pursuant to the merger agreement by any officer or director of LifePoint who is a covered person of LifePoint for purposes of Section 16 of the Exchange Act will be an exempt transaction for purposes of Section 16 of the Exchange Act.

Financing

Parent and Merger Sub are obligated to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the financing no later than the date of the closing of the merger on the terms and conditions described in or contemplated by the debt commitment letter, ABL commitment letter and equity commitment letter, which we refer to collectively as the “financing commitments” in this proxy statement, including using their reasonable best efforts to:

•	maintain in effect the commitments as contemplated by the debt commitment letters;

•

satisfy (or, if deemed advisable by Parent, to obtain the waiver of) on a timely basis all conditions to obtaining the financing contemplated by the financing commitments (including by consummating the equity financing);

•

enter into definitive agreements with respect to the financing on terms and conditions described in the debt commitment letters or not less favorable to Parent or Merger Sub with respect to conditionality than the terms and conditions contained in the debt commitment letters, so long as such terms do not in any respect expand on the conditions to funding of the financing at the closing of the merger or reduce the aggregate amount of the financing below the amount required to satisfy the financing uses under the merger agreement;

•	enforce their rights under the debt commitment letters; and

•

in the event that all conditions in the debt commitment letters (other than the availability or funding of any equity financing) have been satisfied or waived, cause the lenders and other persons providing debt financing to fund on the closing date the debt financing required to consummate the merger and the other transactions contemplated by the merger agreement.

Existing LifePoint Indebtedness

LifePoint will, and will cause its applicable subsidiaries to, use reasonable best efforts to arrange for the payoff on the closing date of all outstanding indebtedness under its existing credit facility. Parent and Merger Sub will be permitted, at Parent’s sole expense, to commence and conduct offers to purchase or exchange, and to conduct consent solicitations, with respect to any or all of the outstanding aggregate principal amount of each series of LifePoint’s senior unsecured notes. LifePoint will, and will cause its subsidiaries to, use reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with such offers and consent solicitations. If requested by Parent in lieu of or in addition to Parent’s redeeming or exchanging LifePoint’s senior unsecured notes, LifePoint will use reasonable best efforts, at Parent’s sole expense, to issue a notice of optional redemption for each series of its senior unsecured notes and to take any other actions reasonably requested by Parent to facilitate their redemption and satisfaction and discharge. This proxy statement does not constitute an offer to purchase, offer to exchange, consent solicitation or notice of redemption with respect to, any of LifePoint’s senior unsecured notes.

Marketing Period

Under the merger agreement, LifePoint has agreed to allow Parent a period of 20 consecutive days (subject to customary blackout dates) to market the debt financing. This marketing period is defined as the first 20 consecutive days commencing after July 22, 2018 throughout which and at the end of which (a) Parent has received certain required financial information and the required financial information is compliant; (b) the conditions to the obligations of both parties and to the obligations of Parent and Merger Sub to consummate the merger are satisfied (other than those conditions that by their nature can only be satisfied at the closing of the merger, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions) and (c) nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied (other than those conditions that by their nature can only be satisfied at the closing of the merger, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions), assuming that the closing of the merger were to be scheduled at any time during such 20 consecutive day period.

Notwithstanding the foregoing, the marketing period will not commence or be deemed to have commenced if, after July 22, 2018 and prior to the completion of the 20 consecutive day period referenced above:

•

Ernst & Young LLP withdraws its audit opinion with respect to any financial statements contained in LifePoint’s most recently filed Annual Report on Form 10-K, in which case the marketing period will not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to LifePoint’s consolidated financial statements for the applicable periods by the independent accountant or another “Big Four” or other nationally recognized independent public accounting firm or other public accounting firm reasonably acceptable to Parent;

•

LifePoint issues a public statement either (a) indicating its intent to restate any of its historical financial statements or (b) indicating that such restatement is under active consideration, in which case the marketing period will not be deemed to commence unless and until such restatement has been completed and the relevant required financing information has been amended or LifePoint has announced that it has concluded that no restatement will be required in accordance with GAAP;

•

any required financing information would not be compliant at any time during such 20 consecutive day period (it being understood and agreed that if any required financing information provided at the commencement of the marketing period ceases to be compliant during such 20 consecutive day period, then the marketing period will be deemed not to have occurred) or otherwise does not include the required financing information; or

•

LifePoint has failed to file any report on Form 10-K, Form 10-Q or Form 8-K required to be filed with the SEC by the date required under the Exchange Act, in which case (a) in the case of a failure to file a Form 10-K or Form 10-Q, the marketing period will not be deemed to commence unless and until, at the earliest, such reports have been filed and (b) in the case of a failure to file a Form 8-K, the marketing period will be tolled until such report has been filed (provided, that if the failure to file such report occurs during the final five business days of the marketing period, the marketing period will be extended so that the final day of the marketing period will be no earlier than the fifth business day after such report has been filed).

If the marketing period is not completed on or before (a) August 18, 2018, it will not commence until September 5, 2018 or (b) December 21, 2018, it will not commence until January 3, 2019. However, notwithstanding anything to the contrary above, the marketing period will end on any earlier date on which the debt financing is obtained. October 8, 2018, November 12, 2018 and January 15, 2019 will not be considered calendar days for purposes of the marketing period.

Financing Assistance

Prior to the closing of the merger, LifePoint has agreed to use, and to cause its subsidiaries and their respective representatives to use, reasonable best efforts to provide, in each case at Parent’s sole expense, such customary cooperation as may be reasonably requested by Parent to assist Parent in causing the conditions in the debt commitment letters to be satisfied or as is otherwise reasonably requested by Parent in connection with the arrangement of the debt financing, including using reasonable best efforts to:

•

as soon as reasonably available, furnish Parent with the required financial information and such other pertinent and customary information regarding LifePoint and its subsidiaries as may be reasonably requested by Parent and, as promptly as practicable, inform Parent if LifePoint has actual knowledge of any facts as a result of which a restatement of any financial statements to comply with GAAP is probable or under active consideration;

•

assist in preparation for and participate in marketing efforts and a reasonable number of meetings, conference calls, presentations and roadshows with prospective lenders and investors, due diligence sessions, drafting sessions and sessions with rating agencies, otherwise cooperate with marketing efforts for any debt financing and assist Parent in obtaining ratings as contemplated by the debt commitment letters;

•

reasonably assist, subject to certain limitations, Parent, Merger Sub and the debt financing sources with (i) the preparation of bank information memoranda, lender presentations, investor presentations, offering documents, rating agency presentations and similar documents required in connection with the debt financing and (ii) request and facilitate Parent’s obtaining of customary auditors approvals and reports and customary comfort letters of LifePoint’s independent accountants, as reasonably requested by Parent or as necessary or customary for financings similar to the debt financing;

•

assist, subject to certain limitations, Parent with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the debt financing sources to be included in certain marketing or offering documents;

•	provide information required under applicable “know your customer” and anti-money laundering rules and regulations; and

•

execute and deliver, as of the closing, any pledge and security documents, other definitive financing documents or other certificates or documents as may be reasonably requested by Parent or the debt financing sources and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the debt financing.

The obligations of Parent and Merger Sub to consummate the merger are not conditioned upon obtaining the financing or any replacement financing. None of LifePoint nor its subsidiaries nor their respective directors, officers or employees will be required to execute, deliver, enter into or perform any agreement with respect to the financing that is not contingent upon the closing of the merger or that would be effective prior to the effective time and the directors and managers of LifePoint’s subsidiaries will not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the financing is to be obtained prior to the effective time unless such directors and managers are to remain as directors and managers after the effective time and such resolutions are contingent upon, or only effective as of, the effective time. Parent will promptly reimburse LifePoint and its subsidiaries, upon the request of LifePoint, for all out-of-pocket fees, costs and expenses incurred by LifePoint or its subsidiaries in connection with its cooperation with the debt financing and will indemnify and hold harmless each of LifePoint, its subsidiaries and their respective affiliates and representatives against any and all liabilities and losses incurred by them in connection with the arrangement of the debt financing and such cooperation.

Other Covenants

The merger agreement contains other customary covenants and agreements, including, but not limited to, covenants relating to this proxy statement, public announcements and access and information.

Merger Closing Conditions

The respective obligations of the parties to consummate the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) in writing by LifePoint and Parent at or prior to the effective time of the following conditions:

•

the approval of DIFS has been obtained and the expiration or early termination of any waiting period (and any extension thereof) under the HSR Act has occurred or been granted, which we refer to as the “governmental approvals condition” in this proxy statement;

•

no statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction of any governmental entity having competent jurisdiction or any other order which makes illegal, prohibits, restrains or enjoins consummation of the merger, which are collectively referred to as “restraints,” is in effect, unless such restraint is vacated, terminated or withdrawn (provided that, prior to asserting this condition, the party asserting this condition has used its reasonable best efforts (in the manner contemplated by the merger agreement) to prevent the entry of such restraint and to appeal as promptly as possible any judgment that may be entered); and

•	LifePoint’s stockholders have adopted the merger agreement.

The obligation of LifePoint to consummate the merger is subject to the satisfaction or waiver (to the extent permitted by applicable law) by LifePoint in writing at or prior to the effective time of the following additional conditions:

•

all representations and warranties of Parent and Merger Sub contained in the merger agreement are true and correct (without giving effect to any limitation as to “materiality” or “parent material adverse effect” set forth in such representations and warranties) as of July 22, 2018 and as of the closing of the merger, as though made on and as of the closing of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a parent material adverse effect;

•

each of Parent and Merger Sub have performed or complied in all material respects with its obligations, agreements and covenants under the merger agreement to be performed or complied with by it at or prior to the effective time; and

•

Parent has delivered to LifePoint a certificate, dated as of the closing date, signed by an officer of Parent and certifying as to the satisfaction of the conditions in the two bullet points immediately above.

The obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) by Parent in writing at or prior to the effective time of the following additional conditions:

•

certain representations and warranties of LifePoint relating to corporate status, subsidiaries, capitalization, authority, absence of certain change and brokers are true and correct (except for any de minimis inaccuracies in certain representations and warranties related to the capitalization of LifePoint) as of July 22, 2018 and as of the closing of the merger, as though made on and as of the closing of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	certain representations and warranties of LifePoint relating to non-wholly-owned subsidiaries, joint ventures, capitalization (except those provisions subject to the condition in the bullet point immediately above) and anti-takeover laws are true and correct as of July 22, 2018 and as of the closing of the merger, as though made on and as of the closing of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date) in all material respects (without giving effect to any limitation as to “materiality” or “company material adverse effect” set forth in such representations and warranties);

•

all other representations and warranties of LifePoint contained in the merger agreement are true and correct (without giving effect to any limitation as to “materiality” or “company material adverse effect” set forth in such representations and warranties) as of July 22, 2018 and as of the closing of the merger, as though made on and as of the closing of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a company material adverse effect;

•

LifePoint has performed or complied in all material respects with its obligations, agreements and covenants under the merger agreement to be performed or complied with by it at or prior to the effective time;

•

since July 22, 2018, no event, occurrence, fact, condition, change, development or effect has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a company material adverse effect; and

•

LifePoint has delivered to Parent a certificate, dated as of the closing date, signed by an officer of LifePoint and certifying as to the satisfaction of the conditions in the three bullet points immediately above.

Termination of the Merger Agreement

Parent and LifePoint may, by mutual written consent, terminate the merger agreement, and abandon the merger, at any time prior to the effective time, whether before or after adoption of the merger agreement by LifePoint’s stockholders (except as otherwise expressly noted in the merger agreement).

Either Parent or LifePoint may terminate the merger agreement, and abandon the merger, at any time prior to the effective time, whether before or after adoption of the merger agreement by LifePoint’s stockholders (except as otherwise expressly noted in the merger agreement) as follows:

•

if the merger has not been consummated on or before March 22, 2019; provided, however, that such date may be extended (a) by either LifePoint or Parent from time to time by written notice to the other party up to a date that is not beyond May 22, 2019, if all conditions precedent to the merger, other than the governmental approvals condition, have been satisfied, are capable of being satisfied at such time or would be capable of being satisfied at such time but for the fact that the governmental approvals condition is not satisfied or (b) by Parent in its sole discretion if the marketing period has commenced but has not been completed by the then-scheduled outside date until four business days after the then-scheduled expiration date of the marketing period, which date, as extended, we refer to as the “outside date” and which termination we refer to as an “outside date termination” in this proxy statement;

•

if the merger agreement has not been adopted by LifePoint’s stockholders at the special meeting or at any adjournment or postponement thereof, which we refer to as a “stockholder vote termination” in this proxy statement; or

•

if any final and non-appealable restraint is in effect permanently restraining, enjoining or otherwise prohibiting or making illegal the merger, which we refer to as a “restraints termination” in this proxy statement, if the party seeking to terminate the merger agreement under this circumstance has complied with its obligations under covenants relating to the parties’ efforts to avoid the entry of, or to effect the dissolution of, any such restraint.

However, the right to effect an outside date termination will not be available to (a) LifePoint if it is then in breach of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to the failure of certain closing conditions specifically set forth in the merger agreement, (b) Parent if it is then in breach of any representation, warranty, covenant or agreement contained in the merger agreement that would give rise to the failure of certain closing conditions specifically set forth in the merger agreement or (c) any party during the pendency of a legal proceeding by the other party for specific performance in accordance with the terms of the merger agreement.

Parent may unilaterally terminate the merger agreement, and abandon the merger, at any time prior to the effective time, whether before or after adoption of the merger agreement by LifePoint’s stockholders (except as otherwise expressly noted in the merger agreement) as follows:

•

prior to adoption of the merger agreement by LifePoint’s stockholders if there has occurred an adverse recommendation change, which we refer to as an “adverse recommendation change termination” in this proxy statement; or

•

if prior to the closing date there has been a breach or inaccuracy of any representation or warranty contained in the merger agreement on the part of LifePoint or LifePoint has failed to perform or comply with any of its covenants or agreements contained in the merger agreement, which breach, inaccuracy or failure to perform or comply (a) would give rise to the failure of certain closing conditions specifically set forth in the merger agreement and (b) is incapable of being cured or, if curable, is not cured by LifePoint on or before the earlier of the outside date and the date that is 30 days following the receipt by LifePoint of written notice from Parent of such breach, inaccuracy or failure to perform or comply, unless Parent or Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, which we refer to as a “company breach termination” in this proxy statement.

LifePoint may unilaterally terminate the merger agreement, and abandon the merger, at any time prior to the effective time, whether before or after adoption of the merger agreement by LifePoint’s stockholders (except as otherwise expressly noted in the merger agreement) as follows:

•

if prior to the closing date there has been a breach or inaccuracy of any representation or warranty contained in the merger agreement on the part of Parent or Merger Sub, or Parent or Merger Sub has failed to perform or comply with any of its covenants or agreements contained in the merger agreement (including, under certain circumstances, which results in the failure to obtain regulatory approval), which breach, inaccuracy or failure to perform or comply (a) would give rise to the failure of certain conditions specifically set forth in the merger agreement and (b) is incapable of being cured or, if curable, is not cured by Parent or Merger Sub, as the case may be, on or before the earlier of the outside date and the date that is 30 days following the receipt by Parent of written notice from LifePoint of such breach, inaccuracy or failure to perform or comply, unless LifePoint is then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement, which we refer to as a “parent breach termination” in this proxy statement;

•

if, at any time prior to adoption of the merger agreement by LifePoint’s stockholders, (a) the LifePoint Board has received a superior proposal that did not result in a breach of the covenants relating to acquisition proposals contained in the merger agreement, (b) the LifePoint Board approves, and LifePoint concurrently with the termination of the merger agreement, enters into, an alternative transaction agreement with respect to such superior proposal in accordance with the applicable terms and conditions of the merger agreement and (c) LifePoint pays Parent the applicable company termination fee concurrently with or prior to such termination, which we refer to as a “superior proposal termination” in this proxy statement;

•	(a) if all of the mutual conditions precedent to the merger, and the conditions to Parent’s and Merger Sub’s obligations to consummate the merger, have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger or the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in the merger agreement (including, under certain circumstances, which results in the failure to obtain regulatory approval)) and (b) LifePoint has effected a parent closing failure termination.

Effect of Termination

If the merger agreement is validly terminated in accordance with its terms as described above, the merger agreement will become null and void and have no effect, and the obligations of LifePoint, Parent and Merger Sub will terminate, except for certain specified provisions of the merger agreement that survive such termination, including among others, the provisions relating to termination fees and specific performance and, subject to the provisions in this paragraph and the provisions relating to termination fees and specific performance, there will be no liability on the part of Parent, Merger Sub or LifePoint or any LifePoint related party or Parent related party. However, subject to certain specified provisions of the merger agreement, nothing in the merger agreement will relieve any party from any losses arising out of its willful breach of, or fraud in connection with, any provision of the merger agreement prior to the valid termination of the merger agreement.

Termination Fee and Expense Reimbursement

LifePoint is obligated to pay Parent a company termination fee in the following circumstances:

•

if Parent has effected an adverse recommendation change termination, then LifePoint will be obligated to pay to Parent a company termination fee of $80,352,000 within two business days following delivery of notice of termination by Parent;

•

if LifePoint has effected (a) a superior proposal termination or (b) stockholder vote termination at a time Parent could have effected an adverse recommendation change termination, then LifePoint will be obligated to pay to Parent, concurrently with or prior to such termination, a company termination fee of $80,352,000, unless LifePoint has effected a superior proposal termination to enter into an alternative transaction agreement providing for a superior proposal with any exempted person, in which case, the company termination fee will be equal to $40,176,000; or

•

if (a) prior to the date of the special meeting, an alternative transaction proposal has been publicly made to LifePoint or directly to its stockholders generally and not publicly withdrawn, (b) LifePoint or Parent has effected an outside date termination (other than in circumstances in which LifePoint could effect a parent breach termination or a parent closing failure termination) or a stockholder vote termination or Parent has effected a company breach termination and (c) within 12 months of such termination, LifePoint enters into a definitive agreement to consummate any alternative transaction proposal, which need not be the alternative transaction proposal that had been made prior to the date of the special meeting (in which case the references to “25%” in the definition of alternative transaction proposal will be deemed to be references to “50%”), then LifePoint will be obligated to pay Parent a company termination fee of $80,352,000 within two business days of the entry into such definitive agreement.

If Parent has effected a stockholder vote termination, LifePoint is obligated to reimburse Parent for its and its affiliates’ expenses up to $20,000,000 within two business days of delivery of notice of termination. If LifePoint has reimbursed Parent for such expenses, any subsequent payment of the company termination fee will be net of the amount of such expenses previously paid by LifePoint.

Parent is obligated to pay a parent termination fee (net of previously reimbursed expenses under certain circumstances) in the following circumstances:

•

LifePoint has effected a parent breach termination or a parent closing failure termination, then Parent will be obligated to pay a parent termination fee of $160,703,000 no later than the second business day following such termination; or

•

if Parent or LifePoint has effected an outside date termination (in circumstances in which LifePoint could effect a parent breach termination or a parent closing failure termination), then Parent will be obligated to pay a parent termination fee of $160,703,000 no later than the second business day following such termination.

Non-Recourse

The merger agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to the merger agreement, or the negotiation, execution or performance of the merger agreement or the transactions contemplated by the merger agreement, may only be made against the entities that are expressly identified as parties to the merger agreement and no Parent related party or LifePoint related party may have any liability for any obligations or liabilities of the parties to the merger agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated by the merger agreement or in respect of any oral representations made or alleged to be made in connection with the merger agreement. Without limiting the rights of any party to the merger agreement against the other parties to the merger agreement, in no event may any party or any of its affiliates seek to enforce against, make any claims for breach of the merger agreement against, or seek to recover monetary damages from, any direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates, representatives or assignees of Parent, Merger Sub and LifePoint, as the case may be.

Stock Exchange De-Listing

Prior to the closing date, LifePoint will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and the rules and policies of Nasdaq to enable the surviving corporation to cause LifePoint’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the effective time.

Transaction Litigation

In the event that any stockholder litigation arising from or related to the merger agreement, merger or the other transactions contemplated by the merger agreement is brought or threatened to be brought against LifePoint or any members of the LifePoint Board after July 22, 2018 and prior to the effective time, LifePoint is required to as promptly as reasonably practicable notify Parent in writing of any such transaction litigation and is required to keep Parent reasonably informed with respect to the status thereof, including by promptly informing Parent of all proceedings and correspondence relating to such transaction litigation. LifePoint is required to give Parent the opportunity to participate in, but not control, the defense of any such transaction litigation and may not settle or agree to settle any transaction litigation without Parent’s written consent (which consent may not be unreasonably delayed, conditioned or withheld).

Specific Performance

Parent, Merger Sub and LifePoint have agreed that they will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement

(including the parties’ obligations to consummate the merger and Parent’s obligation to pay, and the right of LifePoint’s stockholders to receive, the merger consideration) in any court of competent jurisdiction. This right to specific performance or other equitable relief is in addition to any other remedy to which the parties are entitled at law or in equity, and none of Parent, Merger Sub or LifePoint will be required to provide any bond or other security in connection with any such order.

Notwithstanding the above or anything in the merger agreement, debt commitment letters or equity commitment letter, to the contrary, LifePoint will be entitled to seek specific performance to cause Parent and Merger Sub to cause the equity financing to be funded and to consummate the merger only if, subject to certain exceptions: (a) the mutual conditions precedent to effect the merger and the conditions to the obligations of Parent and Merger Sub to effect the merger (as described in the section entitled “—Merger Closing Conditions” beginning on page 117 of this proxy statement), have been, in each case, satisfied or waived; (b) the debt financing (or the alternative financing, as the case may be) has been funded or will be funded at the closing of the merger if the equity financing is funded at the closing of the merger; (c) Parent and Merger Sub fail to consummate the merger at such time as required pursuant to the merger agreement (as described in the section entitled “—Closing and Effective Time of the Merger” beginning on page 90 of this proxy statement); and (d) LifePoint has irrevocably confirmed in writing that if specific performance is granted and the equity and the debt financings are funded, it will take such actions within its control to cause the closing of the merger to occur (and LifePoint has not revoked, withdrawn, modified or conditioned such irrevocable confirmation, and Parent and Merger Sub fail to complete the closing of the merger within three business days after delivery of LifePoint’s irrevocable written confirmation).

In no event will LifePoint be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the equity financing to be funded or to complete the merger unless the debt financing has been funded in full or will be funded in full at the closing of the merger if the equity financing is funded at the closing of the merger. Until such time as Parent pays the parent termination fee, the remedies available to LifePoint as described above will be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit LifePoint from, in the alternative, seeking to terminate the merger agreement and collect the parent termination fee (as described in the section entitled “—Termination Fee” beginning on page 120 of this proxy statement).

Notwithstanding anything else to the contrary in the merger agreement, the debt commitment letters, the equity commitment letter or otherwise, while either party may, subject in all respects certain specified provisions of the merger agreement, concurrently seek (a) specific performance or other equitable relief and (b) payment of (i) monetary damages for losses arising out of the willful breach of the merger agreement or fraud of the other party in connection with any provision of the merger agreement (as described in the section entitled “—Effect of Termination” beginning on page 120 of this proxy statement) or (ii) the parent termination fee or company termination fee, if, as and when required under the merger agreement (as described in the section entitled “—Termination Fee” beginning on page 120 of this proxy statement), under no circumstances may either party, directly or indirectly, be permitted or entitled to receive:

•

both a grant of specific performance to cause the other party to consummate the transactions contemplated by the merger agreement, including the merger and payment of any monetary damages whatsoever or payment of the parent termination fee or company termination fee, as applicable; or

•

payment of any monetary damages whatsoever in addition to payment of the company termination fee, parent expenses or parent termination fee, as applicable, other than monetary damages for losses arising out of a willful breach by LifePoint or fraud.

Costs and Expenses

All reasonable out-of-pocket costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such costs or expenses, whether or not the merger is consummated, subject to certain exceptions specified in the merger agreement.

Amendment

The merger agreement may not be amended except by an instrument in writing signed on behalf of each of LifePoint, Parent and Merger Sub at any time before or after the adoption of the merger agreement by LifePoint’s stockholders (except that unless required by applicable law, after the adoption of the merger agreement by LifePoint’s stockholders, there may be no amendment that by applicable law requires further approval by LifePoint’s stockholders without further approval of LifePoint’s stockholders).

Governing Law

The merger agreement is governed by the laws of the State of Delaware, except that any litigation arising out of or related to the debt financing (including any litigation involving any debt financing source related party) will be governed by the laws of the State of New York.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

Adjournment of the Special Meeting

In the event that there are insufficient votes, in person or represented by proxy, at the time of the special meeting to adopt the merger agreement, LifePoint may move to adjourn the special meeting, if necessary or advisable, in order to enable the LifePoint Board to solicit additional proxies in favor of the adoption of the merger agreement. In that event, LifePoint will ask its stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this proxy statement.

Vote Required and Recommendation of the LifePoint Board

In order for the proposal to approve one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies to be approved, whether or not a quorum is present, holders of a majority of the outstanding shares of LifePoint common stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting must vote “FOR” such proposal. For stockholders who attend the meeting or are represented by proxy and abstain from voting, that abstention will have the same effect as voting “AGAINST” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies. The failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of LifePoint common stock will have no effect on the outcome of the vote to approve the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies.

The LifePoint Board recommends that stockholders vote “FOR” the proposal to approve one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION (PROPOSAL 3)

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated under the Exchange Act regarding the compensation for each of William F. Carpenter III, David M. Dill, Michael S. Coggin and John P. Bumpus, each of whom were our named executive officers for 2017 and whom we collectively refer to as the “named executive officers” in this proxy statement, that is based on or otherwise relates to the merger. This compensation is referred to as the “golden parachute” compensation by the applicable SEC disclosure rules, and in this section entitled “Advisory Vote on Golden Parachute Compensation (Proposal 3),” we use such term to describe the merger-related compensation payable to our named executive officers, assuming the following:

•	the merger consideration is $65.00 per share;

•	the merger closed on December 31, 2018; and

•	the named executive officers were terminated without “cause” (as defined in the severance plan) immediately following a change in control on December 31, 2018.

Golden Parachute Compensation

Name	Severance ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Other ($)(6)	Total ($)
William F. Carpenter III	$8,842,500	$41,317,754	$52,088	$0	$19,508,085	$0	$69,720,427
David M. Dill	$4,242,000	$14,175,044	$26,044	$0	$6,825,610	$0	$25,268,698
Michael S. Coggin	$2,935,500	$6,296,089	$26,044	$0	$4,168,413	$0	$13,426,046
John P. Bumpus	$2,703,750	$5,704,584	$26,044	$0	$3,044,692	$0	$11,479,070

(1)

This column represents the aggregate value of any cash severance payments our named executive officers are eligible to receive pursuant to the severance plan. For each of the named executive officers, such amount equals 300% of the sum of (a) the normal annual compensation rate of the applicable executive, which rate may not be less than the highest rate in effect during the six-month period immediately prior to the change in control, which we refer to as the “cash payment” in this proxy statement, plus (b) cash bonus amount that the applicable executive would be eligible to receive in 2018, assuming all performance conditions were achieved whether or not such conditions were achieved, which we refer to as the “target cash bonus amount” in this proxy statement. These benefits are “double-trigger” in that there needs to be a “change in control” under the severance plan (which will include the consummation of the merger) and any one of the following events needs to occur with respect to the applicable executive: (i) the applicable executive experiences a termination of employment within 18 months after a change in control for any reason other than “cause”, (ii) the applicable executive is not offered a position by LifePoint, its affiliates or a successor entity following the change in control that is “substantially equivalent” (as defined above and in the severance plan) to the one the executive held with LifePoint immediately prior to the change in control or (iii) the applicable executive voluntarily terminates his employment within 18 months following a change in control because the employment by LifePoint, an affiliate or the successor employer is modified so that the position is no longer “substantially equivalent” to the position held immediately prior to the change in control by such executive. The cash payment, which is the applicable named executive officer’s annual base salary for 2018, and the target cash bonus amount, which is determined based on the applicable named executive officer’s target bonus percentage opportunity for 2018 (150% of annual base salary, 100% of annual base salary, 90% of annual base salary and 75% of annual base salary for each of Messrs. Carpenter, Dill, Coggin and Bumpus, respectively), used to calculate the cash severance payments for each of the name executive officers provided above is set forth in the following table:

Name	Cash Payment ($)	Target Cash Bonus Amount ($)
William F. Carpenter III	$1,179,000	$1,768,500
David M. Dill	$707,000	$707,000
Michael S. Coggin	$515,000	$463,500
John P. Bumpus	$515,000	$386,250

(2)

This column represents the aggregate dollar value of the accelerated vesting, cancelation and payment in cancelation of unvested company restricted stock units, company performance stock units and company options awarded to each of the named executive officers on the consummation of the merger, in each case, excluding any awards that vest in accordance with their terms prior to the date the merger is consummated.

The table below provides information on the estimated value of unvested company options held by our named executive officers that will vest as a result of the merger. The amounts shown with respect to each company option represent the product of (a) the excess, if any, of $65.00 over the applicable exercise price per share of LifePoint common stock subject to such company option, multiplied by (b) the number of shares of LifePoint common stock subject to such company option:

Name	Number of Shares Subject to Unvested Company Options Outstanding (#)	Weighted Average Exercise Price ($)	Estimated Value of Unvested Company Options ($)
William F. Carpenter III	504,257	$55.14	$4,974,434
David M. Dill	220,987	$54.56	$2,307,214
Michael S. Coggin	120,924	$53.64	$1,374,094
John P. Bumpus	91,063	$53.88	$1,013,014

The table below provides information on the estimated value of unvested company restricted stock units held by our named executive officers that will vest as a result of the merger. The amounts shown with respect to each company restricted stock unit represent the product of (a) $65.00 and (b) the number of shares of LifePoint common stock subject to such company restricted stock units. These payments are “single-trigger.”

Name	Number of Shares Subject to Unvested Company Restricted Stock Units Outstanding (#)	Value of Awards ($)
William F. Carpenter III	0	$0
David M. Dill	0	$0
Michael S. Coggin	2,403	$156,195
John P. Bumpus	0	$0

The table below provides information on the estimated value of company performance stock units held by our named executive officers that will vest as a result of the merger. The merger agreement provides that, with respect to company performance stock units that are not vested at the time of the merger, the number of shares of LifePoint common stock payable upon the merger will be based upon the applicable award agreement. The award agreements of LifePoint’s named executive officers provide that, upon a change in control, 200% of the number of shares of LifePoint common stock subject to the company performance stock unit will vest and be payable. Accordingly, the value of awards shown in the table represent the product of (a) $65.00 and (b) the number of shares of LifePoint common stock that vest and are payable upon the merger (determined based upon the applicable award agreement of our named executive officers providing for the vesting and payment of

200% of the shares of LifePoint common stock subject to such company performance stock units upon a change in control). The vesting of these company performance stock units are single-trigger.

Name	Number of Shares that Vest and are Payable with Respect to Unvested Company Performance Stock Units Outstanding (#)	Value of Awards ($)
William F. Carpenter III	559,128	$36,343,320
David M. Dill	182,582	$11,867,830
Michael S. Coggin	73,320	$4,765,800
John P. Bumpus	72,178	$4,691,570

(3)

All unvested deferred compensation account balances under the deferred compensation plan will vest on December 31, 2018. Accordingly, no amounts of deferred compensation will vest in connection with the merger.

(4)

This column represents the aggregate dollar value of continued participation for of each of the named executive officers for 12 months (or, in the case of Mr. Carpenter, for 24 months, pursuant to the Carpenter severance agreement, as described above) in the medical, life, disability and similar welfare benefit plans that were offered to similarly situated employees of LifePoint immediately prior to the change in control at no greater cost than prior to the change in control pursuant to the severance plan. These continuation benefits are “double-trigger.” The table below provides information on the estimated value of continued participation in health and welfare benefits, which is calculated using the projected monthly cost of benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act for 12 months or, in the case of Mr. Carpenter, for 24 months:

Name	Value of Continued Participation in Health and Welfare Benefits ($)
William F. Carpenter III	$52,088
David M. Dill	$26,044
Michael S. Coggin	$26,044
John P. Bumpus	$26,044

(5)

This column represents the aggregate dollar value of a tax gross-up payment for the excise tax under Section 4999 of the Internal Revenue Code on all payments to the named executive officers deemed to be parachute payments under Section 280G of the Internal Revenue Code in connection with the merger. The gross-up payment will be an amount such that after payment by executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and excise taxes imposed upon the gross-up payment, so that the executive retains an amount of the gross-up payment equal to the excise tax imposed upon the payments determined to be parachute payments. The obligation to provide a gross-up payment may be triggered by “single trigger” payments such as the vesting of equity awards and by “double trigger” payments such as the cash severance and continuation of benefits.

(6)	None of the named executed officers have any other compensation that is based on or otherwise relates to the merger.

Narrative to Golden Parachute Compensation Table

As LifePoint previously reported, in December 2008, LifePoint amended and restated its severance plan. The severance plan has “double-trigger” severance provisions, which means that it provides for severance payments and benefits to each of the named executive officers if there is a “change in control” of LifePoint (which will include the merger) and any of one of the following events occurs with respect to the applicable executive: (a) the applicable executive’s termination of employment within 18 months after a change in control for any reason other than “cause” (as defined in the severance plan and above), (b) the applicable executive is not offered a position by LifePoint, its affiliates or a successor entity following the change in control that is “substantially equivalent” (as defined in the severance plan and above) to the one held with LifePoint immediately prior to the change in control or (c) the applicable executive voluntarily terminates his employment within 18 months following a change in control because employment by LifePoint, an affiliate or the successor employer is modified so that the position is no longer “substantially equivalent” to the position held immediately prior to the change in control. In the event of such change in control and the occurrence of any one of the above-referenced events with respect to a named executive officer, the applicable executive will be entitled to receive the following severance payments and benefits: (a) a lump sum severance payment consisting of 300% of the sum of (i) the employee’s normal annual compensation, which rate may not be less than the highest rate in effect during the six-month period immediately prior to the change in control plus (ii) the target cash bonus amount that the executive would be eligible to receive in the year in which the change in control occurs, assuming all performance conditions were achieved whether or not such conditions were achieved, (b) continued participation for 12 months in the medical, life, disability and similar welfare benefit plans that were offered to similarly situated employees of LifePoint immediately prior to the change in control at no greater cost than prior to the change in control, (c) reasonable attorney’s fees and costs incurred in making a claim for payments, benefits and other rights under the plan, including all costs of arbitration, mediation, or litigation and (d) a gross-up payment with respect to the excise tax imposed on change in control parachute payments under Section 4999 of the Internal Revenue Code. Such gross-up payment will be an amount such that after the executive pays all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and excise taxes imposed upon the gross-up payment, the executive retains an amount of the gross-up payment equal to the excise tax imposed upon the parachute payments. Notwithstanding the foregoing, pursuant to the Carpenter severance agreement, Mr. Carpenter remains entitled to continued participation in medical benefits and other insurance coverage for up to 24 months following his qualifying termination under the Carpenter severance agreement in lieu of the 12-month severance benefit continuation provided under the severance plan as this benefit continuation is greater than such 12-month benefit continuation under the severance plan.

For further information regarding the details of the severance plan, and the Carpenter severance agreement, see the section entitled “The Merger (Proposal 1)—Interests of Certain Persons in the Merger—Severance Plan” beginning on page 79 of this proxy statement and the section entitled “The Merger (Proposal 1)—Interests of Certain Persons in the Merger—Executive Severance and Restrictive Covenants Agreement with William F. Carpenter, III” beginning on page 81 of this proxy statement.

Upon the merger, all company options, company restricted stock units and company performance stock units will fully vest and be paid out in cash in accordance with the terms of the applicable award agreement. For further information regarding the treatment of company options, company restricted stock units and company performance stock units, see the section entitled “The Merger (Proposal 1)—Interests of Certain Persons in the Merger—Equity Awards” beginning on page 75 of this proxy statement.

Vote Required and Recommendation of the LifePoint Board

Section 14A of the Exchange Act requires LifePoint to provide its stockholders with the opportunity to cast an advisory (non-binding) vote on certain “golden parachute” compensation that may be payable to its named executive officers in connection with the consummation of the merger. As required by those rules, LifePoint is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to LifePoint’s named executive officers in connection with the merger, as disclosed in the table entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on this proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve this proposal on “golden parachute” compensation and vote not to adopt the merger agreement and vice versa. Because the vote is advisory in nature only, it will not be binding on either LifePoint or Merger Sub if the merger agreement is adopted. As LifePoint is contractually obligated to pay the compensation to named executive officers disclosed in this proxy statement, such compensation will be paid, subject only to the conditions applicable thereto, if the merger agreement is adopted by stockholders and consummated, regardless of the outcome of the advisory vote.

In order for the advisory resolution on “golden parachute” compensation to be approved, holders of a majority of the outstanding shares of LifePoint common stock present in person or represented by proxy and entitled to vote on such proposal at the special meeting must cast the votes represented by such shares of LifePoint common stock “FOR” such proposal, provided a quorum is present in person or represented by proxy at the special meeting. For stockholders who attend the meeting or are represented by proxy and abstain from voting, that abstention will have the same effect as voting “AGAINST” the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation. The failure to instruct your bank, brokerage firm or other nominee on how to vote your shares of LifePoint common stock will have no effect on the outcome of the proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation.

The LifePoint Board recommends that stockholders vote “FOR” the proposal to approve, on an advisory (non-binding) basis, certain “golden parachute” compensation that may be payable to LifePoint’s named executive officers in connection with the consummation of the merger as presented in this proxy statement.

MARKET PRICE OF LIFEPOINT COMMON STOCK

LifePoint common stock is listed for trading on Nasdaq under the symbol “LPNT.” The table below shows, for the periods indicated, the high and low sale prices for LifePoint common stock, as reported on Nasdaq.

	Common Stock Price
	High	Low
Fiscal Year Ended December 31, 2016
First Quarter ended March 31, 2016	$74.70	$58.20
Second Quarter ended June 30, 2016	$75.70	$62.99
Third Quarter ended September 30, 2016	$67.47	$54.82
Fourth Quarter ended December 31, 2016	$62.50	$50.60

Fiscal Year Ending December 31, 2017
First Quarter ended March 31, 2017	$70.90	$56.60
Second Quarter ended June 30, 2017	$67.95	$60.15
Third Quarter ended September 30, 2017	$67.65	$54.45
Fourth Quarter ended December 31, 2017	$59.80	$42.50

Fiscal Year Ending December 31, 2018
First Quarter ended March 31, 2017	$51.50	$41.45
Second Quarter ended June 30, 2017	$56.80	$45.25
Third Quarter (as of September 26, 2018)	$65.35	$46.95

On July 20, 2018, the last trading day prior to the public announcement of the merger agreement, the high and low sale prices for LifePoint common stock, as reported on Nasdaq, were $48.70 and $47.85 per share, respectively, and the closing price for LifePoint common stock, as reported on Nasdaq, was $47.90 per share. On September 26, 2018, the most recent practicable date before this proxy statement was mailed to our stockholders, the high and low sale prices for LifePoint common stock, as reported on Nasdaq, were $64.63 and $64.45 per share, respectively, and the closing price for LifePoint common stock, as reported on Nasdaq, was $64.50 per share. As of the close of business on the record date, LifePoint had 38,676,430 shares of LifePoint common stock issued and outstanding and had approximately 8,726 holders of record. You are encouraged to obtain current market quotations for LifePoint common stock in connection with voting your shares of LifePoint common stock.

We have never declared or paid any cash dividends on our common stock and have retained any future earnings to support operations and finance the growth and development of our business. Under the terms of the merger agreement, from July 22, 2018 until the earlier of the effective time of the merger or the termination of the merger agreement, we may not declare or pay dividends to our stockholders without Parent’s written consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to LifePoint regarding the beneficial ownership of its common stock as of September 17, 2018, by (a) each person known by LifePoint to be the beneficial owner of more than 5% of the outstanding shares of its common stock, (b) each of our directors, (c) each of our named executive officers and (d) all of our executive officers and directors serving as a group. Unless otherwise stated, the address of each named executive officer and director is c/o LifePoint Health, Inc., 330 Seven Springs Way, Brentwood, Tennessee 37027.

Name	Amount and Nature of Beneficial Ownership		Percent of Class
5% or Greater Stockholders
BlackRock, Inc.	4,474,205	(1)	11.50%
Wellington Management Group, LLP	3,450,600	(2)	8.75%
Dimensional Fund Advisors LP	3,338,815	(3)	8.47%
The Vanguard Group, Inc.	3,245,649	(4)	8.29%
LSV Asset Management	2,107,457	(5)	5.35%
Named Executive Officers and Directors
William F. Carpenter III	2,160,368	(6)	5.3%
David M. Dill	913,890	(7)	2.3%
Michael S. Coggin	92,854	(8)	*
John P. Bumpus	312,135	(9)	*
Kermit R. Crawford	8,244	(10)	*
Richard H. Evans	28,421	(11)	*
Michael P. Haley	38,258	(12)	*
Marguerite W. Kondracke	24,275	(13)	*
John E. Maupin, Jr.	29,016	(14)	*
Jana R. Schreuder	7,244	(15)	*
Reed V. Tuckson	14,003	(16)	*
All Executive Officers and Directors as a Group (12 persons)	3,648,499		9.4%

*	The percentage of shares beneficially owned by such director or named executive officer does not exceed one percent of the outstanding shares of LifePoint common stock.

(1)

As reported in the Schedule 13G/A filed on July 10, 2018 with the SEC, BlackRock, Inc. claims to have sole voting power with respect to 4,270,535 shares of LifePoint common stock and sole dispositive power with respect to 4,474,205 shares of LifePoint common stock. According to filings made with the SEC, the principal business address of the beneficial owner is 55 East 52nd Street, New York, NY 10022.

(2)

As reported in the Schedule 13G/A filed on February 8, 2018 with the SEC, Wellington Management Group, LLP claims to have shared voting power with respect to 1,828,122 shares of LifePoint common stock and shared dispositive power with respect to 3,450,600 shares of LifePoint common stock. According to filings made with the SEC, the principal business address of the beneficial owner is 280 Congress Street, Boston, MA 02210.

(3)

As reported in the Schedule 13G/A filed on February 9, 2018 with the SEC, Dimensional Fund Advisors LP claims to have sole voting power with respect to 3,283,621 shares of LifePoint common stock and sole dispositive power with respect to 3,338,815 shares of LifePoint common stock. According to filings made with the SEC, the principal business address of the beneficial owner is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(4)

As reported in the Schedule 13G/A filed on February 9, 2018 with the SEC, The Vanguard Group, Inc. claims to have sole voting power with respect to 20,510 shares of LifePoint common stock, shared voting power with respect to 5,166 shares of LifePoint common stock, sole dispositive power with respect to 3,245,649 shares of LifePoint common stock and shared dispositive power with respect to 22,387 shares of LifePoint common stock. According to filings made with the SEC, the principal business address of the beneficial owner is 100 Vanguard Blvd, Malvern, PA 19355.

(5)

As reported in the Schedule 13G filed on February 13, 2018 with the SEC, LSV Asset Management claims to have solve voting power with respect to 949,571 shares of LifePoint common stock and sole dispositive power with respect to 2,107,457 shares of LifePoint common stock. According to filings made with the SEC, the principal business address of the beneficial owner is 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606.

(6)	The ownership for Mr. Carpenter includes 1,673,324 shares underlying company options and 1,622 shares owned through the Retirement Plan.

(7)	The ownership for Mr. Dill includes 682,391 shares underlying company options and 989 shares owned through the Retirement Plan.

(8)	The ownership for Mr. Coggin includes 75,636 shares underlying company options.

(9)	The ownership for Mr. Bumpus includes 191,000 shares underlying company options and 847 shares owned through the Retirement Plan.

(10)

The ownership for Mr. Crawford includes the following company restricted stock units granted under the LifePoint Health, Inc. Amended and Restated 2013 Long-Term Incentive Plan, which we refer to as the “2013 Plan” in this proxy statement: 1,552 company restricted stock units granted on March 10, 2016, which became vested on September 11, 2016 with a deferred settlement date of March 10, 2019; 2,684 company restricted stock units granted on June 8, 2016, which became vested on December 9, 2016 with a deferred settlement date on June 8, 2019; and 3,008 company restricted stock units granted on June 8, 2017, which became vested on December 9, 2017 with a deferred settlement date of June 8, 2020.

(11)

The ownership for Mr. Evans includes the following company restricted stock units granted under the 2013 Plan: 2,684 company restricted stock units granted on June 8, 2016, which became vested on December 9, 2016 with a deferred settlement date on June 8, 2019; and 3,008 company restricted stock units granted on June 8, 2017, which became vested on December 9, 2017 with a deferred settlement date of June 8, 2020. Mr. Evans also owns 1,080 deferred stock units granted under LifePoint’s Amended and Restated Outside Directors Stock and Incentive Compensation Plan.

(12)

The ownership for Mr. Haley includes the following company restricted stock units granted under the 2013 Plan: 2,684 company restricted stock units granted on June 8, 2016, which became vested on December 9, 2016 with a deferred settlement date on June 8, 2019; and 3,008 company restricted stock units granted on June 8, 2017, which became vested on December 9, 2017 with a deferred settlement date of June 8, 2020.

(13)

The ownership for Ms. Kondracke includes the following company restricted stock units granted under the 2013 Plan: 2,684 company restricted stock units granted on June 8, 2016, which became vested on December 9, 2016 with a deferred settlement date on June 8, 2019; and 3,008 company restricted stock units granted on June 8, 2017, which became vested on December 9, 2017 with a deferred settlement date of June 8, 2020.

(14)	The ownership for Dr. Maupin includes the following company restricted stock units granted under the 2013 Plan: 2,684 company restricted stock units granted on June 8, 2016, which became vested on December 9, 2016 with a deferred settlement date on June 8, 2019; and 3,008 company restricted stock units granted on June 8, 2017, which became vested on December 9, 2017 with a deferred settlement date of June 8, 2020. Dr. Maupin also owns 3,884 deferred stock units granted under LifePoint’s Amended and Restated Outside Directors Stock and Incentive Compensation Plan.

(15)

The ownership for Ms. Schreuder includes the following company restricted stock units granted under the 2013 Plan: 1,552 company restricted stock units granted on March 10, 2016, which became vested on September 11, 2016 with a deferred settlement date of March 10, 2019; 2,684 company restricted stock units granted on June 8, 2016, which became vested on December 9, 2016 with a deferred settlement date on June 8, 2019; and 3,008 company restricted stock units granted on June 8, 2017, which became vested on December 9, 2017 with a deferred settlement date of June 8, 2020.

(16)

The ownership for Dr. Tuckson includes the following company restricted stock units granted under the 2013 Plan: 2,684 company restricted stock units granted on June 8, 2016, which became vested on December 9, 2016 with a deferred settlement date on June 8, 2019; and 3,008 company restricted stock units granted on June 8, 2017, which became vested on December 9, 2017 with a deferred settlement date of June 8, 2020.

APPRAISAL RIGHTS

If the merger is completed, under the DGCL, holders of LifePoint common stock who do not vote in favor of the proposal to adopt the merger agreement, who properly demand appraisal of their shares, who do not withdraw such demand or otherwise waive or lose their right to appraisal and who otherwise comply with the requirements for perfecting and preserving their appraisal rights under Section 262 have the right to seek appraisal of, and receive payment in cash for, the “fair value” of their shares of LifePoint common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the merger consideration. Stockholders electing to exercise such appraisal rights must comply with all of the provisions of Section 262 to perfect and preserve their rights. Strict compliance with the statutory procedures is required to perfect and preserve appraisal rights under Delaware law.

The following discussion is intended as a brief summary of the law pertaining to appraisal rights under the DGCL. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Failure to precisely follow any of the statutory procedures set forth in Section 262 will result in the loss or waiver of your appraisal rights.

A demand for appraisal in respect of shares of LifePoint common stock must be executed by or on behalf of the holder of record, and must reasonably inform LifePoint of the identity of the holder and state that the holder intends thereby to demand the appraisal of such holder’s shares in connection with the merger. Beneficial owners of shares of LifePoint common stock who do not also hold such shares of record may not directly make appraisal demands to LifePoint. The beneficial owner must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of LifePoint common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of LifePoint common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. If a broker, bank or other nominee exercises his, her or its right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of LifePoint common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Under Section 262, when a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation must, not less than 20 days prior to the meeting, notify each of its stockholders who was a stockholder on the record date for notice of such meeting and who is entitled to exercise appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes LifePoint’s notice to its stockholders of the availability of appraisal rights in connection with the merger, and a copy of the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the merger, any holder of shares of LifePoint common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully and in its entirety.

Strict compliance with the statutory procedures in Section 262 is required. Failure to timely and properly comply with the statutory requirements of Section 262 will result in the loss of appraisal rights under the DGCL.

A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of LifePoint common stock, LifePoint encourages stockholders considering exercising such rights to seek the advice of legal counsel.

A stockholder wishing to exercise the right to demand appraisal of his, her or its shares of LifePoint common stock must satisfy each of the following conditions:

•

the stockholder must deliver to LifePoint a written demand for appraisal of his, her or its shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. The demand must reasonably inform LifePoint of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares;

•

the stockholder must not vote in favor of, or consent in writing to, the proposal to adopt the merger agreement. Because a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. Neither voting against the proposal to adopt the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262;

•

the stockholder must continue to hold his, her or its shares of LifePoint common stock, either of record or beneficially, from the date of making the demand through the effective date of the merger. Therefore, a stockholder who transfers the shares for which he, she or it is seeking appraisal before the effective date of the merger will lose any right to appraisal with respect to such shares; and

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the stockholder or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of LifePoint common stock within 120 days after the effective date of the merger. The surviving corporation is under no obligation to file any such petition and has no present intention of doing so. Accordingly, it is the obligation of the stockholder to initiate all necessary action to perfect his, her or its appraisal rights in respect of shares of LifePoint common stock within the time prescribed in Section 262.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration for your shares of LifePoint common stock as provided in the merger agreement, but you will have no appraisal rights with respect to your shares of LifePoint common stock.

All written demands for appraisal pursuant to Section 262 must be mailed or delivered to LifePoint Health, Inc., 330 Seven Springs Way, Brentwood, Tennessee 37027, Attn: Corporate Secretary, and must be delivered before the vote on the adoption of the merger agreement is taken at the special meeting and must be executed by, or on behalf of, the record holder of the shares of LifePoint common stock.

Within 10 days after the effective date of the merger, the surviving corporation must give written notice that the merger has become effective to each holder of shares of LifePoint common stock who has not voted in favor of the proposal to adopt the merger agreement and has otherwise complied with Section 262. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration in accordance with the merger agreement. Any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of the surviving corporation. No appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery, which approval may be conditioned upon any terms the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days of the effective date of the merger. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or, except with respect to a stockholder that withdraws his, her or its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be greater than, the same as or less than the value of the merger consideration offered pursuant to the merger agreement.

Within 120 days after the effective date of the merger, any holder of shares of LifePoint common stock who has complied with Section 262 will, upon written request, be entitled to receive from the surviving corporation a written statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of LifePoint common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

Within 120 days after the effective date of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares who had previously demanded appraisal of their shares. Accordingly, the failure of a stockholder to file such a petition within the time period and manner prescribed in Section 262 could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of the surviving corporation to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition. Accordingly, any holders of shares of LifePoint common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of LifePoint common stock within the time and in the manner prescribed by Section 262.

If a petition for appraisal is duly filed by a stockholder, the stockholder must deliver a copy of the petition to the surviving corporation, and the surviving corporation will then be obligated, within 20 days after such service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the surviving corporation. After the Register in Chancery provides notice to those stockholders and the surviving corporation, if so ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold certificated shares of LifePoint common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. If immediately before the merger the shares of the class or series of stock as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (b) the value of the consideration provided in the merger for such total number of shares exceeds $1 million or (c) the merger was approved pursuant to Section 253 or 267 of the DGCL.

After the Delaware Court of Chancery’s determination of the holders of LifePoint common stock entitled to appraisal, an appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of LifePoint common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the “fair value.” Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (a) the difference, if any, between the amount paid and the “fair value” of the shares as determined by the Delaware Court of Chancery and (b) interest theretofore accrued, unless paid at that time. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving corporation and who has submitted such stockholder’s stock certificates to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262. When the “fair value” is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the surviving corporation to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by stock certificates upon the surrender to the surviving corporation of the stock certificates representing such stock.

In determining the “fair value” of the shares of LifePoint common stock, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining “fair value” in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that, in making this determination of “fair value,” the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that were known or that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court of Delaware also construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the “fair value” of their shares of LifePoint common stock as determined by the Delaware Court of Chancery under Section 262 could be greater than, the same as or less than the consideration they would otherwise be entitled to receive pursuant to the terms of the merger agreement if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not in any manner address, “fair value” under Section 262. Stockholders should be aware that the “fair value” of their shares as determined by the Delaware Court of Chancery could be a value higher or lower than, or the same as, the merger consideration.

LifePoint does not anticipate offering more than the merger consideration to any stockholder of LifePoint exercising appraisal rights, and LifePoint reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of LifePoint common stock is less than the merger consideration. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of an order, each party bears its own expenses.

From and after the effective date of the merger, no stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 will be entitled to vote such shares of LifePoint common stock for any purpose, or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective date of the merger; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger either within 60 days after the effective date of the merger or thereafter with the written approval of the surviving corporation, then the right of such stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration that such holder would have received, without interest and less any applicable withholding taxes, pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder of LifePoint wishing to exercise appraisal rights is encouraged to consult their legal counsel before attempting to exercise those rights. To the extent there are any inconsistencies between the foregoing summary and Section 262, Section 262 will govern.

DELISTING AND DEREGISTRATION OF LIFEPOINT COMMON STOCK

If the merger is consummated, LifePoint common stock will be delisted from Nasdaq and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of LifePoint common stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the LifePoint Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Stockholder Proposals and Nominations for the 2019 Annual Meeting

If the merger is consummated prior to LifePoint’s 2019 annual meeting of stockholders, LifePoint will not hold an annual meeting of stockholders in 2019 and there will be no public participation in any future meetings of LifePoint’s stockholders because, following the merger, LifePoint common stock will be delisted from Nasdaq and will be deregistered under the Exchange Act, and LifePoint will no longer be a publicly-held company. However, if the merger is not consummated prior to LifePoint’s 2019 annual meeting of stockholders, the following deadlines apply to the submission of stockholder proposals to be considered at LifePoint’s 2019 annual meeting of stockholders:

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Our bylaws provide that no business or director nomination may be brought before our annual meeting of stockholders unless it is specified in the notice of meeting or is otherwise brought before the meeting by or at the direction of the LifePoint Board or by a stockholder of record entitled to notice of and to vote at such meeting who has delivered notice and such notice is received by the Corporate Secretary (containing certain information specified in our bylaws about, among other things, the stockholder and the proposed business or director nomination, as applicable) not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders. In the event that our annual meeting of stockholders is called for a date that is not within 30 days before or 60 days after such anniversary date, such notice must be received by the Corporate Secretary not later than the close of business on either the 90th day prior to such annual meeting or the 10th day following the day on which such public announcement of the date of the annual meeting was made, whichever last occurs. For business or a director nomination proposed by a stockholder to be eligible to be brought before our 2019 annual meeting of stockholders, the stockholder’s notice of proposed business or director nomination, as applicable, must not be received by our Corporate Secretary earlier than February 5, 2019 nor later than March 7, 2019.

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Shareholder proposals intended to be considered for inclusion in our proxy statement and voted on at our 2019 annual meeting of stockholders must be received at our corporate headquarters by our Corporate Secretary on or before December 26, 2018. Applicable SEC rules and regulations govern the submission of shareholder proposals and our consideration of them for inclusion in the 2019 notice of annual meeting of stockholders and the 2019 proxy statement.

Proposals should be submitted in writing to our Corporate Secretary at our principal executive offices at 330 Seven Springs Way, Brentwood, Tennessee 37027, Attn: Corporate Secretary. We suggest that you mail your proposal by certified mail, return receipt requested.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the “Investors” page of our corporate website at www.lifepointhealth.net. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference into this proxy statement the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 as filed with the SEC on February 23, 2018;

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our Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2018 as filed with the SEC on July 27, 2018 and the quarterly period ended March 31, 2018 as filed with the SEC on May 4, 2018;

•	our Current Reports on Form 8-K as filed with the SEC on September 26, 2018, July 23, 2018, June 8, 2018, February 28, 2018 and February 27, 2018; and

•	our Definitive Proxy Statement for our 2018 annual meeting of stockholders as filed with the SEC on April 25, 2018.

We also incorporate by reference into this proxy statement additional documents that LifePoint may file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to LifePoint Health, Inc., 330 Seven Springs Way, Brentwood, Tennessee 37027, Attn: Investor Relations, telephone number (615) 920-7612 or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. If you would like to request documents from us, please do so as soon as possible to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail or other method of prompt delivery.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares of LifePoint common stock at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated September 27, 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

LIFEPOINT HEALTH, INC.,

REGIONALCARE HOSPITAL PARTNERS HOLDINGS, INC.

and

LEGEND MERGER SUB, INC.

Dated as of July 22, 2018

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 22 day of July, 2018, by and among LifePoint Health, Inc., a Delaware corporation (the “Company”), RegionalCare Hospital Partners Holdings, Inc. (D/B/A RCCH HealthCare Partners), a Delaware corporation (“Parent”), and Legend Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”), at a duly called and held meeting of the Company Board, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, including the execution, delivery and performance of this Agreement, and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and (iv) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder and unanimously approved this Agreement, including the execution, delivery and performance of this Agreement, and the board of directors of Parent and Parent, as the sole stockholder of Merger Sub, has approved and adopted, respectively, this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with, and to prescribe certain conditions to, the Merger, in each case, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions.

(a)    Certain Terms.    Whenever used in this Agreement (including in the Company Disclosure Letter and the Parent Disclosure Letter), the following terms shall have the respective meanings given to them below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement on terms no less favorable, in the aggregate, to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not include any terms that would prevent the Company from complying with its obligations under this Agreement and need not include any terms that would prevent any Person from making a confidential proposal to the Company Board, or discussing or negotiating the terms thereof with the Company or its Representatives or, if applicable, consummating the transactions contemplated thereby.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person; provided that (other than in the case of the definition of “Parent Related Parties” and clauses (xii) and (xvi) of the definition of “Company Material Adverse Effect” and for purposes of Section 4.2(c), Section 5.24, Section 5.27, ARTICLE X and Section 11.4 and defined terms used therein) in no event shall Parent, Merger Sub or any of their respective Subsidiaries be considered an Affiliate of Apollo Global Management, LLC, any of its Affiliates (other than Parent, Merger Sub and their respective subsidiaries) or any portfolio company or investment fund affiliated with Apollo Global Management, LLC, or vice versa.

“Aggregate Merger Consideration” means all amounts payable pursuant to ARTICLE IV to the holders of Common Shares, Options, Performance Stock Units, Restricted Stock Units and Warrants.

“Alternative Transaction Proposal” means any bona fide inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their respective Affiliates) relating to: (i) any merger, consolidation, amalgamation, share exchange, business combination, sale of assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary having businesses, assets or properties constituting twenty-five percent (25%) or more of the assets, net revenue or net income of the Company and the Company Subsidiaries, taken as a whole, as determined in good faith by the Company Board; (ii) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Company Subsidiary, (A) of any businesses, assets or properties that constitute twenty-five percent (25%) or more of the assets, net revenue or net income of the Company and the Company Subsidiaries, taken as a whole, as determined in good faith by the Company Board or (B) as a result of which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) has beneficial ownership, or the right to acquire beneficial ownership, of twenty-five percent (25%) or more of the outstanding Common Shares or any other class of equity securities of the Company (measured by economic or voting powers); or (iii) any tender offer or exchange offer in which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of the outstanding Common Shares or any other class of equity securities of the Company, as a result of which such Person or group would beneficially own twenty-five percent (25%) or more of the outstanding Common Shares or any other class of equity securities of the Company (measured by economic or voting powers).

“Applicable Law” means any applicable federal, state, local, municipal or foreign Order, law (including common law), regulation, rule, code, statute, ordinance, constitution or treaty enacted, promulgated, issued, adopted, enforced, implemented, entered or otherwise put into effect by any Governmental Entity, including, for the avoidance of doubt, the SEC and NASDAQ.

“beneficial owner” or “beneficial ownership,” with respect to any Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York, are authorized or required by law to be closed for regular banking business.

“Claim” means any threatened, asserted, pending or completed Legal Action, whether instituted by any party hereto, any Governmental Entity or any other Person, and whether civil, criminal, administrative, investigative or other, that arises out of or pertains to, or that any Indemnified Party in good faith believes could arise out of or pertain to, matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent or fiduciary of the Company, any of the Company Subsidiaries or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other Person at or prior to the Effective Time.

“Common Shares” means shares of common stock, par value $0.01 per share, of the Company.

“Company Benefit Plans” means each material U.S. or non-U.S. “employee benefit plan,” as defined in Section 3(3) of ERISA, and each other material incentive, bonus, deferred compensation, stock bonus, stock purchase, restricted stock, performance stock unit, stock option, equity and equity-based, health, welfare, retirement, pension, profit-sharing, employment, consulting, change in control, transaction, retention, severance, tax gross-up, loan or other compensation or benefit plan, program, policy, arrangement or agreement, whether or not subject to ERISA, whether formal or informal, oral or written, that is sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of the Company Subsidiaries under which any current or former officers, employees, directors, consultants or independent contractors of the Company or any of the Company Subsidiaries are entitled to benefits, or under which the Company or any of the Company Subsidiaries has any present or future liability, whether actual or contingent or direct or indirect.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Equity Plans” means the LifePoint Hospitals, Inc. Amended and Restated 1998 Long-Term Incentive Plan, as amended, the LifePoint Hospitals, Inc. Amended and Restated Outside Directors Stock and Incentive Plan, as amended, and the LifePoint Health, Inc. 2013 Long-Term Incentive Plan.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect (each an “Effect” and, collectively, “Effects”) that, individually or in the aggregate with all other Effects, (x) has had, or would reasonably be expected to have, a material adverse effect on the businesses, assets, liabilities, properties, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, or (y) affects the Company or any of the Company Subsidiaries and would prevent, materially impair or materially delay consummation by the Company of the Merger, except to the extent that such Effect results from or relates to (i) general changes or developments in the economy, political or regulatory conditions, (ii) changes or developments in financial, credit or stock market fluctuations or conditions, (iii) any changes in or developments affecting the industries or markets in which the Company or any Company Subsidiaries operate, (iv) changes in U.S. GAAP or Applicable Law (including Healthcare Laws), or changes in interpretation or enforcement of U.S. GAAP or Applicable Law (actual or proposed), including any amendment or repeal of the Patient Protection and Affordable Care Act of 2010 (Pub. Law 111-148), as amended by the Health Care and Education Reconciliation Act (Pub. Law 111-152), (v) changes in the market price or trading volume of Common Shares (provided, that this clause (v) shall not prevent a determination that any Effect underlying, giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect, unless such Effect is otherwise excepted by this definition), (vi) any failure by the Company to meet any internal, analysts’ or other earnings estimates, budgets, plans, forecasts or projections of financial performance or results of operations or changes in credit ratings (provided, that this clause (vi) shall not prevent a determination that any Effect underlying, giving rise to or contributing to such failure or change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect, unless such Effect is otherwise excepted by this definition), (vii) natural disasters, (viii) any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or any escalation or worsening thereof, (ix) the negotiation, execution, announcement, pendency, performance or consummation of this Agreement or the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators, (x) compliance by the Company with the terms and conditions of this Agreement, (xi) (A) any action taken by Parent or any of its Affiliates in breach of this Agreement or (B) the omission of an action that was required to be taken by Parent or any of its Affiliates, (xii) any action taken by the Company at the written request of Parent or any of its Affiliates, (xiii) any Legal Action brought on behalf of the Company’s stockholders and arising from this Agreement or the transactions contemplated by this Agreement (except as it relates to any breach of this Agreement by the Company), (xiv) any damage to or destruction of any assets or properties of the Company or any of the Company Subsidiaries to the extent covered by third-party insurance, (xv) changes to the labor conditions in the industries or markets in which the

Company or any of the Company Subsidiaries operate, (xvi) the identity of Parent, Merger Sub or their respective Affiliates, or Parent’s ability to obtain any required consents or approvals in connection with the transactions contemplated by this Agreement, or (xvii) the matters set forth on Section 1.1(b) of the Company Disclosure Letter, except, in the case of clauses (i), (ii), (iii), (iv), (vii), (viii) and (xv), to the extent the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries and geographic markets in which the Company and the Company Subsidiaries operate.

“Company Real Property” means the real property owned, leased, used or operated by the Company or any of the Company Subsidiaries, including the Owned Real Property and the Leased Real Property.

“Company Subsidiary” means each direct or indirect Subsidiary of the Company.

“Company Termination Fee” means $80,352,000; provided, however, that if the Company terminates this Agreement pursuant to Section 10.1(h) in connection with entry into a definitive agreement with an Exempted Person with respect to a Superior Proposal, then the Company Termination Fee means $40,176,000.

“Compliant” means, with respect to the Required Financing Information, that (i) such Required Financing Information does not contain any untrue statement of a material fact regarding the Company and the Company Subsidiaries or omit to state any material fact regarding the Company and the Company Subsidiaries necessary in order to make such Required Financing Information not misleading under the circumstances, (ii) such Required Financing Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that are applicable to such Required Financing Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities and, for the avoidance of doubt, provisions to the extent solely applicable to Excluded Information) and (iii) the financial statements and other financial information included in such Required Financing Information would not be deemed stale under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company’s independent accountants to issue customary comfort letters to the Debt Financing Sources to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period (and such accountants have confirmed they are prepared to issue a comfort letter subject to their completion of customary procedures).

“Constituent Documents” means, with respect to any entity, the certificate or articles of incorporation and by-laws of such entity or any similar organizational documents of such entity.

“Contract” means any note, mortgage or other evidence of indebtedness, license, lease, agreement, contract, indenture, concession, commitment, undertaking, and any other legally binding instrument, arrangement, or obligation, including contracts with Governmental Entities.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, status as managing member or general partner, as trustee or executor, by contract or credit arrangement or otherwise.

“Debt Financing Sources” means the agents, arrangers, lenders and other entities party to the Debt Financing Commitments that have committed to provide or arrange the Debt Financing, and the parties to any joinder agreement, credit agreement, note purchase agreement or similar documentation entered into pursuant or relating to the Debt Financing Commitments (including any other definitive agreements executed in connection with the Debt Financing Commitments) and their respective successors and assigns.

“Debt Financing Source Related Parties” means the Debt Financing Sources, their Affiliates and their and their Affiliates’ respective Representatives, and their respective successors and assigns.

“Encumbrance” means any pledge, mortgage, claim, security interest, deed of trust, right-of-way, hypothecation, adverse claim, encumbrance, lease, lien (statutory or otherwise), charge, easement, prescriptive right, encroachment, servitude, option, pre-emptive right, right of first offer or right of first refusal, transfer, restriction, adverse ownership claim, title or survey defect, covenant, condition, restriction or other similar restriction or limitation, whether voluntarily incurred or arising by operation of law.

“Environmental Law” means any Applicable Law relating to the protection of the environment or natural resources, or to the manufacture, use, transport, distribution, treatment, storage, disposal or Release of, or exposure to, Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that would be treated together with the Company or any Company Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exempted Person” means any Person or group of Persons (or group that includes any such Person or group of Persons) from whom the Company or any of its Representatives has received a written Alternative Transaction Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Company Board determines in good faith, after consultation with its financial and outside legal advisor, constitutes, or could reasonably be expected to lead to, a Superior Proposal (such determination to be made no later than two (2) Business Days after the No-Shop Period Start Date); provided that any such Person or group shall cease to be an Exempted Person upon the earliest to occur of the following: (i) the ultimate equityholder(s) of such Person and the other Persons who were members of such group, if any, as of immediately prior to the No-Shop Period Start Date ceasing to constitute in the aggregate the source of at least fifty percent (50%) of the financing of such Person or group at any time from and after the No-Shop Period Start Date; (ii) such Person notifies the Company in writing that it is withdrawing its Alternative Transaction Proposal (it being understood that any amendment, modification or replacement of such Alternative Transaction Proposal shall not, in and of itself, be deemed a withdrawal of such Alternative Transaction Proposal); and (iii) 12:01 a.m. (New York City time) on the sixty-first (61st) day following the date hereof.

“Governmental Entity” means any court or tribunal or administrative, judicial, taxing, governmental or regulatory (including stock exchange or other self-regulatory) body, agency, commission, board, legislature, instrumentality, division, department, public body or other authority of any nation or government or any political subdivision thereof, whether foreign or domestic and whether national, supranational, state or local.

“Hazardous Substances” means (i) any material or substance that is defined under applicable Environmental Laws as a “pollutant,” “contaminant,” “hazardous substance,” “hazardous waste,” or “toxic substance,” or as “hazardous” or “toxic,” or (ii) any medical waste, special waste, petroleum or petroleum derived substance, waste or additive, radioactive material, asbestos-containing material or polychlorinated biphenyl.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act of 2009, altogether with their implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any and all of the following worldwide, including all rights therein: (i) trademarks, service marks, brand names, trade names, certification marks, logos, trade dress, product names, slogans, and other indications of origin, and all goodwill associated with the foregoing, any and all common law rights therein, and registrations and applications for registration thereof; (ii) copyrightable works, copyrights and database rights, whether or not registered, writings and other tangible works, whether copyrightable or not, all original works of authorship, and registrations and applications for registration thereof; (iii) patents, patent applications (including provisional patent applications) and statutory invention registrations, together will all reissues, revisions, divisionals, continuations, continuations-in-part, renewals, extensions and reexaminations thereof, all patents which may issue on such applications, all foreign equivalents thereof, all rights in inventions (whether patentable or patentable and whether or not reduced to practice); (iv) computer software programs and software systems, in both source code and object code format, including databases, data compilations, application programming interfaces, algorithms, tool sets, user interfaces, manuals and other specifications and documentation and all know-how related thereto, including web sites, firmware and other software embedded in hardware devices, developed or currently being developed but excluding any “shrink wrap” or similar software generally commercially available pursuant to a non-exclusive licenses; and (v) trade secrets, know-how, confidential business information, technology, databases, processes, designs, drawings and documentation, whether or not secret, and whether or not reduced to writing; (v) internet domain name registrations; and (vi) all other intellectual property and proprietary rights, know-how, interests and protections, in each case, recognized under Applicable Law.

“Intervening Event” means any Effect that is not known (or, if known, the consequences of which were not reasonably foreseeable) by the Company Board as of the date hereof; provided, however, that in no event shall any of the following be deemed to be an Intervening Event: (i) the receipt, existence or terms of an Alternative Transaction Proposal or any matter relating thereto or consequences thereof; (ii) general changes in the economy, political or regulatory conditions; (iii) changes or developments in financial, credit or stock market fluctuations or conditions; (iv) changes or developments in the industries or markets in which the Company or any Company Subsidiary operates; (v) changes in U.S. GAAP or Applicable Law (including Healthcare Laws), or changes in interpretation or enforcement of U.S. GAAP or Applicable Law (actual or proposed), including any amendment or repeal of the Patient Protection and Affordable Care Act of 2010 (Pub. Law 111-148), as amended by the Health Care and Education Reconciliation Act (Pub. Law 111-152); (vi) the fact that the Company or any Company Subsidiary met or exceeded internal, analysts’ or other earnings estimates, budgets, plans, forecasts or projections of financial performance or results of operations; (vii) changes in the market price or trading volume of the stock of the Company or Parent, as applicable (provided, that the exceptions in this clause (vii) and in clause (vi) shall not prevent the underlying Effects giving rise to or contributing to such events from being taken into account in determining whether there has been an Intervening Event unless such Effect is otherwise excepted by this definition); (viii) any Willful Breach of this Agreement by the Company; or (ix) the identity of Parent, Merger Sub or their respective Affiliates.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means the hardware, software, computerized databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology and communications equipment, owned, leased or licensed by the Company or any of the Company Subsidiaries.

“Knowledge of the Company” means the actual knowledge of the individuals listed on Section 1.1(a) of the Company Disclosure Letter, after reasonable inquiry of their respective direct reports.

“Knowledge of Parent” means the actual knowledge of the individuals listed on Section 1.1(a) of the Parent Disclosure Letter, after reasonable inquiry of their respective direct reports.

“Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or a Company Subsidiary leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Legal Action” means any actions, suits, demands, complaints, objections, hearings, notices, arbitrations, grievances, litigations, claims, petitions, appeals, charges or other civil, administrative or criminal proceedings or investigations (whether at law or in equity, before or by any Governmental Entity or before any arbitrator).

“Lookback Date” means January 1, 2016.

“Losses” means any claims, liabilities, losses, fines, costs, royalties, proceedings, deficiencies or damages of any kind (whether absolute, accrued, contingent or otherwise), whether or not resulting from third-party claims, including reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same; provided, that under no circumstances shall either party be liable for any (i) punitive damages or (ii) any exemplary, incidental or consequential damages or any liabilities, losses, damages, costs and expenses that are based on multiples of earnings or revenue or similar measures except (A) in the case of clause (ii), to the extent such Losses are a reasonably foreseeable result of the event that gave rise thereto and (B) in the case of clauses (i) and (ii) if such Losses are payable directly by the other party in satisfaction of a third-party claim against such other party.

“Malware” means any virus, Trojan horse, key-lock, spyware, worm, malicious code or other software program designed to or able to materially disrupt, disable, harm, interfere with the operation of or install itself within or on any software, computer data, network memory or hardware for any of the foregoing purposes

“Marketing Period” means the first period of twenty (20) consecutive days after the date of this Agreement and throughout which and at the end of which (i) Parent has the Required Financing Information and the Required Financing Information is Compliant (it being understood and agreed that if the Company in good faith and reasonably believes that it has provided the Required Financing Information and the Required Financing Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes the Required Financing Information was delivered), in which case the Company shall be deemed to have delivered the Required Financing Information to Parent on the date specified in that notice and the Required Financing Information shall be deemed to be Compliant (“Deemed Compliance”) unless Parent in good faith and reasonably believes that the Company has not completed delivery of the Required Financing Information or the Required Financing Information is not Compliant and, within three (3) Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity which Required Financing Information Parent reasonably believes the Company has not delivered or the reason for which the Required Financing Information is not Compliant)); (ii) the conditions set forth in Section 9.1 and Section 9.3 are satisfied (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions) and (iii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 9.1 and Section 9.3 to fail to be satisfied (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions), assuming that the Closing were to be scheduled at any time during such twenty (20) consecutive day period; provided, that (A) October 8, 2018, November 12, 2018 and January 15, 2019 shall not be considered calendar days for purposes of such twenty (20) consecutive day period, (B) if such twenty (20) consecutive day period shall not have fully elapsed on or prior to August 18, 2018, then such period shall not commence any earlier than September 5, 2018 and (C) if such twenty (20) consecutive day period shall not have fully elapsed on or prior to December 21, 2018, then such period shall not commence any earlier than January 3, 2019. Notwithstanding the foregoing, (A) the Marketing Period will end on any earlier date on which the Debt Financing is obtained and (B) the Marketing Period will not commence or be deemed to have commenced if, after the date of this

Agreement and prior to the completion of the consecutive day period referenced herein (1) the Company’s independent accountant has withdrawn its audit opinion with respect to any financial statements contained in the Company’s most recently filed Annual Report on Form 10-K, in which case the Marketing Period will not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by the independent accountant or another “Big Four” or other nationally recognized independent public accounting firm or other public accounting firm reasonably acceptable to Parent, (2) the Company issues a public statement either (x) indicating its intent to restate any historical financial statements of the Company or (y) indicating that such restatement is under active consideration, in which case the Marketing Period will not be deemed to commence unless and until such restatement has been completed and the relevant Required Financing Information has been amended or the Company has announced that it has concluded that no restatement will be required in accordance with U.S. GAAP, (3) any Required Financing Information would not be Compliant at any time during such consecutive day period (it being understood and agreed that if any Required Financing Information provided at the commencement of the Marketing Period ceases to be Compliant during such consecutive day period, then the Marketing Period will be deemed not to have occurred) or otherwise does not include the “Required Financing Information” as defined or (4) the Company has failed to file any report on Form 10-K, Form 10-Q or Form 8-K required to be filed with the SEC by the date required under the Exchange Act, in which case (a) in the case of a failure to file a Form 10-K or Form 10-Q, the Marketing Period will not be deemed to commence unless and until, at the earliest, such reports have been filed; and (b) in the case of a failure to file a Form 8-K, the Marketing Period will be tolled until such report has been filed; provided, that if the failure to file such report occurs during the final five (5) Business Days of the Marketing Period, the Marketing Period will be extended so that the final day of the Marketing Period will be no earlier than the fifth (5th) Business Day after such report has been filed. Notwithstanding the foregoing, if at any time Parent shall in good faith reasonably believe that the Required Financing Information is not Compliant and Parent delivers a written notice to the Company to that effect (stating with specificity the reason for which the Required Financing Information is not Compliant), then any Deemed Compliance shall be cancelled.

“Material Company IP” means (i) all Registered IP and (ii) all unregistered Intellectual Property that is owned by (in whole or in part) the Company or any of the Company Subsidiaries and material to the business of the Company and the Company Subsidiaries, taken as a whole.

“NASDAQ” means the NASDAQ Global Select Market.

“Option” means each option to purchase Common Shares granted pursuant to a Company Equity Plan that is outstanding and unexercised as of immediately prior to the Effective Time.

“Order” means any order, writ, injunctions, judgments or decrees of any Governmental Entity.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Material Adverse Effect” means any Effect that affects Parent, Merger Sub or any of their respective Affiliates and would prevent, materially impair or materially delay consummation by Parent or Merger Sub of the Merger.

“Parent Termination Fee” means $160,703,000.

“Performance Stock Units” means a performance restricted stock unit issued by the Company pursuant to a Company Equity Plan that (i) as of the date hereof, vests on the basis of time and the achievement of performance targets and (ii) is outstanding as of immediately prior to the Effective Time, pursuant to which the holder has a right to receive Common Shares or cash after the vesting or lapse of restrictions applicable to such performance restricted stock unit, whether or not such receipt is deferred.

“Permits” means registrations, licenses, permits, certificates (including certificates of need), exemptions, approvals, franchises, consents and other regulatory authorizations issued or granted by a Governmental Entity.

“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments not yet due and payable and Encumbrances for Taxes and other governmental charges and assessments being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP in the Company Financial Statements, (ii) Encumbrances securing indebtedness or liabilities that are reflected in the Company Reports or incurred in the ordinary course of business since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company, (iii) inchoate construction, mechanics’, materialmen’s, workmen’s, repairmen’s, employees’, warehousemen’s, carriers’ and other similar Encumbrances, in each case, securing amounts not yet payable or which are being contested in good faith and for which adequate reserves have been established in accordance with U.S. GAAP in the Company Financial Statements, (iv) zoning restrictions, building codes and other land use restrictions, survey exceptions, utility easements, rights of way and similar Encumbrances that are imposed by any Governmental Entity having jurisdiction thereon or otherwise that are customary for the applicable property type and locality, (v) interests of any lessor, lessee, licensor, licensee, grantor or grantee pursuant to any Lease for any Leased Real Property or non-exclusive licenses to any Company-owned Intellectual Property granted in ordinary course of business consistent with past practice, (vi) such imperfections of title, easements, covenants and other restrictions and Encumbrances, including easements, rights of way, options, reservations or other similar matters or restrictions or exclusions, that would be disclosed on current title reports or accurate surveys or during physical inspections, and any other Encumbrances of public record in each case which does not materially interfere with the present uses of, occupancy of or access to the Owned Real Property or any Leased Real Property pursuant to a ground Lease, or otherwise have a Company Material Adverse Effect, (vii) transfer restrictions on any securities of the Company imposed by Applicable Law, (viii) purchase money liens securing rental payments under capital lease arrangements incurred in the ordinary course of business, (ix) Encumbrances securing acquisition financing with respect to the applicable asset, including any refinancing thereof, (x) Encumbrances permitted under existing credit facilities in the ordinary course of business, (xi) interests of any joint owner or tenant in common owner with the Company or any Company Subsidiary, (xii) Encumbrances, deposits or pledges to secure statutory obligations or performance of bids, tenders or leases or for similar purposes, and (xiii) any other Encumbrances or imperfections in title (A) being contested in good faith in the ordinary course of business or for which adequate reserves have been established in accordance with U.S. GAAP in the Company’s financial statements (or notes thereto) or bonds or other security have been provided or are fully covered by insurance (other than any customary deductible) or (B) which would not reasonably be expected to materially detract from the value of, or materially impair the present use of, any material property to which they relate.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, limited liability limited partnership, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personally Identifiable Information” means any individually identifiable information (or information that, in combination with other information, could allow the identification of an individual) that is in the possession or control of the Company or any Company Subsidiary, including Protected Health Information (as defined under HIPAA), in each case, which is protected under any privacy, data security, or data breach notification Applicable Law, or which the Company or any Company Subsidiary is required to safeguard under its Privacy Policies or pursuant to any contract with the applicable individual.

“Preferred Shares” means shares of preferred stock, par value $0.01 per share, of the Company.

“Privacy Policies” means the HIPAA notice of privacy practices and posted privacy policies of the Company and the Company Subsidiaries with respect to the collection, use, and disclosure of Personally Identifiable Information.

“Release” means any pumping, pouring, emptying, injecting, escaping, leaching, dumping, spilling, leaking, disposing, discharging or emitting into the environment.

“Required Financing Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company and the Company Subsidiaries of the type that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 under the Securities Act of the Company to consummate the offering(s) of high yield debt securities contemplated by the Debt Financing Commitments, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made (including all audited financial statements and all unaudited financial statements (which will have been reviewed by the Company’s independent accountants as provided in Statement on Auditing Standards 100)); and (ii) (A) such other financial and other information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent (or the Debt Financing Sources) to the extent that such information is required in connection with the Debt Financing Commitments or of the type and form customarily included in an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act; or (B) as otherwise necessary to receive from the Company’s independent accountants (and any other accountant (other than Parent’s accountants) to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum), customary “comfort” (including “negative assurance” comfort and change period comfort), together with drafts of customary comfort letters that such independent public accountants are prepared to deliver upon the “pricing” of any high-yield bonds being issued in lieu of any portion of the Debt Financing, with respect to the financial information to be included in such offering memorandum; provided, however, that “Required Financing Information” shall not include any Excluded Information.

“Restricted Stock Units” means a restricted stock unit issued by the Company pursuant to a Company Equity Plan that (i) as of the date hereof, vests solely on the basis of time and (ii) is outstanding immediately prior to or as of the Effective Time, pursuant to which the holder has a right to receive Common Shares or cash after the vesting or lapse of restrictions applicable to such restricted stock unit, whether or not such receipt is deferred.

“Sanctioned Person” means any Person (i) listed on any Sanctioned-related list of blocked or restricted persons (including without limitation the Specially Designated Nationals and Blocked Persons List maintained by OFAC); (ii) located, resident, or organized in a country or territory that is the target of country or territory-wide Sanctions (which includes as of the date hereof Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly by a Person or Persons described in clause (i) or (ii).

“Sanctions” means those Applicable Laws relating to imports, exports, economic sanctions, and embargoes administered, enacted or enforced from time to time by (i) the United States (including without limitation OFAC, the U.S. Department of Commerce, and the U.S. Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Sensitive Data” means all confidential information, proprietary information, Personally Identifiable Information, trade secrets and any other information protected by Applicable Law or contract that is collected, created, maintained, stored, transmitted, used, disclosed or otherwise processed by or for the Company or any Company Subsidiaries, including any information that is governed, regulated or protected by any Applicable Law or contract.

“Subsidiary” of any Person means another Person, in which such first Person (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest, capital interest or any other interests having the power to direct or cause the direction of the management and policies of such other Person, (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body, or (iii) is or any of its Subsidiaries is a general partner or managing member of such other Person. For the avoidance of doubt, with respect to the Company and the Company Subsidiaries, the term “Subsidiary” expressly includes DLP Partner, LLC, DLP Healthcare, LLC, Norton Partner, LLC, and The Regional Health Network of Kentucky and Southern Indiana, LLC.

“Superior Proposal” means a written Alternative Transaction Proposal having terms which the Company Board determines in good faith would result in a transaction that if consummated, is more favorable (including from a financial point of view) to the Company and the holders of Common Shares than the Merger after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated thereby; provided, however, that, for purposes of this definition of “Superior Proposal,” the term “Alternative Transaction Proposal” shall have the meaning assigned to such term herein, except that the references to “twenty-five percent (25%)” in such definition shall be deemed to be references to “fifty percent (50%).”

“Taxes” means any and all federal, state, local, foreign, provincial or territorial taxes, or any levies, assessments and other governmental charges in the nature of a tax, whether imposed directly or through withholding by any Taxing Authority (together with any and all interest, penalties, additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, escheat, social security, workers’ compensation, unemployment compensation, net worth, excise, withholding, ad valorem and value added taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity responsible for the administration and collection of such Tax.

“U.S. GAAP” means United States generally accepted accounting principles.

“Warrant” means each warrant to purchase Common Shares that is outstanding and unexercised as of immediately prior to the Effective Time.

“Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Person with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Person’s act or failure to act would, or would reasonably be expected to, result in, or constitute, a breach of this Agreement.

(b)    Terms Generally.    The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to and Schedules delivered with this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided, that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The disclosure of any fact, information or item in any Section of the Company Disclosure Letter or the Parent Disclosure Letter shall, should the existence of such fact, information or item be relevant to any other Section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, be deemed to be disclosed with respect to such other Section so long as the relevance of such disclosure to such other Section is reasonably apparent on the face of such disclosure. The Company Disclosure Letter or Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in ARTICLE V or ARTICLE VI or to one or more covenants contained in ARTICLE VII. Inclusion of any items or information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect or deemed to affect the interpretation of such term for purposes of this Agreement. Nothing in the Company Disclosure Letter or the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company, Parent or Merger Sub, as applicable, made herein. This Agreement is not intended to, and does not, confer upon any Person other than the parties any rights to rely upon the representations and warranties set forth herein.

(c)    Additional Terms.    The following terms are defined in the corresponding Sections of this Agreement:

Term	Section
Adverse Recommendation Change	Section 8.4(d)
Agreement	Preamble
Alternative Financing	Section 8.11(e)
Alternative Transaction Agreement	Section 8.4(d)
Annual Bonus Plans	Section 8.7(c)
Anti-Corruption Laws	Section 5.7(a)
Book-Entry Shares	Section 4.1(b)(i)
By-Laws	Section 3.2
Capitalization Date	Section 5.3(a)
Certificate	Section 4.1(b)(i)
Certificate of Merger	Section 2.3
Certificated Share	Section 4.1(b)(i)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 4.2(e)
Company	Preamble
Company Affiliate Contract	Section 5.26
Company Affiliated Persons	Section 5.26

Term	Section
Company Board	Recitals
Company Board Recommendation	Recitals
Company Contracts	Section 5.16(b)
Company Employee	Section 8.7(a)
Company Financial Statements	Section 5.8(a)
Company Related Parties	Section 10.3(d)
Company Reports	Section 5.8(b)
Company Stockholder Approval	Section 5.4(a)
Company Stockholders’ Meeting	Section 8.3
Confidentiality Agreement	Section 8.1
Debt Financing	Section 6.7
Debt Financing Commitments	Section 6.7
Debt Offer	Section 8.13(a)
Debt Offer Documents	Section 8.13(a)
Deemed Compliance	Section 1.1(a)
Delaware Courts	Section 11.5(b)
DFS Provisions	Section 11.8
DGCL	Recitals
Discharge	Section 8.13(c)
Dissenting Shares	Section 4.1(a)
Effect	Section 1.1(a)
Effective Time	Section 2.3
Electronic Data Room	Section 5.27
Equity Financing	Section 6.7
Equity Financing Commitments	Section 6.7
Excluded Information	Section 8.12(a)
Excluded Shares	Section 4.1(a)
Expenses	Section 11.6
False Claims Act	Section 5.21(a)
Financing	Section 6.7
Financing Commitments	Section 6.7
Financing Uses	Section 6.7
Fraud	Section 10.3(d)
Government Payment Programs	Section 5.21(b)
Governmental Requirements	Section 5.5(a)
Healthcare Laws	Section 5.21(a)
Indemnified Parties	Section 8.8(a)
Indenture	Section 8.13(b)
IP Licenses	Section 5.19(a)
JV Entity	Section 5.2(d)
JV Interest	Section 5.2(d)
Leased Real Property	Section 5.14(a)
Material Leases	Section 5.14(b)
Merger	Recitals
Material Company IP	Section 5.19(a)
Merger Consideration	Section 4.1(a)
Merger Fund	Section 4.2(a)(i)
Merger Sub	Preamble
New Plans	Section 8.7(b)

Term	Section
No-Shop Period Start Date	Section 8.4(a)
Notes	Section 8.13(a)
OFAC	Section 5.7(b)
Old Plans	Section 8.7(b)
Outside Date	Section 10.1(b)
Owned Real Property	Section 5.14(a)
Parent	Preamble
Parent Expenses	Section 10.3(c)
Parent Related Parties	Section 10.3(d)
Paying Agent	Section 4.2(a)(i)
Proxy Statement	Section 8.2(a)
Registered IP	Section 5.19(a)
Representatives	Section 8.1
Restraints	Section 9.1(b)
Section 16	Section 8.15
Solvent	Section 6.12
Surviving Charter	Section 3.1
Surviving Corporation	Section 2.1
Tax Return	Section 5.13(a)
Transaction Litigation	Section 8.17
Ultimate Parent Entity	Section 8.5(c)
Uncertificated Share	Section 4.1(b)(i)
Voting Company Debt	Section 5.3(c)
WARN	Section 5.18(a)

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

Section 2.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent, and the separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2    Closing.    Unless this Agreement shall have been validly terminated pursuant to ARTICLE X, the closing of the Merger (the “Closing”) shall take place (a) at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, New York 10020, at 10:00 a.m. (New York City time) on the third (3rd) Business Day after all of the conditions set forth in ARTICLE IX have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”). Notwithstanding the foregoing, if the Marketing Period has commenced but has not completed at the time of the satisfaction or waiver of the conditions set forth in ARTICLE IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the parties shall not be required to effect the Closing until the earlier of (i) a Business Day during the Marketing Period specified by Parent on no less than three (3) Business Days’ prior written notice to the Company and (ii)  the third (3rd) Business Day after the final day of the Marketing Period.

Section 2.3     Effective Time.    Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required certificates, filings and recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and specified in such Certificate of Merger (such time, the “Effective Time”).

ARTICLE III

THE SURVIVING CORPORATION

Section 3.1    Certificate of Incorporation.    The certificate of incorporation of the Company shall be amended and restated in its entirety at the Effective Time to be in the form of Exhibit A, and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Charter”) until, subject to Section 8.8, thereafter amended as provided therein or by Applicable Law.

Section 3.2    By-Laws.     The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law, except that the by-laws of the Surviving Corporation shall be amended as of the Effective Time to change the name of the Surviving Corporation as used therein to a name to be mutually agreed by the parties and to contain such provisions as are necessary to give full effect to Section 3.1 (the “By-Laws”).

Section 3.3    Directors and Officers.    Subject to Applicable Law, from and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON STOCK;

EXCHANGE OF CERTIFICATES

Section 4.1    Effect on Stock.    At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company or Merger Sub:

(a)    Merger Consideration.    Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Common Shares held by Parent or Merger Sub or held by the Company as treasury stock (“Excluded Shares”), (ii) Common Shares held by any Subsidiary of either the Company or Parent (other than Merger Sub) and (iii) Common Shares with respect to which the holder thereof is entitled to appraisal rights under Section 262 of the DGCL and shall have properly complied with the provisions of the DGCL as to appraisal rights with respect to such Common Shares (“Dissenting Shares”)) shall be converted into the right to receive, in accordance with this ARTICLE IV, $65.00 in cash, without interest (the per share cash consideration to be paid to the holders of such Common Shares, the “Merger Consideration”).

(b)    Cancellation of Common Shares.

(i)  Each Common Share converted into the right to receive the Merger Consideration pursuant to Section 4.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and (A) each certificate (each, a “Certificate”) that immediately prior to the Effective Time represented any such Common Shares (each, a “Certificated Share”), (B) each uncertificated Common Share registered to a holder in the Company’s electronic direct registration system immediately prior to the Effective Time (each, an “Uncertificated Share”) and (C) each book-entry account that immediately prior to the Effective Time represented any uncertificated Common Shares held of record by The Depository Trust Company (“Book-Entry Shares”), other than Certificated Shares, Uncertificated Shares or Book-Entry Shares, in each case, representing Excluded Shares, Dissenting Shares or Common Shares described in Section 4.1(b)(iii) below, shall thereafter represent only the right to receive the Merger Consideration upon surrender of any such Certificate (or affidavits of loss in lieu thereof as provided in Section 4.2(d)) representing such Certificated Shares or transfer of any such Uncertificated Shares or any such Book-Entry Shares in accordance with this ARTICLE IV. Any Merger Consideration paid upon the surrender of any Certificate or the transfer of any Uncertificated Share or Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificated Share, Uncertificated Share or Book-Entry Share and the Common Shares formerly represented thereby.

(ii)  Each Excluded Share issued and outstanding immediately prior to the Effective Time, by virtue of the Merger, shall no longer be outstanding and shall automatically be canceled and retired without payment of any consideration in exchange therefor or in respect thereof and shall cease to exist.

(iii)  Each Common Share held by any Subsidiary of either the Company or Parent (other than Merger Sub) immediately prior to the Effective Time shall be converted into such number of shares of capital stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(c)     Merger Sub.    Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) newly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and, except as provided in Section 4.1(b)(iii), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 4.2     Exchange of Common Shares for Merger Consideration.

(a)     Paying Agent and Procedures.

(i)  Prior to the Effective Time, Parent or Merger Sub shall select a bank or trust company reasonably acceptable to the Company as paying agent (the “Paying Agent”). At or immediately following (on the Closing Date) the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, separate and apart from its other funds, for the benefit of holders of Certificated Shares, Uncertificated Shares and Book-Entry Shares, cash in an amount equal to the aggregate Merger Consideration which such holders collectively are entitled to receive pursuant to this ARTICLE IV (such cash, the “Merger Fund”). Parent shall direct the Merger Fund to be (i) held for the benefit of the holders of Certificated Shares, Uncertificated Shares and Book-Entry Shares and (ii) applied promptly to making the payments pursuant to Section 4.1(a). The Merger Fund shall not be used for any purpose other than to fund payments pursuant to Section 4.1(a). Parent shall be responsible for all fees and expenses of the Paying Agent.

(ii)  The Merger Fund shall be invested by the Paying Agent in (A) direct obligations of the United States of America, (B) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (C) commercial paper obligations rated A-1 or P-1 or better from Moody’s Investor Services, Inc. or Standard & Poor’s, a division of S&P Global, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of any such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months, as directed by Parent and for the benefit of the Surviving Corporation; provided, however, that no gain or loss thereon shall affect the amounts payable to the holders of Common Shares following completion of the Merger pursuant to this ARTICLE IV or otherwise relieve Parent or the Paying Agent from making the payments required by this ARTICLE IV, and Parent, prior to the Effective Time, and the Surviving Corporation, from and after the Effective Time, shall take all actions necessary to ensure that the Merger Fund includes at all times cash sufficient to satisfy Parent’s obligation under this ARTICLE IV. Any and all interest and other income earned on the Merger Fund will be payable to Parent or the Surviving Corporation, at Parent’s election.

(iii)  As promptly as practicable after the Effective Time, but in no event more than three (3) Business Days following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of Certificated Shares immediately prior to the Effective Time (other than holders of Excluded Shares, Dissenting Shares and Common Shares described in Section 4.1(b)(iii)) (A) a letter of transmittal (which shall be in customary form as agreed by Parent and the Company prior to the Closing and shall specify that delivery shall be effected, and risk of loss and title to the Certificated Shares shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(d)) to the Paying Agent) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(d)) in exchange for the Merger Consideration.

(iv)  Upon physical surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(d)), together with a duly completed and validly executed letter of transmittal and other required documents, in each case in accordance with the terms of the letter of transmittal and instructions thereto, to the Paying Agent, the holder of the Certificated Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(d)) shall be entitled to receive, and Parent shall direct the Paying Agent to pay, in exchange therefor, cash in an amount equal to the aggregate Merger Consideration in respect thereof by wire transfer of immediately available funds within three (3) Business Days of receipt by the Paying Agent of such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(d)) and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or accrue on any amount payable upon due surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(d)).

(v)  No holder of Uncertificated Shares or Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 4.1(a). In lieu thereof, each holder of one (1) or more Uncertificated Shares and/or Book-Entry Shares (other than holders of Excluded Shares and Dissenting Shares) shall be entitled to receive, and the Surviving Corporation shall cause the Paying Agent to pay to each such holder (other than holders of Excluded Shares and Dissenting Shares) by wire transfer of immediately available funds, as promptly as practicable after the Effective Time, but in no event more than three (3) Business

Days following the Effective Time, an amount in cash equal to the aggregate Merger Consideration that such holder is entitled to receive in respect of his, her or its Common Shares pursuant to Section 4.1(a). If required by the Paying Agent, such payments shall be subject to receipt by the Paying Agent of an “agent’s message” in customary form, together with such other documents, certifications or other information, if any, as the Paying Agent may reasonably request (it being understood that holders of Uncertificated Shares or Book-Entry Shares shall be deemed to have surrendered such Common Shares upon receipt by the Paying Agent of such “agent’s message” and other evidence, documents, certificates or other information, if any, as the Paying Agent may reasonably request). No interest will be paid or accrue on any amount payable upon due transfer of Uncertificated Shares or Book-Entry Shares.

(vi)  In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Common Shares may be made to a Person other than the Person in whose name the Common Shares so surrendered is or are registered if such Common Shares shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(b)     Closing of Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Common Shares outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be marked canceled and exchanged as provided in this ARTICLE IV.

(c)    Termination of Merger Fund.    Any portion of the Merger Fund that remains unclaimed by the former holders of Common Shares and other eligible Persons in accordance with this ARTICLE IV following one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any such holder or eligible Person who has not previously complied with this ARTICLE IV shall thereafter look only to the Surviving Corporation (and not to Parent or any Affiliate of Parent), and the Surviving Corporation shall remain liable, for payment of any such holder’s or eligible Person’s claim for the Merger Consideration.

(d)    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in customary and reasonable amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue the Merger Consideration payable with respect to such certificate hereunder (after giving effect to any required Tax withholdings as provided in Section 4.2(e)) in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Common Shares for purposes of this ARTICLE IV.

(e)    Withholding Taxes.    Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to any former holder of Common Shares, Warrants, Options, Restricted Stock Units or Performance Stock Units such amounts as Parent, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent and then remitted to the relevant Taxing Authority on behalf of the former holder of Common Shares, Warrants, Options, Restricted Stock Units or Performance Stock Units, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Common Shares, Warrants, Options, Restricted Stock Units or Performance Stock Units in respect of which such deduction, withholding and remittance to the relevant Taxing Authority was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be. Parent, the Surviving Corporation and the Paying Agent shall cooperate with each other and with the former holders of Common Shares, Warrants, Options, Restricted Stock Units or Performance Stock Units in the collection, preparation and filing of any forms or other documentation relating to any claim of exemption or relief from any requirement to withhold so as to eliminate or minimize to the greatest extent possible any such requirement, to the extent such cooperation does not involve unreasonable effort or expense.

(f)    No Liability.    None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.

Section 4.3    Treatment of Options, Restricted Stock Units and Performance Stock Units.

(a)     Options.    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Options, each Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall be fully vested and shall be canceled and converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Option by (ii) the number of Common Shares subject to such Option. For the avoidance of doubt, any Option which has an exercise price per Common Share that is greater than or equal to the Merger Consideration shall be canceled at the Effective Time for no consideration or payment.

(b)     Restricted Stock Units.    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Restricted Stock Units, each Restricted Stock Unit outstanding immediately prior to the Effective Time (whether vested or unvested) shall be fully vested and shall be canceled and converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) determined by multiplying (i) the Merger Consideration by (ii) the number of Common Shares subject to such Restricted Stock Unit immediately prior to the Effective Time.

(c)     Performance Stock Units.    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Performance Stock Units, each Performance Stock Unit outstanding immediately prior to the Effective Time (whether vested or unvested) shall be fully vested and shall be canceled and converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) determined by multiplying (i) the Merger Consideration by (ii) (A) in the case of unvested Performance Stock Units, the number of Common Shares subject to such Performance Stock Unit as set forth in the applicable award agreement or (B) in the case of vested Performance Stock Units, the number of Common Shares subject to such Performance Stock Unit based on the actual level of achievement of performance goals in accordance with the terms of the applicable award agreement.

(d)     Unless a later time for payment is expressly required under the terms of an applicable Company Equity Plan, equity award agreement or Performance Stock Unit deferral agreement, and only to the extent that the timing of such payment would not result in a violation of Section 409A of the Code, the Surviving Corporation shall pay the holders of Options, Restricted Stock Units and Performance Stock Units the cash payments described in this Section 4.3, including any dividends or dividend equivalent rights accrued under any Restricted Stock Units and Performance Stock Units, promptly after the Effective Time, but in any event no later than the third (3rd) Business Day after the Effective Time. If a later time of payment is required under the terms of the applicable Company Equity Plan, equity award agreement, Performance Stock Unit deferral agreement and/or Section 409A of the Code, then payment shall be made at the earliest time provided and allowed thereunder. All of the actions described in this Section 4.3 shall be made in a manner consistent with Section 409A of the Code.

(e)     All payments in respect of Options, Restricted Stock Units or Performance Stock Units and any dividends or dividend equivalent rights on such awards shall be subject to all applicable withholding in accordance with Section 4.2(e).

Section 4.4     Treatment of Warrants.    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Warrants, each Warrant that is outstanding immediately prior to the Effective Time (whether or not such Warrant is then exercisable) shall be canceled and converted into the right to receive an amount in cash (without interest and less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment) determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Warrant by (ii) the number of Common Shares subject to such Warrant.

Section 4.5     Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 4.1(a), but rather, the holders of Dissenting Shares shall be entitled only to payment of the appraisal value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL less any applicable Taxes required to be withheld in accordance with Section 4.2(e) with respect to such payment (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the appraisal value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL); provided, that, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 4.1(a). The Company shall give Parent notice of any written demands for appraisal of Common Shares received by the Company, withdrawals of such demands and any other instruments served on the Company pursuant to Section 262 of the DGCL, in each case, as promptly as reasonably practicable after its receipt of notice thereof, and the opportunity to participate in, but not control, negotiations and proceedings with respect to demands for appraisal in respect of Dissenting Shares. The Company shall not, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands.

Section 4.6    Adjustments to Prevent Dilution.     In the event that, at any time during the period from the date hereof to the Effective Time, the Company changes the number of Common Shares issued and outstanding prior to the Effective Time as a result of a stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, reclassification, combination, exchange of shares, merger, issuer tender offer or similar transaction with respect to the outstanding Common Shares, then the Merger Consideration shall be appropriately equitably adjusted to provide to Parent and the holders of

Common Shares the same economic effect as contemplated by this Agreement prior to such change; provided, that nothing in this Section 4.6 shall be construed to permit the Company, any Company Subsidiary or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

Section 4.7    Further Assurances.

(a)     If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments, actions or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Corporation and their respective officers and directors or managers shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement. In furtherance of the foregoing, but subject in all respects to Section 8.5 and without limiting any of the parties’ other obligations under this Agreement, the parties shall use commercially reasonable efforts to identify and obtain any consents, clearances, expiration of waiting periods, approvals, waivers, amendments, licenses, Permits, franchises, certificates, registrations, variations, exemptions and authorizations of, and actions or non-actions by, and all filings, submission declarations with, any Governmental Entity or third party).

(b)     Without limiting the foregoing, and subject in all respects to Section 8.1 and Section 8.14, in each case, at Parent’s request:

(i)  the Company will use commercially reasonable efforts to cooperate with Parent and Merger Sub with respect to planning the integration of the Company and the Company Subsidiaries with Parent and its Subsidiaries, including with respect to identifying strategic and operational matters for integration and consulting and cooperating with Parent and Merger Sub in connection therewith to the extent such consultation and cooperation are not in violation of antitrust and other Applicable Laws; and

(ii)  the Company, at Parent’s sole cost and expense, will use commercially reasonable efforts to cooperate with Parent and Merger Sub to facilitate the issuance of a buy-side representation and warranty insurance policy, including with respect to post-signing due diligence customary for representation and warranty insurance policies in the healthcare industry.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed to Parent in the corresponding sections or subsections of the Company Disclosure Letter (subject to the tenth (10th) sentence of Section 1.1(b)) and except as disclosed in the Company Reports publicly available and filed with or furnished to the SEC during the period beginning January 1, 2016, and ending at least two (2) Business Day prior to the date of this Agreement (excluding any disclosures of factors or risks contained or references therein under the captions “Risk Factors” “Forward-Looking Statements,” or “Quantitative and Qualitative Disclosures About Market Risk” and any other statements that are similarly non-specific or predictive, cautionary or forward-looking in nature) the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1    Corporate Status.    The Company (a) is a corporation duly organized and validly existing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties and assets owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except with respect to clause (c) where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has delivered or made available to Parent or Merger Sub true and complete copies of its Constituent Documents, as amended and in effect on the date hereof. The Constituent Documents of the Company are in full force and effect and have not been amended, restated or otherwise modified in any respect other than as described therein. The Company is not in violation in any material respect of any provisions of its Constituent Documents.

Section 5.2     Company Subsidiaries; Joint Ventures.

(a)    Section 5.2(a) of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company, the ownership interest (including type, amount and percentage) of the Company in each such Subsidiary, as well as the ownership interest (including type, amount and percentage) of any other Person or Persons in each such Subsidiary, and the state or jurisdiction of its organization. Each Company Subsidiary (i) is a corporation, limited liability company, partnership or other entity duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has all requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business as a foreign corporation, limited liability company, partnership or other organization and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)    The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable, not subject to any preemptive-rights and are owned by it free and clear of any Encumbrances, other than Permitted Encumbrances.

(c)     The Company has delivered or made available to Parent or Merger Sub true and complete copies of Constituent Documents for each Company Subsidiary, as amended and in effect on the date hereof. The Constituent Documents of each Company Subsidiary are in full force and effect and have not been amended, restated or otherwise modified in any respect other than as described therein. No Company Subsidiary is in violation in any material respect of any provision of its Constituent Documents.

(d)    Section 5.2(d) of the Company Disclosure Letter sets forth a true and complete list of each other Person that is not a Company Subsidiary but in which the Company, directly or indirectly, holds an equity interest (each such person, a “JV Entity”, and, each such interest, a “JV Interest”) and the Company’s ownership interest in each of them. All JV Interests are owned, directly or indirectly, by the Company, free and clear of all Encumbrances (other than Permitted Encumbrances). To the Knowledge of the Company, there are no pending or threatened Legal Actions against any JV Entity or any of its subsidiaries, or their respective assets or properties that would be disclosable under Section 5.12 (substituting “JV Entity” for the “Company”).

Section 5.3     Capitalization.

(a)    The authorized capital stock of the Company consists of 90,000,000 Common Shares and 10,000,000 Preferred Shares. At the close of business on July 20, 2018 (the “Capitalization Date”), (i) 38,660,873 Common Shares were issued and outstanding, (ii) 29,525,204 Common Shares were held in treasury by the Company or any Company Subsidiary, (iii) 4,871,290 Common Shares were reserved for issuance pursuant to outstanding unexercised Options (with a weighted average exercise price per share of $52.42)), (iv) a maximum of 469,226 Common Shares were issuable upon vesting of outstanding unsettled Restricted Stock Units, (v) a maximum of 1,070,183 Common Shares were issuable upon vesting of outstanding unsettled Performance Stock Units, (vi) a maximum of 4,964 Common Shares were issuable upon vesting of outstanding unsettled director deferred units, (vii) 1,939,046 Common Shares were reserved for issuance under the Company Equity Plans and (vii) a maximum of 345,538 Common Shares were issuable upon vesting of outstanding unexercised Warrants. Except as set forth above, at the close of business on July 20, 2018, no Common Shares or Preferred Shares or other shares of capital stock or securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company were issued, reserved for issuance or outstanding. All issued and outstanding Common Shares have been, and all Common Shares that are subject to issuance, upon issuance prior to the Effective Time in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable shall be, duly authorized and validly issued and are fully paid and nonassessable.

(b)    From the close of business on the Capitalization Date until the date of this Agreement, no Common Shares, Options or Warrants have been issued, and no Restricted Stock Units or Performance Stock Units have been granted, except for Common Shares issued pursuant to the vesting of Performance Stock Units or the exercise of Options under the Company Equity Plans.

(c)    There are no preemptive or similar rights granted by the Company or any Company Subsidiary on the part of any holders of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter (“Voting Company Debt”). Except as set forth in Section 5.3(a), there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, unit, commitment, contract, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any of the Company Subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries, (y) provide any funds to or make any investment (including in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation) in (A) any Company Subsidiary of the Company that is not a wholly owned Company Subsidiary or (B) any other Person.

(d)    There are no proxies, voting trusts or other agreements, commitments or understandings to which the Company or any of the Company Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries.

(e)    Except for the voting securities of, and other equity interest in, the Company Subsidiaries and the JV Interests, neither the Company nor any Company Subsidiary owns, directly or indirectly, any voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any voting securities of, or other equity interests in, any Person.

(f)    Section 5.3(f) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a true and complete list of all holders of Restricted Stock Units and Performance Stock Units, and, with respect to each, the type of award, the date of grant, the number of Common Shares subject to such award and the vesting date thereof.

(g)    Section 5.3(g) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a true and complete list of all holders of Options and Warrants and, with respect to each, the type of security, the date of issuance or grant, the number of Common Shares subject to such security, the vesting and termination dates thereof and the exercise or strike price applicable thereto.

(h)    The Company does not have a “poison pill” or similar stockholder rights plan. All dividends and distributions (including dividend equivalents) on the Common Shares or other securities of the Company or any Subsidiary that have been declared or authorized prior to the date hereof have been paid in full.

Section 5.4     Authority for Agreements.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the holders of at least a majority of the outstanding Common Shares entitled to vote (in person or by proxy) in accordance with the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the Company Stockholder Approval and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)    The Company Board, at a duly called and held meeting, has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approving this Agreement, the execution and delivery of this Agreement and the performance of this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for their adoption and (iv) recommending that the stockholders of the Company adopt this Agreement. The only vote of the stockholders of the Company required to approve this Agreement and the transactions contemplated hereby is the Company Stockholder Approval.

Section 5.5    Consents and Approvals; No Violations.

(a)    The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby will not, require any consent, clearance, expiration or termination of waiting periods, waiver, approval, authorization or action of, or filing with or notification to, or registration with, any Governmental Entity to be made or sought by the Company except for (i) the pre-merger notification requirements under the HSR Act, (ii) the applicable requirements of the Exchange Act, (iii) the applicable requirements of NASDAQ, (iv) the filing of the Certificate of Merger pursuant to the DGCL, (v) any registration, filing or notification required pursuant to state securities or blue sky laws, (vi) the filings and notices set forth in Section 5.5(a)(vi) of the Company Disclosure Letter (the

requirements in clauses (i) through (vi), collectively, the “Governmental Requirements”) and (vii) any such other consent, clearance, expiration or termination of waiting periods, waiver, approval, authorization, action, filing, notification or registration, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b)    The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby will not, (i) subject to the Company Stockholder Approval, violate any provision of the Constituent Documents of the Company or any Company Subsidiary, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any Company Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets or properties may be bound, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of the Company or any Company Subsidiary or (iv) assuming the Company Stockholder Approval and all consents, clearances, expirations or terminations of waiting periods, waivers, approvals, authorizations and actions contemplated in Section 5.5(a) have been obtained, and all filings, notifications or registrations contemplated in Section 5.5(a) have been made, violate or conflict with any Applicable Law, except, in the case of clauses (ii), (iii) and (iv) of this Section 5.5(b), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 5.6    Compliance with Laws; Permits.

(a)    Since the Lookback Date, none of the Company, any Company Subsidiary or any Company Real Property has been in violation, and, to the Knowledge of the Company, no written notice has been given by any Governmental Entity of any violation, of any Applicable Law, except for violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b)    Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and the Company Subsidiaries (i) have all Permits necessary for the lawful conduct of their respective businesses as now conducted, which Permits are in full force and effect and (ii) are in compliance with all such Permits.

(c)    Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, since the Lookback Date, no Governmental Entity has commenced, or given written notice to the Company or any Company Subsidiary that such Governmental Entity intends to revoke, rescind, suspend or not renew, or to impose any materially adverse condition on, any of the Permits.

Section 5.7    Compliance with Anti-Corruption and Anti-Money Laundering Laws; Sanctions.

(a)    Since the Lookback Date, none of the Company or any of the Company Subsidiaries or any of their respective directors or officers, or to the Knowledge of the Company, any of their other respective agents or Persons acting on their behalf, has, in connection with or acting on behalf of the Company or any of the Company Subsidiaries, directly or indirectly, engaged in any unlawful activity or made any unlawful payment or otherwise offered anything of value in violation of any Applicable Law governing corrupt practices or money laundering, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977 (“Anti-Corruption Laws”). Since the Lookback Date, neither the Company nor any of the Company Subsidiaries has made any disclosure to a Governmental Entity, or conducted any internal investigation concerning any actual or alleged violation of any Anti-Corruption Law. The Company and the Company Subsidiaries have implemented and maintain in effect policies, procedures, and controls, including a system of internal accounting controls, which are reasonably designed to comply with applicable Anti-Corruption Laws, and have maintained complete and accurate books and records of payments, gifts, and other things of value provided to any agents, consultants, representatives, third parties, and Governmental Entities.

(b)    Neither the Company nor any of the Company Subsidiaries nor any of their directors or officers, nor to the Knowledge of the Company any employees or agents of the Company or any of the Company Subsidiaries is (i) on the list of Specially Designated Nationals and Blocked Persons or any similar list of sanctioned or restricted persons issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or any other U.S. Governmental Entity; (ii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly by a Person or Persons described in clause (i); or (iii) located, resident, or organized in a country or territory that is the target of country or territory-wide Applicable Laws of the United States relating to imports, exports and economic sanctions, including all such Applicable Laws administered by OFAC, the U.S. Department of Commerce, and the U.S. Department of State.

Section 5.8    Company Financial Statements; SEC Reports.

(a)    The consolidated financial statements (including any notes thereto) contained in the Company Reports (the “Company Financial Statements”) have been prepared in all material respects in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments, as permitted by U.S. GAAP and the applicable rules and regulations of the SEC (none of which are expected to be material individually or in the aggregate). The consolidated financial statements present fairly in all material respects the consolidated financial position, the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries as of the dates or for the respective periods specified therein, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments, as permitted by U.S. GAAP and the applicable rules and regulations of the SEC (none of which are expected to be material individually or in the aggregate). Ernst & Young LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    The Company and each Company Subsidiary has filed or furnished, as applicable, all material reports, schedules, forms, certifications, registration statements, prospectuses, proxy statements and other documents required to be filed by it with, or furnished by it to, the SEC since the Lookback Date (the reports, schedules, forms, certifications, registration statements, prospectuses, proxy statements and other documents filed or furnished to the SEC (whether required or filed or furnished on a voluntary basis), in each case, including any amendments thereto, and all exhibits thereto and documents incorporated therein by reference, the “Company Reports”). As of its respective date, or if amended, as of the date of the last such amendment filed prior to the date hereof, each Company Report (i) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, applicable to such Company Report and (ii) except with regard to the financial statements contained therein, which are addressed in Section 5.8(a), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)    Since the Lookback Date, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by the applicable rules and regulations of the SEC and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company Reports.

(d)    As of the date hereof, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any Company Report and, to the Knowledge of the Company, no Company Report is the subject of ongoing SEC review or outstanding SEC comment investigation.

(e)    No Company Subsidiary is required to file or furnish as an issuer any forms, reports or other documents with the SEC pursuant to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(f)    The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries for external purposes in accordance with U.S. GAAP. Since the Lookback Date, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (2) any fraud, whether or not material, that involves the management or other employees of the Company or any of the Company Subsidiaries who have a significant role in the Company’s internal control over financial reporting.

(g)    The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the applicable rules, regulations and forms of the SEC and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(h)    As of the date hereof, other than as set forth in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC.

Section 5.9     Information in Proxy Statement.    None of the information contained or incorporated by reference in the Proxy Statement (except to the extent amended or supplemented by the Company, in which case this Section 5.9 shall apply to such information as so amended or supplemented), as of the date it is first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act. No representation or warranty is made by the Company as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied to the Company in writing by Parent, Merger Sub or any of their respective Representatives specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 5.10    Absence of Certain Changes.    Except as contemplated hereunder, since December 31, 2017 through the date hereof, (a) there has been no event or condition which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, (b) the

Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course and (c) none of the Company or the Company Subsidiaries have taken or omitted to take any other action (or agreed or committed to take or omit to take any such action) since December 31, 2017, that would have constituted a breach of Section 7.1(a), Section 7.1(b), Section 7.1(d), Section 7.1(e), Section 7.1(j), Section 7.1(l) or Section 7.1(p) had Section 7.1 been in effect from and after December 31, 2017.

Section 5.11    Absence of Undisclosed Liabilities.    The Company and the Company Subsidiaries do not have any liabilities required by U.S. GAAP to be reflected on the Company’s consolidated balance sheets, except for liabilities (a) reflected or accrued on or reserved against in the Company’s consolidated balance sheet as of March 30, 2018 (or the notes thereto) included in the Company’s financial statements, (b) incurred in the ordinary course of business since March 30, 2018, (c) arising under the terms of any Company Contract or Permit binding upon the Company or any of the Company Subsidiaries, (d) permitted by, or incurred pursuant to, this Agreement or (e) which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 5.12    Litigation.

(a)    As of the date hereof there is no (a) Legal Actions pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or the Company Real Property, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or (b) rule or Order of any Governmental Entity or arbitrator outstanding against the Company or any of the Company Subsidiaries or the Company Real Properties which, individually or in the aggregate, has been, or would reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

(b)    Since the Lookback Date, no material Order or corporate integrity agreement or settlement agreement with a Governmental Entity has been entered that imposes any material continuing obligations on the Company or any Company Subsidiary. Section 5.12 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of each Legal Action and Order that (i) resulted in any criminal sanctions to the Company or any Company Subsidiary since the Lookback Date or, to the Knowledge of the Company, resulted in any criminal sanctions to the Company or any Company Subsidiary prior to the Lookback Date, (ii) since the Lookback Date, resulted in an Order requiring payments in excess of $2,000,000, in each case by or against the Company or any Company Subsidiary or, in their capacity as such, any of their respective officers or directors, or (iii) imposed any injunctive relief with respect to, or that has required the Company or any Company Subsidiarity to materially alter, its business practices since the Lookback Date or, to the Knowledge of the Company, imposed any injunctive relief with respect to, or that has required the Company or any Company Subsidiarity to materially alter, its business practices prior to the Lookback Date. There are no Legal Actions pending, or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that seek to materially interfere with or delay the consummation of the transactions contemplated by this Agreement.

Section 5.13    Taxes.    Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a)    Tax Returns.    The Company and each of the Company Subsidiaries has timely filed or caused to be filed all returns, statements, forms and reports for Taxes (each, a “Tax Return”) that are required to be filed by, or with respect to, the Company and the Company Subsidiaries (taking into account any applicable extension of time within which to file), and all such Tax Returns are true and complete.

(b)    Payment of Taxes.    All Taxes and Tax liabilities of the Company and the Company Subsidiaries that are due and payable (whether or not shown on any Tax Returns) have been timely paid or accrued on the books and records of the Company and the Company Subsidiaries in accordance with U.S. GAAP.

(c)    Other Tax Matters.

(i)  Neither the Company nor any Company Subsidiary is currently the subject of any audit or other examination relating to the payment of Taxes of the Company or such Company Subsidiary by a Taxing Authority of any nation, state or locality nor has the Company nor any of the Company Subsidiaries received within the past two (2) years any written notices from any Taxing Authority that such an audit or examination is pending. Neither Company nor any Company Subsidiary has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.

(ii)  Neither the Company nor any Company Subsidiary is presently contesting any Tax liability of the Company or such Company Subsidiary before any court, tribunal or agency.

(iii)  There are no Encumbrances for Taxes (except Permitted Encumbrances) on any of the assets of the Company or any Company Subsidiary.

(iv)  Neither the Company nor any Company Subsidiary is party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than a customary commercial agreement not primarily related to Taxes) with any party other than the Company or any Company Subsidiary.

(v)  All Taxes that the Company or any of the Company Subsidiaries is (or was) required by Applicable Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable.

(vi)  None of the Company or any of the Company Subsidiaries (i) has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any affiliated, combined, unitary or consolidated group for tax purposes under state, local or foreign law (other than the group of which the Company is the common parent) or (ii) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, under any written contract predominantly relating to Taxes or by successor or transferee liability or otherwise, in each case, for any Taxable period for which the statute of limitations has not expired.

(vii)  Neither Company nor any Company Subsidiary has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code.

(viii)  Neither the Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(ix)  Neither the Company nor any Company Subsidiary has executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Tax law, and neither the Company nor any Company Subsidiary is subject to any private letter ruling of the IRS or comparable ruling of any other taxing authority.

(x)  Neither the Company nor any Company Subsidiary will be required to include in any taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the

Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of (i) the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code or comparable provisions of Applicable Law; (ii) any closing or similar agreement with any Governmental Entity executed on or prior to the Closing Date; (iii) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax Applicable Law) resulting from any intercompany transaction occurring on or before the Closing; or (iv) any prepaid amount received on or prior to the Closing Date other than in the ordinary course of business.

(xi)  No Company Subsidiary is organized in a jurisdiction other than the United States. Neither the Company nor any Company Subsidiary has a permanent establishment in any country with which the United States has a relevant Tax treaty, as defined in such relevant Tax treaty, or otherwise operates or conducts business through any branch in any country other than the United States. Within the past two (2) years, neither the Company nor any Company Subsidiary has received any written notice from a jurisdiction in which it does not file Tax returns that it may be subject to tax in that jurisdiction.

Section 5.14    Properties.

(a)    Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary has (a) good and valid fee simple title to all of the real property owned by the Company or any of the Company Subsidiaries (the “Owned Real Property”), and (b) a valid leasehold estate in all real property leased, subleased, licensed or otherwise occupied by the Company or any Company Subsidiary (the “Leased Real Property”), in each case free and clear of all Encumbrances, except Permitted Encumbrances. The Leased Real Property and Owned Real Property constitute all of the real property owned, leased, used or occupied by the Company and the Company Subsidiaries. Section 5.14(a) of the Company Disclosure Letter contains a true and complete list of each material parcel of Owned Real Property.

(b)    Section 5.14(b) of the Company Disclosure Letter contains a true and complete list of each (i) ground Lease on which a hospital is located and (ii) or other Lease which requires annual rental payments in an amount in excess of $1,000,000 paid to Persons that are not Affiliates of the Company (collectively, the “Material Leases”). As of the date hereof, the Company has delivered to or made available to Parent true and complete copies of all deeds, surveys, title policies or title reports in the Company’s actual or constructive possession for each parcel of Owned Real Property to the extent a hospital is currently being operated or constructed on such parcel of Owned Real Property or Leased Real Property pursuant to a ground Lease which is a Material Lease, together with true and complete copies of each other Material Lease. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) each Lease is in full force and effect and is a valid and binding obligation of the Company or the Company Subsidiaries, as the case may be, (ii) neither the Company nor any of the Company Subsidiaries is, nor, to the Knowledge of the Company, is any other party (in each case, with or without notice of lapse of time, or both), in breach or default under any Lease, (iii) there is no pending or, to the Knowledge of the Company, threatened appropriation, condemnation, eminent domain or similar proceeding, or sale or other disposition in lieu of condemnation, affecting the Owned Real Property or, to the Knowledge of the Company, the Leased Real Property, and (iv) there are no Leases entered into by the Company or the Company Subsidiaries affecting Company Real Property or for the lease or sublease of any Leased Real Property with any of their respective Affiliates or Company Subsidiaries, other than Leases entered into in the ordinary course of business consistent with best practice, which Leases are each on commercially market terms.

Section 5.15    Environmental Matters.

(a)    Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there has been no Release or threatened Release of any Hazardous Substance at, on, under or from any Company Real Property, or, to the Knowledge of the Company, any other property, including any other property currently or formerly owned, leased, occupied or operated by the Company or any Company Subsidiary, for which the Company or any Company Subsidiary is required to undertake any remedial action or clean-up action pursuant to Environmental Law.

(b)    Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and each Company Subsidiary is, and, for the last three (3) years, has been, in compliance with all applicable Environmental Laws, which compliance includes having, and to the extent applicable, complying with and filing timely application to renew, all Permits required under applicable Environmental Laws to conduct their respective businesses as now conducted.

(c)    Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there is no Legal Action pending or, to the Knowledge of the Company, threatened asserting any liability under or violation of Environmental Law against or by the Company or any of the Company Subsidiaries.

(d)    The Company has provided to Parent all environmental audits, assessments, investigations, studies and other analysis relating to the Company or any Company Subsidiary, or any of their current or former businesses, properties or assets that are in the actual or constructive possession of the Company or any Company Subsidiary or any of their respective Representatives.

Section 5.16    Contracts.

(a)    All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. True and complete copies of all such Contracts have been filed with the SEC or made available to Parent.

(b)    Except for the Contracts described in Section 5.16(a), Section 5.16(b) of the Company Disclosure Letter sets forth a true and complete list, and the Company has made available to Parent true and complete copies, of each Contract to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject (other than any of the foregoing solely between the Company and any of the wholly-owned Company Subsidiaries or solely between any wholly-owned Company Subsidiaries), as of the date of this Agreement, that (collectively and together with the Contracts described in Section 5.16(a), any IP License and any Material Lease, the “Company Contracts”):

(i)  relates to (x) the formation, creation, operation, management or control of a partnership, joint venture or similar arrangement (where such partnership, joint venture or similar arrangement involves the formation of, or operation through, a legal entity that is not a wholly owned Company Subsidiary) or (y) the ownership of any equity interest in any entity or business other than the Company Subsidiaries, in each case that is or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole;

(ii)  contains any provision that limits or restricts (or purports to limit or restrict) the ability of the Company or any of the Company Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be, in each case other than the certificate of incorporation, bylaws or other charter or organizational or governing documents of the Company or any Company Subsidiary;

(iii)  relates to the creation, incurrence, assumption or guarantee of indebtedness of the Company or any Company Subsidiary in an amount in excess of $5,000,000 (except for such indebtedness between the Company and any of the wholly-owned Company Subsidiaries or between the wholly-owned Company Subsidiaries, guarantees by the Company of indebtedness of any of the wholly owned Company Subsidiaries and guarantees by any of the Company Subsidiaries of indebtedness of the Company or any other wholly owned Company Subsidiary);

(iv)  is a mortgage, pledge, security agreement, deed of trust or other Contract in respect of any indebtedness granting a material Encumbrance, other than a Permitted Encumbrance, on any material property or asset of the Company or any Company Subsidiary;

(v)  relates to derivative instruments, including swaps, caps, floors and option agreements, whether or not such obligations constitute indebtedness, with a net present value as of May 30, 2018, greater than $1,000,000;

(vi)  grants any rights of first refusal, rights of first negotiation or other similar rights to any person with respect to the sale of any ownership interest of the Company or the Company Subsidiaries or any material business or assets of the Company that are or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole;

(vii)  (A) materially restricts or affects the ability of the Company or any Company Subsidiary to compete in any line of business or in any geographical region or (B) contains “most favored nation” or exclusivity covenants, in each case, that is material to or materially restricts the business of the Company and the Company Subsidiaries, taken as a whole;

(viii)  obligates the Company or any Company Subsidiary to make any (or any series of related) capital commitment or capital expenditure in excess of $2,500,000;

(ix)  (A) relates to any completed acquisition, divestiture, merger or similar business combination transaction (in each case involving the acquisition, sale or disposition of any person, division, a substantial portion of the assets of any person, business or equity securities) and contains representations, covenants, “earn-out” obligations, indemnities or other obligations that remain in effect and that are or would reasonably be expected to be material to the business of the Company and the Company Subsidiaries, taken as a whole, (B) relates to any pending acquisition, divestiture, merger or similar business combination transaction (in each case involving the acquisition, sale or disposition of any person, division, a substantial portion of the assets of any person, business or equity securities), or (C) gives any person the right to acquire any equity interests, stock, assets or businesses of the Company or the Company Subsidiaries after the date hereof, in each case under clauses (A), (B) and (C) of this Section 5.16(b)(ix), where consideration is in excess of $1,000,000;

(x)  is a Company Affiliate Contract;

(xi)  is a Contract pursuant to which the Company or any Company Subsidiary has received payments of more than $2,000,000 in the twelve (12) calendar months ended on the date of this Agreement or the Company or any Company Subsidiary reasonably expects to receive aggregate payments in excess of such amount during any twelve (12) calendar month period that includes the date of this Agreement;

(xii)  is with any managed care organization or provider of health insurance coverage, in each case, with respect to setting the rates of reimbursement for the provision of health care services or goods, to the extent any such Contract resulted in collected cash in excess of $20,000,000 in the last twelve (12) months;

(xiii)  is a management agreement or similar agreement relating to management of any of the properties or hospitals;

(xiv)  is for the employment or engagement of, or the provision of severance to, any officer, employee, director, consultant or independent contractor of the Company or any Company Subsidiary that provides for an annual base salary or fee in excess of $200,000 (excluding any agreements with physicians entered into in the ordinary course of business);

(xv)  is a lease or Contract under which the Company is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $1,000,000;

(xvi)  is expected to create payment obligations or liabilities of the Company or the Company Subsidiaries in excess of $1,000,000 over the expected life of the Contract (excluding Leases); or

(xvii)  is a commitment to enter into any Contract described in the foregoing subsections or in Section 5.16(a).

(c)    Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is, and to the Knowledge of the Company, no other party is, in breach or violation of, or in default under, any Company Contract, (ii) to the Knowledge of the Company, no event has occurred which would result in a breach or violation of, or a default under, any Company Contract (in each case, with or without notice or lapse of time or both), (iii) each Company Contract is valid, binding and enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles and (iv) each Company Contract is in full force and effect with respect to the Company or the Company Subsidiaries, as applicable, and, to the Knowledge of the Company, with respect to the other parties thereto.

Section 5.17    Company Benefit Plans; ERISA.

(a)    Section 5.17(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company has made available to Parent, to the extent applicable, true and complete copies of (i) the Company Benefit Plan document, including any amendments thereto, (ii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report or financial statements, (iv) a copy of the most recent Form 5500 and annual report required under ERISA or the Code, (v) a copy of the trust or other funding agreement (including all amendments thereto), (vi) the most recent summary plan description, and all material modifications thereto, and (vii) the most recent IRS determination or opinion letter.

(b)    Each Company Benefit Plan has been established, operated and administered in compliance in all material respects with Applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification (or is entitled to rely upon a favorable opinion issued by the IRS), and to the Knowledge of the Company, there are no existing circumstances that could reasonably be expected to affect adversely the qualified status of any such Company Benefit Plan. All contributions, premiums or other payments required to be made by the Company or any Company Subsidiaries to any Company Benefit Plan that are due, have been made in all material respects within the time periods prescribed by ERISA and the Code and other Applicable Law. To the Knowledge of the Company, neither the Company nor any Company Subsidiaries has engaged in a transaction in connection with which the Company or any Company Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(c)    There are no pending, or to the Knowledge of the Company, threatened Legal Actions (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto, which, individually or in the aggregate, has not had, and would reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, except as previously disclosed to Parent, and no audit or other proceeding by a Governmental Entity is pending, or to the Knowledge of the Company, threatened with respect to such plan.

(d)    Neither the Company nor any ERISA Affiliate has, in the past six (6) years, maintained, established, participated in, contributed to or is or has been obligated to contribute to, or otherwise incurred any obligation or liability (including contingent liability) under any (i) plan that is subject to Section 412 or 302 of the Code or Title IV of ERISA, (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA, or (iii) “multiple employer plan” (as described in Section 4063(a) of ERISA) or a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). No Company Benefit Plan provides retiree health or welfare benefits except as may be required by Section 4980B of the Code or any other Applicable Law.

(e)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any current or former employee, director, officer or independent contractor of the Company or any of the Company Subsidiaries to severance pay or any increase in severance pay, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or other benefits due to any such current or former employee, director, officer or independent contractor, (iii) limit or restrict the right of the Company or any Company Subsidiary to merge, amend or terminate any Company Benefit Plan, or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any Company Subsidiary is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up, indemnity or reimbursement of Taxes imposed under Section 409A or 4999 of the Code or otherwise.

Section 5.18    Labor Matters.

(a)    Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, as of the date hereof, (i) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other agreement with a labor union or like organization, (ii) there are no activities or proceedings of any labor union or like organization to organize any employees of the Company or any Company Subsidiary and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or like organization, (iii) there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, or work stoppage, and (iv) neither the Company nor any of its Affiliates has, in the last twelve (12) months, effectuated a plant closing, mass layoff, or other mass termination program requiring notice under the Workers Adjustment and Retraining Notification (“WARN”) Act or any similar state or local law, without complying with the notice requirements and other provisions of WARN or such similar state or local law which would cause any liability to any member of the Company or its Affiliates with respect to their employees.

(b)    Since the Lookback Date the Company and its Affiliates have properly classified all independent contractors and employees in all material respects for purposes that have provided services to the Company or its Affiliates for purposes of all Applicable Laws relating to labor and employment, including Applicable Laws relating to wages and hours, discrimination, collective bargaining, and tax withholding and reporting.

(c)    Except as set forth in Section 5.18(c) of the Company Disclosure Letter, there are no Legal Actions or claims pending or, to the Knowledge of the Company, threatened by or with respect to any current or former employee or independent contractor of the Company or any of its Affiliates.

Section 5.19    Intellectual Property Rights.

(a)    Section 5.19(a) of the Company Disclosure Letter sets forth: (i) all registered Intellectual Property and all pending applications to register Intellectual Property, filed or registered with the U.S. Patent & Trademark Office or U.S. Copyright Office (or any corresponding foreign offices) or any domain name registrar, in each case owned by (in whole or in part) the Company or any of the Company Subsidiaries and material to the businesses of the Company and the Company Subsidiaries, taken as a whole, specifying as to each item, the name or title of the item and the issuance, registration or application numbers (collectively “Registered IP”); (ii) all unregistered proprietary software and unregistered trademarks, in each case, that are owned by (in whole or in part) the Company or any of the Company Subsidiaries and that are material to the business of the Company and the Company Subsidiaries, taken as a whole; and (iii) all licenses and other Contracts material to the businesses of the Company and the Company Subsidiaries, taken as a whole, pursuant to which any Intellectual Property necessary for the business of the Company and the Company Subsidiaries as currently conducted are licensed by or to the Company and any Company Subsidiaries (other than (A) licenses for commercially-available, off-the-shelf, non-customized software; (B) licenses implied by the sale or purchase of a product or service; or (C) non-exclusive licenses granted by the Company or a Company Subsidiary to a customer or a vendor in the ordinary course of business) (collectively, “IP Licenses”).

(b)    The Company and the Company Subsidiaries own, free and clear of any Encumbrances, except for Permitted Encumbrances, or have the right to use all Material Company IP and other Intellectual Property necessary to the conduct of the businesses of the Company and the Company Subsidiaries, as now being conducted.

(c)    Except as has not had, and as would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary (i) has in the past three (3) years infringed, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating (A) any Intellectual Property rights (other than patents) of third parties or (B) to the Knowledge of the Company, any patents of third parties, (ii) has any Knowledge of any infringement, dilution, misappropriation, or other unauthorized use by any other Person of any Material Company IP; or (iii) has received any written allegations, written complaint or written notice in the past (3) years, alleging or claiming that the Company or any Company Subsidiary has or is currently infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person or challenging the validity or enforceability of any item of Material Company IP. Except as set forth in Section 5.19(c) of the Company Disclosure Letter, there are no Legal Actions pending or threatened in writing by the Company or a Company Subsidiary alleging the infringement, misappropriation or violation by third parties of any of the Material Company IP.

Section 5.20    Insurance.

(a)    Except as individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (a) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, (b) neither the Company nor any Company Subsidiary is in breach of or default under, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach of or default under, or permit termination or modification under, any policy, binder or bond and (c) none of the insurance providers has given notice to the Company or any Company Subsidiary of, and to the Knowledge of the Company none of the insurance providers have threatened, termination of, or material premium increase with respect to, any of the material insurance policies of the Company and the Company Subsidiaries.

(b)    All material litigation covered by any of the policies has been properly reported to and accepted by the applicable insurer and there is no material claim by the Company or any Company Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Neither the Company nor any Company Subsidiary has incurred any material loss covered by any insurance policy and still pending for which it has not properly asserted a claim under such policy.

(c)    The Company and Subsidiaries, and their respective assets and properties are insured in amounts not materially less than as required by Applicable Law and any contract or agreement to which the Company or any Subsidiary is a party, and each insurable asset of the Company and the Company Subsidiaries has at all material times been and is at the date of this agreement insured to its full replacement value, except where a failure of the assets to be so insured is not and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 5.21    Compliance with Health Care Laws and Regulations.

(a)    Without limiting the generality of any other representation or warranty made by the Company herein, except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, the Company and each of the Company Subsidiaries is conducting and has since Lookback Date conducted its business and operations in compliance with, and neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors or employees has engaged in any activities that would constitute a violation of Applicable Law with respect to regulatory matters relating to the provision, administration and/or payment for healthcare services (collectively, “Healthcare Laws”), including, to the extent applicable: (i) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute), including specifically, the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn; (ii) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute) and state Medicaid Laws; (iii) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (iv) the Federal False Claims Act, 31 U.S.C. §§ 3729-3733 (the “False Claims Act”); (v) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (vi) the Federal Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (vii) state anti-kickback, fee-splitting, self-referral and corporate practice of medicine laws; (viii) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act; and (ix) licensure, permit or authorization laws relating to the provision or administration of, or payment for, health care products or services.

(b)    Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, the healthcare facilities operated by the Company Subsidiaries (i) are, if eligible for participation, certified for participation in the Medicare and Medicaid programs (collectively, “Government Payment Programs”); and (ii) are, and since the Lookback Date have been, in compliance in all material respects with the conditions of participation in such Government Payment Programs.

(c)    Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, (i) all claims submitted to any Government Payment Program by the Company and each of the Company Subsidiaries have been in compliance in all material respects with all Applicable Laws applicable to such Government Payment Programs, and (ii) the Company and each of the Company Subsidiaries have repaid or caused to be repaid all material known and undisputed refunds or overpayments which have become due to any Government Payment Program, or will repay or cause to be repaid such refunds or overpayments, within the timeframes set forth in 42 C.F.R. § 401.305 and 42 CFR § 422.326.

(d)    Since the Lookback Date, except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, (i) neither the Company nor any of the Company Subsidiaries has received from any Governmental Entity any written notice or communication alleging noncompliance (or with respect to any subpoena or civil investigative demand relating to potential noncompliance) by the Company Subsidiaries with any Healthcare Laws that has not been cured, (ii) there is no civil, criminal or administrative Legal Action (other than investigations or sealed Legal Actions that are not within the Knowledge of the Company) related to noncompliance with, or asserting any liability under, any Healthcare Laws currently pending against the Company or any of the Company Subsidiaries and (iii) none of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any director, officer or managing employee of the Company or any of the Company Subsidiaries, has been debarred or excluded from participation in Medicare, Medicaid or any other federal or state healthcare program.

(e)    Since the Lookback Date, except for ordinary course surveys, audits, or denials and except as, individually and in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries has received any written notice of any action pending by any Government Payment Program to revoke or terminate the participation of any Company Subsidiary in such Government Payment Program that remains outstanding and has not been rescinded or removed by the applicable Government Payment Program.

(f)    To the Knowledge of the Company, neither the Company nor any Company Subsidiary is or since the Lookback Date has been a defendant in any qui tam or False Claims Act legal proceeding, nor has made any voluntary disclosure to the Office of Inspector General or the U.S. Centers for Medicare and Medicaid Services relating to any Healthcare Laws that has not yet been resolved.

Section 5.22     HIPAA, Data Privacy and Security.    Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole:

(a)    IT Systems.    Since the Lookback Date, the IT Systems have (i) not experienced or been affected by any material failures, breakdowns, continued substandard performance or other adverse events that have caused any material disruption or interruption to the business of the Company and the Company Subsidiaries (other than as resolved in a commercially reasonable manner); and (ii) operated and performed in all material respects the functions necessary to carry on the operations of the businesses of the Company and the Company Subsidiaries. Neither the Company nor any Subsidiary (i) performs any operations or provides any services to patients, customers or other third-parties outside of the United States of America, or (ii) stores or transfers any Sensitive Data offshore to, or receives any Sensitive Data from, any location outside the United States of America.

(b)    Data Protection.    The Company and the Company Subsidiaries have (i) implemented and, since the Lookback Date, have maintained, reasonably appropriate administrative, technical and physical safeguards and security measures to protect the confidentiality, integrity and availability of Sensitive Data from unauthorized access, disclosure, use, corruption, destruction or loss; and (ii) the Company and each Company Subsidiary have required since the Lookback Date and do require all contractors and vendors with access to Sensitive Data to maintain the privacy and security of such Sensitive Data.

(c)    Material Data Breaches.     To the Knowledge of the Company, since the Lookback Date, (i) there has been no material theft, breach, loss, or unauthorized acquisition, disclosure, or access or other misuse of any Sensitive Data that affected more than 500 people and required public disclosure; and (ii) no such potential material breach is currently under investigation by the Company or any Company Subsidiaries.

Section 5.23     Anti-Takeover Laws.    Assuming the accuracy of the representation contained in Section 6.8, the Company has taken all necessary actions to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby the provisions of Section 203 of the DGCL, and, accordingly, no such section nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 5.24     Opinion of Financial Advisor.    The Company Board has received the oral opinion (to be confirmed by delivery of a written opinion, a true and complete copy of which shall be delivered to Parent as promptly as reasonably practicable following receipt thereof by the Company Board) of Goldman Sachs & Co., LLC, to the effect that, as of the date of this Agreement and subject to the qualifications, limitations and other factors to be set forth in the written opinion, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Common Shares pursuant to this Agreement is fair from a financial point of view to such holders.

Section 5.25    Brokers.    No Person other than Goldman Sachs & Co., LLC is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent true and complete copies of the engagement letter with each of the persons listed in Section 5.24 and this Section 5.25.

Section 5.26    Transactions with Affiliates.    Except for Company Benefit Plans, Section 5.26 of the Company Disclosure Letter sets forth a true and complete list of the Contracts (each a “Company Affiliate Contract”) that are in existence as of the date of this Agreement between the Company or any of the Company Subsidiaries and any (i) present executive officer or director of the Company or any of the Company Subsidiaries or any person that has served as such an executive officer or director within the last five (5) years or, to the Knowledge of the Company, any of such officer’s or director’s immediate family members, (ii) record or beneficial owner of more than five percent (5%) of the Common Shares as of the date of this Agreement or (iii) to the Knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (collectively, the “Company Affiliated Persons”). Any Company Affiliate Contract, as of the time it was entered into and as of the time of any amendment or renewal thereof, contained such terms, provisions and conditions as were at least as favorable to the Company or any of the Company Subsidiaries as would have been obtainable by the Company or the Company Subsidiaries in a similar transaction with an unaffiliated third party.

Section 5.27    No Other Representations or Warranties.    Except for the representations and warranties contained in this ARTICLE V, neither the Company nor any other Person on behalf of the Company or any Company Subsidiary makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided by or on behalf of the Company or any Company Subsidiary. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their respective Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their respective Representatives’ or Affiliates’ or such other Person’s use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives or Affiliates or such other Person, including any information made available in the electronic data room for “Project Legend” run by Intralinks, Inc. and maintained by the Company for purposes of the transactions contemplated by this Agreement (the “Electronic Data Room”), marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this ARTICLE V.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed to the Company in the Parent Disclosure Letter, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1    Corporate Status.    Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized, (b) has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.2    Authority for Agreements.    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of Parent and Merger Sub, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, except for the approval of this Agreement by Parent as the sole stockholder of Merger Sub, which will be effected by written consent promptly following the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 6.3    Consents and Approvals; No Violations.

(a)    The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval or authorization of, or filing with or notification to, or registration with, any Governmental Entity to be made or sought by Parent or Merger Sub except for (i) the Governmental Requirements and (ii) any such other consent, approval, authorization, action, filing, notification or registration, the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)    The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of its obligations hereunder will not, (i) violate any provision of the Constituent Documents of Parent or Merger Sub, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any agreement, undertaking, commitment or obligation to which Parent or Merger Sub is a party or by which any of them or any of their assets or properties may be bound, (iii) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any property or asset of Parent or Merger

Sub or (iv) assuming all consents, approvals, authorizations and actions contemplated in Section 6.3(a) have been obtained, and all filings, notifications or registrations in Section 6.3(a) have been made, violate or conflict with any Applicable Law, except, in the case of clauses (ii), (iii) and (iv) of this Section 6.3(b), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.4    Information in Proxy Statement.    None of the information supplied or to be supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement (except to the extent amended or supplemented by Parent or Merger Sub, in which case this Section 6.4 shall apply to such information as so amended or supplemented), as of the date it is first mailed to the stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

Section 6.5    Litigation.    As of the date hereof, there (a) is no suit, action, proceeding or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Affiliates, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, and (b) is no rule or Order of any Governmental Entity or arbitrator outstanding against Parent or any of its Affiliates which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.6    Absence of Certain Agreements.    There are no contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into contracts, agreements, arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, as of the date hereof that relate to the Company, any of the Company Subsidiaries or the transactions contemplated hereby or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 6.7    Financing.    As of the date hereof, Parent has delivered to the Company true and complete copies of (a) the executed commitment letter(s), dated as of the date hereof, among Parent and the Debt Financing Sources parties thereto (including all exhibits, schedules and annexes thereto, and the executed fee letter associated therewith and referenced therein (except that the fee letter is subject to redaction as further described below), as may be amended or modified in accordance with the terms hereof, collectively, the “Debt Financing Commitments”), pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”) for the purposes of funding a portion of the transactions contemplated by this Agreement and related fees and expenses and the refinancing of certain outstanding indebtedness of Parent and/or its Subsidiaries and the Company and/or the Company Subsidiaries specified therein, and (b) the executed equity commitment letter(s), dated as of the date hereof, among Parent and the other parties thereto (including all exhibits, schedules and annexes thereto, the “Equity Financing Commitments,” and, together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which each such party has committed, subject to the terms and conditions thereof, to invest the cash amount set forth therein (the “Equity Financing,” and together with the Debt Financing, the “Financing”). None of the Financing Commitments has been amended or modified, no such amendment or modification is contemplated (other than to add or replace lenders, financial institutions, lead arrangers, bookrunners, syndication agents or other similar entities in a manner contemplated by the Debt Financing Commitments) and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Except for fee letters (complete copies of which have been provided to the Company, with only fee amounts, “market flex” provisions and other economic terms redacted; provided that Parent represents and warrants that the “market flex” provisions and other redacted terms in such fee letters do not permit the imposition of any new conditions (or the expansion of any existing conditions) or modify any conditions with respect to the Debt Financing or any reduction in the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and available cash of Parent and its Subsidiaries and the Company and the Company Subsidiaries)) and customary engagement letters and fee credit letters with respect to the Debt Financing (none of which reduces the amount of the Debt Financing below the amount required to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and available cash of Parent and its Subsidiaries and the Company and the Company Subsidiaries) or adversely affects the conditionality, enforceability, termination or availability of the Debt Financing), as of the date hereof, there are no side letters or contracts or other arrangements to which Parent or Merger Sub is a party that impose conditions to, affect the availability of or modify, amend or expand the conditions to the funding of the Financing or the transactions contemplated hereby other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. As of the date hereof, Parent has fully paid any and all commitment or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof and Parent will continue to pay in full any such amounts required to be paid as and when they become due and payable on or prior to the Closing Date. As of the date hereof, each of the Equity Financing Commitments, in the form so delivered, is in full force and effect, and is a legal, valid and binding obligation of the parties thereto, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles. As of the date hereof, each of the Debt Financing Commitments, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent or Merger Sub, as the case may be, and, to the Knowledge of Parent, each of the other parties thereto, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles. As of the date hereof, no party to any Financing Commitment has notified Parent or Merger Sub of its intention to terminate the Financing Commitment or not to provide the Financing. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof (including any “market flex” provisions applicable to the Financing Commitments). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other party thereto under any term of or condition to any of the Financing Commitments, (ii) constitute a failure to satisfy a condition precedent on the part of Parent or Merger Sub or (iii) result in any portion of the Financing Commitments being unavailable on the Closing Date. As of the date hereof, assuming the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it pursuant to the Financing Commitments or that the full amount of the Financing will not be made available to Parent on the Closing Date if the conditions thereto are satisfied. Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, assuming the Financing is funded and/or invested in accordance with the Financing Commitments, Parent and Merger Sub will have on the Closing Date sufficient funds to (A) pay the Aggregate Merger Consideration and the other payments under ARTICLE IV, (B) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, (C) pay for any refinancing of any outstanding indebtedness of the Company and/or the Company Subsidiaries contemplated by this

Agreement or the Financing Commitments) in full, including all fees and expenses related thereto and (D) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder (clauses (A) through (D), collectively, the “Financing Uses”). Each of Parent and Merger Sub affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Parent or Merger Sub obtain the Financing related to any of the transactions contemplated hereby.

Section 6.8    Ownership of Common Shares.    Neither Parent nor Merger Sub, nor any of their respective Affiliates, owns (beneficially or of record) any Common Shares or any option, warrant or other right to acquire any Common Shares. Neither Parent nor Merger Sub is, and at no time during the last five (5) years has been, an “interested stockholder” of the Company, as such quoted term is defined in Section 203 of the DGCL.

Section 6.9    Operations of Merger Sub.    Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.

Section 6.10    Vote/Approval Required.    No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates (other than Merger Sub) is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger. The adoption of this Agreement by Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

Section 6.11    Brokers.    No Person other than Barclays Capital Inc. and MTS Health Partners, L.P. is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent, Merger Sub or any of their respective Affiliates in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 6.12    Solvency of the Surviving Corporation Following Merger.    Assuming (i) the accuracy of the representations and warranties of the Company made in this Agreement and any Contract, document or instrument to be delivered by the Company in connection herewith (disregarding any references to “Knowledge of the Company,” “Company Material Adverse Effect,” “materiality” or similar qualifications contained in such representations), (ii) the compliance by the Company of its obligations hereunder, (iii) all material contingent liabilities of the business of the Company and the Company Subsidiaries are disclosed herein, in the Company Disclosure Letter or in the Company Reports, (iv) the satisfaction of the conditions set forth in ARTICLE IX, (v) that the most recent financial statements included in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K filed by the Company with the SEC present fairly in all material respects the consolidated financial condition of the Company and its consolidated Company Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its consolidated Company Subsidiaries for the periods covered thereby in accordance with GAAP and (vi) that the most recent projections, forecasts or estimates of the Company and the Company Subsidiaries that have been provided to Parent have been prepared in good faith based on assumptions that were and continue to be reasonable, then immediately following the Effective Time and after giving effect to the Merger, the Financing, any Alternative Financing, the payment of the Merger Consideration, the payment of all related fees and expenses and any repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments (including, for the avoidance of doubt, such indebtedness specified in Section 5.5(b) of the Company Disclosure Letter) in full, including all fees and expenses related thereto, the Surviving Corporation and its Subsidiaries, on a consolidated basis, will be Solvent. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

Section 6.13    No Other Representations or Warranties.    Except for the representations and warranties contained in this Agreement, none of Parent, Merger Sub and any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided by or on behalf of Parent or Merger Sub.

Section 6.14    Acknowledgement of Disclaimer of Other Representations and Warranties.    Each of Parent and Merger Sub acknowledges that, as of the date hereof, they and their Representatives (a) have received reasonable access to (i) such books and records, facilities, properties, premises, equipment, contracts and other assets of the Company and the Company Subsidiaries which they and their Representatives, as of the date hereof, have requested to review and (ii) the Electronic Data Room and (b) have had the reasonable opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business and assets of the Company and the Company Subsidiaries. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in ARTICLE V, (x) neither the Company nor any of the Company Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub have not relied and are not relying on any representation or warranty, (y) no Person has been authorized by the Company or any of the Company Subsidiaries to make any representation or warranty relating to the Company or any of the Company Subsidiaries or their respective businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company or any of the Company Subsidiaries and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available in the Electronic Data Room, marketing material, confidential information memorandum, management presentation, functional break-out discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, are not and shall not be deemed to be or include representations or warranties (and neither the Company nor any other Person will have liability or other obligation to Parent, Merger Sub or their respective Affiliates or Representatives or any other Person resulting from such Person’s use of such material or information). Each of Parent and Merger Sub has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and the Company Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of Parent and Merger Sub has relied on the results of its own independent review and analysis and the representations and warranties of the Company set forth in this Agreement.

ARTICLE VII

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 7.1    Conduct of Business by the Company Pending the Merger.    From the date hereof until the Effective Time, unless Parent shall otherwise consent in writing, in its sole discretion, or except (i) as listed on Section 7.1 of the Company Disclosure Letter, (ii) as expressly required by this Agreement, (iii) as required by Applicable Law or Governmental Entities or (iv) as expressly required by any Company Contract (excluding Company Contracts entered into after the date hereof in violation of this Section 7.1), the Company shall, and shall cause each of the Company Subsidiaries to, (x) conduct its business in the ordinary course and (y) use reasonable best efforts to preserve substantially intact its business organization, assets and properties and preserve in all material respects its relationships with any customers, suppliers, vendors, payors, partners, Governmental Entities, licensors and licensees and other Persons with which it has material business relations. In addition to and without limiting the generality of the foregoing, except (A) as listed on Section 7.1 of the Company Disclosure Letter, (B) as otherwise expressly required by this Agreement, (C) as may be required by Applicable Law or Governmental Entities or (D) as expressly required by any Company Contract (excluding Company Contracts entered into after the date hereof in violation of this Section 7.1), from the date hereof until the Effective Time, without the prior written consent of Parent in its sole discretion (except that in the case of clauses (c), (f), (g), (i), (j), (k), (l), (m), (n) or (o), such consent shall not be unreasonably delayed, conditioned or withheld), the Company shall not, and shall not permit any Company Subsidiary to:

(a)    adopt or propose any change in its or any Company Subsidiary’s Constituent Documents;

(b)    declare, set aside or pay any stockholder dividend or other distribution, except for any dividend or distribution by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary;

(c)    merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(d)    make any acquisition of (whether by merger, consolidation, acquisition of stock, acquisition of all or substantially all of the assets or otherwise), or make any investment in any interest in, any Person or division thereof or any property or assets, in each case, except (i) in the ordinary course of business for purchase price consideration (including any related earn-outs, assumption of indebtedness or liabilities, making of any guarantees or capital commitments) in an amount not in excess of $5,000,000 in the aggregate and (ii) acquisitions of inventory and supplies in the ordinary course of business;

(e)    sell, lease, license, subject to an Encumbrance (other than a Permitted Encumbrance) or otherwise surrender, relinquish, dispose of, transfer, swap, exchange, abandon, allow to lapse or expire any assets or property of the Company or any Company Subsidiary, other than (i) disposals of assets or properties having a fair market value in an amount not in excess of $5,000,000 in the aggregate, (ii) disposals of any assets or property between or among (A) the Company and a wholly owned Company Subsidiary and (B) any wholly owned Company Subsidiary and another wholly owned Company Subsidiary, (iii) non-exclusive licenses granted by the Company or a Company Subsidiary to a customer or a vendor in the ordinary course of business or (iv) dispositions of inventory and supplies in the ordinary course of business;

(f)    (i) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or other security) other than Permitted Encumbrances or enter into any amendment of any material term of any of its outstanding securities (other than issuances of Common Shares upon the exercise or settlement of Warrants, Options, Restricted Stock Units or Performance Stock Units outstanding on the date hereof), (ii) split, combine or reclassify any shares of capital stock or any other equity interests of the Company or any Company Subsidiary or (iii) purchase or redeem any shares of capital stock or any other equity interests of the Company or any Company Subsidiary or any rights, warrants or options to acquire any such shares or interests, other than (A) any such purchases or redemptions by a wholly owned Company Subsidiary with respect to such Company Subsidiary’s own capital stock or other equity interests or (B) in connection with the exercise of Warrants or Options or the vesting of Restricted Stock Units or Performance Stock Units (including in connection with any required withholding Taxes related to such exercise or vesting);

(g)    incur, guarantee or assume any indebtedness or make any loans, advances or capital contributions to, or investments in, any Person, other than (i) in an amount not in excess of $10,000,000 in the aggregate, (ii) any intercompany indebtedness, loan, advance, capital contribution or investment, (iii) guaranties and credit support by (A) the Company of obligations of any Company Subsidiary or (B) any Company Subsidiary of obligations of the Company or another Company Subsidiary, in each case, in the ordinary course of business, (iv) pursuant to existing credit facilities of up to $40,000,000 million, in the aggregate, and (v) refinancings of existing indebtedness;

(h)    enter into, amend, supplement or modify any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(i)    except as required pursuant to the terms of any Company Benefit Plan in effect as of the date hereof, or as otherwise required by Applicable Law, (A) grant or provide any severance or termination payments or benefits to any current or former director, officer, employee, consultant or independent contractor of the Company or any Company Subsidiaries, (B) increase the compensation or benefits of any (x) current or former director or officer of the Company or any Company Subsidiary, or (y) any employee, consultant or independent contractor of the Company or any Company Subsidiaries, other than physicians in the ordinary course of business and those employees, consultants or independent contractors hired in the ordinary course of business with an annual base salary or fee that is no greater than $200,000, (C) establish, adopt, terminate, supplement or amend any Company Benefit Plan or any plan, program, arrangement, practice or agreement that would be a Company Benefit Plan if it were in existence on the date hereof, (E) amend the terms of any outstanding Options, Restricted Stock Units or Performance Stock Units or other Company equity or equity-based awards, (F) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (G) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by U.S. GAAP, (H) forgive or grant any loans to directors, officers, employees, consultants, or independent contractors of the Company or any Company Subsidiaries, or (I) hire or terminate (other than for cause) (x) any director or officer of the Company or any Company Subsidiary or (y) any employee, consultant or independent contractor of the Company or any Company Subsidiaries, other than (1) physicians in the ordinary course of business, (2) employees, consultants or independent contractors hired in the ordinary course of business with an annual base salary or fee that is no greater than $200,000 and (3) persons hired to fill positions that the Company is currently recruiting persons to fill as set forth on Section 7.1(i) of the Company Disclosure Letter even if such persons will have an annual base salary of over $200,000 as long as their salary is in accordance with the salary grades previously disclosed to Parent for the position they are hired for; provided, however, that the foregoing clauses (A) through (I) shall not restrict the Company or any Company Subsidiaries from settling employment-related Legal Actions or disputes that would not result in any payment or liability in excess of $200,000 individually or $1,000,000 in the aggregate;

(j)    change any method of accounting or accounting principles or practices followed by the Company or any Company Subsidiary, except for any such change required by a change in U.S. GAAP or Applicable Law;

(k)    (A) make, change or revoke any material Tax election, (B) change any material method of Tax accounting; change any Tax accounting period, (C) amend any material Tax Return or (D) settle or compromise any proceeding, audit, examination or investigation relating to a material amount of Taxes; enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of Applicable Law) with respect to any material amount of Taxes;

(l)    pay, discharge, settle or satisfy any Legal Action, other than in the ordinary course of business and that would not (i) result in any payment or liability in excess of $1,000,000 individually or $5,000,000 in the aggregate, or such greater amount reserved therefor or reflected in the Company Reports, (ii) impose any non-monetary obligations or (iii) include the admission of any wrongdoing on the part of the Company or any of the Company Subsidiaries;

(m)    terminate, cancel or fail to renew, other than in the ordinary course of business, any insurance coverage maintained by the Company or any Company Subsidiary with respect to any material assets without replacing such coverage with a comparable amount of insurance coverage to the extent available on commercially reasonable terms;

(n)    (A) amend, terminate or, except to the extent not within the Company’s control, fail to renew or allow to lapse any of the Company’s material Permits or (B) amend any material Permit if doing so would reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole;

(o)    (i) enter into any new contract that would have been a Company Contract if it had been entered into prior to the date of this Agreement (ii) amend any Company Contract on terms materially adverse to the Company and the Company Subsidiaries, taken as a whole (it being understood that any amendment to any Company Contract required to be set forth on Section 5.16(b)(vii) of the Company Disclosure Letter, including any exhibits thereto, that adds any new, or expands or makes more restrictive, existing restrictions of the types described in Section 5.16(b)(vii) contained in such Company Contracts shall be deemed materially adverse to the Company and the Company Subsidiaries, taken as a whole), or supplement, cancel or terminate any Company Contract, in each case of clauses (i) and (ii), other than discounted fee for service or per diem managed care or payer agreements resulting in collected cash of the Company or any of the Company Subsidiaries of less than $10,000,000 per such agreement or waive or fail to enforce any of the material terms thereof that are for the benefit of the Company or any Company Subsidiary; provided that, solely for purposes of this Section 7.1(o), the term “Company Contract” shall be read to include contracts that would have been included in the definition thereof pursuant to Section 5.16(b)(xii) if the reference to $20,000,000 therein were replaced with a reference to $10,000,000;

(p)    enter into, amend or modify the terms of any Contract with any Person covered under Item 404 of Regulation S-K under the Securities Act or make any payment to any Person covered under Item 404 of Regulation S-K under the Securities Act (other than payments, transactions or benefits pursuant to Contracts of Company Benefit Plans made available to Parent prior to the date hereof, or otherwise permitted by Section 7.1(i));

(q)    cancel any material indebtedness or material claim or intentionally waive any material claim or rights of the Company or any of the Company Subsidiaries;

(r)    make or authorize any new capital expenditures in the year ended 2018 except (i) to the extent expressly set forth in the capital expenditures budget for 2018 and, if the Closing shall occur in 2019, to the extent expressly set forth in the capital expenditures budget for 2019 (in each case with respect to clauses (i) and (ii), such budgets as set forth on Section 7.1(r) of the Company Disclosure Letter) or (iii) emergency capital expenditures in any amount (up to $2,500,000) that the Company determines in good faith is necessary; or

(s)    agree or commit to do any of the foregoing.

Section 7.2    Conduct of Business by Parent and Merger Sub Pending the Merger.    Each of Parent and Merger Sub agrees that, from the date of this Agreement until the Effective Time, except as permitted by or provided for in this Agreement, it shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken (a) any action that would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action or (b) any action that would cause any of the covenants of Parent and Merger Sub contained herein to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 9.2.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1    Access and Information.    Upon reasonable prior notice and subject to Applicable Law, the Company shall, shall cause the Company Subsidiaries to, and shall use reasonable best efforts to cause any JV Entities to (x) afford to Parent and its Affiliates and its and their respective directors, officers, employees, financial advisors, legal counsel, financing sources, accountants or other advisors, agents or authorized representatives (collectively, “Representatives”) reasonable access during normal business hours and without undue disruption of the normal business activities of the Company, the Company Subsidiaries and the JV Entities, during the period prior to the earlier of the Effective Time and the termination of this Agreement, to all of its or their respective books, records, properties, premises and personnel and all of its or their other financial, operating and other data and information as Parent may reasonably request and (y) furnish as promptly as reasonably practicable such information concerning the business, properties, Contracts, Taxes, assets and liabilities of the Company and the Company Subsidiaries as Parent may reasonably request; provided, that (a) the Company, the Company Subsidiaries and the JV Entities shall not be obligated to provide access to (i) any competitively sensitive information (provided, that the Company and the Company Subsidiaries shall use reasonable best efforts to redact or withhold only as much information as necessary to permit the sharing with Parent of otherwise competitively sensitive information and or provide such information to a “clean team” for review), (ii) any information that would result in the loss of attorney-client privilege with respect to such information (provided, that the Company shall use reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (iii) any information, properties or premises that would result in a breach of an agreement to which the Company or any of the Company Subsidiaries is a party, including any lease provisions (provided that the Company shall use reasonable best efforts to secure the consents of any necessary third parties to be able to share such information with Parent), (iv) any information that would violate any Applicable Law or (v) any information that is reasonably pertinent to any litigation in which the Company or any Company Subsidiary, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties, (b) no investigation pursuant to this Section 8.1 shall affect or be deemed to modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger and the other transactions contemplated by this Agreement and (c) the Company and Company Subsidiaries shall not be required to conduct, or permit Parent or any of its Representatives to conduct, any invasive environmental investigation or sampling of soil, air, surface water, building material, groundwater or other environmental media at or relating to any Company Real Property. Without limiting the generality of the foregoing, Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least three (3) Business Days’ prior written notice thereof, setting forth the inspection or materials that Parent or its Representatives intend to conduct or review, as applicable. Each party shall continue to abide by the terms of the confidentiality agreement between Apollo Management VIII, L.P. and the Company, dated October 3, 2017, as amended on May 10, 2018 (the “Confidentiality Agreement”).

Section 8.2    Proxy Statement.

(a)    As promptly as reasonably practicable following the date hereof (and without regard to whether the No-Shop Period Start Date shall have occurred), the Company shall, with the reasonable assistance of Parent, prepare, and the Company shall file with the SEC, a proxy statement relating to the adoption of this Agreement by the stockholders of the Company (as amended or supplemented from time to time, the “Proxy Statement”). Parent and the Company shall cooperate with one another in connection with the preparation of the Proxy Statement and Parent shall furnish all information concerning Parent and Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement, including such information that is required by the Exchange Act to be set forth in the Proxy Statement. The Company shall use reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement and have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company shall cause the Proxy Statement to be mailed to the stockholders of the Company as of the record date established for the Company Stockholders’ Meeting as promptly as reasonably practicable (but in any event no more than five (5) Business Days) after the Proxy Statement is cleared by the SEC.

(b)    Parent shall cause the information relating to Parent or Merger Sub supplied by it in writing specifically for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting, not to contain any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)    Assuming Parent’s compliance with its obligations pursuant to Section 8.2(b), the Company shall cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting, (i) not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) to comply as to form and substance in all material respects with the Exchange Act and any applicable requirements under Applicable Law.

(d)    Each of Parent and the Company shall as promptly as reasonably practicable notify the other of (i) the receipt of any comments from the SEC (or its staff) and all other written correspondence and oral communications with the SEC (or its staff) relating to the Proxy Statement and (ii) any request by the SEC (or its staff) for any amendment or supplement to the Proxy Statement or for additional information with respect thereto. All filings by the Company with the SEC and all mailings to the stockholders of the Company in connection with the Merger and the other transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, and any responses to any comments from the SEC with respect thereto, shall be subject to the reasonable prior review and comment of Parent and its counsel and the Company shall consider any comments from Parent in good faith. All filings by Parent with the SEC in connection with the transactions contemplated hereby shall be subject to the reasonable prior review and comment of the Company.

(e)    If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be prepared and promptly filed with the

SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company, in each case, by the Company (with the reasonable assistance of Parent).

Section 8.3    Company Stockholders’ Meeting.    The Company shall, in accordance with its Constituent Documents and Applicable Law, promptly take all action required under the DGCL, the Company’s Constituent Documents and the applicable requirements of NASDAQ to duly call, give notice of, convene and hold as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval, with the record date and meeting date being selected after reasonable consultation with Parent; and shall, unless the Company Board has effected an Adverse Recommendation Change or shall have resolved to do so, in each case in accordance with Section 8.4, (a) recommend adoption of this Agreement and include in the Proxy Statement such recommendation and (b) use reasonable best efforts to obtain the Company Stockholder Approval including soliciting such adoption. The Company may postpone, recess or adjourn the Company Stockholders’ Meeting (i) with the written consent of Parent, (ii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) the Company is unable to obtain a quorum of its stockholders at the Company Stockholders’ Meeting necessary to conduct the business of the Company Stockholders’ Meeting or (iii) to allow additional time for the filing and distribution of any amended or supplemental disclosure which the Company Board has determined in good faith is necessary or advisable under Applicable Law and for such amended or supplemental disclosure to be reviewed by the stockholders of the Company prior to the Company Stockholders’ Meeting. Notwithstanding the foregoing, without the prior written consent of Parent, the Company Stockholders’ Meeting will not be postponed or adjourned (A) by more than ten (10) calendar days at a time without the prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of Parent or (B) by more than thirty (30) calendar days in the aggregate after the date on which the Stockholder Meeting was originally scheduled. In no event will the record date of the Company Stockholders’ Meeting be changed without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), unless required by Applicable Law.

Section 8.4    Acquisition Proposals.

(a)    Notwithstanding anything to the contrary contained in this Agreement, during the period commencing on the date of this Agreement and continuing until 12:01 a.m. (New York City time) on the thirty-first (31st) day following the date hereof (the “No-Shop Period Start Date”), the Company and the Company Subsidiaries and their respective Representatives shall have the right to, directly or indirectly, (i) solicit, initiate, facilitate or encourage the making of any Alternative Transaction Proposal, including by way of furnishing information with respect to the Company and the Company Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an executed Acceptable Confidentiality Agreement; provided, that a copy of all such information not previously provided to Parent (or its Representatives) is provided to Parent as promptly as reasonably practicable after such information has been furnished to such Person (or its Representatives), and (ii) participate in discussions or negotiations with respect to any Alternative Transaction Proposal or otherwise cooperate in connection with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Alternative Transaction Proposal.

(b)    From and after the No-Shop Period Start Date until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with its terms, except as otherwise provided in, and subject to the terms and conditions of, this Section 8.4, the Company shall not, and shall cause each Company Subsidiary not to, and will use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, facilitate or assist the making of any Alternative Transaction Proposal or any inquiries, offers or proposals that could reasonably be expected to lead to an Alternative Transaction Proposal or the consummation thereof or (ii) other than with Parent, Merger Sub or their respective Affiliates and Representatives and other than to inform any Person that the Company is subject to the provisions of this Section 8.4, (A) enter into, continue, knowingly encourage or otherwise participate or engage in any discussions or negotiations regarding, (B) provide or afford access to its properties, assets, books and records or personnel or (C) furnish to any Person any non-public information, in each case of clauses (A) through (C), in connection with, or relating to, any Alternative Transaction Proposal or the making thereof or any inquiry, offer or proposal with respect thereto, (iii) execute or enter into any Alternative Transaction Agreement, (iv) fail to enforce or grant any waiver or release under any “standstill” or similar agreement with respect to any class of securities of the Company or any of the Company Subsidiaries to the extent that the applicable provision of any such agreement prohibits or purports to prohibit a confidential proposal being made to the Company Board, unless the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under Applicable Law or (v) authorize, agree or commit to do any of the foregoing. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, but subject to the final sentence of this Section 8.4(b), if at any time after the No-Shop Period Start Date and prior to receipt of the Company Stockholder Approval, the Company or any Company Subsidiary receives a written Alternative Transaction Proposal that did not result from a breach of this Section 8.4, the Company and the Company Board may (directly or through their respective Representatives) (A) contact such Person and its advisors for the purpose of clarifying the proposal and any material terms and conditions and likelihood of consummation thereof, so as to determine whether such proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (B) (x) provide and afford access to the properties, assets, books and records and personnel and furnish information with respect to the Company and the Company Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement if, and only if, the Company Board determines in good faith after consultation with its legal and financial advisors and based on information then available that such Alternative Transaction Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal; provided, that a copy of all such information not previously provided to Parent (or its Representatives) is provided to Parent as promptly as reasonably practicable after such information has been furnished to such Person (or its Representatives) and (y) participate in discussions or negotiations with the Person making such Alternative Transaction Proposal (and its Representatives) regarding such Alternative Transaction Proposal. Notwithstanding anything to the contrary contained in this Section 8.4(b), if there is one or more Exempted Persons on the No-Shop Period Start Date, the Company and the Company Subsidiaries and their respective Representatives may continue to engage in the activities described in Section 8.4(a) from and after the No-Shop Period Start Date with respect to any such Exempted Person, including with respect to any amended proposal submitted by any such Exempted Person, until the time that such Exempted Person ceases to be an Exempted Person.

(c)    On the No-Shop Period Start Date, except with respect to any Exempted Person, the Company shall immediately cease and cause to be terminated, and shall cause the Company Subsidiaries and use its reasonable best efforts to cause its and their Representatives to immediately cease and cause to be terminated, any activities, solicitations, discussions or negotiations with any Person and its Affiliates and Representatives (other than the parties and their respective Representatives and designees) in connection with or relating to an Alternative Transaction Proposal, in each case that exists as of the date hereof. The Company also agrees that it will promptly after the No-Shop Period Start Date (and in any event within two (2) Business Days thereof) (i) request each Person (other than Parent, Merger Sub and their respective Representatives and designees) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person or any of its Affiliates or Representatives by or on behalf of the Company or any of the Company

Subsidiaries prior to the date hereof and (ii) terminate any access to any data room (electronic or otherwise) previously provided to any such Person, its Affiliates or its or their respective Representatives; provided, however, that with respect to Exempted Persons, the request for the destruction or return of confidential information shall be made promptly following such time as such Person ceases to be an Exempted Person (and in any event within two (2) Business Days thereof).

(d)    Except as otherwise provided in this Section 8.4, the Company Board (or a committee thereof) shall not, directly or indirectly, (i) (A) withdraw (or amend or modify in a manner adverse to Parent or Merger Sub) or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), the approval, recommendation or declaration of advisability of this Agreement and the transactions contemplated by this Agreement, (B) adopt a formal resolution to recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Alternative Transaction Proposal, (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of the occurrence of a bona fide material event or development following the making of an Alternative Transaction Proposal and after Parent reasonably requests in writing (or, if the Company Stockholders’ Meeting is scheduled to be held within ten (10) Business Days, within one (1) Business Day, if possible, before the Company Stockholders’ Meeting), (D) make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) adopt or approve, or publicly propose to adopt or approve, or cause, authorize or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding other than an Acceptable Confidentiality Agreement in accordance with Section 8.4(b) (each, an “Alternative Transaction Agreement”) (A) constituting or that could reasonably be expected to lead to or otherwise relates to any Alternative Transaction Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, but subject to the Company’s compliance in all material respects with the other provisions of this Section 8.4, as applicable, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Superior Proposal or an Intervening Event, make an Adverse Recommendation Change if the Company Board determines, in good faith, after consultation with its legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under Applicable Law.

(e)    Without limiting Section 8.4(b), in response to a written Alternative Transaction Proposal that did not result from a breach of this Section 8.4 and that the Company Board determines, in good faith, after consultation with its outside legal and financial advisors, constitutes a Superior Proposal, the Company may terminate this Agreement pursuant to Section 10.1(h) and this Section 8.4(e) to, concurrently with such termination, enter into an Alternative Transaction Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 10.1(h) and this Section 8.4(e) unless the Company (i) complies with its obligations set forth in Section 8.4(f) and (ii) pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 10.3(a) prior to or concurrently with such termination.

(f)    Notwithstanding anything to the contrary contained in this Agreement, the Company Board shall not be entitled to either (x) make an Adverse Recommendation Change pursuant to Section 8.4 or (y) terminate this Agreement pursuant to Section 10.1(h) and Section 8.4(e), unless (i) the Company shall have provided to Parent three (3) Business Days’ prior written notice advising Parent that the Company Board intends to take such action, and (A) if relating to a Superior Proposal, such notice shall contain the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Company Board, including the identity of the Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) making such Alternative Transaction Proposal and a copy of such Alternative Transaction Proposal or (B) if relating to an Intervening Event, such notice shall contain the material facts and circumstances of such Intervening Event and (ii) (A) during such three (3)-Business Day period, if requested by Parent and so long as Parent continues to negotiate in good faith, the Company shall have, and shall have used reasonable best efforts to cause its Representatives to have, engaged in good faith negotiations with Parent regarding any amendment to this Agreement or other agreements contemplated hereby proposed in writing by Parent, (B) the Company Board shall have considered in good faith any adjustments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent no later than the third (3rd) Business Day of such three (3)-Business Day period, (C) (1) with respect to a Superior Proposal, the Company Board shall have determined, in good faith, after consultation with outside legal and financial advisors, that the Alternative Transaction Proposal would continue to constitute a Superior Proposal if such adjustments to this Agreement and such other agreements were to be given effect and (2) with respect to an Intervening Event, the Company Board shall have determined in good faith, after consultation with outside legal and financial advisors, that failure to make an Adverse Recommendation Change would continue to be inconsistent with the directors’ fiduciary duties under Applicable Law and (D) in the event of any change to (1) any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of a Superior Proposal, or (2) the facts or circumstances relating to an Intervening Event, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) of this proviso shall commence (except that the three (3) Business Day notice period referred to in clauses (i) and (ii) above shall instead be equal to two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 8.4(f) anew with respect to such additional notice, including clauses (i) and (ii) of this Section 8.4(f).

(g)    Notwithstanding anything to the contrary contained in this Section 8.4, the Company or the Company Board, directly or indirectly through their respective Representatives, shall be permitted to (i) take or disclose any position or disclose any information, in each case, reasonably required under Applicable Law or in compliance with or otherwise complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s stockholders) and, to the extent referred to therein, Item 1012(a) of Regulation M-A promulgated under the Exchange Act, in each case, with respect to any Alternative Transaction Proposal, (ii) make any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders) or take a neutral or no position with respect to any Alternative Transaction Proposal, (iii) make any other disclosure to the Company’s stockholders that is reasonably required by Applicable Law; provided, however, that any disclosures permitted under this Section 8.4(g) shall not, in and of themselves, constitute an Adverse Recommendation Change or form a basis for Parent to terminate this Agreement pursuant to Section 10.1(c) and (iv) waive any “standstill” or similar provision in order to permit a Person to make an Alternative Transaction Proposal to the extent permitted by Section 8.4(b)(iv).

(h)    No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall notify Parent of the number of Exempted Persons and the material terms and conditions of any Alternative Transaction Proposal received from any Exempted Person (including any changes thereto), which Alternative Transaction Proposal has not been withdrawn. From and after the No-Shop Period Start Date, the Company shall as promptly as reasonably practicable (and in no event later than twenty-four (24) hours after receipt) notify Parent in writing of any Alternative Transaction

Proposal or bona fide inquiry (whether written or oral) from any Person or group in respect of a potential Alternative Transaction Proposal or if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives in connection with an Alternative Transaction Proposal and such notice shall include (x) the identity of the Person or group making such Alternative Transaction Proposal, inquiry, request or offer, (y) the material terms and conditions of any such Alternative Transaction Proposal or request and, if written, a copy thereof. The Company shall keep Parent reasonably informed, on a reasonably prompt basis, of the status and material terms (including any changes to the material terms and conditions thereof) of any such Alternative Transaction Proposal or request in respect thereof and, if written, provide to Parent a copy thereof.

(i)    The Company agrees that any action taken by a Company Subsidiary or Representative of the Company or the Company Subsidiaries that, if taken by the Company, would constitute a breach of this Section 8.4 will be deemed to constitute a breach by the Company of this Section 8.4.

Section 8.5    Appropriate Action; Consents; Filings.

(a)    Subject to the terms and conditions herein provided, the Company, Parent, Merger Sub and their respective Affiliates shall (i) take all steps reasonably necessary, and proceed diligently and in good faith, and use reasonable best efforts to obtain as promptly as practicable any necessary consents, approvals, waivers, licenses, Permits, franchises, certificates, registrations, variances, exemptions and authorizations of, and actions or nonactions by, and make as promptly as practicable all necessary filings, submissions and declarations with, any Governmental Entity or other third party necessary in connection with the consummation of the transactions contemplated by this Agreement, including, if applicable, requesting expedited treatment for any such filings, submissions and declarations, (ii) use reasonable best efforts to (A) avoid a claim, suit, petition to deny, objection, proceeding, investigation or other Legal Action, whether judicial or administrative and whether brought by a Governmental Entity or other third party, and (B) avoid the entry of, or to effect the dissolution of, any injunction, stay, temporary restraining order or other Order in any such claim, suit, petition to deny, objection, proceeding, investigation or other Legal Action, in each case, challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to avoid or eliminate any impediment under any Applicable Law, or any regulatory and operational authorizations and arrangements necessary to own or operate the assets of the Company and the Company Subsidiaries that may be asserted by any Governmental Entity (including the United States Department of Justice, Antitrust Division or the Federal Trade Commission) or other third party, (iii) use reasonable best efforts to cooperate with each other in (A) determining which material filings, submissions and declarations are required to be made prior to the Effective Time with, and which material consents, approvals, waivers, licenses, permits, franchises, certificates, registrations, variances, exemptions or authorizations, actions or non-actions, are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, and (B) timely making all such filings, submissions and declarations and timely seeking all such consents, approvals, waivers, licenses, permits, franchises, certificates, registrations, variances, exemptions or authorizations, actions or non-actions, (iv) use reasonable best efforts to cause the conditions to the Merger set forth in ARTICLE IX to be satisfied as promptly as reasonably practicable and (v) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable. In connection with the foregoing, the Company, on the one hand, will provide Parent, and Parent, on the other hand, will provide the Company, or, as appropriate, each of Parent’s counsel or the Company’s counsel, with copies of any material correspondence, filing or communication (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Prior to submitting or making any such material correspondence, filing or communication to any such Governmental Entity or members of their respective staffs, the parties shall first provide the other party or its counsel with a copy of such correspondence, filing or communication in draft form and give such other party a reasonable opportunity to discuss its content before it is submitted or filed with the relevant Governmental Entities, and shall consider and take account of all reasonable comments timely made by the other party with respect thereto. To the extent not prohibited by Applicable Law and to the extent permitted by the Governmental Entity, each of the parties shall ensure that the other party is given the opportunity to attend any substantive meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, in no event shall the Company or any of the Company Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration or incur any liability in connection with the transactions contemplated by this Agreement under any contract other than de minimis amounts or amounts that are advanced or reimbursed substantially simultaneously by Parent.

(b)    For purposes of this Section 8.5, “reasonable best efforts” shall include (i) defending, contesting and objecting to any claims, suits, petitions to deny, objections, proceedings, investigations or other Legal Actions, whether judicial or administrative and whether brought by a Governmental Entity or any third party challenging this Agreement or the transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement, (ii) executing settlements, undertakings, consent decrees, stipulations or other agreements, (iii) selling, divesting, holding separate or otherwise conveying any particular assets or categories of assets or businesses of Parent or its Affiliates, (iv) agreeing to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of the Company or any Company Subsidiary contemporaneously with or subsequent to the Closing, (v) permitting the Company to sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of the Company or any Company Subsidiary prior to the Closing, (vi) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or its Affiliates, (vii) agreeing to terminate, relinquish, modify or waive existing relationships, ventures, contractual rights, obligations or other arrangements of the Company or any Company Subsidiary contemporaneously with or subsequent to the Closing, (viii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or its Affiliates, (ix) agreeing to create any relationships, ventures, contractual rights, obligations or other arrangements of the Company or any Company Subsidiary contemporaneously with or subsequent to the Closing and (x) taking or committing to take actions that after the Closing Date would limit the freedom of action of Parent or its Affiliates (including the Surviving Corporation) with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets; provided, however, that the Company and the Company Subsidiaries shall not be required to take, and Parent and its Affiliates shall not take, any such actions contemplated in clauses (i) through (x) above which would bind the Company or the Company Subsidiaries in respect of any matter if the Closing does not occur.

(c)    Subject to the terms and conditions herein provided and without limiting the foregoing, each of the Company and Parent agrees (and shall cause their respective Subsidiaries, “ultimate parent entities” (as the term is defined under HSR Act pursuant to 16 C.F.R. § 801.1(a)(3)) (each, an “Ultimate Parent Entity”) and other Affiliates that are required by Applicable Law to be a party thereto or supply information or documentary material in connection therewith) to file with the United States Department of Justice and the Federal Trade Commission its Notification and Report

Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, including the Merger, as soon as practicable and in any event within ten (10) Business Days after the date hereof (or such other period as may be agreed in writing by the parties) and to take (and to cause their respective Subsidiaries, Ultimate Parent Entities and other Affiliates to take) any other action as may be required by a Governmental Entity in order to (A) obtain all necessary consents, approvals, waivers, licenses, Permits, franchises, certificates, registrations, variances, exemptions and authorizations of, and actions or nonactions by, any Governmental Entity or other third party as promptly as reasonably possible, but in any event before the Outside Date, or (B) effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date.

(d)    Any filing fees payable under the HSR Act relating to the transactions contemplated hereby shall be borne by Parent or Merger Sub, as applicable.

(e)    Parent agrees that it shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) acquire or agree to acquire any assets or business or (ii) acquire or agree to acquire, or be acquired or agree to be acquired by, whether by merger, consolidation, by purchasing any portion of the assets of or equity in, or by any other manner, any business or any Person or division thereof owning, operating or otherwise controlling any assets or business, if the entering into of a definitive agreement relating thereto or the consummation of such acquisition, merger or consolidation could reasonably be expected to (A) delay (x) the expiration or termination of any applicable waiting period or (y) the obtaining, or increasing the risk of not obtaining, any consents, approvals, waivers, licenses, permits, franchises, certificates, registrations, variances, exemptions and authorizations of, or actions or nonactions by, any Governmental Entity necessary to consummate the transactions contemplated by this Agreement, (B) increase the risk of any Governmental Entity entering an Order prohibiting the transactions contemplated by this Agreement or (C) otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

Section 8.6    Public Announcements; Public Disclosures.    Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any applicable securities exchange, will not issue any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably delayed, conditioned or withheld); provided, that the Company and Parent shall be permitted (without consulting with, or obtaining the consent of the other party) to make such statements and announcements to its employees as the Company or Parent, as applicable, shall deem to be reasonably necessary that (i) are consistent with, and contain no material information not included in, previous public disclosures made in accordance with this Section 8.6, (ii) with respect to communications by the Company, do not contain any material non-public information of Parent, Merger Sub or any of their Affiliates and (iii) with respect to communications by Parent, do not contain any material non-public information of the Company or any of the Company Subsidiaries. Notwithstanding the foregoing, (a) nothing in this Section 8.6 shall limit the Company’s or the Company Board’s rights under Section 8.4, (b) the Company will no longer be required to consult with Parent in connection with any such press release or public statement if the Company Board has made any Adverse Recommendation Change or shall have resolved to do so and (c) the requirements of this Section 8.6 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 8.7    Employee Matters.

(a)    Parent agrees that, during the period commencing at the Effective Time and ending on the earlier of (x) December 31, 2019, and (y) the first (1st) anniversary of the Effective Time, Parent shall provide, or shall cause to be provided, with respect to each employee of the Company and the Company Subsidiaries who is employed as of immediately prior to the Effective Time (each, a “Company Employee”), (i) base salary and incentive compensation opportunities (including annual bonus opportunities and including the value of equity and equity-based incentives) which are no less favorable than the base salary and incentive compensation opportunities provided by the Company and the Company Subsidiaries immediately prior to the Effective Time to each such Company Employee, (ii) pension and welfare benefits and perquisites which are no less favorable in the aggregate than those provided by the Company and the Company Subsidiaries immediately prior to the Effective Time to each such Company Employee and (iii) severance benefits as set forth in Section 8.7(a)(iii) of the Company Disclosure Letter; provided, however, that nothing in this Agreement shall prohibit the Surviving Corporation from terminating the employment of any Company Employee.

(b)    For purposes of vesting, benefit accrual, vacation and sick time credit and eligibility to participate (but not for benefit accrual purposes under any defined benefit pension plan) under the employee benefit plans, programs and policies of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Benefit Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall cause (i) each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plan. Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year. Any vacation or paid time off accrued but unused by a Company Employee as of immediately prior to the Effective Time will be credited to such Company Employee following the Effective Time, and will not be subject to accrual limits or forfeiture that were not applicable as of the Effective Time.

(c)    If the Closing occurs prior to the payment of 2018 bonuses, Parent shall pay, or shall cause the Company or a Company Subsidiary to pay the Company Employees their bonuses for the 2018 calendar year in accordance with terms of the annual incentive plans listed in Section 5.17(a) of the Company Disclosure Letter (the “Annual Bonus Plans”) based upon performance for the 2018 calendar year relative to the targets set under such plans. Such annual bonuses shall be determined in accordance with Section 8.7(c) of the Company Disclosure Letter.

(d)    Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of the Company Benefit Plans will occur upon the Effective Time. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor and assume in accordance with their terms each Company Benefit Plan (including the severance benefits described in Section 8.7(a)(iii) of the Company Disclosure Letter) and, in good faith, interpret its provisions consistent with past practice and in any event, no less favorably than the manner in which the Company Benefit Plan has been interpreted in the past.

(e)    Nothing in this Agreement is intended to (i) be treated as an amendment to any particular Company Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Benefit Plan in accordance their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Company Employee, or (iv) create any third-party beneficiary rights in any employee of the Company or any of the Company Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee by Parent, the Surviving Corporation, the Company, or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation, the Company or any of their Affiliates may maintain.

Section 8.8    Company Indemnification Provisions.

(a)    Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), existing as of immediately prior to the Effective Time in favor of any current, former or future (i) director or officer of the Company or any Company Subsidiary, (ii) director, officer or trustee of another entity (but only to the extent that such person is or was serving in such capacity at the request of the Company) or (iii) employee or agent of the Company or any Company Subsidiary (collectively, the “Indemnified Parties”), in each case, to the extent provided in the Constituent Documents of the Company or the applicable Company Subsidiary shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Parent shall cause the Constituent Documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and limitation of liability that are no less favorable to the Indemnified Parties than those set forth in the Constituent Documents of the Company and the Company Subsidiaries as of the date of this Agreement. For a period of six (6) years after the Effective Time, (A) Parent shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or modify any provision in the Surviving Corporation’s or any of its Subsidiaries’ Constituent Documents relating to the exculpation, indemnification or advancement of expenses of any Indemnified Party with respect to acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), unless and only to the extent required by Applicable Law, it being the intent of the parties that all such Indemnified Parties shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by Applicable Law and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such Person’s right thereto without the prior written consent of that Person and (B) Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, maintain any indemnification agreements of the Company and the Company Subsidiaries with any Indemnified Party existing prior to the date of this Agreement and set forth in Section 8.8(a) of the Company Disclosure Letter. Notwithstanding anything herein to the contrary, this Section 8.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries.

(b)    The Company shall obtain at its sole cost and expense, effective from and after the Effective Time, a single payment, run-off policy or policies of directors’ and officers’ and fiduciary liability insurance covering the Persons currently covered by the Company’s existing directors’ and officers’ and fiduciary liability insurance policies for claims arising in respect of actual or alleged errors, misstatements, acts, omissions or any matter claimed against any such Person occurring prior to the Effective Time in amount and scope no less favorable, in the aggregate, than the Company’s existing policies, such policy or policies to become effective at the Effective Time and remain in effect for a period of six (6) years following the Effective Time; provided, however, that the premium for such run-off policy or policies shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’ and fiduciary liability insurance policies. The Surviving Corporation shall cause such policy or policies to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company for any reason does not obtain such run-off policy or policies as of the Effective Time, Parent shall obtain, or cause the Surviving Corporation to obtain, such run-off policy or policies from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier; provided, however, that, if such run-off policy or policies cannot be obtained or can be obtained only by paying aggregate premiums in excess of three hundred percent (300%) of such amount, Parent or the Surviving Corporation, as the case may be, shall only be required to obtain as much coverage as can be obtained by paying a premium equal to three hundred percent (300%) of such amount

(c)    If Parent, the Surviving Corporation or any of its or their successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or other entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 8.8(c).

(d)    The provisions of this Section 8.8(d) are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their respective representatives. Notwithstanding any other provision of this Agreement to the contrary, this Section 8.8 shall survive the consummation of the Merger indefinitely and shall be binding on all successors and assigns of Parent, the Surviving Corporation and their respective Subsidiaries. Parent shall cause the Surviving Corporation to pay all reasonable out-of-pocket expenses, including attorneys’ fees, that may be incurred by an Indemnified Party in enforcing the obligations of Parent and the Surviving Corporation provided in this Section 8.8.

Section 8.9    Merger Sub.    Parent shall take all actions necessary to (a) cause Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and subject to the conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments, other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness or liabilities.

Section 8.10    State Takeover Laws.    If any “fair price,” “moratorium,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or becomes applicable to the Merger or the other transactions contemplated by this Agreement, the parties shall use reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.

Section 8.11  Financing.

(a)    Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing no later than the date the Closing is required to be effected in accordance with Section 2.2 on the terms and conditions described in or contemplated by the Financing Commitments (including complying with any request exercising so-called “market flex” provisions contained therein), including using reasonable best efforts to (a) maintain in effect the Financing Commitments as contemplated by the Debt Financing Commitments, (b) satisfy (or, if deemed advisable by Parent, to obtain the waiver of) on a timely basis all conditions to obtaining the Financing (including by consummating the Equity Financing), (c) enter into definitive agreements with respect thereto on terms and conditions described in the Debt Financing Commitments (including any “market flex” provisions contained therein) or not less favorable to Parent or Merger Sub with respect to conditionality than the terms and conditions contained in the Debt Financing Commitments (including any “market flex” provisions contained therein), so long as such terms shall not in any respect expand on the conditions to funding of the Financing at the Closing or reduce the aggregate amount of the Financing below the amount required to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and available cash of Parent and its Subsidiaries and the Company and the Company Subsidiaries); provided, that, notwithstanding anything to the contrary, the documentation relating to the bridge loan facility shall not be required until reasonably necessary in connection with the funding of the Debt Financing, (d) enforce its rights under the Debt Financing Commitments and (e) in the event that all conditions in the Debt Financing Commitments (other than the availability or funding of any Equity Financing) have been satisfied or waived, cause the lenders and other Persons providing Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Merger and the other transactions contemplated hereby.

(b)    To the extent requested by the Company from time to time, Parent shall keep the Company informed on a reasonably current basis and in reasonable detail with respect to the status of the Financing and provide to the Company copies of the definitive agreements for the Financing and shall give the Company prompt written notice (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment or definitive document related to the Financing of which Parent or Merger Sub become aware, (ii) of the receipt of any notice or other communication from any party to any Financing Commitment with respect to any breach, default, repudiation, cancellation or termination by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitment or any definitive document related to the Financing or any dispute or disagreement between or among any parties thereto that would reasonably be expected to adversely impact the ability of Parent or Merger Sub to obtain all or any part of the Financing necessary to satisfy the Financing Uses on the terms and in the manner contemplated by the Financing Commitments, and (iii) if Parent or Merger Sub expects that it will not be able to obtain all or any portion of the Financing on the terms, in the manner contemplated by the Financing Commitments or the definitive documents related to the Financing.

(c)    Parent and Merger Sub shall not agree to any amendment, supplement, replacement or modification to be made to, or any waiver of any provision or remedy under, the Debt Financing Commitments or the definitive agreements relating to the Financing without the prior written consent of the Company other than amendments, modifications or waivers to the Debt Financing Commitments or the definitive agreements related to the Financing that would not (and would not be reasonably expected to) (A) reduce the aggregate amount of the Debt Financing to an amount below the amount necessary to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and available cash of Parent and its Subsidiaries and the Company and the Company Subsidiaries) unless the Equity Financing is increased by a corresponding amount,

(B) impose new or additional conditions or otherwise amend, modify or expand any conditions in a manner adverse to Parent or Merger Sub or which would not reasonably be expected to have the result, effect or consequence described in any of clauses (A), (B) or (D) of this sentence, to the receipt of the Debt Financing or the Equity Financing, (C) materially delay or prevent the Closing or (D) make the funding of the Debt Financing or the Equity Financing (or the satisfaction of the conditions to obtaining any of the Financing) less likely to occur or otherwise adversely affect the ability of Parent or Merger Sub to enforce their rights under the Financing Commitments or the definitive agreements relating to the Financing. Parent and Merger Sub shall not agree to any amendment, supplement, replacement or modification to be made to, or any waiver of any provision or remedy under, the Equity Financing Commitments in a manner that would adversely affect the Company’s rights thereunder. Parent shall furnish to the Company a copy of any amendment, supplement, replacement, modification, waiver or consent of or relating to the Financing Commitments as promptly as practicable upon execution thereof, and the term “Financing Commitments” shall mean the Financing Commitments as so amended, supplemented, replaced or modified, including any Alternative Financing.

(d)    Notwithstanding the foregoing, compliance by Parent with this Section 8.11 shall not relieve Parent or Merger Sub of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available and each of Parent and Merger Sub acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Parent’s or Merger Sub’s ability to obtain the Financing (or any Alternative Financing) or any specific term with respect to such financing.

(e)    In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions) contemplated by the Financing Commitments for any reason (A) Parent shall promptly notify the Company in writing and (B) Parent and Merger Sub shall use reasonable best efforts to arrange to obtain alternative financing from the same or alternative sources (the “Alternative Financing”) in an amount sufficient to satisfy the Financing Uses (after taking into account the amount of the Equity Financing and available cash of Parent and its Subsidiaries and the Company and the Company Subsidiaries) as promptly as practicable following the occurrence of such event, which Alternative Financing would not (x) involve terms and conditions that are materially less favorable to Parent, Merger Sub and the Company, including with respect to conditionality, (y) involve any conditions to funding the Debt Financing that are not contained in the Debt Financing Commitments and (z) be reasonably expected to prevent, impede or materially delay the consummation of the Debt Financing or such Alternative Financing or the transactions contemplated by this Agreement. For the purposes of this Section 8.11, as applicable, any reference to “Debt Financing,” “Financing” or “Debt Financing Commitments” shall include any Alternative Financing required by this Section 8.11. Parent shall promptly deliver to the Company accurate and complete copies of the commitment letters pursuant to which any source shall have committed to provide any portion of the Alternative Financing (which, in the case of any fee letter, may be reduced in a manner consistent with Section 6.7).

(f)    Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.11 will require, and in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Financing Commitments or (ii) pay any material fees in excess of those contemplated by the Financing Commitments

Section 8.12    Financing Assistance.

(a)    Prior to the Closing Date, the Company agrees to use reasonable best efforts to provide, and shall cause the Company Subsidiaries and their respective Representatives to use reasonable best efforts to provide, in each case at Parent’s sole expense, such customary cooperation as may be reasonably requested by Parent to assist them in causing the conditions in the Debt Financing Commitments to be satisfied or as is otherwise reasonably requested by Parent in connection with the arrangement of the Debt Financing, including using reasonable best efforts to:

(i) (A) as soon as reasonably available, furnish Parent with the Required Financing Information and such other pertinent and customary information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent to the extent that such information is required in connection with the Debt Financing Commitments and (B) as promptly as practicable, inform Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company or any member of the Company Board shall have actual knowledge of any facts as a result of which a restatement of any financial statements to comply with U.S. GAAP is probable or under active consideration;

(ii) prior to and during the Marketing Period, upon reasonable prior notice, participate in a reasonable number of meetings, conference calls, presentations and roadshows with prospective lenders and investors, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with the ratings agencies, otherwise cooperate with the marketing efforts for any of the Debt Financing and assist Parent in obtaining ratings as contemplated by the Debt Financing Commitments;

(iii) assist Parent, Merger Sub and the Debt Financing Sources with the preparation of any bank information memoranda, lender presentations, investor presentations, offering documents, rating agency presentations and similar documents required in connection with the Debt Financing, as reasonably requested by Parent or Merger Sub;

(iv) solely with respect to financial information and data derived from the Company’s historical books and records, assist Parent with Parent’s preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the Debt Financing Sources to be included in any offering documents specified in the Debt Financing Commitments or to satisfy the conditions set forth in the Debt Financing Commitments, it being agreed that the Company and the Company Subsidiaries will not be required to provide any information or assistance relating to (I) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing, (II) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (III) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company by Parent;

(v) execute and deliver as of the Closing (but not prior to the Closing) any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Sources (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as an annex to the Financing Commitments as in effect on the date hereof) and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(vi) take all reasonable and customary actions necessary and requested to (A) permit the Debt Financing Sources to evaluate the Company and the Company Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations, and (B) establish bank and other accounts and blocked account agreements and lock-box arrangements to the extent necessary in connection with the Debt Financing (not to be effective prior to the Closing unless the Company otherwise agrees);

(vii) upon reasonable request of Parent, assist Parent to obtain surveys and title insurance commitments;

(viii) at the request of Parent, (A) deliver notices of prepayment (which may be delivered at Parent’s request in advance of the Closing Date so long as they are contingent upon the occurrence of the Closing) within the time periods reasonably requested by Parent and take any actions at or prior to the Effective Time reasonably requested by Parent to facilitate the prepayment of all outstanding amounts under any credit facilities of the Company and the Company Subsidiaries (it being understood and agreed that any prepayment is (and shall be) contingent upon the occurrence of the Closing and no actions shall be required which would obligate the Company or the Company Subsidiaries to complete such prepayment prior to the occurrence of the Closing); (B) arrange for customary payoff letters, lien terminations and releases and instruments and acknowledgements of discharge in respect of any such credit facilities to be delivered to Parent on or prior to the Closing Date (with drafts to be delivered in advance as reasonably requested by Parent); (C) take all other reasonable actions to facilitate the payoff, discharge and termination in full at the Closing of all amounts outstanding under any such credit facilities; and (D) unwind or novate or assist Parent in connection with the unwinding or novation of any outstanding interest rate or other swaps or hedges at the Effective Time designated by Parent (notice of which may be delivered at Parent’s request in advance of the Closing Date so long as permitted by the underlying swap or hedge documentation to be contingent upon the occurrence of the Closing and no actions shall be required which would obligate the Company or the Company Subsidiaries to complete such unwind or novation prior to the occurrence of the Closing Date);

(ix) request and facilitate its independent auditors to (A) provide, consistent with customary practice, (I) customary auditors consents and customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and the Company Subsidiaries as reasonably requested by Parent or as necessary or customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act) and (II) reasonable assistance to Parent in connection with the Parent’s preparation of pro forma financial statements and information and (B) attend accounting due diligence sessions and drafting sessions required pursuant to clause (a)(ii) of this Section 8.12;

(x) furnish to Parent and the Debt Financing Sources (A) within forty-five (45) days after the end of any fiscal quarter that is not a fiscal year end, the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related unaudited statements of income and cash flows (which will have been reviewed by the Company’s independent accountants as provided in SAS 100) and (B) within sixty (60) days after the end of any fiscal year, the audited consolidated balance sheet of the Company as of the end of such fiscal year and the related audited statements of income and cash flows; provided that the Company shall be deemed to have satisfied its obligations under this clause (x) upon filing the applicable financial statements with the SEC;

(xi) provide Parent and the Debt Financing Sources at least three (3) Business Days prior to the Closing Date with all documentation and other information with respect to the Company and the Company Subsidiaries as shall have been reasonably requested in writing by Parent at least eight (8) Business Days prior to the Closing Date that is required in connection with the Debt Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(xii) to the extent required under the Debt Financing Commitments, provide customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a customary representation to the Debt Financing Sources as contemplated by the Debt Financing Commitments, including that the public side versions of such documents do not include material non-public information about the Company or the Company Subsidiaries or their securities and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing.

Notwithstanding anything to the contrary in this Section 8.12(a), nothing will require the Company to provide (or be deemed to require the Company to prepare) any (1) pro forma financial statements, post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Financing (including any synergies or cost savings), projections, ownership or an as-adjusted capitalization table; (2) description of all or any portion of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, or any other information customarily provided by the Financing sources or their counsel; (3) risk factors relating to all or any component of the Financing; (4) subsidiary financial statements or any other information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act (clauses (1) through (4), the “Excluded Information”).

(b)    Notwithstanding anything in Section 8.12(a) to the contrary, (i) such requested cooperation shall not unreasonably disrupt or interfere with the business or the operations of the Company or any Company Subsidiary, (ii) nothing in this Section 8.12 or Section 8.13 shall require cooperation to the extent that it would (A) subject any of the Company’s or the Company Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to matters related to the Debt Financing, (B) conflict with, or violate, the Company’s and/or any of the Company Subsidiaries’ organization documents or any Applicable Law or Privacy Policies or result in a violation or breach of, or default under, any Company Contract, (C) cause disclosure of any Personally Identifiable Information in violation of Applicable Law, (D) cause or permit any termination of or payment of principal or interest under (in each case prior to the Effective Time) any contract referred to in clause (a)(viii) above, (E) cause any condition to the Closing set forth in ARTICLE IX to not be satisfied or (F) cause any breach of this Agreement, (iii) neither the Company nor any Company Subsidiary shall be required to (A) pay any commitment or other similar fee or incur or assume any liability or other obligation in connection with the financings contemplated by the Financing Commitments, the definitive agreements related to the Financing or the Financing prior to the Effective Time or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Financing Commitments, the definitive agreements related to the Financing, the Financing or any information utilized in connection therewith, in each case, that would not be reimbursed or indemnified by Parent or Merger Sub or (B) deliver or obtain opinions of internal or external counsel, (iv) none of the directors of the Company, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument, with respect to the Financing or adopt any resolutions or take any other actions approving the agreements, documents and instruments pursuant to which the Financing is obtained and (v) none of the Company, the Company Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument with respect to the Financing (other than customary representation letters and authorization letters referred to above) that is not contingent upon the Closing or that would be effective prior to the Effective Time and the directors and managers of the Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained prior to the Effective Time unless Parent and Merger Sub shall have determined that such directors and managers are to remain as directors and managers of the Company Subsidiaries on and after the Effective Time and such resolutions are contingent upon the occurrence of, or only effective as of, the Effective Time. The Company hereby consents to the use of its and its Subsidiary’s logos in connection with the debt financing contemplated by the Debt Financing Commitments; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or the Company Subsidiaries.

(c)    The Company will use its reasonable best efforts, and will cause each of the Company Subsidiaries to use its respective reasonable best efforts, to update any Required Financing Information provided to Parent and the Debt Financing Sources as may be necessary so that such Required Financing Information (i) is Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Financing Information” and (iii) would not, after giving effect to such update(s), cause the Marketing Period to cease pursuant to the definition of “Marketing Period.” For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company and the Company Subsidiaries under this Section 8.12 at any time, and from time to time on multiple occasions, between the date hereof and the Closing Date; provided, that, for the avoidance of doubt, the Marketing Period shall not be applicable as to more than one attempt to access the markets. The Company agrees to (i) file all reports on Form 10-K and Form 10-Q and, to the extent required to include financial information pursuant to Item 9.01 thereof, Form 8-K and (ii) use reasonable best efforts to file all other Forms 8-K, in each case, required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the time periods required by the Exchange Act. In addition, if, in connection with a marketing effort contemplated by the Debt Financing Commitments, Parent reasonably requests the Company to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company and the Company Subsidiaries, which information Parent reasonably determines (and the Company does not unreasonably object) to include in a customary offering memorandum or other marketing materials for the Debt Financing, unless the Company reasonably objects, then the Company shall file such Current Report on Form 8-K.

(d)    Parent shall indemnify, defend and hold harmless each of the Company, the Company Subsidiaries and their Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 8.12 and the provision of any information utilized in connection therewith (other than historical information provided in writing by the Company or the Company Subsidiaries specifically for use in connection therewith), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or Willful Breach of, this Agreement by, the Company and the Company Subsidiaries or, in each case, their respective Representatives. Parent shall, promptly upon request of the Company, reimburse the Company and the Company Subsidiaries for all out-of-pocket fees, costs and expenses incurred by the Company or the Company Subsidiaries (including those of its Affiliates and Representatives) in connection with the cooperation required by this Section 8.12.

Section 8.13    Treatment of Existing Notes.

(a)    Parent and Merger Sub will be permitted to commence and conduct one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the applicable Indenture) and any tender offer, or any exchange offer, and to conduct any consent solicitations (each, a “Debt Offer” and collectively, the “Debt Offers”), with respect to any or all of the outstanding aggregate principal amount of the Company’s senior unsecured notes (the “Notes”) identified by Parent to the Company in writing prior to, on, or after the date hereof on terms that are acceptable to

Parent. Parent shall not be permitted to commence any applicable Debt Offer until Parent shall have provided the Company with the necessary offer to purchase, letter of transmittal or other related documents in connection with the Debt Offer (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of Parent or Merger Sub commencing the applicable Debt Offer to allow the Company and its counsel to review and comment on the related Debt Offer Documents. Parent will reasonably consult with the Company regarding the timing and commencement of any Debt Offer and any relevant tender or consent deadlines. The closing (or, in the case of consent solicitations, operativeness) of the Debt Offers shall be expressly conditioned on the occurrence of the Closing, and the parties shall use their reasonable best efforts to cause the Debt Offers to close on the Closing Date; provided, that the consummation of a Debt Offer with respect to any series of Notes shall not be a condition to Closing. The Debt Offers shall be conducted in compliance with any applicable provisions of the applicable Indenture and with Applicable Law, including SEC rules and regulations, and the Company shall not be required to cooperate with respect to any Debt Offer that is not in compliance with the applicable Indenture and Applicable Law. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds for the full payment at the Effective Time of all Notes properly tendered and not withdrawn and any related consent payments to the extent required pursuant to the terms of any applicable Debt Offer. The Company shall, and shall cause the Company Subsidiaries and their respective Representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense as contemplated by Section 8.13(d), to provide all cooperation reasonably requested by Parent in connection with any Debt Offer. To the extent that the provisions of any Applicable Law conflict with this Section 8.13, Parent and the Company shall comply with the Applicable Law and shall not be deemed to have breached their obligations under this Agreement by such compliance.

(b)    Subject to the receipt of any requisite consents, the Company shall execute a supplemental indenture to the indenture governing each series of Notes identified by Parent to the Company in writing prior to, on, or after the date hereof (each, an “Indenture”) in accordance with the applicable Indenture, amending the terms and provisions of each such Indenture as described in the Debt Offer Documents as reasonably requested by Parent, which supplemental indenture shall become operative no earlier than the Effective Time, and shall use reasonable best efforts to cause the trustee under each such Indenture to enter into such supplemental indenture prior to or substantially simultaneously with the Closing as determined by Parent; provided, however, that in no event shall the Company or of its Representatives have any obligation to authorize, adopt or execute any amendments or other agreement that would become operative prior to the Effective Time. The Company shall, and shall cause the Company Subsidiaries and their respective Representatives to, in each case, use their reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the execution of the supplemental indentures. If reasonably requested by Parent, the Company shall use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the transactions contemplated by this Section 8.13 to the extent such legal opinion is required to be delivered prior to the Closing Date. Notwithstanding the foregoing, in no event shall the Company or its legal counsel be required to give an opinion as to compliance of a Debt Offer with an Applicable Law or, if applicable, the provisions of the applicable Indenture, if in the reasonable opinion of the Company’s legal counsel, the Debt Offer does not comply with such Applicable Law or the provisions of the applicable Indenture, as the case may be, or to give an opinion with respect to financing by the Parent.

(c)    If requested by Parent in writing, in lieu of or in addition to Parent commencing or closing a Debt Offer for any series of Notes, the Company shall use its reasonable best efforts, to the extent permitted by such series of Notes and the applicable Indenture, to (A) issue a notice of redemption for all of the outstanding aggregate principal amount of such series of Notes, pursuant to the redemption provisions of the applicable Indenture, which notice of redemption shall either be issued substantially simultaneously with the Effective Time or be expressly conditioned on the occurrence of the Closing and (B) take any other actions prior to, at or after the Effective Time reasonably requested by Parent to facilitate the redemption and satisfaction and discharge of such series of Notes pursuant to the redemption and the satisfaction and discharge provisions of the applicable Indenture and the other provisions of such Indenture applicable thereto; provided, that prior to the Company being required under clause (A) above to issue any notice of redemption to be issued substantially simultaneously with the Effective Time, Parent shall have, or shall have caused to be, deposited with the trustee under the applicable Indenture sufficient funds to effect such redemption and satisfaction and discharge. If a conditional notice of redemption is given, Parent shall ensure that at the Effective Time, so long as the applicable conditions of such redemption are satisfied, the Company has all funds necessary in connection with any such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any series of Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of such series of Notes. The Company shall, and shall cause the Company Subsidiaries and their respective Representatives to, in each case, use their reasonable best efforts, at Parent’s sole expense as contemplated by Section 8.13(d), to provide all cooperation reasonably requested by Parent in connection with the Discharge of any series of Notes identified to the Company by Parent in writing at any time.

(d)    Parent shall promptly, upon request by the Company, reimburse the Company for (A) all reasonable and documented out-of-pocket costs and expenses (including reasonable outside attorneys’ fees and expenses) incurred by the Company, any of the Company Subsidiaries or their respective Representatives in connection with the Debt Offers or Discharge in respect of any series of Notes and (B) any out-of-pocket costs incurred by the Company, any of the Company Subsidiaries or their respective Representatives to the trustee or its counsel pursuant to the applicable Indenture in connection with the Debt Offers or Discharge in respect of any series of Notes. Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any action taken by them in connection with this Section 8.13 except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Section 8.13 by the Company, any of the Company Subsidiaries or the Company’s Representatives.

Section 8.14    No Control of the Company’s Business.    Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

Section 8.15    Section 16.    Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, may adopt a resolution consistent with the interpretive guidance of the SEC, so that the disposition of any equity securities of the Company (including derivative securities) pursuant to this Agreement by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) shall be an exempt transaction for purposes of Section  16.

Section 8.16    Stock Exchange De-listing.    Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and the rules and policies of NASDAQ to enable the Surviving Corporation to cause the Company’s securities to be de-listed from NASDAQ and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 8.17    Transaction Litigation.    In the event that any stockholder litigation arising from or related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought or threatened to be brought against the Company or any members of the Company Board after the date of this Agreement and prior to the Effective Time (“Transaction Litigation”), the Company shall as promptly as reasonably practicable notify Parent in writing of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof, including by promptly informing Parent of all proceedings and correspondence relating to such Transaction Litigation. The Company shall give Parent the opportunity to participate in, but not control, the defense of any Transaction Litigation (and shall give due consideration to Parent’s advice with respect to the Transaction Litigation) and the Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably delayed, conditioned or withheld).

ARTICLE IX

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 9.1    Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver (to the extent permitted by Applicable Law) in writing by Parent and the Company at or prior to the Effective Time of the following conditions:

(a)    The consents, approvals, waivers, licenses, Permits, franchises, certificates, registrations, variances, exemptions or authorizations of, actions or non-actions by, or filings, submissions or declarations with, the Governmental Entities set forth in Section 9.1(a) of the Company Disclosure Letter, shall have been filed, have occurred or have been obtained and shall be in full force and effect, and the expiration or early termination of any waiting period (and any extension thereof) under the HSR Act shall have occurred or been granted;

(b)    No statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction of any Governmental Entity having competent jurisdiction or any other Order which makes illegal, prohibits, restrains or enjoins consummation of the Merger (collectively, “Restraints”) shall be in effect, unless such Restraint is vacated, terminated or withdrawn (provided, that, prior to asserting this condition, the party asserting this condition shall have used its reasonable best efforts (in the manner contemplated by Section 8.5) to prevent the entry of such Restraint and to appeal as promptly as possible any judgment that may be entered); and

(c)    The Company Stockholder Approval shall have been obtained.

Section 9.2    Conditions to Obligation of the Company to Effect the Merger.    The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver (to the extent permitted by Applicable Law) by the Company in writing at or prior to the Effective Time of the following additional conditions:

(a)    The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b)    Each of Parent and Merger Sub shall have performed or complied in all material respects with its obligations, agreements and covenants under this Agreement to be performed or complied with by it at or prior to the Effective Time; and

(c)    Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of Parent and certifying as to the satisfaction of the conditions specified in Section 9.2(a) and Section 9.2(b).

Section 9.3    Conditions to Obligations of Parent and Merger Sub to Effect the Merger.    The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver (to the extent permitted by Applicable Law) by Parent in writing at or prior to the Effective Time of the following additional conditions:

(a)    (i) The representations and warranties of the Company contained in Section 5.1, Section 5.2(a), Section 5.3(a), Section 5.3(c) (solely with respect to the Company), Section 5.4, Section 5.10(a) and Section 5.25 shall be true and correct (except, with respect to Section 5.3(a) and Section 5.3(c) (solely with respect to the Company), for de minimis inaccuracies) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in Section 5.2(b), the first sentence of Section 5.2(d), Section 5.3 (except with respect to Section 5.3(a) and Section 5.3(c) (solely with respect to the Company)) and Section 5.23 shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date) in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b)    The Company shall have performed or complied in all material respects with its obligations, agreements and covenants under this Agreement to be performed or complied with by it at or prior to the Effective Time;

(c)    Since the date of this Agreement, no event, occurrence, fact, condition, change, development or effect shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(d)    The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c).

Section 9.4    Frustration of Closing Conditions.    None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated hereby, including as required by and subject to Section 8.5.

ARTICLE X

TERMINATION

Section 10.1    Termination.    This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger at the Company Stockholders’ Meeting or any adjournment or postponement thereof (except as otherwise expressly noted):

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company, if the Merger shall not have been consummated on or before the date that is eight (8) months after the date hereof (as such date may be extended pursuant to the terms of this Agreement or by the mutual written consent of the Company and Parent, the “Outside Date”); provided, however, if all of the conditions to Closing, other than the condition set forth in Section 9.1(a), shall have been satisfied, shall be capable of being satisfied at such time or would be capable of being satisfied at such time but for the fact that the condition set forth in Section 9.1(a) is not satisfied, the Outside Date may be extended by either the Company or Parent from time to time by written notice to the other party up to a date not beyond the date that is ten (10) months after the date hereof; provided, further, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to (i) the Company if it is then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) or, (ii) Parent if it is then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b); provided, further, that the parties agree that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) during the pendency of a legal proceeding by the other party for specific performance pursuant to Section 11.11; provided, further, in the event the Marketing Period has commenced but has not completed as of the time of the Outside Date, the Outside Date may be extended (or further extended following the initial Outside Date, but not more than the then remaining number of calendar days of the Marketing Period that have not yet been completed) by Parent in its sole discretion by providing written notice thereof to the Company at least one (1) Business Day prior to the Outside Date until four (4) Business Days after the then-scheduled expiration date of the Marketing Period;

(c)    by Parent, prior to receipt of the Company Stockholder Approval, if an Adverse Recommendation Change shall have occurred;

(d)    by Parent or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or at any adjournment or postponement thereof;

(e)    by Parent or the Company, if any Restraint shall be in effect permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger and such Restraint is or shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 10.1(e) shall have complied with its obligations under Section 8.5 to avoid the entry of, or to effect the dissolution of, any such Restraint; and provided, further, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to a party if the issuance of such final and non-appealable Restraint was primarily attributable to the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under this Agreement;

(f)    by the Company, if prior to the Closing Date there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub, or Parent or Merger Sub has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.1 or Section 9.2 and (ii) is incapable of being cured or, if curable, is not cured by Parent or Merger Sub, as the case may be, on or before the earlier of (A) the Outside Date and (B) the date that is thirty (30) days following the receipt by Parent of written notice from the Company of such breach, inaccuracy or failure to perform or comply; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(g)    by Parent, if prior to the Closing Date there shall have been a breach or inaccuracy of any representation or warranty contained in this Agreement on the part of the Company or the Company has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 9.1 or Section 9.3 and (ii) is incapable of being cured or, if curable, is not cured by the Company on or before the earlier of (A) the Outside Date and (B) the date that is thirty (30) days following the receipt by the Company of written notice from Parent of such breach, inaccuracy or failure to perform or comply; provided, that Parent or Merger Sub is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(h)    by the Company if, at any time prior to receipt of the Company Stockholder Approval, (i) the Company Board has received a Superior Proposal that did not result from a breach of Section 8.4, (ii) to the extent permitted by and effected in accordance with Section 8.4(f), the Company Board approves, and the Company concurrently with the termination of this Agreement enters into, an Alternative Transaction Agreement with respect to such Superior Proposal and (iii) the Company pays Parent the Company Termination Fee pursuant to the terms of Section 10.3 concurrently with or prior to such termination; or

(i)    by the Company, (i) if all of the conditions set forth in Section 9.1 and Section 9.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing or the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in this Agreement), and (ii) Parent and Merger Sub fail to consummate the Merger by the time the Closing should have occurred pursuant to Section 2.2 and the Company shall have delivered a written notice to Parent and Merger Sub at least three (3) Business Days prior to such termination that the Company stands ready, willing and able to consummate the Closing.

Section 10.2    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, and the obligations of the parties under this Agreement shall terminate, except for the provisions of Section 5.27, Section 6.13, Section 6.14, the penultimate sentence of Section 8.1, Section 8.12(d), Section 8.13(d), this Section 10.2, Section 10.3, ARTICLE I and ARTICLE XI, and, subject to Section 10.3, there shall be no liability on the part of any party hereto or any Company Related Party or Parent Related Party; provided, however, that, subject to this Section 10.2, Section 10.3(d) and Section 11.11, nothing herein shall relieve any party hereto from any Losses arising out of its Willful Breach of, or Fraud in connection with, any provision of this Agreement prior to the valid termination of this Agreement. The parties hereto acknowledge and agree that nothing in this Section 10.2 shall be deemed to affect their right to specific performance in accordance with, and subject to, the terms and conditions set forth in Section 11.11. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 10.3    Fees and Expenses.

(a)    In the event that:

(i) this Agreement is terminated (A) by Parent pursuant to Section 10.1(c), (B) by the Company pursuant to Section 10.1(h) or (C) by the Company pursuant to Section 10.1(d) at a time Parent could have terminated this Agreement pursuant to Section 10.1(c); or

(ii) (A) prior to the date of the Company Stockholders’ Meeting, an Alternative Transaction Proposal shall have been publicly made to the Company or directly to its stockholders generally and not publicly withdrawn, (B) this Agreement is terminated by Parent or the Company pursuant to Section 10.1(b) (other than in circumstances in which the Company could terminate this Agreement pursuant to Section 10.1(f) or Section 10.1(i)) or Section 10.1(d) or by Parent pursuant to Section 10.1(g) and (C) within twelve (12) months of such termination, the Company enters into a definitive agreement to consummate any Alternative Transaction Proposal (which need not be the Alternative Transaction Proposal that had been made prior to the date of the Company Stockholders’ Meeting); provided, that references to “twenty-five percent (25%)” in the definition of Alternative Transaction Proposal shall be deemed to be references to “fifty percent (50%)”;

then the Company shall pay to Parent the Company Termination Fee. Any fee due under this Section 10.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by Parent to the Company (x) in the case of termination pursuant to clause (i) above, (A) concurrently with or prior to such termination if terminated by the Company or (B) within two (2) Business Days of delivery of notice of termination by Parent if terminated by Parent or (y) in the case of termination pursuant to clause (ii) above, within two (2) Business Days of the entry into a definitive agreement for the transactions referred to in clause (ii)(C) above.

(b)    In the event this Agreement is (i) terminated by the Company pursuant to Section 10.1(f) or Section 10.1(i) or (ii) terminated by Parent or the Company pursuant to Section 10.1(b) (in circumstances in which the Company could terminate this Agreement pursuant to Section 10.1(f) or Section 10.1(i)), Parent shall pay, or cause to be paid, to the Company an amount equal to the Parent Termination Fee not later than the second (2nd) Business Day following such termination.

(c)    In the event this Agreement is terminated pursuant to Section 10.1(d), the Company shall reimburse Parent for its and its Affiliates’ Expenses up to $20,000,000 (the “Parent Expenses”) by wire transfer of same-day funds to an account provided in writing by Parent to the Company within two (2) Business Days of delivery of notice of termination. In the event that the Parent Expenses have been paid by the Company pursuant to this Section 10.3(c), any subsequent payment of the Company Termination Fee pursuant to Section 10.3(a)(ii) shall be net of the amount of such Parent Expenses previously paid by the Company.

(d)    Each of the Company and Parent acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would have entered into this Agreement. Each of the parties hereto acknowledges that each of the Company Termination Fee, Parent Expenses and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Accordingly, in the event that the Company shall fail to pay the Company Termination Fee or Parent Expenses when due or Parent shall fail to pay the Parent Termination Fee when due, and in order to obtain such payment, the Company or Parent, as the case may be, commences a suit for such fee which results in a judgment against either party, then the losing party shall pay to the prevailing party such prevailing party’s Expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit and, in addition, if the prevailing party is the party seeking such fees, the losing party shall pay to the prevailing party interest on the amount of the fee owed at the prime lending rate prevailing at such time, as published in The Wall Street Journal, plus two percent (2%) per annum from the date such amounts were required to be paid until the date actually received by such party. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 11.11, in any circumstance in which this Agreement is terminated and the Company is paid the Parent Termination Fee pursuant to Section 10.3(b), the Parent Termination Fee shall constitute the sole and exclusive remedy of the Company and the Company Subsidiaries and each of their respective Affiliates and any of their, and their respective Affiliates’, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, controlling persons, Representatives or assignees (collectively, the “Company Related Parties”) against Parent, Merger Sub, the Debt Financing Sources under the Debt Financing or any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, Representatives or assignees (collectively, the “Parent Related Parties”) for all Losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of such amount, none of Parent, Merger Sub or the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Equity Financing Commitments, the Debt Financing Commitments or the transactions contemplated thereby (except in the case of intentional or knowing fraud, it being understood that breach of any covenant or agreement contained this Agreement, including any Willful Breach, shall not, in and of itself, constitute Fraud (“Fraud”) by Parent or Merger Sub), and except that Parent shall also be obligated to the Company under the third sentence of this Section 10.3(d), Section 8.12(d) and Section 8.13(d)). Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 11.11, in circumstances in which this Agreement is terminated and Parent or any Affiliate or designee thereof, is paid the Company Termination Fee pursuant to Section 10.3(a) or the Parent Expenses pursuant to Section 10.3(c), the Company Termination Fee or the Parent Expenses, as applicable, shall constitute the sole and exclusive remedy of Parent and Merger Sub and the other Parent Related Parties against the Company, the Company Subsidiaries and the Company Related Parties for all Losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of such amount, none of the Company, the Company Subsidiaries or the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (except in the case of Willful Breach of this Agreement or Fraud by the Company and except that the Company shall also be obligated to Parent and Merger Sub under the third sentence of this Section 10.3(d)); provided that the foregoing, including the payment of the Parent Expenses, shall not relieve the Company of its obligation to pay the Company Termination Fee in accordance with Section 10.3(a)(ii) and Section 10.3(c). Notwithstanding anything in this Agreement to the contrary, neither the Company, any of its Affiliates, nor any of its or their respective Representatives will have any rights or claims (whether in tort, contract or otherwise), and will not seek any rights or claims (whether in tort, contract or otherwise) against any of the Debt Financing Source Related Parties in connection with this Agreement or the Debt Financing and no Debt Financing Source Related Parties shall have any liability for any obligations or liabilities of the parties hereto or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, the transactions contemplated hereby or by the Debt Financing or in respect of any oral representations made or alleged to be made in connection herewith or therewith. For the avoidance of doubt, nothing in this Section 10.3(d) shall in any way limit or qualify the rights and obligations of the Debt Financing Sources and the other parties to the Debt Financing Commitments (or the definitive documents entered into pursuant thereto) to each other thereunder or in connection therewith. For the avoidance of doubt, no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

(e)    This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities that are expressly identified as parties hereto and no Parent Related Party or Company Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party or any Company Related Party, as the case may be.

ARTICLE XI

MISCELLANEOUS

Section 11.1    Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for (a) those covenants and agreements set forth in this Agreement that by their terms contemplate performance in whole or in part after the Effective Time and (b) those contained in this ARTICLE XI.

Section 11.2    Notices.    All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) when sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a ..pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided, that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day) or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)   If to Parent or Merger Sub, to:

RegionalCare Hospital Partners Holdings, Inc. (D/B/A RCCH HealthCare Partners)

103 Continental Place, Suite 200

Brentwood, Tennessee 37027

Phone:          615-844-9871

Email:          howard.wall@rcchhealth.com

Attention:   Howard Wall

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Phone:         212-872-1000

Facsimile:   212-872-1002

Email:         aweinstein@akingump.com

                      tfeuerstein@akingump.com

Attention:   Adam K. Weinstein

                    Tony D. Feuerstein

(b)   If to the Company, to:

LifePoint Health, Inc.

330 Seven Springs Way

Brentwood, Tennessee 37027

Phone:        615-920-7000

Email:         jennifer.peters@lpnt.net

Attention:  General Counsel

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Facsimile:     212-354-8113

E-mail:         mpierce@whitecase.com

                       mrutta@whitecase.com

                       cgong@whitecase.com

Attention:    Morton A. Pierce, Esq.

                     Michelle B. Rutta, Esq.

                      Chang-Do Gong, Esq.

Section 11.3    Interpretation.    The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The specification of any dollar amount in any representation or warranty contained in ARTICLE V or ARTICLE VI is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Section 11.4    Entire Agreement; Assignment.    This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which is hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may (a) assign any or all of their rights and obligations under this Agreement to any Affiliate of Parent, provided that no such assignment shall relieve Parent of its obligations hereunder or (b) collaterally assign, without the Company’s or any other parties consent, any or all of the Parent’s or Merger Sub’s rights and obligations hereunder to any Debt Financing Source in connection with the Debt Financing, and any such Debt Financing Source may exercise all of the rights and remedies of Parent or Merger Sub hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the Debt Financing Commitments, provided that no such assignment shall relieve Parent or Merger Sub of their respective obligations hereunder. Any assignment or transfer in violation of this Section 11.4 shall be void. Except as set forth in this Section 11.4, no assignment by any party hereto will relieve such party of any of its obligations hereunder.

Section 11.5    Governing Law and Venue; Waiver of Jury Trial.

(a)    This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of, the State of Delaware without regard to the conflicts of law principles thereof.

(b)    Except as set out below, each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees that (A) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (B) service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (A) or (B) of the immediately preceding sentence shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

(c)    Notwithstanding anything in this Agreement to the contrary, each Company Related Party and each of the other parties hereto acknowledges and irrevocably agrees (i) that any legal proceeding, whether at law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Source Related Party arising out of, or relating to, the transactions contemplated hereby, the Debt Financing, the Debt Financing Commitments, or the performance of services thereunder or related will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each party hereto submits for itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such legal proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in the Debt Financing Commitments will be effective service of process against them for any such legal proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by Applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Action in any such court; and (v) any litigation arising out of or related to the Debt Financing (including any litigation involving any Debt Financing Source Related Party) shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles thereof

(d)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO THE DEBT FINANCING) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH COMPANY RELATED PARTY AND EACH OTHER PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, THE DEBT FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE RELATED PARTIES. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS

WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

Section 11.6    Expenses.    Except as expressly set forth herein (including Section 8.5 and Section 10.2), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

Section 11.7    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties at any time before or after the receipt of the Company Stockholder Approval. Except as required by Applicable Law, after receipt of the Company Stockholder Approval, there shall be no amendment that by Applicable Law requires further approval by the stockholders of the Company without the further approval of such stockholders.

Section 11.8    Waiver.    At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein (or in any document delivered pursuant hereto) and (c) subject to the requirements of Applicable Law, waive compliance with any of the agreements or conditions contained herein. Except as required by Applicable Law, after receipt of the Company Stockholder Approval, there shall be no waiver that by Applicable Law requires further approval by the stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Notwithstanding anything in this Agreement to the contrary, Section 10.2 (Effects of Termination), Section 10.3(d) (Fees and Expenses), Section 11.5 (Governing Law and Venue; Waiver of Jury Trial), Section 11.7 (Amendment), this Section 11.8 (Waiver) and the last sentence of Section 11.10 (Parties in Interest), including, in each case, the definitions of defined terms used therein (collectively, the “DFS Provisions”), may not be amended, waived or otherwise modified in a manner adverse to the Debt Financing Source Related Parties in any material respect without the prior written consent of the Debt Financing Sources that are party to the Debt Financing Commitments, and no other amendment, waiver or other modification to any other provision of this Agreement that has the substantive effect of amending, waiving or modifying any of the DFS Provisions in a manner adverse in any material respect to any Debt Financing Source Related Party shall be effective without the prior written consent of the Debt Financing Sources that are party to the Debt Financing Commitments.

Section 11.9    Counterparts; Effectiveness.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received counterparts thereof signed and delivered (by facsimile, e-mail of a .pdf attachment or otherwise) by all of the other parties.

Section 11.10    Severability; Validity; Parties in Interest.    If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid, illegal or unenforceable by any rule of law or public policy, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, and, to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Except (a) as provided in Section 8.8(a), which after the Effective Time, shall be for the benefit of each Indemnified Party, and such Indemnified Party’s heirs and representatives, (b) following the Effective Time, for the provisions of ARTICLE IV, which shall be for the benefit of any Person entitled to payment thereunder and such Person’s heirs and representatives and (c) for the provisions of Section 10.3(e), which shall be for the benefit of the Company Related Parties and Parent Related Parties, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, each Debt Financing Source Related Party shall be an express third-party beneficiary with respect to the DFS Provisions.

Section 11.11    Enforcement of Agreement.

(a)    The parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached or the Merger is not consummated, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, subject to this Section 11.11, the parties (on behalf of themselves and the third party beneficiaries of this Agreement provided in Section 11.10) shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the parties’ obligations to consummate the Merger and Parent’s obligation to pay, and the right of the stockholders of the Company to receive, the Merger Consideration) in any court of competent jurisdiction. Except as provided in this Section 11.11, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(b)    Notwithstanding the foregoing or anything herein, or in the Debt Financing Commitments or the Equity Financing Commitments, to the contrary, it is hereby acknowledged and agreed that the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to cause the Equity Financing to be funded and to consummate the Closing in accordance with ARTICLE II if (a) the conditions in Section 9.1 and Section 9.3 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (and which are, at the time that the Company seeks specific performance in accordance with this Section 11.11, capable of being satisfied if the Closing were to occur at such time)), (b) the financing provided for by the Debt Financing Commitment (or, the Alternative Financing, as the case may be) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (c) Parent and Merger Sub fail to consummate the Merger on the date required pursuant to Section 2.2 and (d) the Company has irrevocably confirmed in writing that, if specific performance is granted and the Equity Financing and the Debt Financing are funded, it will take such actions that are within its control to cause the Closing to occur in accordance with ARTICLE II (and the Company has not revoked, withdrawn, modified or conditioned such irrevocable confirmation, and Parent and Sub fail to complete the Closing within three (3) Business Days after delivery of the Company’s irrevocable written confirmation). In no event will the Company be entitled to enforce or seek to enforce specifically Parent’s obligation to cause the Equity Financing to be funded or to complete the Merger unless the Debt Financing has been funded in full or will be funded in full at the Closing if the Equity Financing is funded at the Closing. Until such time as Parent pays the Parent Termination Fee, the remedies available to the Company pursuant to this Section 11.11 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Parent Termination Fee under Section 10.3(b).

(c)    Notwithstanding anything else to the contrary in this Agreement, the Debt Financing Commitments, the Equity Financing Commitments or otherwise, for the avoidance of doubt, while either party may, subject in all respects to this Section 11.11 and Section 10.3(d), concurrently seek (i) specific performance or other equitable relief and (ii) payment of (A) monetary damages for Losses arising out of the Willful Breach of this Agreement or fraud of the other party in connection with any provision of this Agreement as set forth in Section 10.2 or (B) the Parent Termination Fee or Company Termination Fee, if, as and when required pursuant to Section 10.3, under no circumstances shall either party, directly or indirectly, be permitted or entitled to receive (1) both (A) a grant of specific performance to cause the other party to consummate the transactions contemplated by this Agreement, including the Merger and (B) payment of any monetary damages whatsoever or payment of the Parent Termination Fee or Company Termination Fee, as applicable or (2) payment of any monetary damages whatsoever in addition to payment of the Company Termination Fee, Parent Expenses or Parent Termination Fee, as applicable, other than monetary damages for Losses arising out of the Willful Breach of the Company or Fraud.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

REGIONALCARE HOSPITAL PARTNERS HOLDINGS, INC.

By:	/S/ MARTIN S. RASH
	Name:	Martin S. Rash
	Title:	Chairman and Chief Executive Officer

LEGEND MERGER SUB, INC.

By:	/S/ MARTIN S. RASH
	Name:	Martin S. Rash
	Title:	Chief Executive Officer and President

LIFEPOINT HEALTH, INC.

By:	/S/ WILLIAM F. CARPENTER III
	Name:	William F. Carpenter III
	Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

Certificate of Incorporation

of the Surviving Corporation

(the “Corporation”)

FIRST: The name of the Corporation is [●].

SECOND: The address of the registered office of the Corporation in the State of Delaware is [●]. The name of its registered agent at such address is [●].

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is [●] shares of common stock, par value $[●] per share (the “Common Stock”).

FIFTH: In furtherance and not in limitation of the power conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation (the “Bylaws”) subject to any limitations contained therein.

SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH: Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a director, manager or officer of the Corporation or any of its subsidiaries (each, a “Corporation Group Entity”) or while a director, manager or officer of a Corporation Group Entity, is or was serving at the request of such Corporation Group Entity as a director, officer, manager, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, a “Covered Person”) whether the basis of such proceeding is alleged action in an official capacity as a director, officer, manager, employee or agent, or in any other capacity while serving as a director, officer, manager, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by law (and, specifically in the case of the DGCL, as such law is amended, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than previous to such amendment) against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such Covered Person in connection therewith. Costs, charges and expenses (including attorneys’ fees) incurred by a director or officer of the Corporation in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article SEVENTH. Such costs, charges and expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the majority of a quorum of directors not party to such proceeding, deems appropriate. The majority of the disinterested directors may, and upon approval

A-1

of such Covered Person, authorize the Corporation’s counsel to represent such person, in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding. The rights conferred on any person by this Article SEVENTH shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. Any amendment, repeal or modification of this Article SEVENTH, or any amendment, repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director, officer, employee or agent or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, repeal or modification.

EIGHTH: The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses provided by a stockholder of the Corporation or its affiliates (other than any Corporation Group Entity) (directly or through insurance obtained by any such entity) (collectively, the “Stockholder Indemnitors”). The Corporation hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the Covered Persons, (ii) it shall be required to advance the full amount of expenses incurred by the Covered Persons, as required by law, the terms of this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights the Covered Persons may have against the Stockholder Indemnitors and (iii) to the extent permitted by law, it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Corporation with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right.

NINTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through by-law provisions, agreements with such agents or other persons, by vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL and applicable decisional law, with respect to actions for breach of duty to the Corporation, its stockholders, and others.

TENTH: In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

ELEVENTH: Election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

TWELFTH: To the maximum extent permitted under applicable law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to any of its stockholders or directors (other than in their capacity as a director and other than those directors who are employees of the Corporation or any of its

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direct or indirect subsidiaries). Without limiting the foregoing renunciation, the Corporation acknowledges that certain of the stockholders are in the business of making investments in, and have investments in, other businesses similar to and that may compete with the Corporation’s businesses (“Competing Businesses”), and agrees that each such stockholder shall have the right to make additional investments in or have relationships with other Competing Businesses independent of its investment in the Corporation. No stockholder that has designated a director shall be obligated to present to the Corporation any particular investment opportunity that such director or stockholder gains access to, other than by reason of such director’s status as a director (and other than those directors who are employees of the Corporation), even if such opportunity is of a character that, if presented to the Corporation or one of its subsidiaries, could be taken by the Corporation or such subsidiary, and such director or stockholder shall continue to have the right to take for such director’s or stockholder’s own respective account or to recommend to others any such particular investment opportunity. The provisions of this Article TWELFTH shall in no way limit or eliminate any such stockholder’s or their direct or indirect equityholders’ duties, responsibilities and obligations with respect to the protection of any proprietary information of the Corporation and any of its subsidiaries, including any applicable duty not to disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit. No amendment or repeal of this Article TWELFTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to opportunities of which such director becomes aware prior to such amendment or repeal.

THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL. All rights conferred upon stockholders herein are granted subject to this reservation.

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Annex B

PERSONAL AND CONFIDENTIAL

July 22, 2018

Board of Directors

LifePoint Health, Inc.

330 Seven Springs Way

Brentwood, Tennessee 37027

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than RegionalCare Hospital Partners Holdings, Inc. (“RCCH”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of LifePoint Health, Inc. (the “Company”) of the $65.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of July 22, 2018 (the “Agreement”), by and among RCCH, Legend Merger Sub, Inc., a wholly owned subsidiary of RCCH, and the Company.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, RCCH, any of their respective affiliates and third parties, including Apollo Global Management, LLC (“Apollo”), an affiliate of RCCH, and its affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to Apollo and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Gala Coral Group Limited, a portfolio company of Apollo, in connection with its merger with Ladbrokes plc in November 2016; joint agent with respect to a term loan facility (aggregate principal amount $2,900,000,000) for West Corporation, a portfolio company of Apollo, in October 2017; administrative agent, joint lead arranger and joint bookrunner in connection with a term loan facility (aggregate principal amount $2,200,000,000) and revolving credit facility (aggregate principal amount $400,000,000) for VICI Properties Inc., a portfolio company of Apollo, in December 2017; joint lead arranger and joint bookrunner with respect to a revolving credit facility (aggregate principal amount $3,500,000,000) of Vistra Energy Corp., a portfolio company of Apollo, in December 2017; joint lead arranger and joint bookrunner with respect to a term loan (aggregate principal amount $4,700,000,000) and revolving credit facility (aggregate principal amount $1,000,000,000) for Caesars Entertainment Corporation, a portfolio company of Apollo, in December 2017; joint book-running manager in connection with the initial public offering of 105,000,000 shares of common stock of ADT Inc., a portfolio company of Apollo, in January 2018; and financial advisor to Athora Holding Ltd., a portfolio company of Apollo, in connection with its acquisition of Generali Belgium SA in April 2018. We may also in the future provide financial advisory and/or underwriting services to the Company, RCCH, Apollo and their respective affiliates and portfolio companies, as applicable, for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Apollo and its affiliates from time to time and may have invested in limited partnership units of affiliates of Apollo from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2017; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare services industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed, with your consent, that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than RCCH and its affiliates) of Shares, as of the date hereof, of the $65.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $65.00 in cash per Share to be paid to the holders (other than RCCH and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or RCCH or the ability of the Company or RCCH to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $65.00 in cash per Share to be paid to the holders (other than RCCH and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262 Appraisal rights

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)    Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)    Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)    In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e) and (g) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)    After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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LIFEPOINT HEALTH, INC.

	The Board of Directors recommends you vote FOR proposals 1, 2 and 3.					For	Against	Abstain

1.  To adopt the Agreement and Plan of Merger, dated as of July 22, 2018, as it may be amended from time to time, by and among LifePoint Health, Inc., RegionalCare Hospital Partners Holdings, Inc. (D/B/A RCCH HealthCare Partners) and Legend Merger Sub, Inc.

						☐	☐	☐

2.  To approve one or more adjournments of the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger.

						☐	☐	☐

3.  To approve, on an advisory (non-binding) basis, the golden parachute compensation that may be payable to LifePoint Health, Inc.‘s named executive officers in connection with the consummation of the merger.

						☐	☐	☐

For address change/comments, mark here.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name appears on this proxy/voting instruction card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!

If you do not plan to vote by telephone or Internet, please sign and date this proxy/voting instruction card and return it promptly in the enclosed postage-paid envelope so that the shares may be represented at the Special Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

E50655-TBD

This Proxy/Voting Instruction is solicited on behalf of the Company’s Board of Directors

LIFEPOINT HEALTH, INC.

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 29, 2018

The undersigned hereby authorizes and appoints Michael S. Coggin and Jennifer C. Peters, or either of them, with power of substitution, as proxies to vote all shares of Common Stock of LifePoint Health, Inc. (the “Company”) owned by the undersigned at the Special Meeting of Stockholders to be held at the LifePoint Health Support Center, 330 Seven Springs Way, Brentwood, Tennessee 37027, at 9:00 a.m. Central Time on October 29, 2018, and any adjournment or postponement thereof, as indicated on the reverse side of this proxy/voting instruction card.

The undersigned, if a participant in the LifePoint Health, Inc. Retirement Plan, hereby instructs Argent Trust, the trustee (the “Trustee”) of the Trust Fund under the LifePoint Health, Inc. Retirement Plan, to vote all of the shares of Common Stock of the Company allocated to the undersigned Plan account as specified on the reverse side of the proxy/voting instruction card at the Special Meeting of Stockholders to be held on October 29, 2018.

This proxy/voting instruction, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

THIS PROXY/VOTING INSTRUCTION MUST BE DATED AND SIGNED ON THE REVERSE SIDE